Exhibit 10.1

Execution Version

INCREMENTAL JOINDER AGREEMENT NO. 1

This INCREMENTAL JOINDER AGREEMENT NO. 1 (this “Agreement”), dated as of October 15, 2018 and effective as of the Effective Date (as hereinafter defined), is made and entered into by and among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Borrower”), the GUARANTORS (as defined in the Credit Agreement referred to below) party hereto, each 2018 INCREMENTAL TERM A FACILITY LENDER (as hereinafter defined) party hereto, each 2018 INCREMENTAL TERM B FACILITY LENDER (as hereinafter defined) party hereto and BANK OF AMERICA, N.A., as administrative agent for the Lenders under the Existing Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of January 19, 2017 (as amended by that certain First Amendment, dated as of February 23, 2018 among the Borrower, the Guarantors, the Lenders party thereto, the Administrative Agent, Bank of America, N.A., as collateral agent, and the other parties thereto (the “First Amendment to A&R Credit Agreement”), after giving effect to the occurrence of the Closing Effective Date (as defined in the First Amendment to A&R Credit Agreement), and as it may be further amended, restated, amended and restated, replaced, supplemented or otherwise modified prior to giving effect to the amendments contemplated by this Agreement, the “Existing Credit Agreement”), among the Borrower, the Guarantors, the Lenders party thereto from time to time, the Administrative Agent, Bank of America, N.A., as collateral agent for the Secured Parties (as defined in the Credit Agreement) and the other parties thereto;

WHEREAS, on the Effective Date, the PNK Acquisition shall have been, or substantially concurrently with the Effective Date shall be, consummated and the Closing Effective Date (as defined in the First Amendment to A&R Credit Agreement) shall have occurred, or substantially concurrently with the Effective Date shall occur, and the amendments set forth in Exhibit B to the First Amendment to A&R Credit Agreement shall have become effective in accordance with Section 3 of Article I of the First Amendment to A&R Credit Agreement;

WHEREAS, pursuant to Section 2.12 of the Existing Credit Agreement, the Borrower has requested that (i) those certain financial institutions party hereto and listed on Schedule A hereto (the “2018 Incremental Term A Facility Lenders”) provide in the aggregate $430,174,375 in Incremental Term A Loan Commitments having the same terms as the commitments in respect of the existing Term A Facility Loans under the Existing Credit Agreement (the “2018 Incremental Term A Loan Commitments” and the loans made thereunder, the “2018 Incremental Term A Loans”) and (ii) those certain financial institutions party hereto and listed on Schedule B hereto (the “2018 Incremental Term B Facility Lenders”) provide in the aggregate $1,128,750,000 in New Term Loan Commitments as a new tranche having the terms applicable to the “Term B-1 Facility” set forth in the Credit Agreement (as defined below) (the “2018 Incremental Term B Loan Commitments” and the loans made thereunder, the “2018 Incremental Term B Loans”);

WHEREAS, pursuant to Section 2.12(f), Section 13.04(c) and Section 13.04(e) of the Existing Credit Agreement, the Borrower has further requested that the Administrative Agent agree to amend the Existing Credit Agreement subject to and in accordance with the terms and conditions set forth herein to reflect the incurrence of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans;

WHEREAS, the proceeds of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans will be used, together with cash on hand of the Borrower (including the Net Available Proceeds of certain Asset Sales occurring on or prior to the Effective Date), on the Effective Date to (a) acquire all of the issued and outstanding equity interests of Pinnacle Entertainment, Inc. (“Pinnacle”) pursuant to that certain Agreement and Plan of Merger, dated as of December 17, 2017 (the “Pinnacle Acquisition Agreement”), by and among the Borrower, Franchise Merger Sub, Inc. and Pinnacle (the “Pinnacle Acquisition”), (b) repay in full the outstanding aggregate principal amount of and accrued interest and fees under that certain Credit Agreement, dated as of April 28, 2016, among Pinnacle, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto (as amended from time to time, the “Existing Pinnacle Credit Agreement”), (c) redeem, repurchase, defease or satisfy and discharge in full the aggregate principal amount of and accrued interest and fees under the 5.625% Senior Notes due 2024 of Pinnacle (the “Existing Pinnacle Senior Notes”), (d) repay in full the outstanding aggregate principal amount of and accrued interest and fees under the existing Term B Facility Loans on the Effective Date and (e) pay fees, costs and expenses in connection with the foregoing; and

WHEREAS, each 2018 Incremental Term A Facility Lender, each 2018 Incremental Term B Facility Lender and the Administrative Agent is willing, on the terms and subject to the conditions set forth below, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                     Definitions.  Except as otherwise expressly provided herein, capitalized terms used in this Agreement (including in the Recitals and the introductory paragraph above) shall have the meanings given in the Credit Agreement, and the rules of construction set forth in the Credit Agreement shall apply to this Agreement.

ARTICLE II

AGREEMENT TO PROVIDE 2018 INCREMENTAL TERM A LOAN COMMITMENTS

SECTION 2.1                     Agreement to Make 2018 Incremental Term A Loans.  Each 2018 Incremental Term A Facility Lender hereby agrees, severally and not jointly, to provide its respective 2018 Incremental Term A Loan Commitment as set forth on Schedule A annexed hereto on the terms set forth in this Agreement, and its 2018 Incremental Term A Loan Commitment shall be binding as of the Effective Date.  Each 2018 Incremental Term A Facility Lender hereby agrees, severally and not jointly, to make a 2018 Incremental Term A Loan to the Borrower having the same terms as the existing Term A Facility Loans under the Existing Credit Agreement on the Effective Date in the amount of its 2018 Incremental Term A Loan Commitment.

SECTION 2.2                     New Loans and Commitments.  The 2018 Incremental Term A Loan Commitment of each 2018 Incremental Term A Facility Lender is in addition to such 2018 Incremental Term A Facility Lender’s existing Loans and Commitments under the Existing Credit Agreement, if any (which, except to the extent repaid on the Effective Date, shall continue under and be subject in all respects to the Credit Agreement), and, immediately after giving effect to the amendments contemplated hereby, will be subject in all respects to the terms of the Credit Agreement (and, in each case, the other Credit Documents).

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SECTION 2.3                     2018 Incremental Term A Loan Commitments.  This Agreement represents the Borrower’s request for the 2018 Incremental Term A Loan Commitments to be provided on the terms set forth herein on the Effective Date and for the 2018 Incremental Term A Loans to be made thereunder to be funded on the Effective Date.  It is the understanding, agreement and intention of the parties that all 2018 Incremental Term A Loans shall be part of the same Tranche of Loans as the existing Term A Facility Loans outstanding under the Existing Credit Agreement and shall constitute Loans, Term Loans and Term A Facility Loans under the Credit Documents.  The 2018 Incremental Term A Loans shall be subject to the provisions of the Credit Agreement and the other Credit Documents and shall be on terms and conditions identical to the existing Term A Facility Loans outstanding under the Existing Credit Agreement, as such terms and conditions are amended by this Agreement and set forth in the Credit Agreement.  The 2018 Incremental Term A Loan Commitments shall automatically terminate on the Effective Date after giving effect to the making of the 2018 Incremental Term A Loans.

ARTICLE III

AGREEMENT TO PROVIDE 2018 INCREMENTAL TERM B LOAN COMMITMENTS

SECTION 3.1                     Agreement to Make 2018 Incremental Term B Loans.  Each 2018 Incremental Term B Facility Lender hereby agrees, severally and not jointly, to provide its respective 2018 Incremental Term B Loan Commitment as set forth on Schedule B annexed hereto on the terms set forth in this Agreement, and its 2018 Incremental Term B Loan Commitment shall be binding as of the Effective Date.  Each 2018 Incremental Term B Facility Lender hereby agrees, severally and not jointly, to make a 2018 Incremental Term B Loan to the Borrower having the terms set forth in this Agreement and the Credit Agreement in the amount of its 2018 Incremental Term B Loan Commitment.

SECTION 3.2                     New Loans and Commitments.  The 2018 Incremental Term B Loan Commitment of each 2018 Incremental Term B Facility Lender is in addition to such 2018 Incremental Term B Facility Lender’s existing Loans and Commitments under the Existing Credit Agreement, if any (which, except to the extent repaid on the Effective Date, shall continue under and be subject in all respects to the Credit Agreement), and, immediately after giving effect to the amendments contemplated hereby, will be subject in all respects to the terms of the Credit Agreement (and, in each case, the other Credit Documents).

SECTION 3.3                     2018 Incremental Term B Loan Commitments.  This Agreement represents the Borrower’s request for the 2018 Incremental Term B Loan Commitments to be provided on the terms set forth herein on the Effective Date and for the 2018 Incremental Term B Loans to be made thereunder to be funded on the Effective Date.  It is the understanding, agreement and intention of the parties that all 2018 Incremental Term B Loans shall be a new Tranche of Term Loans having all of the terms and conditions set forth for the “Term B-1 Facility Loans” in the Credit Agreement and shall constitute Loans, New Term Loans, Term Loans and Term B-1 Facility Loans under the Credit Documents.  The 2018 Incremental Term B Loans shall be subject to the provisions of, and shall be on the terms and conditions set forth in, the Credit Agreement and the other Credit Documents.  The 2018 Incremental Term B Loan Commitments shall automatically terminate on the Effective Date after giving effect to the making of the 2018 Incremental Term B Loans.

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ARTICLE IV

AMENDMENTS TO EXISTING CREDIT DOCUMENTS

SECTION 4.1                     Amendments to Existing Credit Agreement.

(a)                                 Pursuant to Sections 2.12(f), 13.04(c) and 13.04(e) of the Existing Credit Agreement, subject to the conditions and upon the terms set forth in this Agreement and in reliance on the representations and warranties of the Credit Parties set forth in this Agreement, the Borrower, each of the other Credit Parties, each 2018 Incremental Term A Facility Lender, each 2018 Incremental Term B Facility Lender and the Administrative Agent agree that on the Effective Date, simultaneously with the effectiveness of the provisions of Articles II and III hereof, the Existing Credit Agreement shall be amended as set forth in Exhibit A attached hereto in order to reflect the incurrence of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans (double underlining indicates new language and ~~strikethrough~~ indicates language that has been deleted) (the Existing Credit Agreement, as so amended by this Agreement, and as it may be further amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(b)                                 The corresponding Annexes and Exhibits to the Existing Credit Agreement are hereby restated as set forth in the Credit Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce (a) the 2018 Incremental Term A Facility Lenders to provide the 2018 Incremental Term A Loan Commitments, (b) the 2018 Incremental Term B Facility Lenders to provide the 2018 Incremental Term B Loan Commitments and (c) the Administrative Agent to agree to this Agreement, subject to Section 11.03 of the Existing Credit Agreement and to the last paragraph of Article VI below, the Credit Parties represent to each 2018 Incremental Term A Facility Lender, each 2018 Incremental Term B Facility Lender and the Administrative Agent that, as of the Effective Date and giving effect to all of the Transactions (for purposes of this paragraph, as defined in the Commitment Letter referred to below) occurring on the Effective Date:

SECTION 5.1                     Corporate Existence.  The Borrower and each Restricted Subsidiary (a)(i) is a corporation, partnership, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) is in good standing under the laws of the jurisdiction of its organization; (b)(i) has all requisite corporate or other power and authority, and (ii) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (a)(ii) (other than with respect to the Borrower), (b)(ii) and (c) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2                     Action; Enforceability.  The Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by the Borrower and each Restricted Subsidiary of this Agreement have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes its legal, valid and binding obligation, enforceable against each Credit Party in accordance with its terms, except as may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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SECTION 5.3                     No Breach.  None of the execution, delivery and performance by any Credit Party of this Agreement do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party, or tortiously interfere with, result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.4                     Credit Document Representations.  Each of the representations and warranties made by the Borrower or any other Credit Party in or pursuant to the Credit Documents to which such entity is a party, as amended hereby, are true and correct in all material respects as of such date (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the applicable date)).

ARTICLE VI

CONDITIONS TO THE EFFECTIVE DATE

This Agreement shall become effective, the 2018 Incremental Term A Facility Lenders shall fund their 2018 Incremental Term A Loan Commitments and 2018 Incremental Term B Facility Lenders shall fund their 2018 Incremental Term B Loan Commitments on the date (the “Effective Date”) on which each of the following conditions is satisfied or waived by the Commitment Parties (as defined in the Commitment Letter), subject to the last paragraph of this Article VI below:

SECTION 6.1                     Execution of Counterparts.  The Administrative Agent shall have received executed counterparts of this Agreement from each Credit Party, each 2018 Incremental Term A Facility Lender, each 2018 Incremental Term B Facility Lender and the Administrative Agent.

SECTION 6.2                     Corporate Documents.  The Administrative Agent shall have received:

(a)                                 certified true and complete copies of the Organizational Documents of each Credit Party and of all corporate or other authority for each Credit Party (including board of directors (or other applicable governing authority) resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of this Agreement and the extensions of credit hereunder, certified as of the Effective Date as complete and correct copies thereof by a Responsible Officer of each such Credit Party (provided that, in lieu of attaching such Organizational Documents and/or evidence of incumbency, such certificate may certify that (x) since the Closing Date (or such later date on which the applicable Credit Party became party to the Credit Documents), there have been no changes to the Organizational Documents of such Credit Party and (y) no changes have been made to the incumbency certificate of the officers of such Credit Party delivered on the Closing Date (or such later date referred to above));

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(b)                                 a certificate as to the good standing of the Borrower as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of its jurisdiction of formation; and

(c)                                  a customary closing certificate of a Responsible Officer of the Borrower certifying to customary matters as reasonably requested by the Administrative Agent.

SECTION 6.3                     Conditions to Incremental Loan Commitments.                              All of the applicable requirements under Section 2.12 of the Existing Credit Agreement with respect to the incurrence of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans shall have been complied with or waived.

SECTION 6.4                     Representations and Warranties.

(a)                                 Each of the representations and warranties made by the Credit Parties set forth in Sections 8.01(a) (but only with respect to Credit Parties, and limited, in the case of good standing, to the Borrower only), 8.04(a)(i)(x) (but only as it relates to entry into this Agreement, the borrowing of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans and the granting of Liens on the Collateral to secure the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans solely to the extent required under this Agreement), 8.04(a)(ii) (limited to the Indenture dated as of January 19, 2017 (as amended, restated, supplemented or otherwise modified through the Effective Date) between the Borrower and Wells Fargo Bank, National Association relating to the Senior Unsecured Notes (but only as it relates to entry into this Agreement, the borrowing of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans and the granting of Liens on the Collateral to secure the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans solely to the extent required under this Agreement)), 8.05 (but only as it relates to this Agreement), 8.09, 8.11(b), 8.14(a) (but only as it relates to the creation, validity and perfection of the security interests that may be perfected solely through the filing of UCC financing statements or delivery of certificated securities collateral representing Equity Interests in United States Persons), 8.17(ii) (after giving effect to the Transactions (as defined in the Commitment Letter)) and 8.27 (limited to use of proceeds on the Effective Date not violating the Foreign Corrupt Practices Act, the Patriot Act or Sanctions) of the Existing Credit Agreement shall be true and correct in all material respects on and as of the Effective Date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as of such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date); and

(b)                                 Each of the representations and warranties made by Pinnacle in the Pinnacle Acquisition Agreement as are material to the interests of the Lenders (for purposes of this paragraph, as defined in the Commitment Letter) shall be true and correct on and as of the Effective Date, but only to the extent that the Borrower has the right to terminate its obligations under the Pinnacle Acquisition Agreement or otherwise decline to consummate the Pinnacle Acquisition as a result of a breach of such representations in the Pinnacle Acquisition Agreement.

SECTION 6.5                     Solvency Certificate.  The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit F to the Commitment Letter from the chief financial officer, chief accounting officer or other financial officer of the Borrower.

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SECTION 6.6                     Opinions of Counsel.  The Administrative Agent shall have received the following opinions, each of which shall be addressed to the Administrative Agent, the Incremental Term A Facility Lenders, the Incremental Term B Facility Lenders and the other Lenders and covering customary matters for transactions of this type as reasonably requested by the Administrative Agent:

(a)                                 an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to the Credit Parties; and

(b)                                 opinions of local counsel to the Credit Parties in such jurisdictions as are set forth in Schedule C.

SECTION 6.7                     Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing, duly completed and complying with Section 4.05 of the Existing Credit Agreement (or as otherwise agreed by the Administrative Agent).

SECTION 6.8                     Acquisition.  The Pinnacle Acquisition shall be consummated pursuant to the Pinnacle Acquisition Agreement substantially concurrently with the initial funding of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans, and no provision of the Pinnacle Acquisition Agreement shall have been amended or waived by the Borrower, and no consent with respect to any term or condition thereof shall have been given thereunder by the Borrower, in a manner materially adverse to the interests of the Commitment Parties (for purposes of this paragraph, as such term is defined in the Second Amended and Restated Commitment Letter dated as of February 23, 2018 among the Borrower, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Fifth Third Bank, U.S. Bank National Association, Wells Fargo Securities LLC, Wells Fargo Bank, National Association, Citizens Bank, N.A., SunTrust Robinson Humphrey, Inc., SunTrust Bank, TD Securities (USA) LLC, The Toronto-Dominion Bank, New York Branch, TD Bank, N.A. and Manufacturers and Traders Trust Company (the “Commitment Letter”)) or the Lenders (for purposes of this paragraph, as such term is defined in the Commitment Letter) in their capacities as such without the prior written consent of the Majority Lead Arrangers (for purposes of this paragraph, as such term defined in the Commitment Letter) (such approval not to be unreasonably withheld, conditioned or delayed) (it being agreed that (A) (i) any decrease in the cash portion of the purchase price of not more than 10% shall not be materially adverse to the interests of the Commitment Parties or the Lenders in their respective capacities as such so long as such decrease is allocated to reduce the Unsecured Bridge Facility (as defined in the Commitment Letter) on a dollar for dollar basis and (ii) any decrease in the equity portion of the purchase price of not more than 10% shall not be materially adverse to the interest of the Commitment Parties or the Lenders in their respective capacities as such; (B) the granting of any consent under the Pinnacle Acquisition Agreement that is not materially adverse to the interests of the Commitment Parties or the Lenders in their respective capacities as such shall not otherwise constitute an amendment or waiver; and (C) any amendment to, consent under or modification agreed to by the Borrower of the definition of “Company Material Adverse Effect” in the Pinnacle Acquisition Agreement shall be deemed to be materially adverse to the interests of the Commitment Parties and the Lenders in their capacities as such).

SECTION 6.9                     GLPI Consent Agreement; Master Lease Commitment; Pinnacle Lease Amendment.  (A) Each of (x) the Consent Agreement, dated as of December 17, 2017 by and among the Borrower, Pinnacle, Gaming and Leisure Properties, Inc., Gold Merger Sub, LLC, PA Meadows, LLC, PNK Development 33, LLC and Pinnacle MLS, LLC, in the form attached as Exhibit E to the Commitment Letter (the “GLPI Consent Agreement”), (y) the Master Lease Commitment and Rent Allocation Agreement, in the form attached as Exhibit G to the GLPI Consent Agreement (the “Master Lease Commitment”), and (z) if the Specified Bobcat Asset Sales (as defined in the Commitment Letter) have occurred on or prior to the Effective Date, the Pinnacle Lease Amendment in the form attached as

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Exhibit F to the GLPI Consent Agreement with blanks completed in accordance with the Master Lease Commitment (the “Pinnacle Lease Amendment”), in the case of each of (x) through (z), shall be in full force and effect on the Effective Date and no provision thereof shall have been amended or waived by the Borrower, and no consent with respect to any term or condition thereof shall have been given thereunder by the Borrower, in a manner materially adverse to the interests of the Lenders (for purposes of this paragraph, as defined in the Commitment Letter) in their capacities as such, unless otherwise approved by the Majority Lead Arrangers (for purposes of this paragraph, as such term is defined in the Commitment Letter)  (such approval not to be unreasonably withheld, conditioned or delayed) and (B) each of the Master Leases (as defined in the Commitment Letter) shall be in full force and effect except as modified by the Pinnacle Lease Amendment and no provision thereof shall have been amended or waived by the Borrower, and no consent with respect to any term or condition thereof shall have been given thereunder by the Borrower, in a manner materially adverse to the interests of the Lenders in their capacities as such, unless otherwise approved by the Majority Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) (it being agreed that any amendment, waiver or modification to the GLPI Consent Agreement, the Master Lease Commitment, the Pinnacle Lease Amendment or the Master Leases related to any divestiture made in order to obtain regulatory approvals in accordance with the terms of the Pinnacle Acquisition Agreement shall not be materially adverse to the interests of the Lenders in their capacities as such).

SECTION 6.10              Financial Statements.  The Lead Arrangers (for purposes of this paragraph, as defined in the Commitment Letter) shall have received: (A) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of the Borrower and its consolidated Subsidiaries (excluding Pinnacle and its Subsidiaries) for the three most recent fiscal years of the Borrower ended more than 90 days prior to the Effective Date; (B) quarterly condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of the Borrower and its consolidated Subsidiaries (excluding Pinnacle and its Subsidiaries) for the period (if any) commencing after the end of the most recent audited financial statements of the Borrower and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Effective Date as well as the corresponding period of the prior fiscal year, (C) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of Pinnacle and its consolidated Subsidiaries for the three most recent fiscal years of Pinnacle ended more than 90 days prior to the Effective Date; (D) quarterly condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of Pinnacle and its consolidated Subsidiaries for the period (if any) commencing after the end of the most recent audited financial statements of Pinnacle and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Effective Date as well as the corresponding period of the prior fiscal year, and (E) an unaudited consolidated pro forma balance sheet and statement of operations of the Borrower and its consolidated Subsidiaries (including Pinnacle and its consolidated Subsidiaries) for the four fiscal quarter period ended as of the last day of the most recent financial statements referred to in (A) and (B) above, prepared after giving effect to the Transactions (for purposes of this paragraph, as defined in the Commitment Letter) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).  The filing with the SEC of the financial statements required by clauses (A), (B), (C) and (D) by the Borrower or Pinnacle will satisfy the foregoing requirements.  In addition, for the avoidance of doubt, in the event that the Borrower delivers to the Lead Arrangers financial information relating to any fiscal periods more recently ended than those required by this Section 6.10, such delivery shall be deemed to satisfy the requirements of this Section 6.10.

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SECTION 6.11              Absence of Company Material Adverse Effect.  Since the date of the Pinnacle Acquisition Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Pinnacle Acquisition Agreement).

SECTION 6.12              Fees, Costs and Expenses.  All fees due to the Administrative Agent, the Lead Arrangers (for purposes of this paragraph, as defined in the Commitment Letter) and the Lenders (for purposes of this paragraph, as defined in the Commitment Letter) under the Third Amended and Restated Fee Letter, dated as of the date hereof, among the Borrower and the Commitment Parties party thereto (the “Third A&R Fee Letter”) shall have been paid from the proceeds of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans on the Effective Date or otherwise, and all expenses contemplated by the Commitment Letter and the Third A&R Fee Letter to be paid or reimbursed to the Administrative Agent, the Lead Arrangers and the Lenders that have been invoiced a reasonable period of time prior to the Effective Date (and in any event, invoiced at least three (3) Business Days prior to the Effective Date (except as otherwise agreed by the Borrower)) shall have been paid from the proceeds of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans on the Effective Date or otherwise.

SECTION 6.13              Existing Indebtedness.  After giving effect to the Transactions (for purposes of this paragraph, as defined in the Commitment Letter), the Borrower and its Subsidiaries shall not have outstanding indebtedness for borrowed money in excess of $350.0 million which was incurred between December 17, 2017 and the Effective Date and the proceeds of which were directly used by the Borrower and its Subsidiaries to fund the acquisition by the Borrower or any of its Subsidiaries of all or a substantial part of the equity interests or assets of another person (other than Pinnacle).  The entire aggregate principal amount of and accrued interest and fees under the Existing Pinnacle Credit Agreement and the Existing Pinnacle Senior Notes will be repaid (or, in the case of the Existing Pinnacle Senior Notes, redeemed, repurchased, defeased or satisfied and discharged) substantially concurrently with, or on the Effective Date promptly following, the funding of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans.

SECTION 6.14              Know Your Customer and Anti-Money Laundering.  Each of the Borrower and the applicable Guarantors shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Effective Date, to the extent requested at least ten (10) Business Days prior to the Effective Date.

SECTION 6.15              Gaming Approvals.  The condition set forth in Section 6.1(e) of the Pinnacle Acquisition Agreement (as in effect on December 17, 2017) as to gaming approvals shall have been satisfied (other than with respect to approvals from the Texas Racing Commission).

SECTION 6.16              Pinnacle Joinder.  Subject to the final paragraph of this Article VI, (i) Pinnacle and any of its Subsidiaries in each case that would be required to become Guarantors under Section 9.11 of the Credit Agreement (without giving effect to the grace periods set forth therein except to the extent agreed by the Administrative Agent) shall have become, or substantially concurrently with the Effective Date shall become, Guarantors under the Credit Agreement and (ii) to the extent required by Section 9.11 of the Credit Agreement (without giving effect to the grace periods set forth therein except to the extent agreed by the Administrative Agent) (and subject to all limitations, qualifications and exceptions provided in the Credit Agreement and any Credit Documents), such Guarantors shall have granted, or substantially concurrently with the Effective Date shall grant, to the Collateral Agent for the benefit of the Secured Parities a security interest in any Collateral owned by such Guarantor.

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Notwithstanding anything to the contrary herein, in any other Credit Document or any other agreement or other undertaking concerning the financing of the Pinnacle Acquisition  (including, without limitation, Article V hereof or Section 7.02 of the Credit Agreement), (i) the obligations of the 2018 Incremental Term A Facility Lenders to make the 2018 Incremental Term A Loans and of the 2018 Incremental Term B Facility Lenders to make the 2018 Incremental Term B Loans shall be subject solely to the foregoing conditions precedent set forth in this Article VI and (ii) (a) the only representations the accuracy of which shall be a condition to the availability of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans on the Effective Date shall be the representations and warranties specifically set forth in Sections 6.4(a) and 6.4(b) above; and (b) to the extent any security interest in the intended Collateral (other than any Collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement or (y) the possession of the stock certificates, to the extent certificated, of (A) the Borrower’s Subsidiaries (other than Pinnacle and its Subsidiaries), (B) Pinnacle and (C) to the extent received by the Borrower from Pinnacle on the Effective Date, Domestic Subsidiaries of Pinnacle that are Wholly Owned Subsidiaries) is not or cannot be provided on the Effective Date, as applicable, (i) without undue burden or expense or (ii) after the Borrower’s use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the 2018 Incremental Term A Loans and 2018 Incremental Term B Loans on the Effective Date but shall be required to be delivered after the Effective Date pursuant to arrangements to be mutually agreed by the Borrower and the Lead Arrangers (for purposes of this paragraph, as defined in the Commitment Letter) (acting reasonably) (it being understood notwithstanding anything to the contrary provided herein, that in no event shall the Borrower be required pursuant to the terms hereof to deliver mortgages in respect of owned or leased real property of Pinnacle or its Subsidiaries on a date that is earlier than that which would be required under the Credit Agreement for after-acquired real property).

ARTICLE VII

POST-CLOSING REQUIREMENTS

SECTION 7.1                     Post-Closing Real Property. The Borrower shall as soon as practicable, but not later than ninety (90) days after the Effective Date (or such later date as the Administrative Agent may determine in its sole discretion), deliver or cause to be delivered to Collateral Agent the following items with respect to each Mortgaged Real Property, each in form and substance reasonably acceptable to the Administrative Agent:

(a)                                 an amendment to each existing Mortgage encumbering a Mortgaged Real Property (each Mortgage Real Property encumbered by a Mortgage prior to the date hereof, an “Existing Mortgaged Real Property”) to include the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans in the obligations secured by such Mortgage (the “Mortgage Amendments”), each duly executed and delivered by an authorized officer of each Credit Party party thereto and in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable;

(b)                                 a (i) either (x) a mortgage modification endorsement and an aggregation endorsement with respect to each of the Existing Mortgaged Real Properties, in substantially the forms of the corresponding mortgage modification and aggregation endorsements delivered for such Existing Mortgaged Real Properties in connection with the Existing Credit Agreement, bringing the effective date of the lenders’ title insurance policies previously delivered to Administrative Agent current to the date of the recordation or filing of applicable Mortgage Amendment or (y) a date down endorsement with respect to each of the Existing Mortgaged Real Properties bringing the effective date of the lenders’ title insurance policies (including

10

endorsements which were made a part thereof other than with respect to survey endorsements) previously delivered to Administrative Agent current to the date of the recordation or filing of the applicable Mortgage Amendment, and (ii) as applicable, a mortgage recording tax endorsement;

(c)                                  with respect to each Mortgage Amendment, legal opinions, each of which shall be addressed to the Administrative Agent, Collateral Agent and the Lenders, dated the effective date of such Mortgage Amendment and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type;

(d)                                 a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each fee-owned Existing Mortgaged Real Property (or to the extent required by law, any other Existing Mortgaged Real Property) (together with a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Credit Party relating thereto and evidence of all insurance required with respect to such Existing Mortgaged Real Properties by Flood Insurance Laws (if any)); and

(e)                                  with respect to each Mortgaged Real Property acquired pursuant to the PNK Acquisition, each of the items required by Section 9.08 and 9.11 of the Credit Agreement; provided, that notwithstanding anything contained in Section 9.08 or 9.11 of the Credit Agreement to the contrary, Borrower shall deliver to Administrative Agent title insurance policies insuring the Mortgages encumbering the Mortgaged Real Properties acquired pursuant to the PNK Acquisition (collectively, the “PNK Mortgages”) with insured amounts that are, together with (i) the insured amounts under the title insurance policies insuring the Mortgages encumbering the Existing Mortgaged Real Properties, as modified by any endorsements delivered under clause (b) above and (ii) the insured amount under the title insurance policy insuring the Mortgage encumbering the property commonly known as Margaritaville Resort Casino located in Bossier City, Louisiana if such Mortgage is recorded within sixty (60) days of the date of recordation of the last of the PNK Mortgages, collectively, equal to at least the aggregate principal amount of the Obligations after giving effect to this Agreement (including, for the avoidance of doubt, the aggregate principal amount of the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans); provided, however, that the allocation of the insured amounts among the title insurance policies shall be reasonably acceptable to the Administrative Agent.

SECTION 7.2                     Collateral Expenses.  Each of the Credit Parties hereby acknowledges its obligations under Section 13.03(a) of the Credit Agreement as and to the extent that they relate to the negotiation, preparation, execution and delivery of the Mortgage Amendments and other documents required by Section 7.1 in accordance with their terms.

ARTICLE VIII

VALIDITY OF OBLIGATIONS AND LIENS

SECTION 8.1                     Reaffirmation.  Each of the Credit Parties party hereto (a) acknowledges and agrees that all of such Credit Party’s obligations under the Security Documents and the other Credit Documents (as amended hereby) to which it is a party are reaffirmed and remain in full force and effect on a continuous basis as amended by this Agreement, (b) reaffirms each lien and security interest granted by it to the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations and the guaranties of the Guaranteed Obligations made by it pursuant to the Existing Credit Agreement, (c) acknowledges and agrees that the grants of liens and security interests by, and the guaranties of, the Credit Parties contained in the Existing Credit Agreement and the Security Documents are, and shall

11

remain, in full force and effect after giving effect to this Agreement and the transactions contemplated hereby and thereby and (d) agrees that the Obligations, the Guaranteed Obligations and the Secured Obligations under the Credit Agreement and the other Credit Documents include the 2018 Incremental Term A Loans and the 2018 Incremental Term B Loans.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1                     Notice.  For purposes of the Credit Agreement, the initial notice address of each 2018 Incremental Term A Facility Lender and 2018 Incremental Term B Facility Lender (other than any 2018 Incremental Term A Facility Lender or 2018 Incremental Term B Facility Lender that, immediately prior to the execution of this Agreement, is a “Lender” under the Existing Credit Agreement) shall be as set forth below its signature to this Agreement.

SECTION 9.2                     Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the Borrower and the Administrative Agent (acting at the direction of such Lenders as may be required under Section 13.04 of the Credit Agreement).

SECTION 9.3                     Entire Agreement.  This Agreement (including the Schedules and Exhibits) and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.  Each 2018 Incremental Term A Facility Lender and 2018 Incremental Term B Facility Lender party hereto, in its capacity as a 2018 Incremental Term A Facility Lender and 2018 Incremental Term B Facility Lender hereunder and in its capacity as a Lender under the Existing Credit Agreement, hereby consents to the incurrence of the 2018 Incremental Term A Loans and 2018 Incremental Term B Loans on the terms set forth herein.

SECTION 9.4                     GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

SECTION 9.5                     SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER.  EACH PARTY HERETO AGREES THAT SECTION 13.09(b), 13.09(c), 13.09(d) AND 13.09(e) OF THE CREDIT AGREEMENT SHALL APPLY TO THIS AGREEMENT MUTATIS MUTANDIS.

SECTION 9.6                     PNK Letters of Credit.  The Borrower, the Administrative Agent and JPMorgan Chase Bank, N.A. (“JPM”) hereby agree that, as of the Effective Date, (i) JPM shall be a “L/C Lender” under the Credit Agreement with respect to each PNK Letter of Credit and (ii) each PNK Letter of Credit shall be a “Letter of Credit” issued by JPM, as an L/C Lender, and shall be subject for all purposes to the terms of the Credit Agreement and the other Credit Documents, including, without limitation, the fees and other provisions set forth in Section 2.03 of the Credit Agreement, as if originally issued under the Credit Agreement on the Effective Date.

SECTION 9.7                     Effective Date Revolving Commitment Allocations.  Each of the Revolving Lenders party hereto having a Revolving Commitment immediately prior to the Effective Date that is

12

larger than the Revolving Commitment set forth opposite its name on Annex A-1(b) to the Credit Agreement (an “Assignor Revolving Lender”) shall assign or transfer to any Revolving Lender party hereto having a Revolving Commitment immediately prior to the Effective Date that is less than the Revolving Commitment set forth opposite its name on Annex A-1(b) to the Credit Agreement (an “Assignee Revolving Lender”), and each such Assignee Revolving Lender shall, (a) assume from each such Assignor Revolving Lender such interests in the Revolving Commitments as shall be necessary in order that, after giving effect to all such assignments or transfers and assumptions, such Revolving Commitments will be held by all Revolving Lenders ratably in accordance with their Revolving Commitments as set forth on Annex A-1(b) to the Credit Agreement and (b) purchase from each such Assignor Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on the Effective Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by all Revolving Lenders ratably in accordance with their Revolving Commitments as set forth on Annex A-1(b) to the Credit Agreement.  Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by the Administrative Agent (who shall be authorized and directed to reflect such assignments in the Register and to take such other actions as shall be necessary or advisable to reflect the assignments contemplated by this Section 9.7) and shall not be required to be effectuated in accordance with Section 13.05 of the Credit Agreement.

SECTION 9.8                     Confidentiality.  Each party hereto agrees that Section 13.10 of the Credit Agreement shall apply to this Agreement mutatis mutandis.

SECTION 9.9                     No Advisory or Fiduciary Responsibility.  Each party hereto agrees that Section 13.17 of the Credit Agreement shall apply to this Agreement mutatis mutandis.

SECTION 9.10              Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 9.11              Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including portable document format (“.pdf”) or similar format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 9.12              Credit Document.  This Agreement shall constitute a “Credit Document” as defined in the Credit Agreement. For the avoidance of doubt, the Borrower shall not be required to prepay any of the Term B-1 Facility Loans with the Net Available Proceeds of any Asset Sale pursuant to Section 10.05(c) or pursuant to Section 10.05(p) of the Credit Agreement to the extent such an Asset Sale was consummated concurrently with or prior to the making of the Term B-1 Facility Loans.

SECTION 9.13              No Novation.  The parties hereto expressly acknowledge that it is not their intention that this Agreement or any of the other Credit Documents executed or delivered pursuant hereto constitute a novation of any of the obligations, covenants or agreements contained in the Existing Credit Agreement or any other Credit Document, but rather constitute a modification thereof or supplement thereto pursuant to the terms contained herein. The Existing Credit Agreement and the Credit Documents, in each case as amended, modified or supplemented hereby, shall be deemed to be continuing agreements

13

among the parties thereto, and all documents, instruments, and agreements delivered, as well as all Liens created, pursuant to or in connection with the Existing Credit Agreement and the other Credit Documents shall remain in full force and effect, each in accordance with its terms (as amended, modified or supplemented by this Agreement), unless such document, instrument, or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement or such document, instrument, or agreement or as otherwise agreed by the required parties hereto or thereto, it being understood that from after the occurrence of Effective Date, each reference in the Credit Documents to the “Credit Agreement,” “thereunder,” “thereof” (and each reference in the Credit Agreement to “this Agreement,” “hereunder,” or “hereof”) or words of like import shall mean and be a reference to the Credit Agreement as amended, modified or supplemented by this Agreement.

[Remainder of page intentionally left blank]

14

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written, to be effective as of the Effective Date.

Borrower:

PENN NATIONAL GAMING, INC.

By:	/s/ Timothy J. Wilmott
Name:	Timothy J. Wilmott
Title:	Chief Executive Officer

[Signature Page to Incremental Joinder Agreement No. 1]

Guarantors:

PENN SANFORD, LLC
PENN TENANT, LLC
PENN TENANT II, LLC
SOKC, LLC

By: Penn National Gaming, Inc., as sole member or sole manager of each of the foregoing entities

By:	/s/ Timothy J. Wilmott
Name:	Timothy J. Wilmott
Title:	Chief Executive Officer

PLAINVILLE GAMING AND REDEVELOPMENT, LLC

By: Massachusetts Gaming Ventures, LLC, as its managing member

By:	/s/ Timothy J. Wilmott
Name:	Timothy J. Wilmott
Title:	President

HOLLYWOOD CASINOS, LLC

By: CRC Holdings, Inc., as its sole member

By:	/s/ Timothy J. Wilmott
Name:	Timothy J. Wilmott
Title:	President

[Signature Page to Incremental Joinder Agreement No. 1]

ALTON CASINO, LLC
BSLO, LLC
BTN, LLC
CENTRAL OHIO GAMING VENTURES, LLC
CRC HOLDINGS, INC.
DAYTON REAL ESTATE VENTURES, LLC
DELVEST, LLC
EBETUSA.COM, INC.
HC AURORA, LLC
HC BANGOR, LLC
HC JOLIET, LLC
HWCC-TUNICA, LLC
ILLINOIS GAMING INVESTORS LLC
INDIANA GAMING COMPANY, LLC
LVGV, LLC
MARQUEE BY PENN, LLC
MARYLAND GAMING VENTURES, INC.
MASSACHUSETTS GAMING VENTURES, LLC
MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION, LLC
PENN INTERACTIVE VENTURES, LLC
PENN NATIONAL HOLDINGS, LLC
PENN NATIONAL TURF CLUB, LLC
PENN ONLINE ENTERTAINMENT, LLC
RIH ACQUISITIONS MS I, LLC
RIH ACQUISITIONS MS II, LLC
SAN DIEGO GAMING VENTURES, LLC
SDGV STAFFING, LLC
ST. LOUIS GAMING VENTURES, LLC
THE MISSOURI GAMING COMPANY, LLC
THE SHOPS AT TROPICANA LAS VEGAS, LLC
TOLEDO GAMING VENTURES, LLC
TROPICANA LAS VEGAS HOTEL AND CASINO, INC.
TROPICANA LAS VEGAS INTERMEDIATE HOLDINGS INC.
TROPICANA LAS VEGAS, INC.
YOUNGSTOWN REAL ESTATE VENTURES, LLC
ZIA PARK LLC

By:	/s/ Timothy J. Wilmott
Name:	Timothy J. Wilmott
Title:	President

[Signature Page to Incremental Joinder Agreement No. 1]

PNGI CHARLES TOWN GAMING, LLC

By:	/s/ John V. Finamore
Name:	John V. Finamore
Title:	Senior Vice President

PENN NJ OTW, LLC

By:	/s/ John V. Finamore
Name:	John V. Finamore
Title:	Vice President

DEVELOPMENT VENTURES, LLC
ROCKET SPEED, INC.

By:	/s/ Christopher Rogers
Name:	Christopher Rogers
Title:	Vice President

ABRADOODLE, LLC
ABSOLUTE GAMES, LLC
AMERISTAR INTERACTIVE, LLC
ARGOSY DEVELOPMENT, LLC
BOOMTOWN BILOXI INTERACTIVE, LLC
FIRST JACKPOT INTERACTIVE, LLC
HOSTILE GRAPE DEVELOPMENT, LLC
L’AUBERGE INTERACTIVE, LLC
MAGNUM PINNACLE INTERACTIVE, LLC
PENN ADW, LLC
SILVER SCREEN GAMING, LLC
VILLAGGIO DEVELOPMENT, LLC
ZIA PARK INTERACTIVE, LLC

By:	/s/ Christopher Rogers
Name:	Christopher Rogers
Title:	Secretary

[Signature Page to Incremental Joinder Agreement No. 1]

Acknowledged and Agreed by:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Don B. Pinzon
Name:	Don B. Pinzon
Title: Vice President

[Signature Page to Incremental Joinder Agreement No. 1]

BANK OF AMERICA, N.A.,
as 2018 Incremental Term B Facility Lender

By:	/s/ Brian D. Corum
Name:	Brian D. Corum
Title:	Managing Director

Notice Information:

Address:
Telephone:
Fax:
Email:

[Signature Page to Incremental Joinder Agreement No. 1]

BANK OF AMERICA, N.A.,
as 2018 Incremental Term A Facility Lender

By:	/s/ Brian D. Corum
Name:	Brian D. Corum
Title:	Managing Director

Notice Information:

Address:
Telephone:
Fax:
Email:

[Signature Page to Incremental Joinder Agreement No. 1]

GOLDMAN SACHS BANK USA.,
as 2018 Incremental Term A Facility Lender

By:	/s/ Thomas M. Manning
Name:	Thomas M. Manning
Title:	Authorized Signatory

Notice Information:

Address: 200 West Street
Telephone: New York, NY 10282
Fax:
Email:

[Signature Page to Incremental Joinder Agreement No. 1]

FIFTH THIRD BANK
as 2018 Incremental Term A Facility Lender

By:	/s/ Nathaniel Evett
Name:	Nathaniel Evett
Title:	Officer

Notice Information:

Address: Andy Tessema
3344 Peachtree Rd
NE Suite 900
Atlanta, GA 30326
Telephone: 404-279-4570
Fax: 404-816-5187
Email: andy.tessema@53.com

[Signature Page to Incremental Joinder Agreement No. 1]

U.S. BANK NATIONAL ASSOCIATION,
as 2018 Incremental Term A Facility Lender

By:	/s/ Bridget de Arrieta
Name:	Bridget de Arrieta
Title:	Vice President

Notice Information:
U.S. Bank
Attn: Romney McDonald

Address: 1 East Liberty, Suite 111
Telephone: 775-688-6829
Fax: 775-388-3572
Email: romney.mcdonald@usbank.com

[Signature Page to Incremental Joinder Agreement No. 1]

WELLS FARGO BANK, N.A.,
as 2018 Incremental Term A Facility Lender

By:	/s/ Donald Schubert
Name:	Donald Schubert
Title:	Managing Director

Notice Information:

Address: 1700 Lincoln St., Denver, CO 80203
Telephone:
Fax: 866-269-8331
Email: DENLNSVMemberNotices@wellsfargo.com

[Signature Page to Incremental Joinder Agreement No. 1]

CITIZENS BANK, N.A.,
as 2018 Incremental Term A Facility Lender

By:	/s/ Sean McWhinnie
Name:	Sean McWhinnie
Title:	Director

Notice Information:

Address:
Telephone:
Fax:
Email:

[Signature Page to Incremental Joinder Agreement No. 1]

SUNTRUST BANK,
as 2018 Incremental Term A Facility Lender

By:	/s/ J. Haynes Gentry, III
Name:	J. Haynes Gentry, III
Title:	Director

Notice Information:

Address: 3333 Peachtree Rd. NE, Atlanta, GA 30326
Telephone: (404) 439-7612
Fax:
Email: tesha.winslow@suntrust.com

[Signature Page to Incremental Joinder Agreement No. 1]

TD BANK, N.A.,
as 2018 Incremental Term A Facility Lender

By:	/s/ Emily Chott
Name:	Emily Chott
Title:	Senior Vice President

Notice Information:

Address: 2005 Market Street, 2nd Floor, Philadelphia, PA 19103
Telephone: 215.282.2465
Fax: 215.282.2476
Email: emily.chott@td.com

[Signature Page to Incremental Joinder Agreement No. 1]

MANUFACTURERS AND TRADERS TRUST COMPANY,
as 2018 Incremental Term A Facility Lender

By:	/s/ Steven E. Stewart
Name:	Steven E. Stewart
Title:	Vice President

Notice Information:

Address: One Fountain Plaza
Buffalo, NY 14203
Telephone:
Fax: 888-285-5880
Email: Participations@mtb.com

[Signature Page to Incremental Joinder Agreement No. 1]

EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 19, 2017~~,~~

(as amended by ~~that certain~~the First Amendment, dated as of February 23, 2018 as further amended by the Incremental Joinder Agreement No. 1, dated as of October 15, 2018)

among

PENN NATIONAL GAMING, INC.,
as Borrower,

THE SUBSIDIARIES OF BORROWER PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

THE L/C LENDERS PARTY HERETO

and

Bank of America, N.A.,

as Administrative Agent,

and

Bank of America, N.A.,

as Collateral Agent

Bank of America, N.A., JPMorgan Chase Bank, N.A., Fifth Third Bank, Citizens Bank, N.A., U.S. Bank National Association, Wells Fargo Securities LLC, Manufacturers & Traders Trust Company, SunTrust Robinson Humphrey, Inc., Goldman Sachs Bank USA, TD Securities (USA) LLC and UBS Securities LLC,
as Joint Lead Arrangers and Joint Physical Bookrunners~~,~~ for the Revolving Facility, the Term A Facility and the Term B Facility,

and

JPMorgan Chase Bank, N.A., Fifth Third Bank, Citizens Bank, N.A., U.S. Bank National Association, Wells Fargo Securities LLC, Manufacturers & Traders Trust Company, SunTrust Robinson Humphrey, Inc., Goldman Sachs Bank USA, TD Securities (USA) LLC and UBS Securities LLC,

as Syndication Agents for the Revolving Facility, the Term A Facility and the Term B Facility

Bank of America, N.A., Goldman Sachs Bank USA, Fifth Third Bank, U.S. Bank National Association, Wells Fargo Securities, LLC, Citizens Bank, N.A., SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC,
as Joint Lead Arrangers and Joint Physical Bookrunners for the 2018 Incremental Term A Loan Commitments and the Term B-1 Facility

2

TABLE OF CONTENTS

Page

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Accounting Terms and Determinations	~~58~~59
SECTION 1.03.	Classes and Types of Loans	~~59~~60
SECTION 1.04.	Rules of Construction	~~59~~60
SECTION 1.05.	Exchange Rates; Currency Equivalents	~~60~~61
SECTION 1.06.	Pro Forma Calculations	~~60~~61
SECTION 1.07.	Letter of Credit Amounts	~~61~~62

ARTICLE II.

CREDITS

SECTION 2.01.	Loans	~~61~~63
SECTION 2.02.	Borrowings	~~66~~67
SECTION 2.03.	Letters of Credit	~~66~~68
SECTION 2.04.	Termination and Reductions of Commitment	~~73~~75
SECTION 2.05.	Fees	~~74~~75
SECTION 2.06.	Lending Offices	~~75~~76
SECTION 2.07.	Several Obligations of Lenders	~~75~~76
SECTION 2.08.	Notes; Register	~~75~~76
SECTION 2.09.	Optional Prepayments and Conversions or Continuations of Loans	~~75~~77
SECTION 2.10.	Mandatory Prepayments	~~77~~78
SECTION 2.11.	Replacement of Lenders	~~81~~83
SECTION 2.12.	Incremental Loan Commitments	~~82~~84
SECTION 2.13.	Extensions of Loans and Commitments	~~87~~89
SECTION 2.14.	Defaulting Lender Provisions	~~90~~91
SECTION 2.15.	Refinancing Amendments	~~91~~93
SECTION 2.16.	Cash Collateral	~~93~~94

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.	Repayment of Loans	~~94~~95
SECTION 3.02.	Interest	~~94~~96

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.	Payments	~~95~~97
SECTION 4.02.	Pro Rata Treatment	~~96~~97
SECTION 4.03.	Computations	~~96~~98
SECTION 4.04.	Minimum Amounts	~~96~~98
SECTION 4.05.	Certain Notices	~~96~~98
SECTION 4.06.	Non-Receipt of Funds by Administrative Agent	~~97~~99
SECTION 4.07.	Right of Setoff, Sharing of Payments; Etc.	~~98~~100

i

Page

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.	Additional Costs	~~99~~100
SECTION 5.02.	Inability To Determine Interest Rate	~~100~~102
SECTION 5.03.	Illegality	~~100~~102
SECTION 5.04.	Treatment of Affected Loans	~~101~~102
SECTION 5.05.	Compensation	~~101~~103
SECTION 5.06.	Taxes	~~101~~103

ARTICLE VI.

GUARANTEES

SECTION 6.01.	The Guarantees	~~104~~106
SECTION 6.02.	Obligations Unconditional	~~105~~106
SECTION 6.03.	Reinstatement	~~106~~108
SECTION 6.04.	Subrogation; Subordination	~~106~~108
SECTION 6.05.	Remedies	~~107~~108
SECTION 6.06.	Continuing Guarantee	~~107~~109
SECTION 6.07.	General Limitation on Guarantee Obligations	~~107~~109
SECTION 6.08.	Release of Guarantors	~~107~~109
SECTION 6.09.	Keepwell	~~107~~109
SECTION 6.10.	Right of Contribution	~~108~~109

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.	Conditions to Initial Extensions of Credit	~~108~~110
SECTION 7.02.	Conditions to All Extensions of Credit	~~111~~113

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

SECTION 8.01.	Corporate Existence; Compliance with Law	~~112~~114
SECTION 8.02.	Financial Condition; Etc.	~~112~~114
SECTION 8.03.	Litigation	~~113~~114
SECTION 8.04.	No Breach; No Default	~~113~~115
SECTION 8.05.	Action	~~113~~115
SECTION 8.06.	Approvals	~~113~~115
SECTION 8.07.	ERISA and Foreign Employee Benefit Matters	~~114~~116
SECTION 8.08.	Taxes	~~114~~116
SECTION 8.09.	Investment Company Act; Other Restrictions	~~115~~117
SECTION 8.10.	Environmental Matters	~~115~~117
SECTION 8.11.	Use of Proceeds	~~116~~117
SECTION 8.12.	Subsidiaries	~~116~~118
SECTION 8.13.	Ownership of Property; Liens	~~116~~118
SECTION 8.14.	Security Interest; Absence of Financing Statements; Etc.	~~117~~119
SECTION 8.15.	Licenses and Permits	~~117~~119
SECTION 8.16.	Disclosure	~~117~~119
SECTION 8.17.	Solvency	~~118~~120
SECTION 8.18.	EEA Financial Institutions	~~118~~120
SECTION 8.19.	Intellectual Property	~~118~~120

Page

SECTION 8.20.	[Reserved]	~~118~~120
SECTION 8.21.	Regulation H	~~118~~120
SECTION 8.22.	Insurance	~~118~~120
SECTION 8.23.	Real Estate	~~118~~120
SECTION 8.24.	Leases	~~119~~121
SECTION 8.25.	Mortgaged Real Property	~~119~~121
SECTION 8.26.	Material Adverse Effect	~~120~~121
SECTION 8.27.	Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions	~~120~~121

ARTICLE IX.

AFFIRMATIVE COVENANTS

SECTION 9.01.	Existence; Business Properties	~~121~~123
SECTION 9.02.	Insurance	~~121~~123
SECTION 9.03.	Taxes	~~122~~124
SECTION 9.04.	Financial Statements, Etc.	~~122~~124
SECTION 9.05.	Maintaining Records; Access to Properties and Inspections	~~125~~127
SECTION 9.06.	Use of Proceeds	~~125~~127
SECTION 9.07.	Compliance with Environmental Law	~~125~~127
SECTION 9.08.	Pledge or Mortgage of Real Property and Vessels	~~126~~128
SECTION 9.09.	Security Interests; Further Assurances	~~129~~130
SECTION 9.10.	Master Leases	~~129~~131
SECTION 9.11.	Additional Credit Parties	~~130~~132
SECTION 9.12.	Limitation on Designations of Unrestricted Subsidiaries	~~131~~133
SECTION 9.13.	Limitation on Designation of Immaterial Subsidiaries	~~132~~134
SECTION 9.14.	Post-Closing Matters	~~133~~134

ARTICLE X.

NEGATIVE COVENANTS

SECTION 10.01.	Indebtedness	~~134~~135
SECTION 10.02.	Liens	~~137~~139
SECTION 10.03.	Master Leases	~~140~~142
SECTION 10.04.	Investments, Loans and Advances	~~141~~143
SECTION 10.05.	Mergers, Consolidations and Sales of Assets	~~143~~145
SECTION 10.06.	Restricted Payments	~~145~~147
SECTION 10.07.	Transactions with Affiliates	~~146~~148
SECTION 10.08.	Financial Covenants	~~147~~148
SECTION 10.09.	Certain Payments of Indebtedness	~~148~~149
SECTION 10.10.	Limitation on Certain Restrictions Affecting Subsidiaries	~~149~~150
SECTION 10.11.	Limitation on Lines of Business	~~150~~151
SECTION 10.12.	Limitation on Changes to Fiscal Year	~~150~~151
SECTION 10.13.	Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws	~~150~~151

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.	Events of Default	~~150~~151
SECTION 11.02.	Application of Proceeds	~~153~~155
SECTION 11.03.	Clean-up Period for PNK Acquisition	~~154~~155

Page

ARTICLE XII.

AGENTS

SECTION 12.01.	Appointment	~~155~~156
SECTION 12.02.	Rights as a Lender	~~155~~156
SECTION 12.03.	Exculpatory Provisions	~~155~~157
SECTION 12.04.	Reliance by Agents	~~156~~157
SECTION 12.05.	Delegation of Duties	~~156~~158
SECTION 12.06.	Resignation of Administrative Agent and Collateral Agent	~~157~~158
SECTION 12.07.	Nonreliance on Agents and Other Lenders	~~158~~159
SECTION 12.08.	Indemnification	~~158~~160
SECTION 12.09.	No Other Duties	~~159~~160
SECTION 12.10.	Holders	~~159~~160
SECTION 12.11.	Administrative Agent May File Proofs of Claim	~~159~~160
SECTION 12.12.	Collateral Matters	~~159~~161
SECTION 12.13.	Secured Cash Management Agreements and Swap Contracts	~~160~~161
SECTION 12.14.	ERISA Representations and Warranties~~.~~	~~160~~161

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.	Waiver	~~162~~163
SECTION 13.02.	Notices	~~162~~163
SECTION 13.03.	Expenses, Indemnification, Etc.	~~163~~164
SECTION 13.04.	Amendments and Waiver	~~165~~166
SECTION 13.05.	Benefit of Agreement; Assignments; Participations	~~171~~172
SECTION 13.06.	Survival	~~174~~176
SECTION 13.07.	Captions	~~175~~176
SECTION 13.08.	Counterparts; Interpretation; Effectiveness	~~175~~176
SECTION 13.09.	Governing Law; Submission to Jurisdiction; Waivers; Etc.	~~175~~176
SECTION 13.10.	Confidentiality	~~176~~178
SECTION 13.11.	Independence of Representations, Warranties and Covenants	~~177~~178
SECTION 13.12.	Severability	~~177~~178
SECTION 13.13.	Gaming Laws	~~177~~178
SECTION 13.14.	USA Patriot Act	~~178~~179
SECTION 13.15.	Judgment Currency	~~178~~179
SECTION 13.16.	Waiver of Claims	~~178~~180
SECTION 13.17.	No Advisory or Fiduciary Responsibility	~~179~~180
SECTION 13.18.	Lender Action	~~179~~180
SECTION 13.19.	Interest Rate Limitation	~~179~~181
SECTION 13.20.	Payments Set Aside	~~180~~181
SECTION 13.21.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~180~~181
SECTION 13.22.	Effect of this Agreement	~~181~~182

ANNEXES:

ANNEX A-1	—	Revolving Commitments on the Closing Date
ANNEX A-2	—	Term A Facility Loans
ANNEX A-3	—	Term B Facility Commitments
ANNEX A-4	—	Term B-1 Facility Commitments
ANNEX B	—

Applicable Margin for Revolving Loans and Swingline Loans (In Each Case, Under the Closing Date Revolving Facility and the First Amendment Extended Revolving Facility) and Term A Facility Loans and Applicable Fee Percentage

ANNEX C	—	Amortization Payments - Term A Facility Loans

SCHEDULES:

SCHEDULE 1.01(A)	—	Excluded Subsidiary Agreements
SCHEDULE 1.01(B)	—	Existing Investment Returns
SCHEDULE 1.01(C)	—	Guarantors
SCHEDULE 1.01(D)	—	Initial Mortgaged Real Property
SCHEDULE 1.01(E)		PNK Letters of Credit
SCHEDULE 2.03(n)	—	Existing Letters of Credit
SCHEDULE 7.01(c)(ii)	—	Jurisdictions of Local Counsel Opinions
SCHEDULE 7.01(j)	—	Closing Date Environmental Assessment Reports
SCHEDULE 8.03	—	Litigation
SCHEDULE 8.07	—	ERISA
SCHEDULE 8.08	—	Taxes
SCHEDULE 8.10	—	Environmental Matters
SCHEDULE 8.12(a)	—	Subsidiaries
SCHEDULE 8.12(b)	—	Immaterial Subsidiaries
SCHEDULE 8.12(c)	—	Unrestricted Subsidiaries
SCHEDULE 8.13(a)	—	Ownership
SCHEDULE 8.13(b)	—	Vessels
SCHEDULE 8.15	—	Licenses and Permits
SCHEDULE 8.19	—	Intellectual Property
SCHEDULE 8.21	—	Regulation H
SCHEDULE 8.23(a)	—	Real Property
SCHEDULE 8.23(b)	—	Real Property Takings, Etc.
SCHEDULE 8.25(a)	—	No Certificates of Occupancy; Violations, Etc.
SCHEDULE 8.25(b)	—	Encroachment, Boundary, Location, Possession Disputes
SCHEDULE 9.12	—	Designated Unrestricted Subsidiaries
SCHEDULE 9.12(d)	—	Designated Unrestricted Subsidiaries — First Amendment to A&R Credit Agreement Effective Date
SCHEDULE 9.14	—	Post-Closing Matters
SCHEDULE 10.01	—	Existing Indebtedness
SCHEDULE 10.02	—	Certain Existing Liens
SCHEDULE 10.04	—	Investments

EXHIBITS:

EXHIBIT A-1	—	Form of Revolving Note
EXHIBIT A-2	—	Form of Term A Facility Note
EXHIBIT A-3	—	Form of Term B Facility Note
EXHIBIT A-4	—	Form of Swingline Note
EXHIBIT A-5	—	Form of Term B-1 Facility Note
EXHIBIT B	—	Form of Notice of Borrowing
EXHIBIT C	—	Form of Notice of Continuation/Conversion

EXHIBIT D	—	Forms of U.S. Tax Compliance Certificate
EXHIBIT E	—	[Reserved]
EXHIBIT F	—	[Reserved]
EXHIBIT G	—	Form of Solvency Certificate
EXHIBIT H	—	Form of Security Agreement
EXHIBIT ~~I~~I-1	—	Form of Mortgage
EXHIBIT I-2	—	Form of PNK Mortgage
EXHIBIT J	—	Form of Ship Mortgage
EXHIBIT K	—	Form of Assignment and Assumption Agreement
EXHIBIT L	—	Form of Letter of Credit Request
EXHIBIT M	—	Form of Joinder Agreement
EXHIBIT N	—	Form of Perfection Certificate
EXHIBIT O	—	Form of Auction Procedures
EXHIBIT P	—	Form of Open Market Assignment and Assumption Agreement
EXHIBIT Q	—	Form of Term Loan Extension Amendment
EXHIBIT R	—	Form of Revolving Extension Amendment
EXHIBIT S	—	Form of Pari Passu Intercreditor Agreement
EXHIBIT T	—	Form of Second Lien Intercreditor Agreement
EXHIBIT U-1	—	Form of Master Lease Landlord Acknowledgement (Penn Master Lease)
EXHIBIT U-2	—	Form of Master Lease Landlord Acknowledgement (PNK Master Lease)
EXHIBIT V	—	Form of Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 19, 2017 (this “Agreement”), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”); the GUARANTORS party hereto from time to time; the LENDERS from time to time party hereto; the L/C LENDERS party hereto; BANK OF AMERICA, N.A., as swingline lender (in such capacity, together with its successors in such capacity, “Swingline Lender”); BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”); and BANK OF AMERICA, N.A., as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”).

WHEREAS, Borrower has requested that the Lenders provide first lien revolving credit and term loan facilities, and the Lenders have indicated their willingness to lend, and the L/C Lender has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree to amend and restate the Existing Credit Agreement (as amended by the Second Amendment) as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.                      Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“2018 Incremental Joinder Agreement” shall mean that certain Incremental Joinder Agreement No. 1, dated as of October 15, 2018, by and among Borrower, Guarantors, the Lenders party thereto and Administrative Agent.

“2018 Incremental Joinder Agreement Effective Date” shall mean October 15, 2018.

“2018 Incremental Term A Loan Commitments” shall mean the “2018 Incremental Term A Loan Commitments” as defined in, and made pursuant to, the 2018 Incremental Joinder Agreement on the 2018 Incremental Joinder Agreement Effective Date.

“2018 Incremental Term A Loans” shall mean the “2018 Incremental Term A Loans” as defined in, and made pursuant to, the 2018 Incremental Joinder Agreement on the 2018 Incremental Joinder Agreement Effective Date.

“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).

“Acquisition Incremental Revolving Commitments” shall mean Incremental Revolving Commitments with respect to which the proceeds of any Revolving Loans at the time such commitments are initially provided are reasonably expected to be used solely or primarily for the purposes of funding a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition).

“Act” has the meaning set forth in Section 13.14.

“Additional Credit Party” has the meaning set forth in Section 9.11.

“Additional Lease” shall mean any lease entered into for the purpose of Borrower or any of its Restricted Subsidiaries to acquire the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of Gaming Facilities.

“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

“Affected Classes” has the meaning set forth in Section 13.04(b)(A).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that none of GLPI or any of its Subsidiaries shall be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

“Agent” shall mean any of Administrative Agent, Auction Manager, Collateral Agent, Joint Physical Bookrunners, Joint Lead Arrangers and/or Syndication Agents, as applicable.

“Agent Party” has the meaning set forth in Section 13.02(e).

“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates and their and their Affiliates’ respective directors, trustees, officers, employees, representatives, advisors, partners and agents.

“Aggregate Existing Investment Returns” shall mean, as of any date of determination, the sum of all Existing Investment Returns received on or prior to such date to the extent that, on the date any such Existing Investment Return was received, such Existing Investment Return was larger than the Outstanding Investment Amount as of such date (which Outstanding Investment Amount shall be determined before giving effect to the receipt of such Existing Investment Return).

“Aggregate Payments” has the meaning set forth in Section 6.10.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBO Rate floor or Alternate Base Rate floor or otherwise, in each case, incurred or payable by Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement, structuring, commitment, underwriting or other similar fees (regardless of whether paid in whole or in part to any or all lenders), customary amendment consent fees, or other fees not paid generally to all lenders of such Indebtedness.

“Alternate Base Rate” shall mean for any day, the greatest of (i) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (ii) the Federal Funds Rate plus 0.50% per annum and (iii) the LIBO Rate for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points; provided that, with respect to the Term B Facility Loans only, the Alternate Base Rate shall not be less than 1.75%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternate Currency” shall mean Canadian dollars.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable L/C Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Amortization Payment” shall mean each scheduled installment of payments on the Term Loans as set forth in Sections 3.01(b), 3.01(c) ~~and~~, 3.01(d) and 3.01(e).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning set forth in Section 8.27(a).

“Applicable ECF Percentage” shall mean, for any fiscal year, commencing with the fiscal year ended December 31, 2018, (a) 50% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or greater than 2.25 to 1.00, (b) 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than 2.25 to 1.00 and equal to or greater than 2.00 to 1.00 and (c) 0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than 2.00 to 1.00.

“Applicable Fee Percentage” shall mean:  with respect to any Unutilized R/C Commitments in respect of any Tranche of Revolving Commitments, (i) prior to the Initial Financial Statement Delivery Date, 0.35% (or the percentage per annum set forth in the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment); and (ii) on and after the Initial Financial Statement Delivery Date, the applicable percentage per annum set forth on Annex B (or the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment) set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B (or the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment) determined as of the most recent Calculation Date.  After the Initial Financial Statement Delivery Date, any change in the Consolidated Total Net Leverage Ratio shall be effective to adjust the Applicable Fee Percentage on and as of the date of receipt by Administrative Agent of the Section 9.04 Financials resulting in such change until the date immediately preceding the next date of delivery of Section 9.04 Financials resulting in another such change.  If Borrower fails to deliver the Section 9.04 Financials within the times specified in Section 9.04(a) or 9.04(b), as applicable, such ratio shall be deemed to be with respect to any Unutilized R/C Commitments in respect of any Tranche of Revolving Commitments, at Level I as set forth in Annex B (or the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment), in each case, from the date of any such failure to deliver until Borrower delivers such Section 9.04 Financials.  In the event that any financial statement or certification delivered pursuant to Section 9.04 is shown to be inaccurate (an “Inaccuracy Determination”), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Fee Percentage for any period (an “Inaccurate Applicable Fee Percentage Period”) than the Applicable Fee Percentage applied for such Inaccurate Applicable Fee Percentage Period, then Borrower shall promptly (i) deliver to the Administrative Agent corrected Section 9.04 Financials for such Inaccurate Applicable Fee Percentage Period, (ii) determine the Applicable Fee Percentage for such Inaccurate Applicable Fee Percentage Period based upon the corrected Section 9.04 Financials and (iii) pay to the Administrative Agent the accrued additional commitment fee owing as a result of such increased Applicable Fee Percentage for such Inaccurate Applicable Fee Percentage Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 3.02 and Article XI and their other respective rights under this Agreement.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) (a) that is a lender on the Closing Date, designated for such Type of Loan on Annexes A-1 through A-3 hereof, (b) set forth on such Lender’s signature page to an Incremental Joinder Agreement for any Lender making any Incremental Commitment pursuant to Section 2.12, (c) set forth on such Lender’s signature page to any Refinancing Amendment for any Lender providing Credit Agreement Refinancing Indebtedness pursuant to Section 2.15, (c) set forth in the Assignment Agreement for any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement or (d) such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean:

(a)         for each Type and Class of Loan, other than any Term B Facility Loan and any Term B-1 Facility Loan, (i) prior to the Initial Financial Statement Delivery Date, the respective percentage per annum set forth at Level III as set forth on Annex B (or the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment) for such Type and Class of Loan; and (ii) on and after the Initial Financial Statement Delivery Date, the applicable percentage per annum as set forth on Annex B (or the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment) for such Type and Class of Loan, set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B (or the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment) determined as of the most recent Calculation Date.  After the Initial Financial Statement Delivery Date, any change in the Consolidated Total Net Leverage Ratio shall be effective to adjust the Applicable Margin on and as of the date of receipt by Administrative Agent of the Section 9.04 Financials resulting in such change until the date immediately preceding the next date of delivery of Section 9.04 Financials resulting in another such change.  If Borrower fails to deliver the Section 9.04 Financials within the times specified in Section 9.04(a) or 9.04(b), as applicable, such ratio shall be deemed to be at Level I as set forth in Annex B (or the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment) from the date of any such failure to deliver until Borrower delivers such Section 9.04 Financials.  In the event of an Inaccuracy Determination, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Inaccurate Applicable Margin Period”) than the Applicable Margin applied for such Inaccurate Applicable Margin Period, then Borrower shall promptly (i) deliver to the Administrative Agent corrected Section 9.04 Financials for such Inaccurate Applicable Margin Period, (ii) determine the Applicable Margin for such Inaccurate Applicable Margin Period based upon the corrected Section 9.04 Financials and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Inaccurate Applicable Margin Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 3.02 and Article XI and their other respective rights under this Agreement; ~~and~~

(b)         for each Term B Facility Loan, (i) 2.50% per annum, with respect to LIBOR Loans and (ii) 1.50% per annum, with respect to ABR Loans~~.~~; and

(c)          for each Term B-1 Facility Loan, (i) 2.25% per annum, with respect to LIBOR Loans and (ii) 1.25% per annum, with respect to ABR Loans.

“Asset Sale” shall mean (a) any conveyance, sale, lease (other than an operating lease in the ordinary course of business), transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any Person (other than (i) with respect to any Credit Party, to any Credit Party, and (ii) with respect to any other Company, to any Company) to the extent that the aggregate value of such Property sold in any single transaction or related series of transactions is greater than or equal to $20.0 million and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person (other than to any Company); provided that the following shall not constitute an “Asset Sale”: (x) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer useful in the business of the Credit Parties, (y) licenses of Intellectual Property entered into in the ordinary course of business and (z) any conveyance, sale, transfer or other disposition of cash and/or Cash Equivalents.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K hereto or any other form (including electronic documentation generated by use of an electronic platform) as is reasonably acceptable to Administrative Agent.

“Auction Amount” shall have the meaning provided in Exhibit O hereto.

“Auction Manager” shall mean Bank of America, or another financial institution as shall be selected by Borrower in a written notice to Administrative Agent, in each case in its capacity as Auction Manager.

“Auction Procedures” shall mean, collectively, the auction procedures, auction notice, return bid and Borrower Assignment Agreement in substantially the form set forth as Exhibit O hereto or such other form (including electronic documentation generated by use of an electronic platform) as is reasonably acceptable to Auction Manager, Administrative Agent and Borrower so long as the same are consistent with the provisions hereof; provided, however, Auction Manager, with the prior written consent of Borrower, may amend or modify the procedures, notices, bids and Borrower Assignment Agreement in connection with any Borrower Loan Purchase (but excluding economic terms of a particular auction after any Lender has validly tendered Term Loans requested in an offer relating to such auction, other than to increase the Auction Amount or raise the Discount Range applicable to such auction); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due in such auction.

“Auto-Extension Letter of Credit” shall have the meaning provided by Section 2.03(b).

“Available Amount” shall mean, on any date, an amount not less than zero, equal to:

(a)         50.0% of the aggregate amount of Consolidated Net Income for the period (taken as one accounting period) from the beginning of the fiscal quarter ending March 31, 2018 to the end of the most recent fiscal quarter of Borrower prior to such date with respect to which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)         in the event of (i) the Revocation of a Subsidiary that was designated as an Unrestricted Subsidiary, (ii) the merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into Borrower or a Restricted Subsidiary (where the surviving entity is Borrower or a Restricted Subsidiary) or (iii) the transfer or other conveyance of assets of an Unrestricted Subsidiary to, or liquidation of an Unrestricted Subsidiary into, Borrower or a Restricted Subsidiary, an amount equal to the sum of (x) the fair market value of the Investments deemed made by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary, plus (y) the amount of the Investments of Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary made after such designation and prior to the time of such Revocation, merger, consolidation, amalgamation, conveyance, liquidation or transfer (or of the assets transferred or conveyed, as applicable), other than, in the case of this clause (y), to the extent such Investments funded Investments by such Unrestricted Subsidiary into a Person that, after giving effect to the transaction described in clauses (i), (ii) or (iii) above, will be an Unrestricted Subsidiary; provided, that clauses (x) and (y) shall not be duplicative of any reductions in the amount of such Investments pursuant to the proviso to the definition of “Investments”; plus

(c)          the aggregate amount of any returns received since the Closing Date and on or prior to such date (including with respect to contracts related to such Investments and including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income, payments under contracts relating to such Indebtedness and similar amounts) by Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 10.04(l) to the extent not included in Consolidated Net Income; plus

(d)         the aggregate amount of Equity Issuance Proceeds (including upon conversion or exchange of a debt instrument into or for any Equity Interests (other than Disqualified Capital Stock)) received by Borrower from or in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) after the Closing Date and on or prior to such date; minus

(e)          the aggregate amount of any (i) Investments made pursuant to Section 10.04(l), (ii) Restricted Payments made pursuant to Section 10.06(i)(ii), (iii) Junior Prepayments pursuant to Section 10.09(a)(ii) (in each case, in reliance on the then-outstanding Available Amount) made since the Closing Date and on or prior to such date and (iv) the aggregate amounts designated by Borrower as New Investment Returns, Specified General Investment Returns, Specified Additional General Investment Returns and Specified Unrestricted Subsidiaries Investment Returns to the extent included in Consolidated Net Income.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” shall mean Bank of America, N.A., in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Investment Entities” shall mean (i) commercial or corporate banks and (ii) any funds which principally hold passive investments in portfolios of commercial loans or debt securities for investment purposes in the ordinary course of business.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower 2021 Notes” shall mean the outstanding 5.875% Senior Notes due 2021 of Borrower in the original aggregate principal amount of $300.0 million.

“Borrower 2021 Notes Redemption” shall mean the purchase, redemption or other acquisition of, or retirement, defeasance or Discharge of, Borrower 2021 Notes or the related indenture, or the acceptance for purchase, or purchase, of any Borrower 2021 Notes pursuant to a tender offer, including the payment of any premium and any accrued and unpaid interest with respect thereto; provided, however, that in the case of a Discharge, the Borrower 2021 Notes Redemption shall be deemed to have occurred at the time of such Discharge, even if some or all of such Discharged Borrower 2021 Notes are to be purchased or redeemed at a later date.

“Borrower Assignment Agreement” shall mean, with respect to any assignment to Borrower or one of its Subsidiaries pursuant to Section 13.05(d) consummated pursuant to the Auction Procedures, an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of Auction Procedures).

“Borrower Loan Purchase” shall mean any purchase of Term Loans by Borrower or one of its Subsidiaries pursuant to Section 13.05(d).

“Borrower Materials” has the meaning set forth in Section 9.04.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Calculation Date” shall mean the last day of the most recent Test Period.

“Canadian dollars” shall mean the lawful money of Canada.

“Capital Expenditures” shall mean, for any period, any expenditures by Borrower or its Restricted Subsidiaries for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased simultaneously with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Term Loans pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than Borrower or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.

“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease; and provided, further, that, for the avoidance of doubt, each Master Lease and any Additional Lease will be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease; and provided, further, that, for the avoidance of doubt, each Master Lease and any Additional Lease will be accounted for as an operating lease and not as a Capital Lease.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars or other credit support, in each case, at a location and pursuant to documentation in form and substance reasonably satisfactory to (a) Administrative Agent, (b) in the case of obligations owing to an L/C Lender, such L/C Lender, and (c) in the case of obligations owing to the Swingline Lender, Swingline Lender (and “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” have corresponding meanings).

“Cash Equivalents” shall mean, for any Person:  (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); or (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country which is rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean (a) any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Cash Management Agreement, an Agent, a Lender or an Affiliate of an Agent or a Lender and (b) any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries that was in effect on the Closing Date, if such Person becomes an Agent, a Lender or an Affiliate of an Agent or a Lender within thirty (30) days of the Closing Date, and in the case of each of clauses (a) and (b), such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (i) appoints Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Section 12.03.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property; provided, however, no such event shall constitute a Casualty Event if the proceeds thereof or other compensation in respect thereof is less than $20.0 million.  “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower, (b) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness of Borrower or any of its Restricted Subsidiaries that is then outstanding (excluding any change of control under any Material Indebtedness of an Acquisition target that occurs as a result of the consummation of such Acquisition), (c) Penn Tenant shall cease to be a Wholly Owned Restricted Subsidiary of Borrower or (d) from and after the PNK Acquisition Closing Date, PNK Tenant shall cease to be a Wholly Owned Restricted Subsidiary of Borrower.

“Charges” has the meaning set forth in Section 13.19.

“Class” has the meaning set forth in Section 1.03.

“Closing Date” shall mean the date on which the initial extension of credit is made hereunder, which date is January 19, 2017.

“Closing Date Refinancing” shall mean the entering into of the Second Amendment and the consummation of the transactions contemplated thereby on the Closing Date and the Borrower 2021 Notes Redemption.

“Closing Date Revolving Commitment” shall mean (a) from the Closing Date through, but excluding, the First Amendment to A&R Credit Agreement Effective Date, a Revolving Commitment established on the Closing Date, including the Refinancing Revolving Commitments provided pursuant to the Second Amendment and (b) from and after the First Amendment to A&R Credit Agreement Effective Date, a Revolving Commitment established on the Closing Date, including the Refinancing Revolving Commitments provided pursuant to the Second Amendment, that constitutes a Non-Consenting Revolving Commitment on the First Amendment to A&R Credit Agreement Effective Date.

“Closing Date Revolving Facility” shall mean the credit facility comprising the Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all of the Pledged Collateral, the Mortgaged Real Property, the Mortgaged Vessels, all Property encumbered pursuant to Sections 9.08, 9.11 and 9.14, and all other Property of a Credit Party, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document.  “Collateral” shall not include any assets or Property that has been released (in accordance with the Credit Documents) from the Lien granted to the Collateral Agent pursuant to the Security Documents, unless and until such time as such assets or Property are required by the Credit Documents to again become subject to a Lien in favor of the Collateral Agent.

“Collateral Account” shall mean (a) a Deposit Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-104 of the UCC) or (b) a Securities Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-106 of the UCC).

“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“Commitments” shall mean the Revolving Commitments, the Term Loan Commitments, the Swingline Commitment, any Other Commitments, any New Revolving Commitments and any New Term Loan Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean a Person or Affiliate of any Person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Credit Party) that operates, manages or controls the operation of a casino or “racino” or controls, has entered into any agreement to control or is under common control with, in each case directly or indirectly, any entity that operates, manages or controls the operation of a casino or “racino”; provided that the foregoing shall not include Bona Fide Investment Entities.

“Compliance Certificate” has the meaning set forth in Section 9.04(c).

“Consolidated Cash Interest Expense” shall mean, for any Test Period, Consolidated Interest Expense paid in cash with respect to such Test Period net of cash interest income (other than cash interest income in respect of notes receivable and similar items), of Borrower and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, minus the sum (without duplication) of any of the following to the extent deemed to be included in Consolidated Interest Expense and paid in cash with respect to such Test Period: (a) payments received under Swap Contracts relating to interest rates with respect to such Test Period, (b) arrangement, commitment or upfront fees and similar financing fees, original issue discount, and redemption or prepayment premiums payable during or with respect to such Test Period, (c) interest payable during or with respect to such Test Period with respect to Indebtedness that has been Discharged, (d) any cash costs associated with breakage or termination in respect of hedging agreements for interest rates payable during such Test Period and costs and fees associated with obtaining Swap Contracts and fees payable thereunder, and (e) fees and expenses associated with the consummation of the Transactions. Consolidated Cash Interest Expense shall exclude interest expense in respect of (a) Indebtedness that is excluded from Consolidated Net Indebtedness by reason of clause (ii), (iii) or (iv) of the proviso thereof, to the extent of such exclusion or (b) Indebtedness not in excess of $600.0 million at any one time outstanding, which constitutes Development Expenses, or the proceeds of which were applied to fund Development Expenses (but only for so long as such Indebtedness or such funded expenses, as the case may be, constitute Development Expenses). For purposes of determining Consolidated Cash Interest Expense for any Test Period that includes any period ending prior to the first anniversary of the Closing Date, Consolidated Cash Interest Expense shall be an amount equal to actual Consolidated Cash Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Companies” shall mean Borrower and each Subsidiary of Borrower (whether now existing or hereafter created or acquired), the financial statements of which are (or should be) consolidated with the financial statements of Borrower in accordance with GAAP.

“Consolidated Current Assets” shall mean, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) cash and Cash Equivalents and (y) the current portion of deferred income tax assets.

“Consolidated Current Liabilities” shall mean, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) the current portion of any Indebtedness and (y) the current portion of deferred income taxes.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus

(a)         in each case to the extent deducted in calculating such Consolidated Net Income:

(i)      provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes, of Borrower and its Restricted Subsidiaries for such Test Period;

(ii)       Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of Borrower and its Restricted Subsidiaries for such Test Period, whether paid or accrued and whether or not capitalized;

(iii)      any cost, charge, fee or expense (including discounts and commissions, premiums and penalties, original issue discount, debt issuance costs and deferred financing costs and fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization or write-off of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(iv)     depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period) and any other non-cash charges or expenses, including any write off or write downs, reducing Consolidated Net Income (excluding (x) any amortization of a prepaid cash expense that was paid in a prior Test Period and (y) any non-cash charges and expenses that result in an accrual of a reserve for cash charges in any future Test Period that Borrower elects not to add back in the current Test Period (it being understood that reserves may be charged in the current Test Period or when paid, as reasonably determined by Borrower)) of Borrower and its Restricted Subsidiaries for such Test Period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future Test Period, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to the extent Borrower elected to previously add back such amounts to Consolidated EBITDA;

(v)      any Pre-Opening Expenses;

(vi)     the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business));

(vii)    any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful; and

(viii)   any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments; minus

(b)         in each case to the extent included in calculating such Consolidated Net Income:

(i)    non-cash items increasing such Consolidated Net Income for such Test Period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior Test Period subsequent to the issue date which was not added back to Consolidated EBITDA when accrued;

(ii)   the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(iii)  any unusual or non-recurring items of income or gain (including, without limitation, gains on asset sales (other than asset sales in the ordinary course of business)) to the extent increasing Consolidated Net Income for such Test Period; plus

(c)          the amount of cost savings, operating expense reductions and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during such Test Period (or with respect to (x) the Transactions, are reasonably expected to be initiated within twelve (12) months of the Closing Date, or (y) Specified Transactions, are reasonably expected to be initiated within twelve (12) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided that (i) a duly completed Officer’s Certificate of Borrower shall be delivered to Administrative Agent together with the applicable Section 9.04 Financials, providing reasonable detail with respect to such cost savings, operating expense reductions and synergies and certifying that such savings, operating expense reductions and synergies are reasonably expected to be realized within twelve (12) months of the taking of such specified actions and are factually supportable in the good faith judgment of Borrower, (ii) such actions are to be taken within (A) in the case of any such cost savings, operating expense reductions and synergies in connection with the Transactions, twelve (12) months after the Closing Date and (B) in all other cases, within twelve (12) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions or synergies, (iii) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iv) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (c) to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and Section 1.06(c) shall not (i) exceed 15.0% of Consolidated EBITDA for such Test Period (after giving effect to this clause (c) and Section 1.06(c)) or (ii) be duplicative of one another; plus

(d)         to the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (b)(iii) above, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (d) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (d)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus

(e)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) above for any previous Test Period and not added back.

Consolidated EBITDA shall be further adjusted:

(A)       to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Unrestricted Subsidiary that is revoked and converted into a Restricted Subsidiary during such Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or Revocation), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(B)       to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(C)       in the event of any Expansion Capital Expenditures that were opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital Expenditures (as determined by Borrower) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(D)       in the event of any Development Project that was opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Development Project (as determined by Borrower) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter);

(E)        in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Borrower and its Restricted Subsidiaries; and

(F)         to exclude the Consolidated EBITDA attributable to Restricted Subsidiaries that are not Guarantors, to the extent the Consolidated EBITDA attributable to such Persons exceeds 20.0% of Consolidated EBITDA for Borrower and its Restricted Subsidiaries for such Test Period (calculated after giving effect to such limitation); provided that, with respect to any Restricted Subsidiary that is not required to become a Guarantor pursuant to this Agreement solely as a result of any applicable Gaming Laws or Gaming Approvals, such limitation shall not apply until the date that is ninety (90) days after the date such Restricted Subsidiary would have otherwise been required to become a Guarantor.

“Consolidated Interest Expense” shall mean, for any Test Period, the sum of interest expense of Borrower and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency fees paid to Administrative Agent and (l) costs and fees associated with obtaining Swap Contracts and fees payable thereunder.

“Consolidated Net Income” shall mean, for any Test Period, the aggregate of the net income of Borrower and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a)         any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale (other than asset sales in the ordinary course of business) or (ii) any disposition of any securities (other than dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries shall be excluded;

(b)         any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(c)          the net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash);

(d)         the undistributed earnings of any Subsidiary of Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Subsidiary shall be excluded, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Subsidiaries (or to the extent converted into cash);

(e)          any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(f)           any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(g)          the cumulative effect of a change in accounting principles shall be excluded;

(h)         any expenses or reserves for liabilities shall be excluded to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which Borrower or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that Borrower or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (h));

(i)             losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), and expenses with respect to liability or casualty events or business interruption, shall be excluded;

(j)            gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(k)         the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to Borrower’s economic ownership interest therein.

Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under a Master Lease or any Additional Lease in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under a Master Lease or any Additional Lease not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of a Master Lease or any Additional Lease; provided that any “true-up” of rent paid in cash pursuant to a Master Lease or any Additional Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Consolidated Net Indebtedness” shall mean, as at any date of determination, (a) the aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness of the kind described in clause (d) of the definition of “Indebtedness”, Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below) minus (b) Unrestricted Cash minus (c) Development Expenses (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any); provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) (A) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than Borrower or any of its Restricted Subsidiaries or (B) pursuant to clause (F) of the definition of Consolidated EBITDA (provided that in the case of this clause (ii)(B), such Indebtedness is not guaranteed by any Credit Party in an amount in excess of the proportion of such Indebtedness that would not be so excluded), (iii) Consolidated Net Indebtedness shall not include Contingent Obligations, provided, however, that if and when any such Contingent Obligation is demanded for payment from Borrower or any of its Restricted Subsidiaries, then the amounts of such Contingent Obligation shall be included in such calculations, and (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary of Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party in an amount in excess of the proportion of such Indebtedness that would not be so excluded, shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof.

“Consolidated Senior Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness of Borrower and its Restricted Subsidiaries that is secured by Liens on property or assets of Borrower or its Restricted Subsidiaries as of such date (other than any such Consolidated Net Indebtedness that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement) to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of Sections 2.09(b)(ii), 10.06(i), 10.06(k) and 10.09(a), Consolidated Net Indebtedness as used in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the Test Period most recently ended prior to such date.

“Consolidated Total Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of determining whether Borrower is in compliance on a Pro Forma Basis under the Financial Maintenance Covenants pursuant to Sections 2.09(b)(ii), 10.06(i), 10.06(k) and 10.09(a), the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Covered Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement, any Note, any Guarantee or any other Credit Document and (b) to the extent not otherwise described in the foregoing clause (a). Other Taxes.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans and Other Revolving Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then-existing Term Loans, Revolving Loans (and/or unused Revolving Commitments) and/or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has the same or a later maturity (provided that if such Indebtedness is subordinated to the Obligations or secured by a junior lien on the Collateral or is unsecured, then its maturity shall be no earlier than the 91st day after the Final Maturity Date) and, except in the case of any Indebtedness consisting of a revolving credit facility, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any upfront fees and original issue discount), (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) to the extent such Credit Agreement Refinancing Indebtedness consists of a revolving credit facility, the Revolving Commitments of the applicable Tranche(s) shall be reduced and/or terminated, as applicable, such that the Total Revolving Commitments (after giving effect to such Credit Agreement Refinancing Indebtedness and such reduction or termination) shall not exceed the Total Revolving Commitments immediately prior to the incurrence of such Credit Agreement Refinancing Indebtedness, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any upfront fees and original issue discount), (v) the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Indebtedness are (as determined by Borrower in good faith), taken as a whole, not materially more restrictive than the terms set forth in this Agreement, (vi) Borrower shall be the sole borrower thereunder and no Subsidiary of Borrower shall guaranty such Indebtedness unless such Subsidiary is also a Guarantor hereunder, and (vii) such Indebtedness shall not be secured by any Liens, except Liens on the Collateral.

“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the L/C Documents, (d) the Security Documents, (e) any Pari Passu Intercreditor Agreement, (f) any Second Lien Intercreditor Agreement, (g) any Incremental Joinder Agreement, (h) any Extension Amendment and (i) each other agreement entered into by any Credit Party with Administrative Agent, Collateral Agent and/or any Lender, in connection herewith or therewith evidencing or governing the Obligations, all as amended from time to time, but shall not include a Swap Contract or Cash Management Agreement.

“Credit Parties” shall mean Borrower and the Guarantors.

“Credit Swap Contracts” shall mean any Swap Contract between Borrower and/or any or all of its Restricted Subsidiaries and a Swap Provider (excluding any Swap Contract of the type described in the last sentence of the definition of Swap Contract).

“Debt Issuance” shall mean the incurrence by Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01).  The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.

“Declined Amounts” shall have the meaning given to such term in Section 2.10(b).

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Default Rate” shall mean a per annum rate equal to, (i) in the case of principal on any Loan, the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default or other Event of Default, and (ii) in the case of any other Obligations, the rate which is 2% in excess of the rate otherwise applicable to ABR Loans which are Revolving Loans from time to time (determined based on a weighted average if multiple Tranches of Revolving Commitments are then outstanding).

“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that (i) has failed to (A) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), or (B) comply with its obligations under this Agreement to make a payment to the L/C Lender in respect of a L/C Liability, make a payment to Swingline Lender in respect of a Swingline Loan, and/or make a payment to a Lender of any amount required to be paid to it hereunder, in each case within two (2) Business Days of the date when due, (ii) has notified Borrower, Administrative Agent, a L/C Lender or the Swingline Lender in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company or (iv) any Lender that has, for three or more Business Days after written request of Administrative Agent or Borrower, failed to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation).

Any determination of a Defaulting Lender under clauses (i) through (iv) above will be conclusive and binding absent manifest error.

“Designated Jurisdiction” shall mean any country, region or territory to the extent that such country, region or territory is the subject of any Sanction.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, executed by a financial officer of Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation” has the meaning set forth in Section 9.12(a).

“Designation Amount” has the meaning set forth in Section 9.12(a)(ii).

“Development Expenses” shall mean, without duplication, the aggregate principal amount, not to exceed $600.0 million at any time, of (a) outstanding Indebtedness incurred after the Closing Date, the proceeds of which, at the time of determination, as certified by a Responsible Officer of Borrower, are pending application and are required or intended to be used to fund and (b) amounts spent after the Closing Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) Borrower or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming Approvals or other governmental authorizations, so long as, in the case of any such Gaming Approvals or other governmental authorizations, Borrower or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming Approvals or governmental authorizations), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” shall mean Investments, directly or indirectly, (a) in any Joint Ventures or Unrestricted Subsidiaries in which Borrower or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract and, in the case of a Joint Venture, in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (b) in, or expenditures with respect to, casinos and “racinos” or Persons that own casinos or “racinos” (including casinos and “racinos” in development or under construction that are not presently open or operating with respect to which Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management, development or similar contract and such contract remains in full force and effect at the time of such Investment), in each case, used to finance, or made for the purpose of allowing such Joint Venture, Unrestricted Subsidiary, casino or “racino”, as the case may be, to finance, the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Joint Venture, Unrestricted Subsidiary, casino or “racino” and assets ancillary or related thereto (including, without limitation, hotels, restaurants and other similar projects), or the construction and development of a casino, “racino” or assets ancillary or related thereto (including, without limitation, hotels, restaurants and other similar projects) and including Pre-Opening Expenses with respect to such Joint Venture, Unrestricted Subsidiary, casino or “racino”.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness at maturity or as it becomes due or irrevocably called (or conditionally called, subject to the proviso below or if all conditions have been satisfied or waived) for redemption or purchase, or otherwise for which the deposit of an amount sufficient to satisfy any obligation to purchase such Indebtedness has been made (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption or purchase or other satisfaction thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit (and “Discharge” has a corresponding meaning).

“Discount Range” shall have the meaning provided in Exhibit O hereto.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof, pursuant to a sinking fund obligation or otherwise (other than solely (w) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (x) as a result of a redemption required by Gaming Law, (y) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement or (z) with respect to Equity Interests issued to any plan for the benefit of, or to, present or former directors, officers, consultants or employees that is required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations as a result of such director’s, officer’s, consultant’s, or employee’s termination, resignation, retirement, death or disability), or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Lenders” shall mean (a) such Persons that have been specified in writing to the Joint Lead Arrangers pursuant to the Engagement Letter, (b) such Persons that have been specified in writing to the Administrative Agent prior to the Closing Date as being “Disqualified Lenders”, (c) Competitors that have been identified in writing to the Administrative Agent, (d) any Affiliate of any Person referred to in clause (a), (b) or (c) of this definition that has been specified in writing to the Administrative Agent (other than, in the case of Affiliates of Persons referred to in clause (c), any Bona Fide Investment Entity) and (e) any Person that is readily identifiable on the basis of its name as an Affiliate of any Person referred to in clause (a), (b) or (c) of this definition (other than, in the case of Affiliates of Persons referred to in clause (c), any Bona Fide Investment Entity).

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternate Currency.

“Dollars” and “$” shall mean the lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized or formed in the United States or any state or territory thereof or the District of Columbia.

“DQ List” shall have the meaning provided in Section 13.05(f)(iv).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D) and (ii) solely for purposes of Borrower Loan Purchases, Borrower and its Restricted Subsidiaries; provided, however, that (x) other than as set forth in clause (ii) of this definition, neither Borrower nor any of Borrower’s Affiliates or Subsidiaries shall be an Eligible Assignee, (y) Eligible Assignee shall not include any Person that is a Disqualified Lender as of the applicable Trade Date unless consented to in writing by Borrower and (z) Eligible Assignee shall not include any Person who is a Defaulting Lender.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Employee Matters Agreement” shall mean the employee matters agreement between Borrower and GLPI, dated as of November 1, 2013.

“Engagement Letter” shall mean the Engagement Letter, dated January 17, 2017, among the Engagement Parties and Borrower.

“Engagement Parties” shall mean Bank of America, N.A., JPMorgan Chase Bank, N.A., Fifth Third Bank, Citizens Bank, N.A., U.S. Bank National Association, Wells Fargo Securities LLC, Manufacturers & Traders Trust Company, SunTrust Robinson Humphrey, Inc., Goldman Sachs Bank USA, TD Securities (USA) LLC, UBS Securities LLC and United Bank, Inc., each in its individual capacity.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean (a) any notice, claim, demand or other written or, to the knowledge of any Responsible Officer of Borrower, oral communication alleging liability of Borrower or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Restricted Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

“Environmental Law” shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution).  The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance and not an Equity Issuance for purposes of the definition of Equity Issuance Proceeds; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash and Cash Equivalents and the fair market value of assets or consideration other than cash and Cash Equivalents received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith; provided that, with respect to any Equity Interests issued upon exercise of any Equity Rights, the Equity Issuance Proceeds with respect thereto shall be determined without duplication of any Equity Issuance Proceeds received in respect of such Equity Rights.

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security under ERISA; (j) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 if ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries.

“ERISA Group” shall mean Borrower or any of its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower and its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 11.01.

“Excess Cash Flow” shall mean, for any fiscal year of Borrower, an amount, if positive, equal to (without duplication):

(a)   Consolidated Net Income; plus

(b)   an amount equal to the amount of all non-cash charges or losses (including write-offs or write-downs, depreciation expense and amortization expense including amortization of goodwill and other intangibles) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period and that did not reduce Excess Cash Flow at the time paid); plus

(c)   the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital); minus

(d)   all payments with respect to restricted stock units upon the Person to whom such restricted stock units were originally issued ceasing to be a director, officer, employee, consultant or advisor and net income or loss allocated to unvested participating restricted stock of Borrower; plus

(e)   any amounts received from the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(f)    the increase, if any, of Working Capital from the beginning of such period to the end of such period; minus

(g)   any amounts paid in connection with the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(h)   the amount of Capital Expenditures made in cash during such period, except to the extent financed with the proceeds of Indebtedness, Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(i)    the amount of principal payments of the Loans, Other Applicable Indebtedness and Other First Lien Indebtedness of Borrower and its Restricted Subsidiaries (excluding (i) repayments of Revolving Loans or Swingline Loans or other revolving indebtedness, except to the extent the Revolving Commitments or commitments in respect of such other revolving debt, as applicable, are permanently reduced in connection with such repayments, (ii) prepayments of Loans or other Indebtedness, in each case, that reduce the amount of Excess Cash Flow prepayment required to be made with respect to such fiscal year under Section 2.10(a)(iv)(y) (including as a result of Section 2.10(a)(vi)) and (iii) mandatory prepayments of Loans pursuant to Section 2.10(a)(i) or Section 2.10(a)(iii), except to the extent the Net Available Proceeds from such Casualty Event or Asset Sale, as applicable, used to make such mandatory prepayments were included in the calculation of Consolidated Net Income), in each case, except to the extent financed with the proceeds of Indebtedness, Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(j)    without duplication of amounts deducted pursuant to clause (l) below in prior periods, the amount of Investments made during such period pursuant to Section 10.04 (other than Sections 10.04(a), (b), (c), (d) (except clause (iv) thereof), (e), (f) (except to the extent such amount increased Consolidated Net Income), (g) (except to the extent that the receipt of consideration described therein increased Consolidated Net Income), (h) (to the extent taken into account in arriving at Consolidated Net Income), (j) (to the extent taken into account in arriving at Consolidated Net Income), (l), (o), and (r)), except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(k)   the amount of all non-cash gains to the extent included in arriving at such Consolidated Net Income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash loss in any prior period); minus

(l)    the amount of all Restricted Payments made during such period pursuant to Section 10.06(i)(i) and 10.06(j); minus

(m)  the amount of all Junior Prepayments made during such period pursuant to Section 10.09(a)(i) and 10.09(b); minus

(n)   any expenses or reserves for liabilities to the extent that Borrower or any Restricted Subsidiary is entitled to indemnification or reimbursement therefor under binding agreements or insurance claims therefor to the extent Borrower has not received such indemnity or reimbursement payment, in each case, to the extent not taken into account in arriving at Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Designation” has the meaning set forth in Section 9.13(a).

“Excluded Foreign Subsidiary” shall mean (a) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (b) any Subsidiary substantially all the assets of which consist of Equity Interests in one or more Subsidiaries described in clause (a) of this definition or (c) any Subsidiary the Equity Interests of which are directly or indirectly owned by any Subsidiary described in clause (a) of this definition.

“Excluded Immaterial Subsidiary” has the meaning set forth in Section 9.13(a).

“Excluded Information” shall have the meaning provided in Section 12.07(b).

“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Foreign Subsidiary, (d) any Subsidiary that is prohibited by applicable law, rule or regulation (including, without limitation, any Gaming Laws) or by any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations; provided that any such agreement, instrument or other undertaking (i) is in existence on the Closing Date and listed on Schedule 1.01(A) (or, with respect to a Subsidiary acquired after the Closing Date, as of the date of such acquisition) and (ii) in the case of a Subsidiary acquired after the Closing Date, was not entered into in connection with or anticipation of such acquisition, (e) any Subsidiary with respect to which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming Authority), unless such consent, approval, license or authorization has been received and is in effect and (f) any other Subsidiary with respect to which, in the reasonable judgment of Administrative Agent (which shall be confirmed in writing by notice to Borrower), the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  Notwithstanding the foregoing, in no event shall Penn Tenant or PNK Tenant (from and after the PNK Acquisition Closing Date) be an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to any Agent, any Lender, or any other recipient, or required to be withheld or deducted from a payment to or with respect to any Agent, any Lender, or any other recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest hereunder or under any Note or any Guarantee pursuant to a law in effect on the date on which (i) such Lender acquires such interest (other than pursuant to an assignment request by Borrower under Section 2.11(a) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 5.06(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c), (d) Taxes attributable to such Person’s failure to comply with Section 5.06(b) or 5.06(c) and (e) any United States federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 8.27(a).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of October 30, 2013 (as amended by the First Amendment, and as further amended, amended and restated, supplemented and otherwise modified prior to the effectiveness of the Second Amendment), among Borrower, the subsidiary guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent, the lenders party thereto and the other agents party thereto.

“Existing Investment Returns” shall mean all amounts received by Borrower and its Restricted Subsidiaries in respect of Investments listed on Schedule 1.01(B) to the extent such amounts constitute a return of invested capital thereby reducing the amount of such Investment on the balance sheet of Borrower or Restricted Subsidiary, as applicable (and, for the avoidance of doubt, not amounts constituting income or returns on invested capital).

“Existing Letter of Credit” has the meaning set forth in Section 2.03(n).

“Existing Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Existing Revolving Tranche” shall have the meaning provided in Section 2.13(b).

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.13(a).

“Existing Tranche” shall mean any Existing Term Loan Tranche or Existing Revolving Tranche.

“Expansion Capital Expenditures” shall mean any capital expenditure by Borrower or any of its Restricted Subsidiaries in respect of the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in Borrower’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of Borrower and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Available Proceeds of an Asset Sale or Casualty Event and excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of Borrower and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Extended Revolving Commitments” shall have the meaning provided in Section 2.13(b).

“Extended Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Extended Term Loans” shall have the meaning provided in Section 2.13(a).

“Extending Lender” shall have the meaning provided in Section 2.13(c).

“Extension Amendment” shall have the meaning provided in Section 2.13(d).

“Extension Date” shall mean any date on which any Existing Term Loan Tranche or Existing Revolving Tranche is modified to extend the related scheduled maturity date(s) in accordance with Section 2.13 (with respect to the Lenders under such Existing Term Loan Tranche or Existing Revolving Tranche which agree to such modification).

“Extension Election” shall have the meaning provided in Section 2.13(c).

“Extension Request” shall mean any Term Loan Extension Request or Revolving Extension Request.

“Extension Tranche” shall mean all Extended Term Loans of the same tranche or Extended Revolving Commitments of the same tranche that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Tranche).

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Fair Share” has the meaning set forth in Section 6.10.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections of the Code that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretation thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to Administrative Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by Administrative Agent.  If the Federal Funds Rate as determined in accordance with this definition would be less than 0.00%, then the Federal Funds Rate shall be deemed to be 0.00%.

“Final Maturity Date” shall mean, as of any date of determination, the latest of the latest R/C Maturity Date, the Term A Facility Maturity Date, the Term B Facility Maturity Date, the Term B-1 Facility Maturity Date, the latest New Term Loan Maturity Date, the latest final maturity date applicable to any Extended Term Loans, the latest final maturity date applicable to any Extended Revolving Commitments, the latest final maturity date applicable to any Other Term Loans and the latest final maturity date applicable to any Other Revolving Loans, in each case, as in effect at such date.

“Financial Maintenance Covenants” shall mean the covenants set forth in Section 10.08.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Amendment” shall mean that certain First Amendment and Incremental Joinder Agreement, dated as of April 28, 2015, by and among Borrower, Guarantors, the Lenders party thereto, Administrative Agent and Collateral Agent, as amended by that certain First Amendment to First Amendment and Incremental Joinder Agreement, effective as of August 3, 2015, by and between Borrower and Administrative Agent.

“First Amendment Extended Revolving Commitments” shall mean a Revolving Commitment held by a Consenting Lender under (and as defined in) the First Amendment to A&R Credit Agreement on the First Amendment to A&R Credit Agreement Effective Date.

“First Amendment Extended Revolving Facility” shall mean the credit facility comprising the First Amendment Extended Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche.

“First Amendment to A&R Credit Agreement” shall mean that certain First Amendment, dated as of February 23, 2018, by and among Borrower, Guarantors, the Lenders party thereto, Administrative Agent, Collateral Agent and the other parties party thereto.

“First Amendment to A&R Credit Agreement Approval Date” shall mean the “Agreement Effective Date” (as defined in the First Amendment to A&R Credit Agreement).

“First Amendment to A&R Credit Agreement Effective Date” shall mean the “Closing Effective Date” (as defined in the First Amendment to A&R Credit Agreement).

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements) maintained or contributed to by, or entered into with, Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean (x) each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia and (y) each Excluded Foreign Subsidiary.

“Funding Credit Party” has the meaning set forth in Section 6.10.

“Funding Date” shall mean the date of the making of any extension of credit (whether the making of a Loan or the issuance of a Letter of Credit) hereunder (including the Closing Date).

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gaming Approval” shall mean any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (including, without limitation, any Gaming Authority) (a) necessary to enable Borrower or any of its Restricted Subsidiaries to engage in, operate or manage the casino, gambling, horse racing or gaming business or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Closing Date, (b) required by any Gaming Law or (c) necessary as is contemplated on the Closing Date, to accomplish the financing and other transactions contemplated hereby.

“Gaming Authority” shall mean any Governmental Authority with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or horse racing business or enterprise or any Gaming Facility (including, without limitation, the following as of the Closing Date:  the Alcohol and Gaming Commission of Ontario, the Florida Division of Pari-Mutuel Wagering, the Illinois Gaming Board, Indiana Gaming Commission, Kansas Lottery, Kansas Racing and Gaming Commission, the Maine State Harness Racing Commission, the Maine Gambling Control Board, the Maryland State Lottery Commission, the Maryland Racing Commission, the Maryland Video Lottery Facility Location Commission, the Massachusetts Gaming Commission, the Mississippi Gaming Commission, the Mississippi Department of Revenue, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the New Jersey Racing Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the New Mexico Gaming Control Board, the New Mexico Racing Commission, the Ohio Casino Control Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Ontario Lottery and Gaming Corporation, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, Texas Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission), or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, managed, leased or operated by Borrower or any of its Restricted Subsidiaries.

“Gaming Facility” shall mean any gaming establishment and other property or assets ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites, video lottery, video gaming, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment and including any internet, interactive, online, virtual or social gaming-related assets, operations, technology or platforms.

“Gaming Laws” shall mean all applicable provisions of all:  (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted, operated or managed by Borrower or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Gaming License” shall mean any Gaming Approval or other casino, gambling, horse racing or gaming license issued by any Gaming Authority covering any Gaming Facility.

“GLP Capital” shall mean, for so long as it is the landlord under the Penn Master Lease, GLP Capital, L.P., a Pennsylvania limited partnership, in its capacity as landlord under the Penn Master Lease, and, thereafter the successor landlord under the Penn Master Lease in such capacity.

“GLPI” shall mean Gaming and Leisure Properties, Inc., a Pennsylvania corporation.

“Gold Merger Sub” shall mean, for so long as it is the landlord under the PNK Master Lease, Gold Merger Sub, LLC, a Delaware limited liability company, in its capacity as landlord under the PNK Master Lease, and, thereafter the successor landlord under the PNK Master Lease in such capacity.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Guarantee” shall mean the guarantee of each Guarantor pursuant to Article VI.

“Guaranteed Obligations” has the meaning set forth in Section 6.01.

“Guarantors” shall mean each of the Persons listed on Schedule 1.01(C) attached hereto and each Wholly Owned Restricted Subsidiary that may hereafter execute a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, (a) Guarantors shall not include any Excluded Subsidiary or any Person that has been released as a Guarantor in accordance with the terms of the Credit Documents, (b) at all times, Penn Tenant shall be a Guarantor and (c) at all times from and after the PNK Acquisition Closing Date, PNK Tenant shall be a Guarantor.

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could reasonably be expected to give rise to liability under Environmental Law.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of Borrower having assets with an aggregate fair market value of less than $25.0 million as of the most recent Calculation Date; provided, however, that in no event shall the aggregate fair market value of the assets of all Immaterial Subsidiaries exceed the Immaterial Subsidiary Threshold Amount as of the most recent Calculation Date.

“Immaterial Subsidiary Threshold Amount” shall mean $50.0 million.

“Impacted Loans” has the meaning set forth in Section 5.02.

“Inaccuracy Determination” has the meaning set forth in the definition of “Applicable Fee Percentage.”

“Inaccurate Applicable Fee Percentage Period” has the meaning set forth in the definition of “Applicable Fee Percentage.”

“Inaccurate Applicable Margin Period” has the meaning set forth in the definition of “Applicable Margin.”

“Incremental Commitments” shall mean the Incremental Revolving Commitments and the Incremental Term Loan Commitments.

“Incremental Effective Date” has the meaning set forth in Section 2.12(b).

“Incremental Equivalent Debt” has the meaning set forth in Section 10.01(t).

“Incremental Existing Tranche Revolving Commitments” shall have the meaning set forth in Section 2.12(a).

“Incremental Joinder Agreement” has the meaning set forth in Section 2.12(b).

“Incremental Loan Amount” shall mean (a) $697.0 million, plus (b) the aggregate of: (i) the principal amount of any permanent reduction in the Revolving Commitment pursuant to Section 2.04(b), (ii) the principal amount of any optional prepayment of any Term Loans pursuant to Section 2.09(a), (iii) the cash amount paid in respect of any Term Loans in connection with assignments to Borrower or any of its Subsidiaries pursuant to Section 13.05(d) and (iv) the principal amount of Revolving Commitments of Defaulting Lenders terminated by Borrower in accordance with Section 13.04(h) (in each case for this clause (b), excluding any prepayments funded with the proceeds of long-term Indebtedness) plus, (c) any additional or other amount, so long as, solely in this case of this clause (c), the Consolidated Senior Secured Net Leverage Ratio does not exceed 2.00 to 1.00, determined on a Pro Forma Basis as of the most recent Calculation Date (it being understood that Borrower may elect whether any Incremental Loan Amount is made in reliance on clause (a), (b) or (c)); provided that, for such purpose, (w) if clauses (a) and/or (b), on the one hand, and clause (c), on the other hand, are utilized on the same date, Consolidated Net Indebtedness will not include any Indebtedness incurred under clauses (a) and/or (b) on such date, (x) Consolidated Net Indebtedness shall not take into account any cash or cash equivalents constituting proceeds of any Loans made under any Incremental Commitments to be provided on such date and any Incremental Equivalent Debt to be incurred or issued on such date that may otherwise reduce the amount of Consolidated Net Indebtedness, (y) the Consolidated Senior Secured Net Leverage Ratio for such purpose shall treat any Incremental Equivalent Debt as senior secured indebtedness, even if such Incremental Equivalent Debt was issued or incurred on an unsecured basis or on a junior basis to the Obligations, and (z) in the case of any Incremental Revolving Commitments and Incremental Equivalent Debt consisting of revolving credit facilities, pro forma effect shall be given to any Incremental Revolving Loans and any loans under any Incremental Equivalent Debt consisting of a revolving credit facility, in each case, to the extent actually made on such date, but any proposed Incremental Revolving Commitments or Incremental Equivalent Debt consisting of a revolving credit facility shall not otherwise be treated as drawn; provided, further, that if the proceeds of the Loans made under the Incremental Commitments then being incurred are to be used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder substantially concurrently upon the receipt thereof (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), at the election of Borrower, the Consolidated Senior Secured Net Leverage Ratio may be tested for purposes of determining the Incremental Loan Amount (1) in the case of the PNK Acquisition, as of the First Amendment to A&R Credit Agreement Approval Date giving effect to the modifications set forth in this Closing Amended Credit Agreement (as defined in the First Amendment to A&R Credit Agreement) and (2) in all other cases, as of the time the acquisition agreement with respect to such Permitted Acquisition or other Acquisition is entered into, and not at the time such Incremental Commitments are obtained.

“Incremental Revolving Commitments” shall mean Incremental Existing Tranche Revolving Commitments and New Revolving Commitments.

“Incremental Revolving Loans” shall mean any Revolving Loans made pursuant to Incremental Revolving Commitments.

“Incremental Term A Loan Commitments” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term A Loans” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term B Loan Commitments” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term B Loans” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term B-1 Loan Commitments” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term B-1 Loans” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term Loan Commitments” shall mean the Incremental Term A Loan Commitments, the Incremental Term B Loan Commitments, the Incremental Term B-1 Loan Commitments and the New Term Loan Commitments.

“Incremental Term Loans” shall mean the Incremental Term A Loans, the Incremental Term B Loans, the Incremental Term B-1 Loans and any New Term Loans.

“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (it being understood that any obligations of such Person under a Master Lease or any Additional Lease shall not constitute Indebtedness); (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor).  The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person.  For the avoidance of doubt, it is understood and agreed that (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness.

“Indemnitee” has the meaning set forth in Section 13.03(b).

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.04 Financials are delivered to Administrative Agent under Section 9.04(a) or (b), as applicable, for the first full fiscal quarter ending after the Closing Date.

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”

“Intellectual Property” has the meaning set forth in Section 8.19.

“Interest Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period.

“Interest Period” shall mean, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, as applicable, or such other period that is twelve months or less requested by Borrower and consented to by all the applicable Lenders; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          no Interest Period for a Class shall extend beyond the maturity date for such Class; and

(iv)          the initial Interest Period with respect to any Loans advanced, maintained or continued on the Closing Date may be for a period commencing on the Closing Date and ending on the last Business Day of the month in which the Closing Date occurs.

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Borrower at the time of Designation of such Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 (excluding any Subsidiaries designated as Unrestricted Subsidiaries on the Closing Date and set forth on Schedule 9.12 and any Subsidiaries designated as Unrestricted Subsidiaries on the First Amendment to A&R Credit Agreement Effective Date and set forth on Schedule 9.12(d)); provided, however, that upon the Revocation of a Subsidiary that was designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments in Unrestricted Subsidiaries shall be deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation and (y) the amount of Investments in such Subsidiary deemed to have been made (directly or indirectly) at the time of, and made (directly or indirectly) since, the Designation of such Subsidiary as an Unrestricted Subsidiary, to the extent that such amount constitutes an outstanding Investment under clauses (d), (i), (k), (l), (m), (q), (s) or (t) of Section 10.04 at the time of such Revocation.  It is understood and agreed that the receipt of interest paid in kind with respect to any outstanding Investment shall not constitute an additional Investment with respect thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M attached hereto or such other form as is reasonably acceptable to Administrative Agent and each Joinder Agreement to be entered into pursuant to the Security Agreement.

“Joint Lead Arrangers” shall mean, collectively, (a) with respect to the Loans and Commitments incurred on the Closing Date, Bank of America, N.A., JPMorgan Chase Bank, N.A., Fifth Third Bank, Citizens Bank, N.A., U.S. Bank National Association, Wells Fargo Securities LLC, Manufacturers & Traders Trust Company, SunTrust Robinson Humphrey, Inc., Goldman Sachs Bank USA, TD Securities (USA) LLC and UBS Securities LLC ~~and~~, (b) with respect to ~~any~~the 2018 Incremental Term Loan A Loan Commitments and the Term B-1 Facility, Bank of America, N.A., Goldman Sachs Bank USA, Fifth Third Bank, U.S. Bank National Association, Wells Fargo Securities, LLC, Citizens Bank, N.A., SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC and (c) with respect to any other Incremental Commitments, the Persons appointed by Borrower as “Joint Lead Arrangers” (or similar titles) for such Incremental Commitments, in their capacities as joint lead arrangers hereunder.

“Joint Physical Bookrunners” shall mean, collectively, (a) with respect to the Loans and Commitments incurred on the Closing Date, Bank of America, N.A., JPMorgan Chase Bank, N.A., Fifth Third Bank, Citizens Bank, N.A., U.S. Bank National Association, Wells Fargo Securities LLC, Manufacturers & Traders Trust Company, SunTrust Robinson Humphrey, Inc., Goldman Sachs Bank USA, TD Securities (USA) LLC and UBS Securities LLC ~~and~~, (b) with respect to ~~any~~the 2018 Incremental Term Loan A Loan Commitments and the Term B-1 Facility, Bank of America, N.A., Goldman Sachs Bank USA, Fifth Third Bank, U.S. Bank National Association, Wells Fargo Securities, LLC, Citizens Bank, N.A., SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC and (c) with respect to any other Incremental Commitments, the Persons appointed by Borrower as “Joint Physical Bookrunners” (or similar titles) for such Incremental Commitments, in their capacities as joint physical bookrunners hereunder.

“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which Borrower or a Restricted Subsidiary of Borrower (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Judgment Currency Conversion Date” has the meaning set forth in Section 13.15(a).

“Junior Financing” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of Borrower or all or any Restricted Subsidiaries (a) (i) that is subordinated in right of payment to the Loans and contains subordination provisions that are customary in the good faith determination of Borrower for senior subordinated notes or subordinated notes issued under Rule 144A of the Securities Act (or other corporate issuers in private placements or public offerings of securities) or (ii) that contains subordination provisions reasonably satisfactory to Administrative Agent, (b) that shall not have a scheduled maturity date or any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would constitute Junior Financing) or Equity Issuances, and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date) and (c) the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of which are (as determined by Borrower in good faith), taken as a whole, not materially more restrictive than the terms set forth in this Agreement (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings).

“Junior Prepayments” shall have the meaning provided in Section 10.09.

“L/C Commitments” shall mean the commitments of the L/C Lender to issue Letters of Credit pursuant to Section 2.03.  The L/C Commitments are part of, and not in addition to, the Revolving Commitments.

“L/C Disbursements” shall mean a payment or disbursement made by any L/C Lender pursuant to a Letter of Credit.

“L/C Documents” shall mean, with respect to any Letter of Credit, collectively, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be amended or modified and in effect from time to time.

“L/C Interest” shall mean, for each Revolving Lender under a Tranche of Revolving Commitments, such Lender’s participation interest (or, in the case of each L/C Lender, such L/C Lender’s retained interest) in each L/C Lender’s liability under Letters of Credit issued under such Tranche of Revolving Commitments and such Lender’s rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

“L/C Lender” shall mean, as the context may require:  (a) with respect to (i) each Existing Letter of Credit issued by Bank of America, N.A., Bank of America, N.A., in its capacity as issuer of such Existing Letters of Credit, together with its successors and assigns in such capacity ~~and~~, (ii) each Existing Letter of Credit issued by Wells Fargo Bank, National Association, Wells Fargo Bank, National Association, in its capacity as issuer of such Existing Letters of Credit, together with its successors and assigns in such capacity and (iii) each PNK Letter of Credit, JPMorgan Chase Bank, N.A., in its capacity as issuer of such PNK Letters of Credit, together with its successors and assigns in such capacity and (b) with respect to all other Letters of Credit, (i) Bank of America or any of its Affiliates, in its capacity as issuer of Letters of Credit issued by it hereunder, together with its successors and assigns in such capacity; (ii) Wells Fargo Bank, National Association or any of its Affiliates, in its capacity as issuer of Letters of Credit issued by it hereunder, together with its successors and assigns in such capacity; and/or (iii) any other Revolving Lender or Revolving Lenders selected by Borrower and reasonably acceptable to Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees to become an L/C Lender, in each case under this clause (ii) in its capacity as issuer of Letters of Credit issued by such Lender hereunder, together with its successors and assigns in such capacity.

“L/C Liability” shall mean, at any time, without duplication, the sum of (a) the Dollar Equivalent of the Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed at such time (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of any Letter of Credit denominated in the Alternate Currency) in respect of all Letters of Credit.  The L/C Liability of any Revolving Lender under a Tranche of Revolving Commitments at any time shall mean such Revolving Lender’s participations and obligations in respect of outstanding Letters of Credit and unreimbursed L/C Disbursements under such Tranche of Revolving Commitments at such time.

“L/C Payment Notice” has the meaning provided in Section 2.03(d).

“L/C Sublimit” shall mean an amount equal to the lesser of (a) $150.0 million and (b) the Total Revolving Commitments then in effect.  The L/C Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Landlord” shall mean each of GLP Capital, Gold Merger Sub and any other landlord under an Additional Lease.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Leased Property” shall mean, collectively, (a) the Penn Leased Property and (b) from and after the PNK Acquisition Closing Date, the PNK Leased Property.

“Lender Insolvency Event” shall mean that (i) such Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) such Lender becomes the subject of a Bail-In Action; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall mean (a) each Person listed on Annexes A-1 ~~and~~ through A-~~3~~4, (b) each Term A Facility Refinancing Lender and each Term B Facility Refinancing Lender, (c) any Lender providing an Incremental Commitment pursuant to Section 2.12 and any Person that becomes a Lender from time to time party hereto pursuant to Section 2.15 and (d) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement or a Borrower Assignment Agreement.  Unless the context requires otherwise, the term “Lenders” shall include the Swingline Lender and the L/C Lender.

“Letter of Credit Request” has the meaning set forth in Section 2.03(b).

“Letters of Credit” shall have the meaning set forth in Section 2.03(a) and shall include each Existing Letter of Credit and, for the avoidance of doubt, from and after the PNK Acquisition Closing Date, each PNK Letter of Credit.

“LIBO Rate” shall mean:

(a)           for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; ~~and~~

(b)           for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

(c) if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(d) the LIBO Rate for Term B Facility Loans shall not be less than 0.75%;

provided that to the extent a comparable or successor rate is approved by Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

“LIBOR Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “LIBO Rate.”

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any Gaming Facility owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries, but excluding any such revocation, failure to renew, suspension or appointment to the extent such Gaming License relates to a Gaming Facility that (a) is located on a Native American Indian reservation and/or (b) is located in a jurisdiction (i) in which none of Borrower or its Subsidiaries owned, leased, operated or managed a Gaming Facility on the Closing Date and (ii) the Gaming Laws of which have permitted gambling in the form of slot machines and table games to be conducted by any person or persons who are not Native American Indians or are acting or managing gaming operations for or on behalf of Native American Indians for less than two (2) years at the time of any such revocation, failure to renew, suspension or appointment.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof.

“Liquor Authority” has the meaning set forth in Section 13.13(a).

“Liquor Laws” has the meaning set forth in Section 13.13(a).

“Loans” shall mean the Revolving Loans, the Swingline Loans and the Term Loans.

“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented costs or disbursements (including reasonable fees and expenses of one primary counsel for the Secured Parties collectively, and any local counsel reasonably required in any applicable jurisdiction (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.

“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Master Leases” shall mean, collectively, (a) the Penn Master Lease and (b) from and after the PNK Acquisition Closing Date, the PNK Master Lease.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of Borrower and its Restricted Subsidiaries, taken as a whole and after giving effect to the Transactions, (b) a material adverse effect on the ability of the Credit Parties (taken as a whole) to satisfy their material payment Obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any material Credit Party of the Credit Documents to which it is a party or any of the material rights and remedies of any Secured Party thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral.

“Material Indebtedness” shall mean any Indebtedness the outstanding principal amount of which is in excess of $100.0 million.

“Maximum Rate” has the meaning set forth in Section 13.19.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate un-reallocated portions of L/C Liabilities during the existence of a Defaulting Lender, an amount equal to 103% of the un-reallocated L/C Liabilities at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Sections 2.01(~~e~~f), 2.03, 2.10(c), 2.10(~~e~~f), 2.16(a)(i), 2.16(a)(ii) or 11.01, an amount equal to 103% of the aggregate L/C Liability, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Lenders in their reasonable discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Liens permitted thereunder) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property, which shall be in substantially the form of Exhibit ~~I~~I-1, Exhibit I-2 or such other form as is reasonably acceptable to Administrative Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be reasonably acceptable to Administrative Agent.

“Mortgage Amendments” has the meaning set forth in Section 9.14(a)(i).

“Mortgaged Real Property” shall mean (a) each Real Property listed on Schedule 1.01(D) and (b) each Real Property, if any, which shall be subject to a Mortgage delivered on or after the Closing Date pursuant to Section 9.08 or 9.11 (in each case, unless and until such Real Property is no longer subject to a Mortgage).

“Mortgaged Vessel” shall mean (a) each Vessel, if any, listed on Schedule 8.13(b) as a “Mortgaged Vessel,” and (b) each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08 or 9.11 (in each case, unless and until such Vessel or Replacement Vessel is no longer subject to a Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i)            in the case of any Asset Sale pursuant to Section 10.05(c) or pursuant to Section 10.05(p), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset

Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (F) in the event that a Restricted Subsidiary consummates such an Asset Sale and makes a pro rata payment of dividends to its stockholders or members or other equity holders, as applicable, from any cash proceeds of such Asset Sale, the amount of dividends paid to any such stockholder or member or other equity holder, as applicable, other than Borrower or any Restricted Subsidiary, all as reflected in an Officer’s Certificate delivered to Administrative Agent; provided, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve;

(ii)           in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 10.05(l)) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be prepaid in connection with such Casualty Event, and (C) any Taxes paid or payable by or on behalf of Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided that, in the case of a Casualty Event with respect to property that is subject to a Master Lease, any Additional Lease or a similar lease entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor, (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under such lease or to fund costs and expenses of repair, replacement or restoration of such Property, or the preservation or stabilization of such Property (in accordance with the provisions of the applicable lease); and

(iii)          in the case of any Debt Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“New Investment Returns” shall mean the aggregate of all amounts received by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(k) on or after the Closing Date (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts) that are designated by Borrower as “New Investment Returns” in the Compliance Certificate delivered to the Administrative Agent in respect of the fiscal quarter in which such amounts were received.

“New Revolving Commitments” shall have the meaning set forth in Section 2.12(a).

“New Revolving Loans” shall have the meaning set forth in Section 2.12(a).

“New Term Loan Commitments” has the meaning set forth in Section 2.12(a).

“New Term Loan Facility” shall mean each credit facility comprising New Term Loan Commitments and New Term Loans of a particular Tranche, if any.

“New Term Loan Maturity Date” shall mean, with respect to any New Term Loans to be made pursuant to the related Incremental Joinder Agreement, the maturity date thereof as determined in accordance with Section 2.12(b).

“New Term Loan Notes” shall mean the promissory notes executed and delivered in connection with any New Term Loan Commitments and the related New Term Loans.

“New Term Loans” has the meaning set forth in Section 2.12(a).

“Non-Consenting Revolving Commitments” shall have the meaning provided in the First Amendment to A&R Credit Agreement.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided by Section 2.03(b).

“Notes” shall mean the Revolving Notes, the Swingline Note and the Term Loan Notes.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B or such other form as is reasonably acceptable to Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent.

“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C or such other form as is reasonably acceptable to Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent.

“Obligation Currency” has the meaning set forth in Section 13.15(a).

“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Secured Party or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document, any Credit Swap Contract or, with the prior written approval of Borrower, any Secured Cash Management Agreement (including in each case interest accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“OFAC” has the meaning set forth in Section 8.27(b)(v).

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer or its treasurer or controller (in each case, or an equivalent officer) in their official (and not individual) capacities.

“Open Market Assignment and Assumption Agreement” shall mean an Open Market Assignment and Assumption Agreement substantially in the form attached as Exhibit P hereto or such other form (including electronic documentation generated by use of an electronic platform) as is reasonably acceptable to Administrative Agent.

“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Applicable Indebtedness” shall mean Indebtedness incurred pursuant to Section 10.01(c), (h), (k), (n), (q), (u), (v) and (w).

“Other Commitments” shall mean the Other Term Loan Commitments and Other Revolving Commitments.

“Other Connection Taxes” means, with respect to any Agent, any Lender, or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced hereunder or under any other Credit Document, or sold or assigned an interest in any Note, hereunder, or with respect to any other Credit Document).

“Other Debt” has the meaning set forth in the definition of “Repricing Transaction.”

“Other First Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations and (b) is Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness or Incremental Equivalent Debt.

“Other Junior Indebtedness” shall mean Permitted Unsecured Indebtedness, Permitted Second Lien Indebtedness, Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt, Indebtedness incurred pursuant to Section 10.01(p), Indebtedness incurred pursuant to Section 10.01(q) or Incremental Equivalent Debt that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.

“Other Revolving Commitments” shall mean one or more Tranches of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning set forth in Section 5.06(e).

“Other Term Loan Commitments” shall mean one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Outstanding Investment Amount” shall mean, as of any date of determination, the aggregate amount (not less than zero) of all Investments made pursuant to Section 10.04(k) on or after the Closing Date, in each case, valued at fair market value at the time each such Investment was made, minus (x) New Investment Returns received on or prior to such date of determination, minus (y) all Existing Investment Returns received on or prior to such date (but only to the extent that on the date any such Existing Investment Return was received, such Existing Investment Return was not larger than the Outstanding Investment Amount as of such date (which Outstanding Investment Amount shall be determined without giving effect to such Existing Investment Return)), minus (z) reductions in the amount of such Investments as provided in the definition of “Investment”.

“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations or the Secured Obligations (as defined in the Security Agreement), the payment in full of all of such obligations and (b) with respect to the Obligations or the Secured Obligations (as defined in the Security Agreement), the irrevocable termination of all Commitments, the payment in full in cash of all Obligations (except undrawn Letters of Credit and Unasserted Obligations), including principal, interest, fees, costs (including post-petition interest, fees and costs even if such interest, fees and costs are not an allowed claim enforceable against any Credit Party in a bankruptcy case under applicable law) and premium (if any), and the discharge or Cash Collateralization of all Letters of Credit outstanding in an amount equal to 103% of the greatest amount for which such Letters of Credit may be drawn (or receipt of backstop letters of credit reasonably satisfactory to the applicable L/C Lender and the Administrative Agent).  For purposes of this definition, “Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit S hereto or such other form as is reasonably acceptable to Administrative Agent.

“Patriot Act” has the meaning set forth in Section 8.27(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Penn Leased Property” shall mean all “Leased Property” (as defined in the Penn Master Lease from time to time).

“Penn Master Lease” shall mean the Master Lease, dated as of November 1, 2013, as amended by (a) the First Amendment to Master Lease, dated March 5, 2014, (b) the Second Amendment to Master Lease and First Amendment to Access Agreement, dated April 18, 2014, (c) the Third Amendment to Master Lease, dated September 20, 2015 and (d) the Fourth Amendment to Master Lease, dated May 1, 2017, by and between GLP Capital and Penn Tenant.

“Penn Tenant” shall mean, for so long as it is the tenant under the Penn Master Lease, Penn Tenant, LLC, a Pennsylvania limited liability company, in its capacity as tenant under the Penn Master Lease, and, thereafter, the successor tenant under the Penn Master Lease in such capacity.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by Borrower on behalf of Borrower and each of the Guarantors existing on the initial Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit N or such other form as is reasonably acceptable to Administrative Agent) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(h)(ii).

“Permits” has the meaning set forth in Section 8.15.

“Permitted Acquisition” shall mean (A) any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or Equity Interests in, a Person or any division or line of business of a Person so long as (a) immediately after a binding contract with respect thereto is entered into between Borrower or one of its Restricted Subsidiaries and the seller with respect thereto and after giving pro forma effect to such acquisition and related transactions, no Event of Default has occurred and is continuing or would result therefrom and Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date (giving effect to such acquisition and any related anticipated incurrences and repayments of Indebtedness as if consummated on the first day of relevant Test Period), (b) immediately after giving effect thereto, Borrower shall be in compliance with Section 10.11, and (c) with respect to a Permitted Acquisition in excess of $50.0 million, Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a) and (b) above, together with all relevant financial information for the Person or assets to be acquired and (B) the PNK Acquisition.

“Permitted Business” shall mean any business of the type in which Borrower and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, or any business or activities reasonably related, incidental or ancillary thereto (including assets, activities or businesses complementary thereto), or a reasonable extension, development or expansion thereof.

“Permitted Business Assets” shall mean (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Borrower’s Board of Directors or a Responsible Officer or other management of Borrower or the Restricted Subsidiary acquiring such assets, in each case, in its good faith judgment.

“Permitted First Lien Indebtedness” shall mean any Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that (a) is secured by the Collateral on a pari passu basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement, (c) is not scheduled to mature prior to the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least such Final Maturity Date), (d) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (e) the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of which are (as determined by Borrower in good faith), taken as a whole, not materially more restrictive than the terms set forth in this Agreement (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings) and (f) other than in the case of a revolving credit facility, does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding bridge facilities allowing extensions on customary terms at least to such Final Maturity Date).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (d) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement.

“Permitted Junior Debt Conditions” shall mean that such applicable debt (i) does not have a scheduled maturity date prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date) (provided that, in the case of any Permitted Refinancing of Permitted Second Priority Indebtedness or Permitted Refinancing of Permitted Unsecured Indebtedness, the scheduled maturity date shall not be prior to the earlier of (x) the scheduled maturity of the Refinanced Debt and (y) the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least such earlier date)), (ii) does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding bridge facilities allowing extensions on customary terms to at least ninety-one (91) days after the Final Maturity Date), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would constitute Junior Financing) or Equity Issuances, and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least ninety-one (91) days after such Final Maturity Date), (iv) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (v) has terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by Borrower in good faith), taken as a whole, not materially more restrictive than the terms set forth in this Agreement (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings).  For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be not materially more restrictive than the terms set forth in this Agreement.

“Permitted Liens” has the meaning set forth in Section 10.02.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided that:  (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (ii) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder (provided that, the principal amount of such Indebtedness may exceed the amount set forth in this clause (iii) so long as such additional principal amount is otherwise permitted to be incurred pursuant to Section 10.01; provided, however, that such excess amount shall be deemed to be utilization of such other provision(s) under Section 10.01 in the amount of such excess); and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, however, that (i) the borrower of the refinancing indebtedness shall be Borrower or the borrower of the indebtedness being refinanced and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

“Permitted Second Lien Indebtedness” shall mean any Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that (a) is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and any Permitted First Lien Indebtedness and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) meets the Permitted Junior Debt Conditions and (c) the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and any Permitted First Lien Indebtedness and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and Permitted First Lien Indebtedness, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent and (d) meets the Permitted Junior Debt Conditions.

“Permitted Unsecured Indebtedness” shall mean any unsecured Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that meets the Permitted Junior Debt Conditions or is Junior Financing.  For the avoidance of doubt, Disqualified Capital Stock shall not constitute Permitted Unsecured Indebtedness.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by Borrower or its Restricted Subsidiaries in the form of one or more series of senior unsecured notes or loans; provided that (a) such

Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Pledged Collateral” has the meaning set forth in the Security Agreement.

“PNK” shall mean Pinnacle Entertainment, Inc.

“PNK Acquisition” shall mean Borrower’s acquisition of all of the issued and outstanding equity interests of PNK pursuant to the PNK Acquisition Agreement.

“PNK Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of December 17, 2017, by and among Borrower, Franchise Merger Sub, Inc. and PNK.

“PNK Acquisition Clean-Up Period” has the meaning set forth in Section 11.03(a).

“PNK Acquisition Closing Date” shall mean the date that the PNK Acquisition is closed.

“PNK Acquisition Commitment Letter” shall mean that certain Second Amended and Restated Commitment Letter, dated as of February 23, 2018, among Borrower and the financial institutions party thereto.

“PNK Acquisition Specified Representations” shall mean (a) the representations and warranties set forth in Sections 8.01(a) (but only with respect to Credit Parties, and limited, in the case of good standing, to Borrower only), 8.04(a)(i)(x) (but only as it relates to entry into the First Amendment to A&R Credit Agreement, the borrowing of Incremental Term Loans and the granting of Liens on Collateral to secure the Incremental Term Loans, in each case that are incurred to finance the PNK Acquisition), 8.04(a)(ii) (limited to Contractual Obligations under the Senior Unsecured Notes (but only as it relates to entry into the First Amendment to A&R Credit Agreement, the borrowing of the Incremental Term Loans and the granting of Liens on Collateral to secure the Incremental Term Loans, in each case that are incurred to finance the PNK Acquisition)), 8.05 (but only as it relates to the First Amendment to A&R Credit Agreement), 8.09, 8.11(b), 8.14 (but only as it relates to security interests that may be perfected solely through the filing of UCC financing statements and delivery of certificated securities collateral representing Equity Interests in United States Persons), 8.17 (after giving effect to the Transactions (as defined in the PNK Acquisition Commitment Letter)) and 8.27 (limited to use of proceeds on the First Amendment to A&R Credit Agreement Effective Date) of this Agreement and (b) representations made by Pinnacle Entertainment, Inc. in the PNK Acquisition Agreement as are material to the interests of the Lenders (as defined in the PNK Acquisition Commitment Letter), but only to the extent that Borrower has the right to terminate its obligations under the PNK Acquisition Agreement or otherwise decline to consummate the PNK Acquisition as a result of a breach of such representations in the PNK Acquisition Agreement.

“PNK Leased Property” shall mean all “Leased Property” (as defined in the PNK Master Lease from time to time).

“PNK Letters of Credit” shall mean each letter of credit identified on Schedule 1.01(E).

“PNK Master Lease” shall mean the Master Lease, dated as of April 28, 2016, as amended by (a) that certain First Amendment to Master Lease, dated as of August 29, 2016, (b) that certain Second Amendment to Master Lease, dated as of October 25, 2016, (c) that certain Third Amendment to Master Lease, dated as of March 24, 2017, and (d)

that certain Fourth Amendment to Master Lease, dated ~~on or about~~as of the PNK Acquisition Closing Date, by and between Gold Merger Sub and PNK Tenant.

“PNK Tenant” shall mean, for so long as it is the tenant under the PNK Master Lease, Pinnacle MLS, LLC, in its capacity as tenant under the PNK Master Lease, and, thereafter, the successor tenant under the PNK Master Lease in such capacity.

“Post-Increase Revolving Lenders” has the meaning set forth in Section 2.12(d).

“Pre-Increase Revolving Lenders” has the meaning set forth in Section 2.12(d).

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period.

“Principal Asset” shall mean the Companies’ gaming properties commonly known as: (i) Hollywood Casino at Charles Town Races, (ii) Hollywood Casino Toledo, (iii) Hollywood Casino Columbus, (iv) Hollywood Casino Lawrenceburg, (v) Hollywood Casino at Penn National Race Course and (vi) Hollywood Casino St. Louis.

“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at 900 W. Trade Street, Charlotte, North Carolina 28255, or such other office as may be designated in writing by Administrative Agent.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in Schedule B annexed to the applicable Mortgage as such Schedule B may be amended from time to time to the reasonable satisfaction of Administrative Agent.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.06.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 9.04.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 180 days after such acquisition of such Property or the incurrence of such costs by such Person.

“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.

“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of (a) Indebtedness of any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of casinos and “racinos” (and properties ancillary or related thereto) with respect to which Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarter” shall mean each three month period ending on March 31, June 30, September 30 and December 31.

“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.

“R/C Maturity Date” shall mean, (a) with respect to the Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche and any Revolving Loans thereunder, the date that is the fifth anniversary of the Closing Date, (b) with respect to the First Amendment Extended Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche and any Revolving Loans thereunder, October 19, 2023 and (c) with respect to any other Tranche of Revolving Commitments and Revolving Loans, the maturity date set forth therefor in the applicable Incremental Joinder Agreement, Extension Amendment or Refinancing Amendment.

“R/C Percentage” of any Revolving Lender at any time shall mean (a) with respect to the Total Revolving Commitments, a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Commitments at such time or (b) with respect to the Revolving Commitments of a particular Tranche, a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Tranche of such Revolving Lender at such time and the denominator of which is the aggregate Revolving Commitments of such Tranche at such time; provided, however, that if the R/C Percentage of any Revolving Lender is to be determined after the Total Revolving Commitments or the Revolving Commitments of the applicable Tranche, as the case may be, have been terminated, then the R/C Percentage of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination but after giving effect to any assignments after termination of the Revolving Commitments.

“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds (it being understood that for purposes of Schedule 8.23(a), Borrower shall not be required to describe such improvements and appurtenant fixtures in such Schedule).

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“Redesignation” has the meaning set forth in Section 9.13(a).

“refinance” shall mean refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent and Borrower executed by each of (a) Borrower, (b) Administrative Agent, and

(c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Revolving Commitments” shall mean the “Refinancing Revolving Commitments” provided pursuant to the Second Amendment on the Closing Date. The aggregate amount of the Refinancing Revolving Commitments provided on the Closing Date pursuant to the Second Amendment is $633,151,413.07.

“Refinancing Revolving Loans” shall mean the “Refinancing Revolving Loans” made or deemed made under the Refinancing Revolving Commitments provided pursuant to the Second Amendment on the Closing Date.

“Register” has the meaning set forth in Section 2.08(c).

“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Asset Sales” shall mean any divestiture made in order to obtain regulatory approvals to consummate the PNK Acquisition in accordance with the terms of the PNK Acquisition Agreement.

“Reimbursement Obligations” shall mean the obligations of Borrower to reimburse L/C Disbursements in respect of any Letter of Credit.

“Related Indemnified Person” has the meaning set forth in Section 13.03(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Removal Effective Date” has the meaning set forth in Section 12.06(b).

“Replaced Lender” has the meaning set forth in Section 2.11(a).

“Replacement Lender” has the meaning set forth in Section 2.11(a).

“Replacement Vessel” shall mean the replacement of any existing Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Repricing Transaction” shall mean (i) the incurrence by Borrower of a new tranche of replacement term loans under this Agreement (including by way of conversion of Term B Facility Loans or Term B-1 Facility Loans, as the case may be, into any such new tranche of replacement term loans) (x) having an effective interest rate margin for the respective Type of such replacement term loan that is less than the Applicable Margin for Term B Facility Loans or Term B-1 Facility Loans, as the case may be, of the respective Type (with the comparative determinations of such margins to be made by Administrative Agent (consistent with generally acceptable financial practices) and to be made after taking into account all upfront or similar fees or original issue discount (amortized assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) of such tranche of replacement term loans ~~or~~, Term B Facility Loans or Term B-1 Facility Loans, as the case may be) payable to all Lenders holding such replacement term loans ~~or~~, Term B Facility Loans or Term B-1 Facility Loans, as the case may be, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) holding such tranche of replacement term loans ~~or~~, Term B Facility Loans or Term B-1 Facility Loans, as the case may be, after giving effect to the syndication thereof) (excluding any such loans incurred in connection with a Change of Control or an Acquisition and any such loan that is not made for the primary purposes of reducing overall yield) and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Facility Loans or Term B-1 Facility Loans, as the case may be, (it being understood that a conversion of Term B Facility Loans or Term B-1 Facility Loans, as the case may be, into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term B Facility Loans and Term B-1 Facility Loans, respectively), (ii) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Margin for Term B Facility Loans or Term B-1 Facility Loans, as the case may be, (with the determination of such effective reduction to be made in accordance with the applicable provisions set forth in the parenthetical appearing in preceding clause (i)(x)), excluding any such amendment, waiver or modification entered into in connection with a Change of Control or an Acquisition and/or (iii) the incurrence by Borrower or any of its Subsidiaries of (x) any Incremental Term Loans, (y) any other term loans (which, for the avoidance of doubt, does not include bonds) other than under this Agreement or (z) any other bank debt other than under this Agreement (such other term loans referred to in clause (y) above in this clause (iii) and such other bank debt referred to in clause (z) above in this clause (iii) are individually referred to as “Other Debt”), the proceeds of which are used in whole or in part to prepay outstanding Term B Facility Loans or Term B-1 Facility Loans, as the case may be, (except to the extent any such Incremental Term Loans or Other Debt is incurred in connection with a Change of Control or an Acquisition) if such Incremental Term Loans or Other Debt has an effective interest rate margin for the respective Type of such replacement term loan that is less than the Applicable Margin for Term B Facility Loans or Term B-1 Facility Loans, as the case may be, at the time of the prepayment thereof (with the comparative determination of such margins to be made by Administrative Agent (consistent with generally acceptable financial practices) taking into account all upfront or similar fees or original issue discount (amortized assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) of such Incremental Term Loans or Other Debt) payable to all lenders holding such Incremental Term Loans or Other Debt, as the case may be, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) holding such Incremental Term Loans or Other Debt, as the case may be, after giving effect to the syndication thereof).  Any such determination by Administrative Agent as contemplated by preceding clauses (i)(x), (ii) and (iii) shall be conclusive and binding on all Lenders holding Term B Facility Loans or Term B-1 Facility Loans, as the case may be.

“Required Lenders” shall mean, as of any date of determination: (a) prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Commitments; and (b) thereafter, Non-Defaulting Lenders the sum of whose outstanding Term Loans, unutilized Term Loan Commitments, Revolving Loans, Unutilized R/C Commitments, Swingline Exposure and L/C Liabilities then outstanding represents more than 50% of the aggregate sum (without duplication) of (i) all outstanding Term Loans of all Non-Defaulting Lenders and all unutilized Term Loan Commitments of all Non-Defaulting Lenders, (ii) all outstanding Revolving Loans of all Non-Defaulting Lenders, (iii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iv) the Swingline Exposure of all Non-Defaulting Lenders and (v) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Revolving Lenders” shall mean, as of any date of determination: (a) at any time prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Revolving Commitments and (b) thereafter, Non-Defaulting Lenders holding more than 50% of the aggregate sum of (without duplication) (i) the aggregate principal amount of outstanding Revolving Loans of all Non-Defaulting Lenders, (ii) the aggregate

Unutilized R/C Commitments of all Non-Defaulting Lenders, (iii) the Swingline Exposure of all Non-Defaulting Lenders, and (iv) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Tranche Lenders” shall mean:  (a) with respect to Lenders having Revolving Commitments or Revolving Loans of any particular Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Unutilized R/C Commitments, Revolving Loans, Swingline Exposure and L/C Liabilities, in each case, in respect of such Tranche and then outstanding; (b) with respect to Lenders having Term A Facility Loans or Incremental Term A Loan Commitments, Lenders having more than 50% of the aggregate sum of the Term A Facility Loans and unutilized Incremental Term A Loan Commitments then outstanding; (c) with respect to Lenders having Term B Facility Loans, Term B Facility Commitments or Incremental Term B Loan Commitments, Lenders having more than 50% of the aggregate sum of the Term B Facility Loans, unutilized Term B Facility Commitments and unutilized Incremental Term B Loan Commitments then outstanding; (d) with respect to Lenders having Term B-1 Facility Loans, Term B-1 Facility Commitments or Incremental Term B-1 Loan Commitments, Lenders having more than 50% of the aggregate sum of the Term B-1 Facility Loans, unutilized Term B-1 Facility Commitments and unutilized Incremental Term B-1 Loan Commitments then outstanding; (e) for each New Term Loan Facility, if applicable, with respect to Lenders having New Term Loans or New Term Loan Commitments, in each case, in respect of such New Term Loan Facility, Lenders having more than 50% of the aggregate sum of such New Term Loans and unutilized New Term Loan Commitments then outstanding; (~~e~~f) for each Extension Tranche, if applicable, with respect to Lenders having Extended Revolving Loans or Extended Revolving Commitments or Extended Term Loans or commitments in respect of Extended Term Loans, in each case, in respect of such Extension Tranche, Lenders having more than 50% of the aggregate sum of such Extended Revolving Loans and Extended Revolving Commitments or Extended Term Loans and commitments in respect thereof, as applicable, then outstanding; and (~~f~~g) for each Tranche of Other Term Loans, Lenders having more than 50% of the aggregate sum of such Other Term Loans and unutilized Other Term Loan Commitments then outstanding.

“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean the chief executive officer of Borrower or other applicable Credit Party, the president of Borrower or other applicable Credit Party (if not the chief executive officer), any vice president, senior vice president or executive vice president of Borrower or other applicable Credit Party, the chief financial officer, the chief accounting officer or treasurer of Borrower or other applicable Credit Party or, with respect to financial matters, the chief financial officer, the chief accounting officer, senior financial officer or treasurer of Borrower or other applicable Credit Party.

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than any payment made relating to any Transfer Agreement) in Borrower or any of its Restricted Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock in Borrower or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock in Borrower or any of its Restricted Subsidiaries.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of Borrower other than the Unrestricted Subsidiaries.

“Revaluation Date” shall mean,  with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternate Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an L/C Lender under any Letter of Credit denominated in an Alternate Currency, and (iv) such additional dates as the Administrative Agent or the applicable L/C Lender shall reasonably determine or the Required Lenders shall require.

“Reverse Trigger Event” shall mean the transfer of Equity Interests of any Restricted Subsidiary or any Gaming Facility from trust or other similar arrangement to Borrower or any of its Restricted Subsidiaries from time to time.

“Revocation” has the meaning set forth in Section 9.12(b).

“Revolving Availability Period” shall mean, (i) with respect to the Revolving Commitments under the Closing Date Revolving Facility, the period from and including the Closing Date to but excluding the earlier of applicable R/C Maturity Date and the date of termination of such Revolving Commitments, (ii) with respect to the Revolving Commitments under the First Amendment Extended Revolving Facility, the period from and including the First Amendment to A&R Credit Agreement Effective Date to but excluding the earlier of applicable R/C Maturity Date and the date of termination of such Revolving Commitments, and (iii) with respect to any other Tranche of Revolving Commitments, the period from and including the date such Tranche of Revolving Commitments is established to but excluding the earlier of the applicable R/C Maturity Date and the date of termination of such Tranche of Revolving Commitments.  Unless the context otherwise requires, references in this Agreement to the Revolving Availability Period shall mean with respect to each Tranche of Revolving Commitments, the Revolving Availability Period applicable to such Tranche.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, for each Revolving Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Annex A-1 under the caption “Revolving Commitment” or “First Amendment Extended Revolving Commitment”, as applicable, or in the Assignment Agreement pursuant to which such Lender assumed its Revolving Commitment or in any Incremental Joinder Agreement or Refinancing Amendment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b), (b) reduced or terminated from time to time pursuant to Sections 2.04, 11.01 and/or 13.04(h), as applicable, or (c) increased or otherwise adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12 and Section 2.15; it being understood that a Revolving Lender’s Revolving Commitment shall include any Incremental Revolving Commitments, Extended Revolving Commitments and Other Revolving Commitments of such Revolving Lender.  The aggregate amount of the Revolving Commitments as of the ~~Closing Date (including the Refinancing Revolving Commitments provided pursuant to the Second Amendment)~~First Amendment to A&R Credit Agreement Effective Date is $700.0 million ~~(and for the avoidance of doubt, the Revolving Commitments set forth opposite the name of each Lender on Annex A-1 on the Closing Date include such Lender’s Refinancing Revolving Commitments provided pursuant to the Second Amendment)~~.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Extension Request” shall have the meaning provided in Section 2.13(b).

“Revolving Facility” shall mean each credit facility comprising Revolving Commitments of a particular Tranche.

“Revolving Lenders” shall mean (a) on the Closing Date, the Lenders having a Revolving Commitment on Annex A-1(a) hereof ~~and~~, (b) on the First Amendment to A&R Credit Agreement Effective Date, the Lenders having a Revolving Commitment on Annex A-1(b) hereof, and (c) thereafter, the Lenders from time to time holding Revolving Loans and/or a Revolving Commitment as in effect from time to time.

“Revolving Loans” has the meaning set forth in Section 2.01(a).

“Revolving Notes” shall mean the promissory notes substantially in the form of Exhibit A-1.

“Revolving Tranche Exposure” shall mean with respect to any Lender and Tranche of Revolving Commitments at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Tranche of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability under its Revolving Commitment of such Tranche, plus the aggregate amount at such time of such Lender’s Swingline Exposure under its Revolving Commitment of such Tranche.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“Sanction(s)” shall mean any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Second Amendment” shall mean that certain Second Amendment and Refinancing Agreement, dated as of the Closing Date, by and among Borrower, Guarantors, the Lenders party thereto, Administrative Agent and Collateral Agent.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit T hereto or such other form as is reasonably acceptable to Administrative Agent.

“Section 9.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.04(a) or (b), together with the accompanying certificate of a Responsible Officer of Borrower delivered, or required to be delivered, pursuant to Section 9.04(c).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Borrower and/or any or all of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Parties” shall mean the Agents, the Lenders, any Swap Provider that is party to a Credit Swap Contract and any Cash Management Bank that is a party to a Secured Cash Management Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Agreement” shall mean a security agreement substantially in the form of Exhibit H among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Ship Mortgages and each other security document or pledge agreement, instrument or other document required by applicable local law or otherwise executed and delivered by a Credit Party to grant or perfect a security interest in any Property acquired or developed that is of the kind and nature that would constitute Collateral on the Closing Date, and any other document, agreement or instrument utilized to pledge or grant as collateral (or perfect any Lien thereon) for the Obligations any Property of whatever kind or nature.

“Senior Unsecured Notes” shall mean the outstanding 5.625% senior unsecured notes due 2027 of Borrower in the original aggregate principal amount of $400.0 million.

“Separation and Distribution Agreement” shall mean the separation and distribution agreement between Borrower and GLPI, dated as of November 1, 2013.

“Ship Mortgage” shall mean a Ship Mortgage substantially in the form of Exhibit J or such other form as is reasonably acceptable to Administrative Agent made by the applicable Credit Parties in favor of Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel covered thereby, subject only to Permitted Liens.

“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable.  For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Specified Additional General Investment Returns” shall mean the amounts received by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(t) (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts) that are designated by Borrower as “Specified Additional General Investment Returns” in the Compliance Certificate delivered to the Administrative Agent in respect of the fiscal quarter in which such amounts were received.

“Specified Asset Sales” shall mean, collectively, (a) the disposition of certain assets identified to the Joint Lead Arrangers and the Lenders as Ameristar Casino Kansas City, LLC, Ameristar Casino St. Charles, LLC, Belterra Resort Indiana LLC and PNK (Ohio), LLC and (b) the disposition of the real estate underlying the casinos known as Belterra Park and Plainridge Park.

“Specified General Investment Returns” shall mean the amounts received by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(s) (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts) that are designated by Borrower as “Specified General Investment Returns” in the Compliance Certificate delivered to the Administrative Agent in respect of the fiscal quarter in which such amounts were received.”Specified Sale Leaseback Transaction” shall mean, with respect to Borrower or any of its Restricted Subsidiaries, an arrangement whereby, directly or indirectly, (a) Borrower or such Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred and (b) (i) such property is sold to, and leased from, a Landlord or its Affiliate or (ii) the acquisition of such property was not funded with Indebtedness (other than Revolving Loans or other revolving credit loans) or with the proceeds of Equity Issuances by Borrower.

“Specified Transaction” shall mean (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a Revolving Facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other Acquisition, (d) any Asset Sale, designation or redesignation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of Borrower, (e) any Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person and (f) any amendment, modification or waiver to any provision of a Master Lease.

“Specified Unrestricted Subsidiaries Investment Returns” shall mean the amounts received by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(q) (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts) that are designated by Borrower as “Specified

Unrestricted Subsidiaries Investment Returns” in the Compliance Certificate delivered to the Administrative Agent in respect of the fiscal quarter in which such amounts were received.

“Spin-Off” shall mean, collectively, (a) the distribution of the assets and liabilities associated with, or operations of, the internet, interactive, online, virtual or social gaming business and/or the video lottery or video gaming terminal business of Borrower and its Subsidiaries, which distribution may consist of the distribution of all of the outstanding Equity Interests of one or more Subsidiaries of Borrower that operate any such business and (b) any corporate restructurings and other transactions entered into in connection with the foregoing in order to effect such distribution.

“Spot Rate” for a currency shall mean the rate determined by Administrative Agent or the applicable L/C Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent or such L/C Lender may obtain such spot rate from another financial institution designated by Administrative Agent or such L/C Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement).  For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by Borrower or its Restricted Subsidiaries.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” shall mean any Person that is a party to a Swap Contract with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Swap Contract, a Lender or Agent or Affiliate of a Lender or Agent, and such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.01(~~e~~f).  The Swingline Commitment is part of, and not in addition to, the Revolving Commitments.

“Swingline Exposure” shall mean, with respect to Revolving Lenders of any Tranche of Revolving Commitments, at any time the aggregate principal amount at such time of all outstanding Swingline Loans under such Tranche.  The Swingline Exposure of any Revolving Lender under any Tranche of Revolving Commitments at any time shall equal its R/C Percentage with respect to the applicable Tranche of Revolving Commitments of the aggregate Swingline Exposure under such Tranche at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.01(~~e~~f).

“Swingline Note” shall mean the promissory note substantially in the form of Exhibit A-4.

“Swingline Sublimit” shall mean the lesser of (a) $50.0 million and (b) the Total Revolving Commitments then in effect.  The Swingline Sublimit is part of, not in addition to, the Total Revolving Commitments.

“Syndication Agents” shall mean, collectively, JPMorgan Chase Bank, N.A., Fifth Third Bank, Citizens Bank, N.A., U.S. Bank National Association, Wells Fargo Securities LLC, Manufacturers & Traders Trust Company, SunTrust Robinson Humphrey, Inc., Goldman Sachs Bank USA, TD Securities (USA) LLC and UBS Securities LLC, in their capacities as syndication agents hereunder.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Benefit” has the meaning set forth in Section 5.06(g).

“Tax Matters Agreement” shall mean the tax matters agreement between Borrower and GLPI, dated as of November 1, 2013.

“Tax Returns” has the meaning set forth in Section 8.08.

“Taxes” shall mean any and all taxes, imposts, duties, charges, fees, levies or other charges or assessments of whatever nature, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof) including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

“Term A Facility” shall mean the credit facility comprising any Incremental Term A Loan Commitments and the Term A Facility Loans.

“Term A Facility Existing Loans” shall mean the “Term A Facility Loans” outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement and the issuance of the Term A Facility Loans pursuant to this Agreement on the Closing Date.

“Term A Facility Lenders” shall mean (a) on the Closing Date, each Term A Facility Refinancing Lender listed on Annex A-2(a) hereof, (b) on the First Amendment to A&R Credit Agreement Effective Date, each Lender holding Term A Facility Loans listed on Annex A-2(b) hereof and (~~b~~c) thereafter, the Lenders from time to time holding any Incremental Term A Loan Commitments and/or Term A Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term A Facility Loans” shall mean, collectively, (a) the Term A Facility Refinancing Loans provided pursuant to the Second Amendment ~~and~~, (b) the 2018 Incremental Term A Loans made pursuant to Section 2.1 of the 2018 Incremental Joinder Agreement and Section 2.01(b)(ii) hereof and (c) term loans made pursuant to any Incremental Term A Loan Commitments.  The aggregate principal amount of the Term A Facility Loans on the First Amendment to A&R Credit Agreement Effective Date is $707,674,375.00.

“Term A Facility Maturity Date” shall mean October 19, 2023.

“Term A Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-2.

“Term A Facility Refinancing Lender” shall mean each Person making a Term A Facility Refinancing Loan pursuant to the Second Amendment.

“Term A Facility Refinancing Loans” shall mean the “Term A Facility Refinancing Loans” made pursuant to the Second Amendment on the Closing Date in the amount set forth under each Term A Facility Refinancing Lender’s name on Annex A-2 hereof. The aggregate principal amount of the Term A Facility Refinancing Loans of all Term A Facility Loans on the Closing Date is $300.0 million.

“Term B Facility” shall mean the credit facility comprising the Term B Facility Commitments, any Incremental Term B Loan Commitments and the Term B Facility Loans.

“Term B Facility Commitment” shall mean, for each Term B Facility Lender, the obligation of such Lender, if any, to make a Term B Facility Loan to Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B Facility Commitment” on Annex A-3, or in the Assignment Agreement pursuant to which such Lender assumed its Term B Facility Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01.  The aggregate principal amount of the Term B Facility Commitments of all Term B Facility Lenders on the Closing Date is $257,059,458.33.

“Term B Facility Existing Loans” shall mean the “Term B Facility Loans” outstanding under the Existing Credit Agreement immediately prior to the issuance of the Term B Facility Refinancing Loans pursuant to the Second Amendment on the Closing Date.

“Term B Facility Lenders” shall mean (a) on the Closing Date, the Lenders having Term B Facility Commitments on Annex A-3 hereof and each Term B Facility Refinancing Lender listed on Annex A-3 hereof and (b) thereafter, the Lenders from time to time holding any Incremental Term B Loan Commitments and/or Term B Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term B Facility Loans” shall mean (a) the term loans made pursuant to Section 2.01(c)(ii) and the Term B Facility Refinancing Loans provided pursuant to the Second Amendment and (b) term loans made pursuant to any Incremental Term B Loan Commitments.  The aggregate principal amount of the Term B Facility Loans of all Term B Facility Lenders on the 2018 Incremental Joinder Agreement Effective Date after giving effect to the repayment thereof with a portion of the proceeds of the Term B-1 Facility Loans made on the 2018 Incremental Joinder Agreement Effective Date is $0.00.

“Term B Facility Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date.

“Term B Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-3.

“Term B Facility Refinancing Lender” shall mean each Person making a Term B Facility Refinancing Loan pursuant to the Second Amendment.

“Term B Facility Refinancing Loans” shall mean the “Term B Facility Refinancing Loans” made pursuant to the Second Amendment on the Closing Date in the amount set forth under each Term B Facility Refinancing Lender’s name on Annex A-3 hereof. The aggregate principal amount of the Term B Facility Refinancing Loans of all Term B Facility Lenders on the Closing Date is $242,940,541.67.

“Term B-1 Facility” shall mean the credit facility comprising the Term B-1 Facility Commitments, any Incremental Term B-1 Loan Commitments and the Term B-1 Facility Loans.

“Term B-1 Facility Commitment” shall mean, for each Term B-1 Facility Lender, the obligation of such Lender, if any, to make a Term B-1 Facility Loan to Borrower on the 2018 Incremental Joinder Agreement Effective Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B-1 Facility Commitment” on Annex A-4, or in the Assignment Agreement pursuant to which such Lender assumed its Term B-1 Facility Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01.  The aggregate principal amount of the Term B-1 Facility Commitments of all Term B-1 Facility Lenders on the 2018 Incremental Joinder Agreement Effective Date is $1,128,750,000.00.  For the avoidance of doubt, the “2018 Incremental Term B Loan Commitments” under the 2018 Incremental Joinder Agreement shall constitute the “Term B-1 Facility Commitments” hereunder.

“Term B-1 Facility Lenders” shall mean (a) on the 2018 Incremental Joinder Agreement Effective Date, the Lenders having Term B-1 Facility Commitments on Annex A-4 hereof and (b) thereafter, the Lenders from time to time holding any Incremental Term B-1 Loan Commitments and/or Term B-1 Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term B-1 Facility Loans” shall mean (a) the term loans made pursuant to Section 3.1 of the 2018 Incremental Joinder Agreement and Section 2.01(d)(i) hereof and (b) term loans made pursuant to any Incremental Term B-1 Loan Commitments.

“Term B-1 Facility Maturity Date” shall mean the date that is the seventh anniversary of the 2018 Incremental Joinder Agreement Effective Date.

“Term B-1 Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-5.

“Term Facilities” shall mean, collectively, the credit facilities comprising the Term A Facility, the Term B Facility, the Term B-1 Facility, any New Term Loan Facilities, the credit facilities comprising the Extended Term Loans, if any, and the credit facilities comprising Other Term Loans, if any.

“Term Loan Commitments” shall mean, collectively, (a) the Term B Facility Commitments, (b) the Term B-1 Facility Commitments, (c) any Incremental Term Loan Commitments and (~~c~~d) any Other Term Loan Commitments.

“Term Loan Extension Request” shall have the meaning provided in Section 2.13(a).

“Term Loan Notes” shall mean, collectively, the Term A Facility Notes, the Term B Facility Notes, the Term B-1 Facility Notes and any New Term Loan Notes.

“Term Loans” shall mean, collectively, the Term A Facility Loans, the Term B Facility Loans, the Term B-1 Facility Loans, any Extended Term Loans, any Other Term Loans and any New Term Loans.

“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of Borrower and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to Administrative Agent or have been filed with the SEC.

“Total Revolving Commitments” shall mean, at any time, the Revolving Commitments of all the Revolving Lenders at such time. The Total Revolving Commitments on the Closing Date are $700.0 million.

“Trade Date” shall have the meaning provided in Section 13.05(f)(i).

“Tranche” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders:  (a) Lenders having Revolving Loans incurred pursuant to the Closing Date Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (b) Lenders having Revolving Loans incurred pursuant to the First Amendment Extended Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or First Amendment Extended Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (c) Lenders having such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, (d) Lenders having Term A Facility Loans and Incremental Term A Loan Commitments, (e) Lenders having Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments ~~and~~, (f) Lenders having Term B-1 Facility Loans or Term B-1 Facility Commitments and Incremental Term B-1 Loan Commitments and (g) Lenders having such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments:  (a) Revolving Loans incurred pursuant to the Closing Date Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (b) Revolving Loans incurred pursuant to the First Amendment Extended Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or First Amendment Extended Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (c) such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, (d) Term A Facility Loans and Incremental Term A Loan Commitments, (e) Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments ~~and~~, (f) Term B-1 Facility Loans or Term B-1 Facility Commitments and Incremental Term B-1 Loan Commitments and (g) such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment.

“Transaction Agreements” shall mean the Separation and Distribution Agreement, the Penn Master Lease, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, and, from and after the PNK Acquisition Closing Date, the PNK Master Lease.

“Transactions” shall mean, collectively, (a) the Closing Date Refinancing, (b) the issuance of the Senior Unsecured Notes and the entering into of the documents related thereto, (c) the entering into of this Agreement and the other Credit Documents and the borrowings hereunder on the Closing Date and (d) the payment of fees and expenses in connection with the foregoing.

“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Transition Services Agreement” shall mean the transition services agreement between Borrower and GLPI, dated as of November 1, 2013.

“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or other similar arrangement required by any Gaming Authority from time to time.

“TRS Properties” shall mean GLP Holdings, Inc., Louisiana Casino Cruises, Inc., and Penn Cecil Maryland, Inc., which, directly or indirectly, operate Hollywood Casino Baton Rouge and Hollywood Casino Perryville.

“Type” has the meaning set forth in Section 1.03.

“U.S. Borrower” means any Borrower that is a United States Person.

“U.S. Tax Compliance Certificate” has the meaning assigned in Section 5.06(c)(ii)(B)(iii).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“un-reallocated portion” has the meaning set forth in Section 2.14(a).

“Unaffiliated Joint Ventures” shall mean any joint venture of Borrower or any of its Subsidiaries; provided, however, that (i) all Investments in, and other transactions entered into with, such joint venture by Borrower or any of its Restricted Subsidiaries were made in compliance with this Agreement and (ii) no Affiliate (other than Borrower or any Subsidiary or any other Unaffiliated Joint Venture) or officer or director of Borrower or any of its Subsidiaries owns any Equity Interest, or has any material economic interest, in such joint venture (other than through Borrower (directly or indirectly through its Subsidiaries)).  No Subsidiary of Borrower shall be an Unaffiliated Joint Venture.

“United States” shall mean the United States of America.

“United States Person” shall have the meaning assigned to that term in Section 7701 of the Code.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(e).

“Unrestricted Cash” shall mean the aggregate amount of unrestricted cash and cash equivalents (in each case free and clear of all Liens, other than Permitted Liens that (i) do not restrict the application of such cash and cash equivalents to the repayment of the Obligations or (ii) secure the Obligations) of Borrower and its Restricted Subsidiaries as at such date not to exceed the greater of (x) $300.0 million and (y) the product of $15.0 million and the number of casinos, “racinos” and similar facilities operated by Borrower and its Restricted Subsidiaries on such date of determination and which are owned by Borrower or its Restricted Subsidiaries or with respect to which Borrower or its Restricted Subsidiaries are required to provide working capital for the operation thereof.

“Unrestricted Subsidiaries” shall mean (a) as of the Closing Date, the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of Borrower or is subsequently designated as a Restricted Subsidiary pursuant to this Agreement).

“Unutilized R/C Commitment” shall mean, for any Revolving Lender with respect to any Tranche(s) of Revolving Commitments, at any time, the excess of such Revolving Lender’s Revolving Commitment under such Tranche(s) at such time over the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender under such Tranche(s), (ii) such Revolving Lender’s L/C Liability under such Tranche(s) at such time and (iii) such Revolving Lender’s Swingline Exposure under such Tranche(s) at such time.

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon (it being understood that for purposes of Schedule 8.13(b), Borrower shall not be required to describe such fixtures and equipment in such Schedule 8.13(b)).

“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of the Term Loans (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Term Loans to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Term Loans.

“Wholly Owned Restricted Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person that is a Restricted Subsidiary.  Unless the context clearly requires otherwise, all references to any Wholly Owned Restricted Subsidiary shall mean a Wholly Owned Restricted Subsidiary of Borrower.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person.  Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and Administrative Agent.

“Working Capital” shall mean, for any Person at any date, the amount (which may be a negative number) of the Consolidated Current Assets of such Person minus the Consolidated Current Liabilities of such Person at such date; provided that, for purposes of calculating Working Capital, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the impact of non-cash items on Consolidated Current Assets and Consolidated Current Liabilities.  For purposes of calculating Working Capital (i) for any period in which a Permitted Acquisition or other Acquisition occurs (other than with respect to any Unrestricted Subsidiary) or any Unrestricted Subsidiary is revoked and converted into a Restricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so acquired or Unrestricted Subsidiary so revoked, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded and (ii) for any period in which any Person, property, business or asset (other than an Unrestricted Subsidiary) is sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified as discontinued operations or Restricted Subsidiary so designated, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.                      Accounting Terms and Determinations.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld).  Notwithstanding the foregoing, for all purposes of this Agreement, (a) each Master Lease and any Additional Lease shall not constitute Indebtedness or a Capital Lease or a Capital Lease Obligation regardless of how such Master Lease or Additional Lease may be treated under GAAP, (b) any interest portion of payments in connection with such Master Lease or Additional Lease shall not constitute Consolidated Interest Expense and (c) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under each Master Lease or any Additional Lease in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under each Master Lease or any Additional Lease not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of each Master Lease or any Additional Lease; provided that any “true-up” of rent paid in cash pursuant to each Master Lease or any Additional Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.  Notwithstanding anything to the contrary in this Agreement or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated (provided that until such disposition shall have been consummated, notwithstanding anything to the contrary in this Agreement, the anticipated proceeds of such disposition (and use thereof, including any repayment of Indebtedness therewith) shall not be included in any calculation hereunder).

SECTION 1.03.                      Classes and Types of Loans.  Loans hereunder are distinguished by “Class” and by “Type.”  The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Loan of any particular Tranche, a Term A Facility Loan, a Term B Facility Loan, a Term B-1 Facility Loan, a New Term Loan of any particular Tranche, or a Term Loan of any particular Tranche of Term Loans created pursuant to an Extension Amendment or a Refinancing Amendment or a Swingline Loan, each of which constitutes a Class.  The “Type” of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type.  Loans may be identified by both Class and Type.

SECTION 1.04.                      Rules of Construction.~~.~~

(a)                                 In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Secured Party by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day New York, New York; (vi) Obligations (other than L/C Liabilities) shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.

(b)                                 In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.

(c)                                  In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d)                                 Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by the Credit Documents; (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law; and (iii) for the avoidance of doubt, any reference herein to “the date hereof” or words of similar import shall refer to the date that this Agreement was initially entered into (January 19, 2017).

(e)                                  This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or the Lenders’ involvement in their preparation.

SECTION 1.05.                      Exchange Rates; Currency Equivalents.~~.~~

(a)                                 The Administrative Agent or the applicable L/C Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of extensions of credit hereunder and Obligations denominated in Alternate Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants or financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of calculating the Dollar Equivalent of the amount of extensions of credit hereunder and of Obligations denominated in the Alternate Currency under the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Lender, as applicable.

(b)                                 ~~(a)~~ Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, LIBOR Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Lender, as the case may be.

(c)                                  ~~(b)~~ The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

SECTION 1.06.                      Pro Forma Calculations.~~.~~

(a)                                 Notwithstanding anything to the contrary herein, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Interest Coverage Ratio and Consolidated Total Assets shall be calculated in the manner prescribed by this Section 1.06; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.06, when calculating the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio, as applicable, for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with any covenant pursuant to Section 10.08, the events described in this Section 1.06 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                                 For purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Interest Coverage Ratio and Consolidated Total Assets, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith or other transactions related thereto) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.  If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Interest Coverage Ratio and Consolidated Total Assets shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c)                                  Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated, within twelve (12) months of the Closing Date, in the case of the Transactions, and in the case of any other Specified Transaction, within twelve (12) months of the closing date of such Specified Transaction (in the good faith determination of Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions and synergies, the limitations and requirements set forth in clause (c) of the definitions of Consolidated EBITDA (other than the requirement set forth in clause (c) of Consolidated EBITDA that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed 15.0% of Consolidated EBITDA for such Test Period (after giving effect to this clause (c) and clause (c) of the definition of “Consolidated EBITDA”) or (ii) be duplicative of one another.

(d)                                 In the event that Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Total Net Leverage Ratio or the Consolidated Senior Secured Net Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Interest Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower may designate.

SECTION 1.07.                      Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

CREDITS

SECTION 2.01.                         Loans.~~.~~

(a)                                 Revolving Loans.

(i)                           Immediately and automatically upon the effectiveness of this Agreement, each Refinancing Revolving Commitment and each Refinancing Revolving Loan made pursuant thereto shall be, and hereby is, a Revolving Commitment or a Revolving Loan, respectively under this Agreement and shall be subject to the terms and conditions of this Agreement and, thereafter, (x) any reference to a “Revolving Commitment” or a “Closing Date Revolving Commitment” hereunder shall include such Refinancing Revolving Commitment (and such Refinancing Revolving Commitments shall be part of the same Tranche as the other Closing Date Revolving Commitments hereunder), (y) any reference to a “Revolving Loan” under the Closing Date Revolving Commitments hereunder shall include such Refinancing Revolving Loans (and such Refinancing Revolving Loans shall be part of the same Tranche as the other Revolving Loans hereunder made pursuant to the other Closing Date Revolving Commitments), and (y) the holders of any such Refinancing Revolving Commitments (and related Refinancing Revolving Loans) shall be included as Revolving Lenders on substantially the same basis as the holders of any other Closing Date Revolving Commitments (and related Revolving Loans) (and shall constitute Lenders of the same Tranche as the holders of the other Closing Date Revolving Commitments).  Upon the effectiveness of this Agreement, Administrative Agent shall record such Refinancing Revolving Commitments (and related Refinancing Revolving Loans) in the Register as Closing Date Revolving Commitments (and related Revolving Loans thereunder).  On the Closing Date, Administrative Agent, the Refinancing Revolving Lenders and all other the Lenders having Closing Date Revolving Commitments shall effectuate such transfers, assignments and adjustments of Revolving Loans and participation interests in Letters of Credit and any drawing thereunder such that each Revolving Lender holds Revolving Loans and such participation interests in accordance with its Pro Rata Share (with respect to all Closing Date Revolving Commitments).

(ii)                        On the First Amendment to A&R Credit Agreement Effective Date, (x) all of the Closing Date Revolving Commitments (and Revolving Loans thereunder) except for Closing Date Revolving Commitments that are Non-Consenting Revolving Commitments on such date shall be deemed to be and shall become First Amendment Extended Revolving Commitments (and Revolving Loans thereunder) hereunder, (y) Administrative Agent shall record all of the Closing Date Revolving Commitments that are not Non-Consenting Revolving Commitments on such date in the Register as First Amendment Extended Revolving Commitments (and related Revolving Loans thereunder) and (z) Administrative Agent and the Revolving Lenders shall effectuate such transfers, assignments and adjustments of Revolving Loans and participation interests in Letters of Credit and any drawing thereunder such that, subject to Section 2.01(a)(iv)(iii), all outstanding Revolving Loans, all L/C Liabilities and participations in outstanding Swingline Loans are outstanding or held, as applicable, solely under the First Amendment Extended

Revolving Facility and each Revolving Lender under the First Amendment Extended Revolving Facility holds Revolving Loans and such participation interests in accordance with its Pro Rata Share (with respect to all First Amendment Extended Revolving Commitments).

(iii)                     From and after the First Amendment to A&R Credit Agreement Effective Date, any Revolving Lender holding Closing Date Revolving Commitments may, by written notice to Borrower and Administrative Agent elect to convert all (and not less than all) of its Closing Date Revolving Commitments to First Amendment Extended Revolving Commitments, which conversion shall be effective on the date set forth in such written notice (but in no event earlier than five (5) Business Days after delivery of such notice unless Administrative Agent and Borrower shall agree to an earlier date).  Upon receipt of such notice, Borrower, Administrative Agent and the Revolving Lenders shall take such actions, and assign and assume such Revolving Tranche Exposures as shall be necessary in order to cause all Revolving Tranche Exposure under the First Amendment Extended Revolving Commitments to be held pro rata amongst the Revolving Lenders with First Amendment Extended Revolving Commitments (after giving effect to such conversion of Closing Date Revolving Commitments).

(iv)                    Each Revolving Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make revolving loans (the “Revolving Loans”) to Borrower in Dollars from time to time, on any Business Day during, with respect to any Tranche of Revolving Commitments of such Revolving Lender, the Revolving Availability Period applicable to such Tranche of Revolving Commitments, in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Commitments of such Tranche of such Revolving Lender as in effect from time to time; provided, however, that, after giving effect to any Borrowing of Revolving Loans, (i) the sum of the aggregate principal amount of (without duplication) all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time, (ii) the Revolving Exposure of such Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitments in effect at such time, (iii) the Revolving Tranche Exposure of such Revolving Lender in respect of any Tranche of Revolving Commitments shall not exceed such Revolving Lender’s Revolving Commitment of such Tranche in effect at such time and (iv) the Revolving Tranche Exposure of all Revolving Lenders in respect of any Tranche of Revolving Commitments shall not exceed the aggregate Revolving Commitments of such Tranche in effect at such time.  Borrower shall elect the Tranche of Revolving Commitments under which Revolving Loans are to be borrowed under this Section 2.01(a)(iv) by indicating such Tranche in the applicable Notice of Borrowing.  Subject to the terms and conditions of this Agreement, during the applicable Revolving Availability Period, Borrower may borrow, repay and re-borrow the amount of the Revolving Commitments by means of ABR Loans and LIBOR Loans.

(b)                                 Term A Facility Loans.

(i)                           Immediately and automatically upon the effectiveness of this Agreement, each Term A Facility Refinancing Loan shall be, and hereby is, a Term A Facility Loan under this Agreement and shall be subject to the terms and conditions of this Agreement and, thereafter, (x) any reference to a “Term A Facility Loan” hereunder shall include such Term A Facility Refinancing Loans (and such Term A Facility Refinancing Loans shall be part of the same Tranche as the other Term A Facility Loans hereunder), and (y) the holders of any such Term A Facility Refinancing Loans shall be included as Term A Facility Lenders on substantially the same basis as the holders of any other Term A Facility Loans (and shall constitute Lenders of the same Tranche).  Upon the effectiveness of this Agreement, Administrative Agent shall record such Term A Facility Refinancing Loans in the Register as Term A Facility Loans.

(ii)                      Each Lender with a 2018 Incremental Term A Loan Commitment on the 2018 Incremental Joinder Agreement Effective Date agrees, severally and not jointly, on the terms and conditions of, and pursuant to and in accordance with, the 2018 Incremental Joinder Agreement to make a 2018 Incremental Term A Loan to Borrower in Dollars on the 2018 Incremental Joinder Agreement Effective Date in an aggregate principal amount equal to the 2018 Incremental Term A Loan Commitment of such Lender.  The 2018 Incremental Term A Loans made pursuant to Section 2.1 of the 2018 Incremental Joinder Agreement and this Section 2.01(b)(ii) shall constitute Term A Facility Loans for all purposes under this Agreement and the other Credit Documents.

(iii)                  ~~(ii)~~ Term A Facility Loans that are repaid or prepaid may not be reborrowed.

(c)                                  Term B Facility Loans.

(i)                           Immediately and automatically upon the effectiveness of this Agreement, each Term B Facility Refinancing Loan shall be, and hereby is, a Term B Facility Loan under this Agreement and shall be subject to the terms and conditions of this Agreement and, thereafter, (x) any reference to a “Term B Facility Loan” hereunder shall include such Term B Facility Refinancing Loans (and such Term B Facility Refinancing Loans shall be part of the same Tranche as the other Term B Facility Loans hereunder), and (y) the holders of any such Term B Facility Refinancing Loans shall be included as Term B Facility Lenders on substantially the same basis as the holders of any other Term B Facility Loans (and shall constitute Lenders of the same Tranche).  Upon the effectiveness of this Agreement, Administrative Agent shall record such Term B Facility Refinancing Loans in the Register as Term B Facility Loans.

(ii)                        Each Lender with a Term B Facility Commitment on the Closing Date agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term B Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term B Facility Commitment of such Lender.

(iii)                     Term B Facility Loans that are repaid or prepaid may not be reborrowed.

(d)                                 Term B-1 Facility Loans.

(i)                          Each Lender with a Term B-1 Facility Commitment on the 2018 Incremental Joinder Agreement Effective Date agrees, severally and not jointly, on the terms and conditions of, and pursuant to and in accordance with, the 2018 Incremental Joinder Agreement to make a Term B-1 Facility Loan to Borrower in Dollars on the 2018 Incremental Joinder Agreement Effective Date in an aggregate principal amount equal to the Term B-1 Facility Commitment of such Lender.

(ii)                      Term B-1 Facility Loans that are repaid or prepaid may not be reborrowed.

(e)                                  ~~(d)~~ Limit on LIBOR Loans.  No more than twelve (12) separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time in the aggregate under all of the facilities.

(f)                                   ~~(e)~~ Swingline Loans.

(i)                           Swingline Commitment.  Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.01(~~e~~f), the Swingline Lender at the request of Borrower may, in the Swingline Lender’s sole discretion, make Swingline Loans to Borrower in Dollars from time to time during any Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (y) (1) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments, (2) the Revolving Exposure of any Revolving Lender exceeding the Revolving Commitments of such Lender then in effect, (3) the Revolving Tranche Exposure of any Revolving Lender in respect of any Tranche of Revolving Commitments exceeding such Revolving Lender’s Revolving Commitment of such Tranche in effect at such time or (4) the Revolving Tranche Exposure of all Revolving Lenders in respect of any Tranche of Revolving Commitments exceeding the aggregate Revolving Commitments of such Tranche in effect at such time; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and re-borrow Swingline Loans.  Borrower shall elect the Tranche of Revolving Commitments under which Swingline Loan is to be borrowed under this Section 2.01(~~e~~f)(i) by indicating such Tranche in the applicable Notice of Borrowing.  Notwithstanding anything to the contrary contained in this Section 2.01(~~e~~f) or elsewhere in this Agreement, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender under the applicable Tranche is a Defaulting Lender if such Defaulting Lender’s participation in Swingline Loans cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.14(a) unless arrangements reasonably satisfactory to the Swingline Lender and Borrower have been made to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by providing Cash Collateral in an amount equal to the Minimum Collateral Amount, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swingline Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Commitment percentage of outstanding Swingline Loans.

(ii)                        Swingline Loans.  To request a Swingline Loan, Borrower shall notify Administrative Agent of such request by telephone (promptly confirmed in writing in the form of a Notice of Borrowing), not later than 1:00 p.m., New York time, on the day of a proposed Swingline Loan (which day shall be a Business Day).  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Tranche of Revolving Commitments under which such Swingline Loan is to be borrowed.  Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first sentence of Section 2.01(~~e~~f)(i) or (B) that one or more of the applicable conditions specified in Article VII is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender shall make each Swingline Loan available to Borrower by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with the Swingline Lender, by crediting the same to) the account of Borrower as directed by Borrower in the applicable Notice of Borrowing for such Swingline Loan by 4:00 p.m., New York time, on the requested date of such Swingline Loan.  Swingline Loans shall only be incurred and maintained as ABR Loans.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to such request a Default or an Event of Default has occurred and is continuing.  Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $250,000 above such amount.  Immediately upon the making of a Swingline Loan, each Revolving Lender of the applicable Tranche shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) of such Swingline Loan.

(iii)                     Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, and without any penalty or premium, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to Administrative Agent before 12:00 p.m. (Noon), New York time, on the date of repayment at the Swingline Lender’s office as the Swingline Lender may from time to time specify to Borrower and Administrative Agent.

(iv)                    Refinancing; Participations.

(A)                               The Swingline Lender at any time in its sole discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender under the applicable Tranche make a ABR Loan in an amount equal to such Lender’s R/C Percentage (with respect to the applicable Tranche) of the amount of Swingline Loans then outstanding.  Such request shall be made in writing and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified in this Agreement for the principal amount of ABR Loans, but subject to the unutilized portion of the Revolving Commitments of the applicable Tranche and the conditions set forth in Section 7.02.  The Swingline Lender shall furnish Borrower with a copy of the applicable notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender under the applicable Tranche shall make an amount equal to its R/C Percentage (with respect to the applicable Tranche) of the amount specified in such notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative

Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such notice, whereupon, subject to Section 2.01(~~e~~f)(iv)(B), each Revolving Lender under the applicable Tranche that so makes funds available shall be deemed to have made a ABR Loan under such Tranche to Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(B)                               If for any reason any Swingline Loan cannot be refinanced by such a Borrowing in accordance with Section 2.01(~~e~~f)(iv)(A), the request for ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders under the applicable Tranche fund its risk participation in the relevant Swingline Loan and each such Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.01(~~e~~f)(iv)(A) shall be deemed payment in respect of such participation.

(C)                               If any Revolving Lender under the applicable Tranche fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to Section 2.01(~~e~~f)(iv)(A) by the time specified in such Section, the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than any such interest or fees) shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D)                               Each Revolving Lender’s obligation to make Revolving Loans under the applicable Tranche of Revolving Commitments or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.01(~~e~~f)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans under the applicable Tranche of Revolving Commitments pursuant to this Section 2.01(~~e~~f)(iv) is subject to the conditions set forth in Section 7.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swingline Loans, together with interest as provided herein.

(E)                                The Swingline Lender shall be responsible for invoicing Borrower for interest on the Swingline Loans.  Until each Revolving Lender under the applicable Tranche of Revolving Commitments funds its Revolving Loan or risk participation pursuant to this Section 2.01(~~e~~f) to refinance such Revolving Lender’s R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) of any Swingline Loan, interest in respect of such R/C Percentage shall be solely for the account of the Swingline Lender.

(g)                                 ~~(f)~~ Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement (including, without limitation, in connection with the Transactions to occur on the Closing Date), pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent and such Lender.

SECTION 2.02.                      ~~Borrowings~~ Borrowings. Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05, which may be given by (a) telephone or (b) a Notice of Borrowing; provided that any telephone notice must be confirmed promptly by delivery to Administrative Agent of a Notice of Borrowing.  Unless otherwise agreed to by Administrative Agent in its sole discretion, not later than 12:00 p.m. (Noon), New York time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower.  Each borrowing of Revolving Loans under a particular Tranche of Revolving Commitments shall be made by each Revolving Lender with Revolving Commitments of such Tranche pro rata based on its R/C Percentage with respect to such Tranche of Revolving Commitments.  The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York time, on the actual applicable Funding Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.

SECTION 2.03.                      Letters of Credit.~~.~~

(a)                                 Subject to the terms and conditions hereof, the Revolving Commitments may be utilized, upon the request of Borrower, in addition to the Revolving Loans provided for by Section 2.01(a), for standby and commercial documentary letters of credit (herein collectively called “Letters of Credit”) issued by the applicable L/C Lender (which L/C Lenders agree to the terms and provisions of this Section 2.03 in reliance upon the agreements of the other Lenders set forth herein) for the account of Borrower or its Subsidiaries; provided, however, that in no event shall

(i)                           (A) the aggregate amount of all L/C Liabilities, plus the aggregate principal amount of all the Revolving Loans and Swingline Loans then outstanding, exceed at any time the Total Revolving Commitments as in effect at such time or (B) the Revolving Tranche Exposure of all Revolving Lenders in respect of any Tranche of Revolving Commitments exceed the aggregate Revolving Commitments of such Tranche in effect at such time,

(ii)                        (A) the sum of the aggregate principal amount of all Revolving Loans of any Revolving Lender then outstanding, plus such Revolving Lender’s L/C Liability plus such Revolving Lender’s Swingline Exposure exceed at any time such Revolving Lender’s Revolving Commitment as in effect at such time or (B) the Revolving Tranche Exposure of any Revolving Lender in respect of any Tranche of Revolving Commitments exceed such Revolving Lender’s Revolving Commitment of such Tranche in effect at such time,

(iii)                     the outstanding aggregate amount of all L/C Liabilities exceed the L/C Sublimit,

(iv)                    the Dollar Equivalent of the Stated Amount of any Letter of Credit be less than $100,000 or such lesser amount as is acceptable to the L/C Lender,

(v)                       the expiration date of any Letter of Credit extend beyond the earlier of (x) the third Business Day preceding the latest R/C Maturity Date then in effect and (y) the date twelve (12) months following the date of such issuance, unless in the case of this clause (y) the Required Revolving Lenders have approved such expiry date in writing (but never beyond the third Business Day prior to the latest R/C Maturity Date then in effect), except for any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and the Administrative Agent’s reasonable satisfaction, on or prior to the third Business Day preceding the latest R/C Maturity Date then in effect, subject to the ability of Borrower to request Auto-Extension Letters of Credit in accordance with Section 2.03(b),

(vi)                    any L/C Lender issue any Letter of Credit after it has received notice from Borrower or the Required Revolving Lenders stating that a Default exists until such time as such L/C Lender shall have received written notice of (x) rescission of such notice from the Required Revolving Lenders, (y) waiver or cure of such Default in accordance with this Agreement or (z) Administrative Agent’s good faith determination that such Default has ceased to exist,

(vii)                 any Letter of Credit be issued in a currency other than Dollars or the Alternate Currency nor at a tenor other than sight; or

(viii)              the L/C Lender be obligated to issue any Letter of Credit, amend or modify any outstanding Letter of Credit or extend the expiry date of any outstanding Letter of Credit at any time when a Revolving Lender under the applicable Tranche is a Defaulting Lender if such Defaulting Lender’s L/C Liability cannot be reallocated to Non-Defaulting Lenders under the applicable Tranche pursuant to Section 2.14(a) unless arrangements reasonably satisfactory to the L/C Lender and Borrower have been made to eliminate the L/C Lender’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by providing Cash Collateral in an amount equal to the Minimum Collateral Amount, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Lender to support, each such Defaulting Lender’s L/C Liability.

(b)                                 Whenever Borrower requires the issuance of a Letter of Credit it shall give the applicable L/C Lender and Administrative Agent at least three (3) Business Days written notice (or such shorter period of notice acceptable to the L/C Lender).  Such Letter of Credit application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system agreed to by the applicable L/C Lender, by personal delivery or by any other means acceptable to the applicable L/C Lender.   Each notice shall be in the form of Exhibit L or such other form as is reasonably acceptable to the applicable L/C Lender appropriately completed (each a “Letter of Credit Request”) and shall specify the Tranche under which such Letter of Credit shall be issued and a date of issuance not beyond the fifth Business Day prior to the R/C Maturity Date for the applicable Tranche (it being understood that after issuance of any Letter of Credit Borrower may by written notice to Administrative Agent designate such Letter of Credit as having been issued under another Tranche of Revolving Commitments if such Letter of Credit would be permitted to be issued under such other Tranche of Revolving Commitments at such time).  Each Letter of Credit Request must be accompanied by documentation describing in reasonable detail the proposed terms, conditions and format of the Letter of Credit to be issued, and if so requested by any L/C Lender each Letter of Credit Request shall be accompanied by such L/C Lender’s form of application but which application shall not contain any operating or financial covenants or any provisions inconsistent with this Agreement.  If Borrower so requests in any applicable Letter of Credit Request, the applicable L/C Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Lender to decline any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Lender at the time of the original issuance or automatic extension of a Letter of Credit, Borrower shall not be required to make a specific request to the L/C Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the third Business Day preceding the latest R/C Maturity Date then in effect (provided, that such three (3) Business Day limitation shall not apply to any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and the Administrative Agent’s reasonable satisfaction); provided, however, that the L/C Lender shall not permit any such extension if (A) the L/C Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 7.02 is not then satisfied, and in each such case directing the L/C Lender not to permit such extension. If there is any conflict between the terms and conditions of this Agreement and the terms and condition of any application, the terms and conditions of this Agreement shall govern.  Each Lender hereby authorizes each L/C

Lender to issue and perform its obligations with respect to Letters of Credit and each Letter of Credit shall be issued in accordance with the customary procedures of such L/C Lender.  Borrower acknowledges and agrees that the failure of any L/C Lender to require an application at any time and from time to time shall not restrict or impair such L/C Lender’s right to require such an application or agreement as a condition to the issuance of any subsequent Letter of Credit.

(c)                                  On each day during the period commencing with the issuance by the applicable L/C Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment under the applicable Tranche of each Revolving Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s R/C Percentage of the Dollar Equivalent of the then Stated Amount of such Letter of Credit plus the amount of any unreimbursed drawings thereunder (the amount of such unreimbursed drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency).  Each Revolving Lender under the applicable Tranche (other than the applicable L/C Lender) severally agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire from the L/C Lender that issued such Letter of Credit, without recourse, a participation in such L/C Lender’s obligation to fund drawings and rights under such Letter of Credit in an amount equal to such Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments of such obligation (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) and rights, and each Revolving Lender under the applicable Tranche (other than such L/C Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such L/C Lender to pay and discharge when due, its R/C Percentage with respect to the applicable Tranche of Revolving Commitments of such L/C Lender’s obligation to fund drawings (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) under such Letter of Credit.  Such L/C Lender shall be deemed to hold an L/C Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to such acquisition by the Revolving Lenders under the applicable Tranche other than such L/C Lender of their participation interests.

(d)                                 In the event that any L/C Lender has determined to honor a drawing under a Letter of Credit, such L/C Lender shall promptly notify (the “L/C Payment Notice”) Administrative Agent and Borrower of the amount paid by such L/C Lender and the date on which payment is to be made to such beneficiary.  In the case of a Letter of Credit denominated in the Alternate Currency, Borrower shall reimburse the L/C Lender that issued such Letter of Credit in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in the Alternate Currency, the applicable L/C Lender shall notify Administrative Agent and Borrower of the Dollar Equivalent of the amount of the drawing following the determination thereof in accordance with Section 1.05.  Borrower hereby unconditionally agrees to pay and reimburse such L/C Lender, through the Administrative Agent, for the amount of payment under such Letter of Credit in Dollars, together with interest thereon at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin applicable to Revolving Loans under the applicable Tranche of Revolving Commitments that are maintained as ABR Loans as are in effect from time to time from the date payment was made to such beneficiary to the date on which payment is due, such payment to be made not later than the second Business Day after the date on which Borrower receives the applicable L/C Payment Notice (or the third Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time, on a Business Day).  Any such payment due from Borrower and not paid on the required date shall thereafter bear interest at rates specified in Section 3.02(b) until paid.  Promptly upon receipt of the amount paid by Borrower pursuant to the immediately prior sentence, the applicable L/C Lender shall notify Administrative Agent of such payment and whether or not such payment constitutes payment in full of the Reimbursement Obligation under the applicable Letter of Credit.

(e)                                  Promptly upon its receipt of a L/C Payment Notice referred to in Section 2.03(d), Borrower shall advise the applicable L/C Lender and Administrative Agent whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse such L/C Lender for the amount of the related demand for payment under the applicable Letter of Credit and, if it does so intend, submit a Notice of Borrowing for such borrowing to Administrative Agent as provided in Section 4.05.  In the event that Borrower fails to reimburse any L/C Lender, through the Administrative Agent, for a demand for payment under a Letter of Credit by the second Business Day after the date of the applicable L/C Payment Notice (or the third Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time on a Business Day), such L/C Lender shall promptly notify Administrative Agent of such failure by Borrower to so reimburse and of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency).  In the event that Borrower fails to either submit a Notice of Borrowing to Administrative Agent as provided above or reimburse such L/C Lender, through the Administrative Agent, for a demand for payment under a Letter of Credit by the second Business Day after the date of the applicable L/C Payment Notice (or the third Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time, on a Business Day), Administrative Agent shall give each Revolving Lender under the applicable Tranche prompt notice of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) including the interest therein owed by Borrower (the “Unreimbursed Amount”), specifying such Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments thereof and requesting payment of such amount.

(f)                                   Each Revolving Lender (other than the applicable L/C Lender) under the applicable Tranche shall pay to Administrative Agent for account of the applicable L/C Lender at the Principal Office in Dollars and in immediately available funds, an amount equal to such Revolving Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments of the Unreimbursed Amount upon not less than one Business Day’s actual notice by Administrative Agent as described in Section 2.03(e) to such Revolving Lender requesting such payment and specifying such amount.  Administrative Agent will promptly remit the funds so received to the applicable L/C Lender in Dollars.  Each such Revolving Lender’s obligation to make such payments to Administrative Agent for the account of the applicable L/C Lender under this Section 2.03(f), and the applicable L/C Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Revolving Lender to make its payment under this Section 2.03(f), (ii) the financial condition of Borrower or the existence of any Default or (iii) the termination of the Commitments.  Each such payment to any L/C Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

(g)                                  Upon the making of each payment by a Revolving Lender, through the Administrative Agent, to an L/C Lender pursuant to Section 2.03(f) in respect of any Letter of Credit, such Revolving Lender shall, automatically and without any further action on the part of Administrative Agent, such L/C Lender or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such L/C Lender by Borrower hereunder and under the L/C Documents relating to such Letter of Credit and (ii) a participation equal to such Revolving Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments in any interest or other amounts (such interest and other amounts expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) (other than cost reimbursements) payable by Borrower hereunder and under such L/C Documents in respect of such Reimbursement Obligation.  If any L/C Lender receives directly from or for the account of Borrower any payment in respect of any Reimbursement Obligation or any such interest or other amounts (including by way of setoff or application of proceeds of any collateral security), such L/C Lender shall promptly pay to Administrative Agent for the account of each Revolving Lender under the applicable Tranche which has satisfied its obligations under Section 2.03(f), such Revolving Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments of the Dollar Equivalent of such payment, each such payment by such L/C Lender to be made in Dollars.  In the event any payment received by such L/C Lender and so paid to the Revolving Lenders hereunder is rescinded or must otherwise be returned by such L/C Lender, each applicable Revolving Lender shall, upon the request of such L/C Lender (through Administrative Agent), repay to such L/C Lender (through Administrative Agent) the amount of such payment paid to such Revolving Lender, with interest at the rate specified in Section 2.03(j).

(h)                                 Borrower shall pay to Administrative Agent, for the account of each Revolving Lender under the applicable Tranche, and with respect to each Tranche of Revolving Commitments, in respect of each Letter of Credit and each Tranche of Revolving Commitments for which such Revolving Lender has a L/C Liability, a letter of credit commission equal to (x) the rate per annum equal to the Applicable Margin for Revolving Loans of such Tranche made by such Revolving Lender that are LIBOR Loans in effect from time to time, multiplied by (y) the daily Dollar Equivalent of the Stated Amount of such Letter of Credit allocable to such Revolving Lender’s Revolving Commitments of such Tranche (such Dollar Equivalent to be determined in accordance with Section 1.05) for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit which expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit which is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to and excluding the date such Letter of Credit is drawn in full or is terminated.  Such commission will be non-refundable and is to be paid (1) quarterly in arrears on each Quarterly Date and (2) on each applicable R/C Maturity Date.  In addition, Borrower shall pay to each L/C Lender, for such L/C Lender’s account, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate separately agreed to with such L/C Lender, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Borrower and such L/C Lender, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate of 0.125% per annum, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on each Quarterly Date in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the latest R/C Maturity Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  In addition Borrower agrees to pay to each L/C Lender all charges, costs and expenses in the amounts customarily charged by such L/C Lender, from time to time in like circumstances, with respect to the issuance, amendment, transfer, payment of drawings, and other transactions relating thereto.

(i)                                     Upon the issuance of or amendment or modification to a Letter of Credit, the applicable L/C Lender shall promptly deliver to Administrative Agent and Borrower a written notice of such issuance, amendment or modification and such notice shall be accompanied by a copy of such Letter of Credit or the respective amendment or modification thereto, as the case may be.  Promptly upon receipt of such notice, Administrative Agent shall deliver to each Revolving Lender under the applicable Tranche a written notice regarding such issuance, amendment or modification, as the case may be, and, if so requested by a Revolving Lender under the applicable Tranche, Administrative Agent shall deliver to such Revolving Lender a copy of such Letter of Credit or amendment or modification, as the case may be.

(j)                                    If and to the extent that any Revolving Lender under the applicable Tranche fails to pay an amount required to be paid pursuant to Section 2.03(f) or 2.03(g) on the due date therefor, such Revolving Lender shall pay to the applicable L/C Lender (through Administrative Agent) interest on such amount with respect to the applicable Tranche of Revolving Commitments held by such Revolving Lender for each day from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) for the first three days and at the interest rate (in effect from time to time) applicable to Revolving Loans under such Tranche made by such Revolving Lender that are maintained as ABR Loans for each date thereafter.  If any Revolving Lender holds Revolving Commitments of more than one Tranche and such Revolving Lender makes a partial payment of amounts due by it under Section 2.03(f) or 2.03(g) with respect to multiple Tranches, such partial payment shall be allocated pro rata to each Tranche based on the amount of Revolving Commitments of each Tranche held by such Revolving Lender.

(k)                                 The issuance by any L/C Lender of any amendment or modification to any Letter of Credit hereunder that would extend the expiry date or increase the Stated Amount thereof shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such amendment or modification shall be issued hereunder (i) unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended or modified form or (y) the Required Revolving Lenders (or other specified Revolving Lenders to the extent required by Section 13.04) shall have consented thereto or (ii) if the beneficiary of the Letter of Credit does not accept the proposed terms of the Letter of Credit.

(l)                                     Notwithstanding the foregoing, no L/C Lender shall be under any obligation to issue any Letter of Credit if at the time of such issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Lender from issuing the Letter of Credit, or any Law applicable to such L/C Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Lender shall prohibit, or request that such L/C Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Lender in good faith deems material to it or (ii) the issuance of the Letter of Credit would violate one or more policies of such L/C Lender applicable to letters of credit generally.

(m)                             The obligations of Borrower under this Agreement and any L/C Document to reimburse any L/C Lender for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit converted into Revolving Loans or Swingline Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Document under all circumstances, including the following:

(i)                           any lack of validity or enforceability of this Agreement, any Credit Document or any L/C Document;

(ii)                        the existence of any claim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction;

(iii)                     any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing;

(iv)                    waiver by a L/C Lender of any requirement that exists for the L/C Lender’s protection and not the protection of Borrower or any waiver by the L/C Lender which does not in fact materially prejudice Borrower;

(v)                       honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                    any payment made by a L/C Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)                 any payment by a L/C Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by a L/C Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Guarantor.

To the extent that any provision of any L/C Document is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall control.

(n)                                 Borrower, Administrative Agent and Revolving Lenders hereby agree that, as of the Closing Date, each letter of credit identified on Schedule 2.03(n) (each, an “Existing Letter of Credit”) shall be a Letter of Credit as if originally issued under this Agreement, and that the fees and other provisions set forth in this Section 2.03 shall be applicable to each Existing Letter of Credit as of the Closing Date.

(o)                                 On the last Business Day of each month, Borrower and each L/C Lender shall provide to Administrative Agent such information regarding the outstanding Letters of Credit as Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent (and in such standard electronic format as Administrative Agent shall reasonably specify), for purposes of Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit.  Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by Borrower and the L/C Lenders pursuant to this Section 2.03(o), and such record of Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder.  Notwithstanding the foregoing, if and to the extent Administrative Agent determines that there are one or more discrepancies between information provided by Borrower and any L/C Lender hereunder, Administrative Agent will notify Borrower and such L/C Lender thereof and Borrower and such L/C Lender shall endeavor to reconcile any such discrepancy.  In addition to and without limiting the foregoing, with respect to commercial documentary Letters of Credit, on the first Business Day of each week the applicable L/C Lender shall deliver to Administrative Agent, by facsimile or electronic mail, a report detailing the daily outstanding commercial documentary Letters of Credit for the previous week for such Letters of Credit issued in Dollars and for such Letters of Credit issued in the Alternate Currency.

(p)                                 Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Lenders, the Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of any L/C Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct or material breach of any Credit Document; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Lenders, the Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of the L/C Lenders shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(m); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against a L/C Lender, and a L/C Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower that were caused by such L/C Lender’s willful misconduct, bad faith or gross negligence or material breach of any Credit Document or such L/C Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case under this proviso, as determined by a court of competent jurisdiction by final and non-appealable judgment.  In furtherance and not in limitation of the foregoing, the L/C Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Lenders shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Lenders may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(q)                                 Unless otherwise expressly agreed by the applicable L/C Lender and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Lenders shall not be responsible to Borrower for, and the L/C Lenders’ rights and remedies against Borrower shall not be impaired by, any action or inaction of the L/C Lenders required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such L/C Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial

Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(r)                                    Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the applicable L/C Lender hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(s)                                   A Revolving Lender may become an additional L/C Lender hereunder with the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), Borrower and such Revolving Lender, pursuant to an agreement with, and in form and substance reasonably satisfactory to, the Administrative Agent, Borrower and such Revolving Lender.  The Administrative Agent shall notify the Revolving Lenders of any such additional L/C Lender.

SECTION 2.04.                      Termination and Reductions of Commitment.~~.~~

(a)                                 (i)                                     In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term B Facility Commitments outstanding on the Closing Date shall be automatically and permanently reduced to zero at 5:00 p.m., New York time, on the Closing Date (after giving effect to the making of the Term B Facility Loans on such date).

(ii)                                In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term B-1 Facility Commitments and the 2018 Incremental Term A Loan Commitments outstanding on the 2018 Incremental Joinder Agreement Effective Date shall automatically terminate on the 2018 Incremental Joinder Agreement Effective Date after giving effect to the making of the Term B-1 Facility Loans and the 2018 Incremental Term A Loans, respectively.

(iii)                            ~~(ii)~~ In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of any Incremental Term Loan Commitments shall be automatically and permanently reduced by the amount of Incremental Term Loans made in respect hereof from time to time.

(iv)                             ~~(iii)~~ The aggregate amount of the Revolving Commitments of any Tranche shall be automatically and permanently reduced to zero on the R/C Maturity Date applicable to such Tranche, and the L/C Commitments and the Swingline Commitment shall be automatically and permanently reduced to zero on the last R/C Maturity Date.

(b)                                 Borrower shall have the right at any time or from time to time (without premium or penalty except breakage costs (if any) pursuant to Section 5.05) (i) so long as no Revolving Loans, Swingline Loans or L/C Liabilities will be outstanding as of the date specified for termination (after giving effect to all transactions occurring on such date), to terminate the Revolving Commitments in their entirety, (ii) to reduce the aggregate amount of the Unutilized R/C Commitments (which shall be pro rata among the Revolving Lenders, except that Borrower shall be permitted to permanently terminate commitments of any Class with an earlier maturity date on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class) and (iii) so long as the remaining Total Revolving Commitments will equal or exceed the aggregate amount of outstanding Revolving Loans, Swingline Exposure and L/C Liabilities, to reduce the aggregate amount of the Revolving Commitments (which shall be pro rata among the Revolving Lenders, except that Borrower shall be permitted to permanently terminate commitments of any Class with an earlier maturity date on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class); provided, however, that (x) Borrower shall give notice of each such termination or reduction as provided in Section 4.05, and (y) each partial reduction shall be in an aggregate amount at least equal to $5.0 million (or any whole multiple of $1.0 million in excess thereof) or, if less, the remaining Unutilized R/C Commitments.

(c)                                  Any Commitment once terminated or reduced may not be reinstated.

(d)                                 Each reduction or termination of any of the Commitments applicable to any Tranche pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.

SECTION 2.05.                      Fees.~~.~~

(a)                                 Borrower shall pay to Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender), with respect to such Revolving Lender’s Revolving Commitments of each Tranche, a commitment fee for the period from and including the Closing Date (or, following the conversion of such Revolving Commitment into another Tranche, the applicable Extension Date) to but not including the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment, in each case, computed at a rate per annum equal to the Applicable Fee Percentage in respect of such Tranche in effect from time to time during such period on the actual daily amount of such Revolving Lender’s Unutilized R/C Commitment in respect of such Tranche.  Notwithstanding anything to the contrary in the definition of “Unutilized R/C Commitments,” for purposes of determining Unutilized R/C Commitments of a Tranche in connection with computing commitment fees with respect to Revolving Commitments of such Tranche, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Tranche and L/C Liability of such Tranche of such Revolving Lender (and the Swingline Exposure of such Tranche of such Revolving Lender shall be disregarded for such purpose).  Any accrued commitment fee under this Section 2.05(a) in respect of any Revolving Commitment shall be payable in arrears on each Quarterly Date and on the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment.

(b)                                 Borrower shall pay to Administrative Agent for its own account the administrative fee separately agreed to.

(c)                                  At the time of the effectiveness of a Repricing Transaction prior to the date that is six (6) months after the Closing Date (in the case of the Term B Facility) or six (6) months after the 2018 Incremental Joinder Agreement Effective Date (in the case of the Term B-1 Facility), Borrower agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term B Facility Loans or Term B-1 Facility Loans, as the case may be, (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender or is repaid under Section 2.11 or 13.04(b), as the case may be), a fee in an amount equal to 1.0% of the aggregate principal amount of Term B Facility Loans or Term B-1 Facility Loans, as the case may be, that are refinanced, converted, replaced, amended, modified or otherwise repriced in such Repricing Transaction.  Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(d)                                 Borrower shall pay to Auction Manager for its own account, in connection with any Borrower Loan Purchase, such fees as may be agreed between Borrower and Auction Manager.

(e)                                  Borrower shall pay to each Term B Facility Lender, on the Closing Date, upfront fees equal to 0.50% of such Term B Facility Lender’s Term B Facility Loan funded on the Closing Date.

SECTION 2.06.                      ~~Lending Offices~~ Lending Offices.  The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

SECTION 2.07.                      Several Obligations of Lenders.  The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.  No Revolving Lender will be responsible for failure of any other Lender to fund its participation in Letters of Credit.

SECTION 2.08.                      Notes; Register.~~.~~

(a)                                 At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, payable to such Lender and otherwise duly completed, substantially in the form of Exhibits A-1, A-2, A-3 ~~and~~, A-4 and A-5 of such Lender’s Revolving Loans, Term A Facility Loans, Term B Facility Loans ~~and~~, Swingline Loans and Term B-1 Facility Loans, respectively; and in the case of any New Term Loans, such form of promissory note provided pursuant to the applicable Incremental Joinder Agreement; provided that any promissory notes issued in respect of New Term Loans, Other Term Loans, Extended Term Loans or New Revolving Loans, Other Revolving Loans or Extended Revolving Loans shall be in such form as mutually agreed by Borrower and Administrative Agent.

(b)                                 The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.

(c)                                  Borrower hereby designates Administrative Agent to serve as its agent, solely for purposes of this Section 2.08, to hold a copy of each Letter of Credit and each Assignment Agreement to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount (and stated interest) of the Loans made by each of the Lenders and each repayment in respect of the principal amount (and stated interest) of the Loans of each Lender.  The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective unless recorded in the Register; provided that Administrative Agent agrees to record in the Register any assignment entered into pursuant to the term hereof promptly after the effectiveness of such assignment.

SECTION 2.09.                      Optional Prepayments and Conversions or Continuations of Loans.~~.~~

(a)                                 Subject to Section 4.04, Borrower shall have the right to prepay Loans (without premium or penalty, except as provided in Section 2.09(c)) of a Tranche, or to convert Loans of a Tranche of one Type into Loans of such Tranche of another Type or to continue Loans of a Tranche of one Type as Loans of such Tranche of the same Type, at any time or from time to time.  Borrower shall give Administrative Agent notice of each such prepayment, conversion or continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests).  Each Notice of Continuation/Conversion shall be substantially in the form of Exhibit C or such other form as is reasonably acceptable to Administrative Agent.  If LIBOR Loans are prepaid or converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05.  Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to convert any Loan into a LIBOR Loan, or to continue any Loan as a LIBOR Loan, in which event all

Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or continued, as the case may be, as ABR Loans.  Swingline Loans may not be converted or continued.

(b)                                 Application.

(i)                           The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and to Tranches, all as determined by Borrower.

(ii)                        In addition to the foregoing, and provided that immediately before and after giving effect thereto no Event of Default has occurred and is continuing and after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, Borrower shall have the right to elect to offer to prepay the Term Loans pro rata to the Term A Facility Loans, the Term B Facility Loans, the Term B-1 Facility Loans, the New Term Loans, the Extended Term Loans and the Other Term Loans then outstanding and apply any amounts rejected for such prepayment to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.09 or 10.06, respectively.  If Borrower makes such an election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the holders of the Term Loans.  Any such notice shall specify the aggregate amount offered to prepay the Term Loans.  Each holder of a Term A Facility Loan, a Term B Facility Loan, a Term B-1 Facility Loan, a New Term Loan, an Other Term Loan or an Extended Term Loan may elect, in its sole discretion, to reject such prepayment offer with respect to an amount equal to or less than (~~v~~u) with respect to holders of Term A Facility Loans, an amount equal to the aggregate amount so offered to prepay Term A Facility Loans times a fraction, the numerator of which is the principal amount of Term A Facility Loans owed to such holder and the denominator of which is the principal amount of Term A Facility Loans outstanding, (~~w~~v) with respect to holders of Term B Facility Loans, an amount equal to the aggregate amount so offered to prepay Term B Facility Loans times a fraction, the numerator of which is the principal amount of Term B Facility Loans owed to such holder and the denominator of which is the principal amount of Term B Facility Loans outstanding, (w) with respect to holders of Term B-1 Facility Loans, an amount equal to the aggregate amount so offered to prepay Term B-1 Facility Loans times a fraction, the numerator of which is the principal amount of Term B-1 Facility Loans owed to such holder and the denominator of which is the principal amount of Term B-1 Facility Loans outstanding, (x) with respect to holders of New Term Loans, an amount equal to the aggregate amount so offered to prepay New Term Loans times a fraction, the numerator of which is the principal amount of New Term Loans owed to such holder and the denominator of which is the principal amount of New Term Loans outstanding, (y) with respect to holders of Other Term Loans, an amount equal to the aggregate amount so offered to prepay Other Term Loans times a fraction, the numerator of which is the principal amount of Other Term Loans owed to such holder and the denominator of which is the principal amount of Other Term Loans outstanding and (z) with respect to holders of Extended Term Loans, an amount equal to the aggregate amount so offered to prepay Extended Term Loans times a fraction, the numerator of which is the principal amount of Extended Term Loans owed to such holder and the denominator of which is the principal amount of Extended Term Loans outstanding.  Any rejection of such offer must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer rejected by such holder, if any.  Failure to give such notice will constitute an election to accept such offer.  Any portion of such prepayment offer so accepted will be used to prepay the Term Loans held by the applicable holders within ten Business Days of the date of receipt of the offer to prepay.  Any portion of such prepayment rejected may be used by Borrower and its Restricted Subsidiaries to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.09 or 10.06, respectively.

(c)                                  Any prepayment of Term B Facility Loans pursuant to this Section 2.09 or Section 13.04(b) made prior to the date that is six months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

(d)                                 Any prepayment of Term B-1 Facility Loans pursuant to this Section 2.09 or Section 13.04(b) made prior to the date that is six months after the 2018 Incremental Joinder Agreement Effective Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

SECTION 2.10.                      Mandatory Prepayments.~~.~~

(a)                                 Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):

(i)                           Casualty Events.  Within five (5) Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event or any disposition pursuant to Section 10.05(l) (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to 100% of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x)                                 if no Event of Default then exists or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property used or usable in the business of any Credit Party or repair, replace or restore the Property or other Property used or usable in the business of any Credit Party (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable, and if the Property is subject to a Master Lease or an Additional Lease, in accordance with such Master Lease or such Additional Lease (it being understood that such Property so repaired, replaced, restored or otherwise acquired may be owned by GLPI or a Subsidiary of GLPI and leased to Borrower or a Wholly Owned Subsidiary of Borrower under a Master Lease (or, in the case of any Additional Lease, owned by the Landlord thereunder and leased to Borrower or a Wholly Owned Subsidiary of Borrower)), in each case within (A) twelve (12) months following receipt of such Net Available Proceeds or (B) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (1) one hundred and eighty (180) days following the date of such legally binding commitment and (2) twelve (12) months following receipt of such Net Available Proceeds, and

(y)                                 if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

Notwithstanding the foregoing provisions of this Section 2.10(a)(i) or otherwise, no mandatory prepayment shall be required in any fiscal year pursuant to this Section 2.10(a)(i) until the date on which the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i) in such fiscal year shall exceed $20.0 million (and thereafter only Net Available Proceeds in excess of such amount shall be required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i)).

(ii)                        Debt Issuance.  Within five (5) Business Days after any Debt Issuance on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance.

(iii)                     Asset Sales.  Within five (5) Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) or pursuant to Section 10.05(p) (other than any such Asset Sale or disposition constituting a Specified Sale Leaseback Transaction), in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale or other disposition (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above or Section 2.10(c)(ii) below); provided, however, that:

(x)                                 an amount equal to the Net Available Proceeds from any Asset Sale (other than any Specified Asset Sale and any Regulatory Asset Sale) pursuant to Section 10.05(c) or pursuant to 10.05(p) (other than any Asset Sale constituting a Specified Sale Leaseback Transaction) shall not be required to be applied as provided above on such date if (1) no Event of Default then exists or would arise therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party, and (B) if such Asset Sale was effected by any other Company, any Company, in each case within (x) twelve (12) months following receipt of such Net Available Proceeds or (y) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (A) one hundred and eighty (180) days following the date of such legally binding commitment and (B) twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended); and

(y)                                 if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above (and, in the case of any Net Available Proceeds from an Asset Sale of Collateral, in compliance with clause (y) above) within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

Notwithstanding the foregoing provisions of this Section 2.10(a)(iii) or otherwise, no mandatory prepayment shall be required in any fiscal year pursuant to this Section 2.10(a)(iii) until the date on which the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii) in such fiscal year shall exceed $20.0 million (and thereafter only Net Available Proceeds in excess of such amount shall be required be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii)).

(iv)                    Excess Cash Flow.  For each fiscal year (commencing with the fiscal year ending December 31, 2018), not later than five (5) Business Days after the date on which the financial statements of Borrower referred to in Section 9.04(b) for such fiscal year are required to be delivered to Administrative Agent, Borrower shall prepay, in accordance with subsection (b) below, the principal amount of the Loans in an amount equal to (x) Applicable ECF Percentage of Excess Cash Flow for such fiscal year, minus (y) the principal amount of (i) Term Loans voluntarily prepaid pursuant to Section 2.09 during such fiscal year plus (ii) Revolving Loans voluntarily prepaid pursuant to Section 2.09 to the extent accompanied by an equivalent permanent reduction of the Total Revolving Commitments during such fiscal year, plus (iii) Other First Lien Indebtedness voluntarily prepaid (and, to the extent consisting of revolving loans, so long as accompanied by a permanent reduction of the underlying commitments) during such fiscal year to the extent the amount of such Other First Lien Indebtedness so prepaid is not proportionally larger than the amount of Term Loans so prepaid according to the respective principal amounts of Other First Lien Indebtedness and Term Loans as of the beginning of the applicable fiscal year plus the principal amount of any additional Other First Lien Indebtedness or Term Loans incurred during the applicable fiscal year, in each case, except to the extent financed with the proceeds of Indebtedness of Borrower or its Restricted Subsidiaries.

(v)                       Prepayments Not Required.   Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10(a) but may be retained by the applicable Foreign Subsidiary so long as applicable local law does not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds or Excess Cash Flow is permitted under the applicable local law, (x) any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation.  To the extent Borrower determines in good faith that repatriation of any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries would have a material adverse tax cost consequence on Borrower or any of its Subsidiaries, such Net Available Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, on or before the date on which the Net Available Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.10(a)(i) or (iii), as applicable (or, in the case of Excess Cash Flow, a date on or before the date that is twelve (12) months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to Section 2.10(a)(iv)), unless previously repatriated (in which case, (x) any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation), (A) Borrower shall apply an amount equal to such Net Available Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Available Proceeds or Excess Cash Flow had been received by Borrower rather than such Foreign Subsidiary, minus, the amount of additional taxes that would have been payable or reserved against if such Net Available Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Available Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) pursuant to Section 2.10(b) or (B) such Net Available Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.

(vi)                    Prepayments of Other First Lien Indebtedness.  Notwithstanding the foregoing provisions of Section 2.10(a)(i), (ii), (iii), (iv) or otherwise, any Net Available Proceeds from any such Casualty Event, Debt Issuance or Asset Sale and any such Excess Cash Flow otherwise required to be applied to prepay the Loans may, at Borrower’s option, be applied to prepay the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Casualty Event, Debt Issuance, Asset Sale or Excess Cash Flow is required under the terms of such Other First Lien Indebtedness (with any remaining Net Available Proceeds or Excess Cash Flow, as applicable, applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other First Lien Indebtedness at such time) of such Net Available Proceeds or Excess Cash Flow, as applicable, relative to Lenders, in which case such Net Available Proceeds or Excess Cash Flow, as applicable, may only be applied to prepay the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Term Loans.  To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Available Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Available Proceeds or Excess Cash Flow, as applicable, shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Available Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be applied if such Other First Lien Indebtedness was not then outstanding).  Any such application to Other First Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.

(b)                                 Application.  The amount of any required prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i)                           First, to the reduction of Amortization Payments on the Term Loans required by Sections 3.01(b), 3.01(c) ~~and~~, 3.01(d) and 3.01(e) (on a pro rata basis among each Tranche of Term Loans, subject to any Declined Amounts) and, in the case of the Term Facilities, to the remaining principal installments with respect thereto in direct order of maturity over the next succeeding four (4) quarterly installments and, thereafter, on a pro rata basis; provided that, each such prepayment shall, subject to the last paragraph of this

Section 2.10(b), be applied to such Term Loans that are ABR Loans to the fullest extent thereof before application to Loans that are LIBOR Loans, and such prepayments of LIBOR Loans shall be applied in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to Section 5.05;

(ii)                        Second, after such time as no Term Loans remain outstanding, (x) to repay all outstanding Swingline Loans, and (y) after such time as no Swingline Loans are outstanding, to prepay all outstanding Revolving Loans (in each case, without any reduction in Revolving Commitments) (on a pro rata basis among each Tranche of Revolving Loans); and

(iii)                     Third, after application of prepayments in accordance with clauses (i) and (ii) above, Borrower shall be permitted to retain any such remaining excess.

Notwithstanding anything in this Section 2.10 to the contrary, Borrower shall not be required to prepay any of the Term A Facility Loans or Term B Facility Loans with the Net Available Proceeds of any Specified Asset Sales or any Regulatory Asset Sales.  Any such Net Available Proceeds that, but for this paragraph, would have been required to prepay the Term A Facility Loans or the Term B Facility Loans, shall be applied to prepay the Lenders under each other Tranche of Term Loans (including the Term B-1 Facility Loans) and Term Loan Commitments (in the order set forth above) that may exist at the time that prepayment with the Net Available Proceeds of the Specified Asset Sales or Regulatory Asset Sales is required by this Agreement.

Notwithstanding the foregoing, any Term Loan Lender may elect, by written notice to Administrative Agent at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Term Loan Lender that initially accepted such prepayment.  Any such re-offered amounts rejected by such Lenders shall be retained by Borrower (any such retained amounts, “Declined Amounts”).

Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05.  Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(c)                                  Revolving Credit Extension Reductions.

(i)                           Until the final R/C Maturity Date, Borrower shall from time to time immediately prepay the Revolving Loans (and/or provide Cash Collateral in an amount equal to the Minimum Collateral Amount for, or otherwise backstop (with a letter of credit on customary terms reasonably acceptable to the applicable L/C Lender and the Administrative Agent), outstanding L/C Liabilities) in such amounts as shall be necessary so that at all times (a) the aggregate outstanding amount of the Revolving Loans and the Swingline Loans, plus, the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time and (b) the aggregate outstanding amount of the Revolving Loans of any Tranche and Swingline Loans allocable to such Tranche, plus the aggregate outstanding L/C Liabilities under such Tranche shall not exceed the aggregate Revolving Commitments of such Tranche as in effect at such time.

(ii)                        Specified Sale Leaseback Transactions. Within five (5) Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale permitted by Section 10.05(c) or Section 10.05(p) that constitutes a Specified Sale Leaseback Transaction (other than the Net Available Proceeds of any Specified Asset Sale or Regulatory Asset Sale), Borrower shall prepay the Revolving Loans and the Swingline Loans (on a pro rata basis among each Tranche of Revolving Loans) in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale (it being understood that applications pursuant to this Section 2.10(c)(ii) shall not be duplicative of Section 2.10(a)(i)

or Section 2.10(a)(iii) above); provided, however, that (x) there shall be no reduction in the Total Revolving Commitments unless otherwise elected by Borrower; (y) if the aggregate amount of Net Available Proceeds from any Specified Sale Leaseback Transaction exceeds the aggregate amount of Revolving Loans and Swingline Loans then outstanding, Borrower shall be entitled to retain such excess.  For the avoidance of doubt, Borrower shall not be required to prepay the Term Loans with the Net Available Proceeds of any Specified Sale Leaseback Transaction.

(d)                                 Prepayment of Term B Facility Loans.  Any prepayment of Term B Facility Loans pursuant to Section 2.10(a)(ii) made prior to the date that is six months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

(e)                                  Prepayment of Term B-1 Facility Loans.  Any prepayment of Term B-1 Facility Loans pursuant to Section 2.10(a)(ii) made prior to the date that is six months after the 2018 Incremental Joinder Agreement Effective Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

(f)                                   ~~(e)~~ Outstanding Letters of Credit.  If any Letter of Credit is outstanding on the 30th day prior to the R/C Maturity Date for the applicable Tranche of Revolving Commitments which has an expiry date later than the third Business Day preceding such R/C Maturity Date (or which, pursuant to its terms, may be extended to a date later than the third Business Day preceding such R/C Maturity Date), then (i) if one or more Tranches of Revolving Commitments with a R/C Maturity Date after such R/C Maturity Date are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders with Revolving Commitments to purchase participations therein and to make Revolving Loans and payments in respect thereof and the commissions applicable thereto), effective as of such R/C Maturity Date, solely under (and ratably participated by Revolving Lenders pursuant to) the Revolving Commitments in respect of any one of such non-terminating Tranches of Revolving Commitments designated by Borrower in writing to Administrative Agent, if any, or if only one non-terminating Tranche of Revolving Commitments exists, such Tranche, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments under such Tranche at such time, and (ii) to the extent not capable of being reallocated pursuant to clause (i) above, Borrower shall, on such 30th day (or on such later day as such Letters of Credit become incapable of being reallocated pursuant to clause (i) above due to the termination, reduction or utilization of any relevant Revolving Commitments), either (x) Cash Collateralize all such Letters of Credit in an amount not less than the Minimum Collateral Amount with respect to such Letters of Credit (it being understood that such Cash Collateral shall be released to the extent that the aggregate Stated Amount of such Letters of Credit is reduced upon the expiration or termination of such Letters of Credit, so that the Cash Collateral shall not exceed the Minimum Collateral Amount with respect to such Letters of Credit outstanding at any particular time) or (y) deliver to the applicable L/C Lender a standby letter of credit (other than a Letter of Credit) in favor of such L/C Lender in a stated amount not less than the Minimum Collateral Amount with respect to such Letters of Credit, which standby letter of credit shall be in form and substance, and issued by a financially sound financial institution, reasonably acceptable to such L/C Lender and the Administrative Agent.  Except to the extent of reallocations of participations pursuant to clause (i) above, the occurrence of a R/C Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders of the relevant Tranche in any Letter of Credit issued before such R/C Maturity Date.  For the avoidance of doubt, the parties hereto agree that upon the occurrence of any reallocations of participations pursuant to clause (i) above and, if necessary, the taking of the actions in described clause (ii) above, all participations in Letters of Credit under the terminated Revolving Commitments shall terminate.

SECTION 2.11.                      Replacement of Lenders.~~.~~

(a)                                 Borrower shall have the right to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees (collectively, the “Replacement Lender”), if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so, (y) such Lender is a Defaulting Lender or (z) Borrower receives a notice from any applicable Gaming Authority that any lender is not qualified to make or hold Loans to, or owed by, Borrower under applicable Gaming Laws (and such Lender is notified by Borrower and Administrative Agent in writing of such disqualification); provided, however, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender or Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or if the Replaced Lender is being replaced as a result of being a Defaulting Lender, then the Replacement Lender shall acquire all Revolving Commitments, Revolving Loans and L/C Interests of such Replaced Lender under one or more Tranches of Revolving Commitments or, at the option of Borrower and such Replacement Lender, all other Loans and Commitments held by such Defaulting Lender), (ii) at the time of any such replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by a Replacement Lender), (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being repaid and terminated or acquired, as the case may be, and (C) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being assigned, as the case may be and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (i) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by a Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement, as the case may be.  Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans, Commitments and L/C Interests of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within one (1) Business Day after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment.

(b)                                 If Borrower receives a notice from any applicable Gaming Authority that any Lender is not qualified to make or hold Loans to, or owed by, Borrower under applicable Gaming Laws (and such Lender is notified by Borrower and Administrative Agent in writing of such disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary).  Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender (and in any event shall not be deemed to be a Repricing Transaction).  Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any Requirement of Law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws.  Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law).  Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon Borrower, to the extent prohibited by law:  (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

SECTION 2.12.                      Incremental Loan Commitments.~~.~~

(a)                                 Borrower Request.  Borrower may, at any time, by written notice to Administrative Agent, request (i) the establishment of one or more new Tranches of Revolving Commitments (“New Revolving Commitments” and the related Revolving Loans, “New Revolving Loans”), (ii) an increase to any existing Tranche of Revolving Commitments (“Incremental Existing Tranche Revolving Commitments”), (iii) the establishment of additional Term A Facility Loans with terms and conditions identical to the terms and conditions of existing Term A Facility Loans hereunder (“Incremental Term A Loans” and the related commitments, “Incremental Term A Loan Commitments”), provided, however, that, upfront fees or original issue discount may be paid to Lenders providing such Incremental Term A Loan Commitments, (iv) the establishment of additional Term B Facility Loans with terms and conditions identical to the terms and conditions of existing Term B Facility Loans hereunder (“Incremental Term B Loans” and the related commitments, “Incremental Term B Loan Commitments”); provided, however, that, upfront fees or original issue discount may be paid to Lenders providing such Incremental Term B Loan Commitments, (v) the establishment of additional Term B-1 Facility Loans with terms and conditions identical to the terms and conditions of existing Term B-1 Facility Loans hereunder (“Incremental Term B-1 Loans” and the related commitments, “Incremental Term B-1 Loan Commitments”); provided, however, that, upfront fees or original issue discount may be paid to Lenders providing such Incremental Term B-1 Loan Commitments, and/or (~~v~~vi) the establishment of one or more new Tranches of term loans (“New Term Loans” and the related commitments, “New Term Loan Commitments”); provided, however, that (x) the aggregate amount of all Incremental Revolving Commitments, New Term Loans, Incremental Term A Loans, Incremental Term B Loans, Incremental Term B-1 Loans and Incremental Equivalent Debt issued or incurred (but excluding any such Incremental Term Loan Commitments that have been terminated prior to such date of determination without being funded) on or prior to such date shall not exceed the Incremental Loan Amount and (y) any such request for Incremental Commitments shall be in a minimum amount of $25.0 million and integral multiples of $1.0 million above such amount.  Borrower may request Incremental Commitments from existing Lenders and from Eligible Assignees; provided, however, that (A) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitments offered to it and (B) any potential Lender that is not an existing Lender and agrees to make available an Incremental Commitment shall be required to be an Eligible Assignee and shall require approval by Administrative Agent (such approval not to be unreasonably withheld or delayed).

(b)                                 Incremental Effective Date.  The Incremental Commitments shall be effected by a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) executed by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.12.  The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.12.  Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Effective Date”) of any Incremental Commitments and the final allocation of such Incremental Commitments.  The effectiveness of any such Incremental Commitments shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent:

(i)                           Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Commitments;

(ii)                        an Incremental Joinder Agreement shall have been duly executed and delivered by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment;

(iii)                     no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incremental Commitments; provided that, with respect to any Incremental Term Loans (and any related Incremental Term Loan Commitments) the proceeds of which are used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition) substantially concurrently upon the receipt thereof, the absence of an Event of Default (other than an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower) shall not constitute a condition to the effectiveness of such Incremental Term Loans (and any related Incremental Term Loan Commitments), or the funding of such

Incremental Term Loans, unless otherwise agreed by Borrower and the Lenders providing such Incremental Term Loans or Incremental Commitments;

(iv)                    the representations and warranties set forth herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Incremental Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such dates; and provided, further, that, with respect to any Incremental Term Loans and related Incremental Term Loan Commitments the proceeds of which are used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition) substantially concurrently upon the receipt thereof, the only representations and warranties the making of which shall be a condition to the effectiveness of such Incremental Term Loans and related Incremental Term Loan Commitments and the funding of such Incremental Term Loans shall be (except as otherwise agreed by Borrower and the Lenders providing such Incremental Term Loans or Incremental Commitments and set forth in the applicable Incremental Joinder Agreement) (x) the representations and warranties set forth in Sections 8.01(a) (but only with respect to Credit Parties), 8.04(a)(i), 8.05 (but only as it relates to the Credit Documents), 8.09, 8.11(b), 8.14 (but only as it relates to security interests that may be perfected solely through the filing of UCC financing statements, filing of intellectual property security agreements with the United States Patent and Trademark Office and United States Copyright Office and delivery of certificated securities collateral representing Equity Interests in United States Persons), 8.17 and 8.27 and (y) the representations and warranties contained in the acquisition agreement relating to such Permitted Acquisition or other Acquisition as are material to the interests of the Lenders, but only to the extent that Borrower or any of its Affiliates have the right to terminate its or their obligations under such acquisition agreement as a result of a breach of such representations and warranties in such acquisition agreement;

(v)                       in the case of any Incremental Revolving Commitments, New Term Loans, Incremental Term A Loans ~~and~~, Incremental Term B Loans and Incremental Term B-1 Loans, Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date (provided that, for such purpose, (w) to the extent such Incremental Revolving Commitments constitute Acquisition Incremental Revolving Commitments or that the proceeds of any such Incremental Term Loans (and related Incremental Term Loan Commitments) are or are to be used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), such compliance may be, at the Borrower’s option, determined on a Pro Forma Basis as of the Calculation Date immediately preceding (1) in the case of the PNK Acquisition, the First Amendment to A&R Credit Agreement Approval Date giving effect to the modifications set forth in this Closing Amended Credit Agreement (as defined in the First Amendment to A&R Credit Agreement) and (2) in all other cases, the date on which a binding contract with respect to such Permitted Acquisition or other Acquisition is entered into between Borrower or a Restricted Subsidiary and the seller with respect thereto, and in each case giving effect to such Acquisition Incremental Revolving Commitments (in accordance with clause (z) below) and Incremental Term Loans (and related Incremental Term Loan Commitments) and such Permitted Acquisition or other Acquisition as if incurred and consummated on the first day of the applicable period, (x) Consolidated Net Indebtedness shall not take into account any cash or cash equivalents constituting proceeds of any Loans made under any Incremental Commitments to be provided on such date and any Incremental Equivalent Debt to be incurred or issued on such date that may otherwise reduce the amount of Consolidated Net Indebtedness, (y) Consolidated Net Indebtedness shall treat any Incremental Equivalent Debt as senior indebtedness, even if such Incremental Equivalent Debt was issued or incurred on a junior basis to the Obligations, and (z) in the case of any Incremental Revolving Commitments and Incremental Equivalent Debt consisting of revolving credit facilities, pro forma effect shall be given to any New Revolving Loans, Incremental Revolving Loans and any loans under any Incremental Equivalent Debt consisting of a revolving credit facility, in each case, to the extent actually made on such date (or in the case of any Acquisition Incremental Revolving Commitments or Incremental Equivalent Debt consisting of a revolving credit facility, with respect to which the proceeds of any amounts drawn thereunder on the closing date of such Permitted Acquisition or other Acquisition are reasonably expected to be used solely or primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), to the extent reasonably expected to be drawn on the closing date of such Permitted Acquisition or other Acquisition), but any proposed Incremental Revolving Commitments or Incremental Equivalent Debt consisting of a revolving credit facility shall not otherwise be treated as drawn);

(vi)                    in order to receive an initial extension of credit under any Incremental Revolving Commitment (other than Acquisition Incremental Revolving Commitments), Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date;

(vii)                 without the written consent of the Required Tranche Lenders with respect to any Tranches of then-existing Revolving Commitments that have a maturity date after the proposed maturity date of any New Revolving Commitments, the final stated maturity of any New Revolving Commitments shall not be earlier than the then-existing Final Maturity Date with respect to the then-existing Tranches of Revolving Commitments;

(viii)              without the written consent of (x) the Required Tranche Lenders with respect to any Tranches of then-existing Term Loans that have a maturity date after the proposed maturity date of any New Term Loans, the final stated maturity of any New Term Loans shall not be earlier than the then-existing Final Maturity Date with respect to any then-existing Tranche of Term Loans, and (y) the Required Tranche Lenders with respect to any Tranches of then-existing Term Loans that have a Weighted Average Life to Maturity that is longer than the proposed Weighted Average Life to Maturity of any New Term Loans, the Weighted Average Life to Maturity of any New Term Loans shall be no shorter than the Weighted Average Life to Maturity of any then-existing Tranche of Term Loans (without giving effect to the effect of prepayments made under any existing Tranche of Term Loans on amortization); provided that (A) Borrower may establish one or more Tranches of New Term Loans such that the Weighted Average Life to Maturity of such Tranche of New Term Loans may be shorter than the Weighted Average Life to Maturity of the then-existing Term B Facility Loans and Term B-1 Facility Loans (but, for the avoidance of doubt, not any other Term Loans) (without giving effect to the effect of prepayments made under any existing Tranche of Term Loans on amortization) and (B) the maturity date of such Tranche of New Term Loans may be earlier than the maturity date of the then-existing Term B Facility Loans and Term B-1 Facility Loans (but, for the avoidance of doubt, not any other Term Loans); it being understood that, subject to the foregoing, the amortization schedule applicable to such New Term Loans shall be determined by Borrower and the lenders of such New Term Loans with appropriate adjustments to the amortization schedules set forth on Annex C to address any such New Term Loans (and if New Term Loans are Incremental Term A Loans, with appropriate adjustments to the amortization schedule applicable to Term A Loans, ~~and~~ if such New Term Loans are Incremental Term B Loans, with applicable adjustments to the amortization schedule applicable to Term B Loans, and if such New Term Loans are Incremental Term B-1 Loans, with applicable adjustments to the amortization schedule applicable to Term B-1 Loans, in each case, including such adjustments as are necessary to provide for the “fungibility” of such Incremental Term A Loans with the existing Term A Loans or such Incremental Term B Loans with the existing Term B Loans or such Incremental Term B-1 Loans with the existing Term B-1 Loans, as the case may be);

(ix)                    the yields and interest rate margins and, except as set forth in clauses (vii) and (viii) of this Section 2.12(b), amortization schedule, applicable to any New Revolving Commitments and New Term Loans shall be as determined by Borrower and the holders of such Indebtedness;

(x)                       except as set forth in Section 2.12(a) and in clauses (i) – (ix) of this Section 2.12(b), the terms applicable to any New Revolving Commitments and New Term Loans shall be consistent with those applicable to any then-existing Revolving Commitments or Term Loans, as applicable; provided that, any applicable Incremental Joinder Agreement may provide for (x) any additional or more or less restrictive covenants that are applicable only after the then-existing Final Maturity Date with respect to any then-existing Term Loans or (y) any other terms that are reasonably satisfactory to Administrative Agent;

(xi)                    any Incremental Term A Loans ~~and~~, Incremental Term B Loans and Incremental Term B-1 Loans (and the corresponding Incremental Term Loan Commitments) shall have terms identical to the terms of the existing Term Loans (and the existing Term Loan Commitments) of the relevant Tranche hereunder; provided, however, that upfront fees or original issue discount may be paid to Lenders providing such Incremental Term A Loans ~~or~~, Incremental Term B Loans or Incremental Term B-1 Loans as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Term A Loans ~~and~~, Incremental Term B Loans and Incremental Term B-1 Loans (and the corresponding Incremental Term Loan Commitments) shall be as provided in this Section 2.12; and

(xii)                 any Incremental Existing Tranche Revolving Commitments shall have terms identical to the terms of the existing Revolving Commitments of the relevant Tranche hereunder; provided, however, that upfront fees may be paid to Lenders providing such Incremental Existing Tranche Revolving Commitments as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Existing Tranche Revolving Commitments shall be as provided in this Section 2.12.

Upon the effectiveness of any Incremental Commitment pursuant to this Section 2.12, any Person providing an Incremental Commitment that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder.  Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Commitments, and (i) in the case of Incremental Revolving Commitments, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Incremental Revolving Commitments, (ii) any New Revolving Loans shall be deemed to be additional Revolving Loans hereunder, (iii) any Revolving Loans made under Incremental Existing Tranche Revolving Commitments shall be deemed to be Revolving Loans of the relevant Tranche hereunder, (iv) any Incremental Term A Loans (to the extent funded) shall be deemed to be Term A Facility Loans hereunder, (v) any Incremental Term B Loans (to the extent funded) shall be deemed to be Term B Facility Loans hereunder ~~and~~ (vi) any Incremental Term B-1 Loans (to the extent funded) shall be deemed to be Term B-1 Facility Loans hereunder and (vii) any New Term Loans shall be deemed to be additional Term Loans hereunder.  Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.12.  Such amendments may include provisions allowing any Incremental Term B Loans, Incremental Term B-1 Loans or New Term Loans to be treated on the same basis as Term B Facility Loans or Term B-1 Facility Loans, as the case may be, in connection with declining prepayments.  In connection with the incurrence of any Incremental Term A Loans, Borrower shall be permitted to terminate any Interest Period applicable to Term A Loans on the date such Incremental Term A Loans are incurred.  In connection with the incurrence of any Incremental Term B Loans or Incremental Term B-1 Loans, as the case may be, Borrower shall be permitted to terminate any Interest Period applicable to Term B Loans or Term B-1 Loans, as the case may be, on the date such Incremental Term B Loans or Incremental Term B-1 Loans, as the case may be, are incurred.  In connection with the incurrence of any Incremental Existing Tranche Revolving Commitments and related Revolving Loans, Borrower shall be permitted to terminate any Interest Period applicable to Revolving Loans under the applicable existing Tranche of Revolving Commitments on the date such Revolving Loans are first incurred under such Incremental Existing Tranche Revolving Commitments.

(c)                                  Terms of Incremental Commitments and Loans.  The yield applicable to the Incremental Revolving Commitments and Incremental Term Loans shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Joinder Agreement; provided, however, that in the case of any Incremental Term B Loans or New Term Loans issued within twelve (12) months after the Closing Date, if the All-In Yield applicable to such Incremental Term B Loans or New Term Loans having a final maturity date no earlier than the Term B Facility Maturity Date and a Weighted Average Life to Maturity no shorter than the Term B Facility Loans is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B Facility Loans shall be increased (pursuant to the applicable Incremental Joinder Agreement) so as to cause the then applicable All-In Yield under this Agreement on the Term B Facility Loans to equal the All-In Yield then applicable to the Incremental Term B Loans or New Term Loans having a final maturity date no earlier than the Term B Facility Maturity Date and Weighted Average Life to Maturity no shorter than the Term B Facility Loans, minus 50 basis points~~.~~; provided, further, that in the case of any Incremental Term B Loans, Incremental Term B-1 Loans or New Term Loans issued within twelve (12) months after the 2018 Incremental Joinder

Agreement Effective Date, if the All-In Yield applicable to such Incremental Term B Loans, Incremental Term B-1 Loans or New Term Loans having a final maturity date no earlier than the Term B-1 Facility Maturity Date and a Weighted Average Life to Maturity no shorter than the Term B-1 Facility Loans is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B-1 Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B-1 Facility Loans shall be increased (pursuant to the applicable Incremental Joinder Agreement) so as to cause the then applicable All-In Yield under this Agreement on the Term B-1 Facility Loans to equal the All-In Yield then applicable to the Incremental Term B Loans, Incremental Term B-1 Loans or New Term Loans having a final maturity date no earlier than the Term B-1 Facility Maturity Date and Weighted Average Life to Maturity no shorter than the Term B-1 Facility Loans, minus 50 basis points.

(d)                                 Adjustment of Revolving Loans.  To the extent the Revolving Commitments of any Tranche are being increased on the relevant Incremental Effective Date through Incremental Existing Tranche Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment under such Tranche prior to such Incremental Effective Date (such Revolving Lenders the “Pre-Increase Revolving Lenders”) shall assign or transfer to any Revolving Lender which is acquiring a new or additional Revolving Commitment under such Tranche on the Incremental Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each such Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding under such Tranche on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans under such Tranche will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments under such Tranche after giving effect to such Incremental Revolving Commitments (and after giving effect to any Revolving Loans made under such Tranche on the relevant Incremental Effective Date).  Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 13.05.  For the avoidance of doubt, Revolving Loans and participation interests in L/C Liabilities and Swingline Loans assigned or transferred and purchased (or re-allocated) pursuant to this Section 2.12(d) shall, upon receipt thereof by the relevant Post-Increase Revolving Lenders, be deemed to be Revolving Loans and participation interests in L/C Liabilities and Swingline Loans in respect of the relevant new or additional Revolving Commitments of such Tranche acquired by such Post-Increase Revolving Lenders on the relevant Incremental Effective Date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly.  In addition, the L/C Sublimit may be increased by an amount not to exceed the amount of any increase in Revolving Commitments with the consent of the applicable L/C Lenders that agreed to provide Letters of Credit under such increase in the L/C Sublimit and the holders of New Revolving Commitments or Incremental Existing Tranche Revolving Commitments providing such increase in Revolving Commitments.

(e)                                  Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.12 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Commitments or the funding of Loans thereunder, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent.

(f)                                   Incremental Joinder Agreements.  An Incremental Joinder Agreement may, subject to Section 2.12(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.12 (including, without limitation, (A) amendments to Section 2.04(b)(~~iii~~iv) and Section 2.09(b)(i) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to a Tranche of New Revolving Commitments without a concurrent reduction of such Tranche of New Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and

Borrower, to give effect to the terms and provisions of any Incremental Commitments (and any Loans made in respect thereof)).

(g)                                  Supersede.  This Section 2.12 shall supersede any provisions in Section 13.04 to the contrary.

SECTION 2.13.                      Extensions of Loans and Commitments.~~.~~

(a)                                 Borrower may, at any time request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be modified to constitute another Tranche of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13.  In order to establish any Extended Term Loans, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment and the amortization shall be as set forth in the Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Term Loans may be higher or lower than the Applicable Margins for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees (including prepayment or termination premiums) may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Term Loan Extension Request, (iv) the final maturity date and the scheduled amortization applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization of such Existing Term Loan Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Term Loans under such Existing Term Loan Tranche that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche and (v) the covenants set forth in Section 10.08 may be modified in a manner acceptable to Borrower, Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04).  Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.09(b) and 2.10(b) applicable to Term Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Term Loans, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended Term Loans of any Extension Tranche shall constitute a separate Tranche and Class of Term Loans from the Existing Term Loan Tranche from which they were modified.

(b)                                 Borrower may, at any time request that all or a portion of the Revolving Commitments of any Tranche (an “Existing Revolving Tranche” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof (any such Revolving Commitments which have been so modified, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.13.  In order to establish any Extended Revolving Commitments, Borrower shall provide a notice to

Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Tranche) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Tranche from which they are to be modified except (i) the scheduled termination date of the Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Revolving Loans may be higher or lower than the Applicable Margins for the Revolving Loans of such Existing Revolving Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Applicable Fee Percentage with respect to the Extended Revolving Commitments may be higher or lower than the Applicable Fee Percentage for the Revolving Commitments of such Existing Revolving Tranche and (iv) the covenants set forth in Section 10.08 may be modified in a manner acceptable to Borrower, Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04).  Except as provided above, each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Sections 2.09(b) and 2.10(b) applicable to existing Revolving Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Revolving Commitments, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent.  No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Tranche modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request.  Any Extended Revolving Commitments of any Extension Tranche shall constitute a separate Tranche and Class of Revolving Commitments from the Existing Revolving Tranche from which they were modified.  If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Tranche, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Tranche.

(c)                                  Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Tranche are requested to respond (or such shorter period as is agreed to by Administrative Agent in its sole discretion).  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Tranche that it has elected to modify to constitute Extended Term Loans or Extended Revolving Commitments, as applicable.  In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections.  Borrower shall have the right to withdraw any Extension Request upon written notice to Administrative Agent in the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request is less than the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to such Election Request.

(d)                                 Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit Q or Exhibit R to this Agreement, as applicable, or, in each case, such other form as is reasonably acceptable to Administrative Agent).  Each Extension Amendment shall be executed by Borrower, Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than (A) the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby, (B) with respect to any extension of the Revolving Commitments that results in an extension of an L/C Lender’s obligations with respect to Letters of Credit, the consent of such L/C Lender and (C) with respect to any extension of the Revolving Commitments that results in an extension of the Swingline Lender’s obligations with respect to Swingline Loans, the Swingline Lender).  An Extension Amendment may, subject to Sections 2.13(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.13 (including, without limitation, (A) amendments to Section 2.04(b)(~~iii~~iv) and Section 2.09(b)(i) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to a Tranche of Extended Revolving Commitments without a concurrent reduction of such Tranche of Extended Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Extended Term Loans or Extended Revolving Commitments, as applicable).

SECTION 2.14.                      Defaulting Lender Provisions.~~.~~

(a)                                 Notwithstanding anything to the contrary in this Agreement, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i)                           the L/C Liabilities and the participations in outstanding Swingline Loan of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders of the applicable Tranche pro rata in accordance with their respective Revolving Commitments of the applicable Tranche; provided that (i) the sum of each Non-Defaulting Lender’s total Revolving Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and each Non-Defaulting Lender’s Revolving Tranche Exposure may not in any event exceed the Revolving Commitment of such Tranche of such Non-Defaulting Lender as in effect at the time of such reallocation, (ii) subject to Section 13.21, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim Borrower, Administrative Agent, any L/C Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender and (iii) the conditions set forth in Section 7.02(a) are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time);

(ii)                        to the extent that any portion (the “un-reallocated portion”) of the Defaulting Lender’s L/C Liabilities and participations in outstanding Swingline Loan cannot be so reallocated, whether by reason of the first proviso in clause (a) above or otherwise, Borrower will, not later than three (3) Business Days after demand by Administrative Agent (at the direction of any L/C Lender and/or the Swingline Lender, as the case may be), (i) Cash Collateralize the obligations of Borrower to the L/C Lender and the Swingline Lender in respect of such L/C Liabilities or participations in outstanding Swingline Loans, as the case may be, in an amount at least equal to the aggregate amount of the un-reallocated portion of such L/C Liabilities or participations in any outstanding Swingline Loans, or (ii) in the case of such participations in any outstanding Swingline Loans, prepay (subject to clause (c) below) and/or Cash Collateralize in full the un-reallocated portion thereof, or (iii) make other arrangements satisfactory to Administrative Agent, and to the applicable L/C Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

(iii)                     Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(a); and

(iv)                    any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Lender or Swingline Lender hereunder; third, if so determined by Administrative Agent or requested by the applicable L/C Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or any Swingline Loan, as applicable; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Liabilities owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(iv) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Cure.  If Borrower, Administrative Agent, each L/C Lender and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), (x) such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as Administrative Agent may determine to be necessary to cause the Revolving Exposure, L/C Liabilities and participations in any outstanding Swingline Loans of the Lenders to be on a pro rata basis in accordance with their respective Commitments of the applicable Tranches, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (y) all Cash Collateral provided pursuant to Section 2.14(a)(ii) shall thereafter be promptly returned to Borrower.

(c)                                  Certain Fees.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.05 or Section 2.03(h) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided that (i) to the extent that all or a portion of the L/C Liability or the participations in outstanding Swingline Loans of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such L/C Liability or participations in any outstanding Swingline Loans cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable L/C Lender and the Swingline Lender, as applicable, except to the extent of any un-reallocated portion that is Cash Collateralized or otherwise backstopped (with a letter of credit on customary terms) to the Administrative Agent’s and applicable L/C Lender’s reasonable satisfaction (and the pro rata payment provisions of Section 4.02 will automatically be deemed adjusted to reflect the provisions of this Section 2.14(c)).

SECTION 2.15.                      Refinancing Amendments.~~.~~

(a)                                 At any time after the Closing Date, Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, Incremental Term Loans, Other Revolving Commitments (and related Other Revolving Loans) or Incremental Revolving Commitments (and related Incremental Revolving Loans)), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment.  Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5.0 million and (y) an integral multiple of $1.0 million in excess thereof.

(b)                                 The effectiveness of any such Credit Agreement Refinancing Indebtedness shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent: (i) any Credit Agreement Refinancing Indebtedness in respect of Revolving Commitments will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving Commitments) being refinanced; (ii) any Credit Agreement Refinancing Indebtedness in respect of Term Loans will have a maturity date that is not prior to the maturity date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced); (iii) the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of reasonable and customary fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (iv) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent and the Lenders of customary legal opinions and other documents; (v) to the extent reasonably requested by the Administrative Agent, execution of amendments to the Mortgages by the applicable Credit Parties and Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; (vi) to the extent reasonably requested by the Administrative Agent, delivery to the Administrative Agent of title insurance endorsements reasonably satisfactory to the Administrative Agent; and (vii) execution of a Refinancing Amendment by the Credit Parties, Administrative Agent and Lenders providing such Credit Agreement Refinancing Indebtedness.

(c)                                  The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the applicable Refinancing Amendment.

(d)                                 Upon the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, any Person providing the corresponding Credit Agreement Refinancing Indebtedness that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder.  Administrative Agent shall promptly notify each Lender as to the effectiveness of such Refinancing Amendment, and (i) in the case any Other Revolving Commitments resulting from such Refinancing Amendment, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Other Revolving Commitments (net of any existing Revolving Commitments being refinanced by such Refinancing Amendment), (ii) any Other Revolving Commitments and Other Revolving Loans resulting from such Refinancing Amendment shall be deemed to be additional Revolving

Commitments and Revolving Loans hereunder, (iii) any Other Term Loans resulting from such Refinancing Amendment shall be deemed to be Term Loans hereunder (to the extent funded) and (iv) any Other Term Loan Commitments resulting from such Refinancing Amendment shall be deemed to be Term Loan Commitments hereunder.  Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.15.  Such amendments may include provisions allowing any Other Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments.

(e)                                  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Term Loan Commitments, Other Revolving Loans and/or Other Revolving Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.15.  This Section 2.15 shall supersede any provisions in Section 4.02, 4.07(b) or 13.04 to the contrary.

SECTION 2.16.                      Cash Collateral.~~.~~

(a)                                 Certain Credit Support Events.  Without limiting any other requirements herein to provide Cash Collateral, if (i) any L/C Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an extension of credit hereunder which has not been refinanced as a Revolving Loan or reimbursed, in each case, in accordance with Section 2.03(d) or (ii) Borrower shall be required to provide Cash Collateral pursuant to Section 11.01, Borrower shall, within one (1) Business Day (in the case of clause (i) above) or immediately (in the case of clause (ii) above) following any request by the Administrative Agent or the applicable L/C Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral (including Cash Collateral provided in accordance with Sections 2.01(~~e~~f), 2.03, 2.10(c), 2.10(~~e~~f), 2.14, 2.16 or 11.01) may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person prior to the right or claim of the Administrative Agent or the L/C Lenders and the Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lenders). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent or as otherwise agreed to by the Administrative Agent.  Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral in accordance with the account agreement governing such deposit account.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.01(~~e~~f), 2.03, 2.10(c), 2.10(~~e~~f), 2.14 or 11.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Liabilities, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), participations in Swingline Loans and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce un-reallocated portions or to secure other obligations shall, so long as no Event of Default then exists, be released promptly following (i) the elimination of the applicable un-reallocated portion or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, the assignment of such Defaulting Lender’s Loans and Commitments to a Replacement Lender)) or (ii) the determination by the Administrative Agent and the L/C Lenders that there exists excess Cash Collateral (which, in any event, shall exist at any time that the aggregate amount of Cash Collateral exceeds the Minimum Collateral Amount); provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) Borrower and the L/C Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated un-reallocated portions or other obligations.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.                      Repayment of Loans.~~.~~

(a)                                 Revolving Loans and Swingline Loans.  Borrower hereby promises to pay (i) to Administrative Agent for the account of each applicable Revolving Lender on each R/C Maturity Date, the entire outstanding principal amount of such Revolving Lender’s Revolving Loans of the applicable Tranche, and each such Revolving Loan shall mature on the R/C Maturity Date applicable to such Tranche and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of first R/C Maturity Date after such Swingline Loan is made and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, however, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)                                 Term A Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term A Facility Loans in repayment of the principal of the Term A Facility Loans, on each date set forth on Annex C, that principal amount of the Term A Facility Loans, to the extent then outstanding, as is set forth opposite such date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) or Section 13.04(b)(B) or as provided in Section 2.12, in Section 2.13 or in Section 2.15), and the remaining principal amount of such Term A Facility Loans on the Term A Facility Maturity Date.

(c)                                  Term B Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term B Facility Loans in repayment of the principal of the Term B Facility Loans, (i) on the last Business Day of each fiscal quarter (commencing with the first full fiscal quarter following the Closing Date), an aggregate amount equal to 0.25% of the aggregate principal amount of all Term B Facility Loans outstanding on the Closing Date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) or Section 13.04(b)(B) or as provided in Section 2.12, in Section 2.13 or in Section 2.15) and (ii) the remaining principal amount of Term B Facility Loans on the Term B Facility Maturity Date.

(d)                                 Term B-1 Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term B-1 Facility Loans in repayment of the principal of the Term B-1 Facility Loans, (i) on the last Business Day of each fiscal quarter (commencing with the first full fiscal quarter following the 2018 Incremental Joinder Agreement Effective Date), an aggregate amount equal to 0.25% of the aggregate principal amount of all Term B-1 Facility Loans outstanding on the 2018 Incremental Joinder Agreement Effective Date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) or Section 13.04(b)(B) or as provided in Section 2.12, in Section 2.13 or in Section 2.15) and (ii) the remaining principal amount of Term B-1 Facility Loans on the Term B-1 Facility Maturity Date.

(e)                                  ~~(d)~~ New Term Loans; Extended Term Loans; Other Term Loans.  New Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Term

Loans were made, subject, however, to Section 2.12(b).  Extended Term Loans shall mature in installments as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.13(a).  Other Term Loans shall mature in installments as specified in the applicable Refinancing Amendment pursuant to which such Other Term Loans were established, subject, however, to Section 2.15(a).

SECTION 3.02.                      Interest.~~.~~

(a)                                 Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

(i)                           during such periods as such Loan (including each Swingline Loan) is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan, and

(ii)                        during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan.

(b)                                 To the extent permitted by Law, (i) upon the occurrence and during the continuance of an Event of Default (other than Events of Default under Sections 11.01(g) or 11.01(h)), overdue principal and overdue interest in respect of each Loan and all other Obligations not paid when due and (ii) upon the occurrence and during the continuance of an Event of Default under Section 11.01(g) or Section 11.01(h), all Obligations shall, in each case, automatically and without any action by any Person, bear interest at the Default Rate. Interest which accrues under this paragraph shall be payable on demand.

(c)                                  Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan (including Swingline Loans), (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (or of any Swingline Loan) (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.                      Payments.~~.~~

(a)                                 All payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided herein and therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of Administrative Agent, be deemed to have been made on the next succeeding Business Day).  Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)                                 Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) or, in the case of Swingline Loans, to the Swingline Lender, the Class and Type of Loans, Reimbursement Obligations or other amounts payable by Borrower hereunder to which such payment is to be applied.

(c)                                  Except to the extent otherwise provided in the third sentence of Section 2.03(h), each payment received by Administrative Agent or by any L/C Lender (directly or through Administrative Agent) under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent or by such L/C Lender (through Administrative Agent), as the case may be, to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent or by such L/C Lender (directly or through Administrative Agent), as the case may be, prior to 12:00 p.m. (Noon), New York time on any day, on such day and (y) if the payment was actually received by Administrative Agent or by such L/C Lender (directly or through Administrative Agent), as the case may be, after 12:00 p.m. (Noon), New York time, on any day, by 1:00 p.m., New York time, on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent or by such L/C Lender (through Administrative Agent), as the case may be, Administrative Agent or such Lender (through Administrative Agent), as applicable, shall pay to such Lender, upon demand, interest at the Federal Funds Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent or such L/C Lender (through Administrative Agent), as applicable, pays such Lender the full amount).

(d)                                 If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

SECTION 4.02.                      Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fees under Section 2.05 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Commitments and Term Loan Commitments (in the case of the making of Loans) or their respective Revolving Loans and Term Loans (in the case of conversions and continuations of Loans); (c) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment or prepayment of principal of any Class of Revolving Loans or of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Revolving Loans and Term Loans shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

SECTION 4.03.                      ~~Computations~~ Computations.  Interest on LIBOR Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.

SECTION 4.04.                      ~~Minimum Amounts~~ Minimum Amounts.  Except for mandatory prepayments made pursuant to Section 2.10 and conversions or prepayments made pursuant to Section 5.04, and Borrowings made to pay Reimbursement Obligations, each Borrowing, conversion and partial prepayment of principal of Loans shall be in an amount at least equal to (a) in the case of Term Loans, $5.0 million with respect to ABR Loans and $5.0 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof or, if less, the remaining Term Loans and (b) in the case of Revolving Loans and Swingline Loans, $2.5 million with respect to ABR Loans and $2.5 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof (borrowings, conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period) or, if less, the remaining Revolving Loans.  Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

SECTION 4.05.                      ~~Certain Notices~~ Certain Notices.  Notices by Borrower to Administrative Agent (or, in the case of repayment of the Swingline Loans, to the Swingline Lender) of terminations or reductions of the Commitments, of Borrowings, conversions, continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent (or, in the case of Swingline Loans, the Swingline Lender) by telephone not later than 1:00 p.m., New York time (promptly followed by written notice (which in the case of a Borrowing, conversion or continuation shall be via a Notice of Borrowing or Notice of Continuation/Conversion, as applicable)), on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, conversion, continuation or prepayment or the first day of such Interest Period specified in the table below (unless otherwise agreed to by Administrative Agent in its sole discretion), provided that Borrower may make any such notice conditional upon the occurrence of another transaction, including, without limitation, a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests (in which case, such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the date specified in such notice)).

NOTICE PERIODS

Notice	Number of Business Days Prior

Termination or reduction of Commitments	3

Borrowing or optional prepayment of, or conversions into, ABR Loans	1

Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, LIBOR Loans	3

Borrowing or repayment of Swingline Loans	same day

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced.  Each such notice of Borrowing, conversion, continuation or prepayment shall specify the Class of Loans to be borrowed, converted, continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or prepayment (which shall be a Business Day).  Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.  Administrative Agent shall promptly notify the Lenders of the contents of each such notice.  In the event that Borrower fails to select the Type of Loan within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an

ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan.  In the event that Borrower has elected to borrow or convert Loans into LIBOR Loans but fails to select the duration of any Interest Period for any LIBOR Loans within the time period and otherwise as provided in this Section 4.05, such LIBOR Loan shall have an Interest Period of one month.

SECTION 4.06.                      Non-Receipt of Funds by Administrative Agent.~~.~~

(a)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans.  If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Lenders, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

SECTION 4.07.                      Right of Setoff, Sharing of Payments; Etc.~~.~~

(a)                                 If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), subject to obtaining the prior written consent of the Administrative Agent to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.

(b)                                 Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.09(b), Section 2.10(b), Section 2.11, Section 2.12, Section 2.13, Section 2.15, Article V, Section 13.04 or Section 13.05(d) or as otherwise specifically provided herein) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Reimbursement Obligations or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Borrower consents to the foregoing arrangements.

(c)                                  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

(d)                                 Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, each L/C Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.                      Additional Costs.~~.~~

(a)                                 If any Change in Law shall:

(i)                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit or any Lender’s participation therein, any L/C Document or any Loan made by it or change the basis of taxation of payments to such Lender in respect thereof by any Governmental Authority (except for any reserve requirement reflected in Covered Taxes or Excluded Taxes);

(ii)               impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender, in each case, that is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to materially increase the cost to such Lender or L/C Lender of making, converting into, continuing or maintaining LIBOR Loans (or of maintaining its obligation to make any LIBOR Loans) or issuing, maintaining or participating in Letters of Credit (or maintaining its obligation to participate in or to issue any Letter of Credit), then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender or L/C Lender any additional amounts necessary to compensate such Lender or L/C Lender for such increased cost.  If any Lender or L/C Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.

(b)                                 A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender or L/C Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error.  Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

(c)                                  In the event that any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or the Lender’s holding company with regard to capital or liquidity requirements, does or shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder, the Commitments of such Lender, the Loans made by, or participations in Letters of Credit and Swingline Loans held by such Lender, or the Letters of Credit issued by such L/C Lender, to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender or Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender and the basis for such request), Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(d)                                 Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  Subject to Section 5.01(e), if a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.

(e)                                  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions or reserves incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the change in law giving rise to such increased costs incurred or reductions suffered or reserves required and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions or reserves is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02.                      Inability To Determine Interest Rate.  If prior to the first day of any Interest Period:  (a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period or (b) Administrative Agent shall have received notice from the Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in the London interbank market or (c) the Required Lenders determine that the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loans (in each case, “Impacted Loans”), Administrative Agent shall give electronic mail or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereof.  If such notice is given, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be converted to, or continued as, ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans.  Until such notice has been withdrawn by Administrative Agent (which the Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further LIBOR Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, LIBOR Loans.

Notwithstanding the foregoing, if there are Impacted Loans as provided above, the Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans,  in which case, such alternative rate of interest shall apply with respect to the Impacted Loans (to the extent Borrower does not elect to maintain such Impacted Loans as ABR Loans) until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans (which the Administrative Agent agrees to do if the circumstances giving rise to Impacted Loans cease to exist), (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and Borrower written notice thereof.

SECTION 5.03.                      ~~Illegality~~ Illegality.  Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans or issue Letters of Credit hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, LIBOR Loans or issue Letters of Credit shall be suspended until such time as such Lender or L/C Lender may again make and maintain LIBOR Loans or issue Letters of Credit (in which case the provisions of Section 5.04 shall be applicable).

SECTION 5.04.                      Treatment of Affected Loans.  If the obligation of any Lender to make LIBOR Loans or to continue, or to convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender’s LIBOR Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such conversion no longer exist:

(i)                  to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its ABR Loans; and

(ii)               all Loans which would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be converted into LIBOR Loans shall remain as ABR Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.05.                      Compensation.~~.~~

(a)                                 Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (excluding any loss of profits or margin) which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (4) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; provided that no such amounts under this Section 5.05(a) shall be payable by Borrower in connection with any termination in accordance with Section 2.12(b) of any Interest Period of one month or shorter.

(b)                                 For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive.  Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

SECTION 5.06.                      Taxes.~~.~~

(a)                                 Except as required by law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes with respect to such payments (including Taxes imposed or asserted on amounts payable under this Section).  If any Covered Taxes are so deducted or withheld, then the applicable Credit Party agrees to increase the sum payable by such Credit Party so that, after such deduction or withholding (including such deduction or withholding on account of Covered Taxes applicable to additional sums payable under this Section) the sum payable shall be equal to the sum that would have been received had no such deduction or withholding been made.  The applicable withholding agent shall timely pay the amount of any such Taxes deducted or withheld from a payment made by a Credit Party hereunder or under any Note or any Guarantee to the relevant Governmental Authority in accordance with applicable law.  Borrower shall furnish to Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law documentation reasonably satisfactory to such Lender evidencing such payment by the applicable Credit Party.  The Credit Parties agree to jointly and severally indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and such Lender upon its written request, for the amount of any Covered Taxes so levied or imposed and paid by the Administrative Agent and such Lender (including Taxes (other than Excluded Taxes) imposed or asserted on amounts payable under this Section) and for any other reasonable expenses arising therefrom in each case, whether or not such Covered Taxes were correctly or legally imposed.  Such written request shall include a certificate of such Lender setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Covered Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Covered Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.05(a)

relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (b).

(c)                                  ~~(i)~~(i)                        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and the Administrative Agent, at the time or times required by applicable law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation required by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.06(c) and (d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                        Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)                               any Lender that is a United States Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed original signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i)                                     ~~(i)~~                                    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed original signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  ~~(ii)~~                                executed original signed copies of IRS Form W-8ECI;

(iii)                               ~~(iii)~~                            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax

Compliance Certificate”) and (y) executed original signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)                              ~~(iv)~~                             to the extent a Foreign Lender is not the beneficial owner, executed original signed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(d)                                 If a payment made to a Lender under any Credit Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 5.06(d), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(e)                                  In addition, Borrower agrees to (and shall timely) pay any present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, filing, recordation or registration of, or otherwise with respect to, this Agreement or the Notes, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11) (hereinafter referred to as “Other Taxes”).

(f)                                   Any Lender claiming any additional amounts payable pursuant to this Section 5.06 agrees to use reasonable efforts (at the Credit Parties’ expense) (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or in the opinion of such Lender, materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(g)                                  If (i) Administrative Agent or any Lender receives a cash refund in respect of an overpayment of Taxes from a Governmental Authority with respect to, and actually resulting from, an amount of Taxes actually paid to or on behalf of Administrative Agent or such Lender by Borrower (a “Tax Benefit”) and (ii) Administrative Agent or such Lender determines in its good faith sole discretion that such Tax Benefit has been correctly paid by such Governmental Authority, and will not be required to be repaid to such Governmental Authority, then Administrative Agent or such Lender shall notify Borrower of such Tax Benefit and forward the proceeds of such Tax Benefit (or relevant portion thereof) to Borrower as reduced by any reasonable expense or liability incurred by Administrative Agent or such Lender in connection with obtaining such Tax Benefit; provided, however, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.06(g) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Taxes had never been paid.

(h)                                 For purposes of this Section 5.06, the term “applicable law” includes FATCA.

(i)                                     For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Second Amendment, Borrower and Administrative Agent shall treat (and the Lenders hereby authorize Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

ARTICLE VI.

GUARANTEES

SECTION 6.01.                      ~~The Guarantees~~The Guarantees.  Each (a) Guarantor, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and (b) Credit Party, jointly and severally with each other Credit Party, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) of all other Obligations from time to time owing to the Secured Parties by any other Credit Party under any Credit Document, any Swap Contract entered into with a Swap Provider or any Cash Management Agreement entered into with a Cash Management Bank, in each case now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof; provided, that (i) the obligations guaranteed shall exclude obligations under any Swap Contract or Cash Management Agreements with respect to which the applicable Swap Provider or Cash Management Bank, as applicable, provides notice to Borrower that it does not want such Swap Contract or Cash Management Agreement, as applicable, to be secured, and (ii) as to each Guarantor the obligations guaranteed by such Guarantor hereunder shall not include any Excluded Swap Obligations in respect of such Guarantor (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that the Guaranteed Obligations of Borrower shall be limited to those referred to in clause (b) above)).  Each Credit Party, jointly and severally with each other Credit Party, hereby agrees that if any other Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Credit Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 6.02.                      ~~Obligations Unconditional~~Obligations Unconditional.  The obligations of the Credit Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Credit Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)                  at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii)            the release of any other Credit Party pursuant to Section 6.08;

(iv)           any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;

(v)              any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(vi)           any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vii)        the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(viii)     any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Credit Party would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Credit Party hereby expressly waives any and all benefits which might otherwise be available to such Credit Party as a surety under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433; or

(ix)           any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Credit Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party as a guarantor of the Guaranteed Obligations, or of such Credit Party under the guarantee contained in this Article 6 or of any security interest granted by any Credit Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or under any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or in any other instance.

The Credit Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against any Credit Party under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Credit Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Credit Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee.  This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the  Secured Parties or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Credit Documents or an acceleration of the Obligations other than as set forth in the Credit Documents.

SECTION 6.03.                      ~~Reinstatement~~Reinstatement.  The obligations of the Credit Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.  The Credit Parties jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of, or material breach by, such Secured Party.

SECTION 6.04.                      Subrogation; Subordination.  Each Credit Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Credit Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  The payment of any amounts due with respect to any indebtedness of any Credit Party now or hereafter owing to any Credit Party by reason of any payment by such Credit Party under the Guarantee in this Article VI is hereby subordinated to the prior payment in full in cash of the Guaranteed Obligations.  Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Credit Party to such Credit Party until the Obligations shall have been paid in full in cash.  If an Event of Default has occurred and is continuing, and any amounts are paid to the Credit Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Credit Party as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Credit Party under the other provisions of the guaranty contained herein.

SECTION 6.05.                      ~~Remedies~~ Remedies.  The Credit Parties jointly and severally agree that, as between the Credit Parties and the Lenders, the obligations of any Credit Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against such other Credit Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the other Credit Parties for purposes of Section 6.01.

SECTION 6.06.                      ~~Continuing Guarantee~~ Continuing Guarantee.  The guarantee in this Article VI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 6.07.                      General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Credit Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Credit Party, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 6.08.                      Release of Guarantors.  If, in compliance with the terms and provisions of the Credit Documents, (i) the Equity Interests of any Guarantor are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Restricted Subsidiary, or (ii) any Restricted Subsidiary is designated as or becomes an Excluded Subsidiary (in accordance with the definition thereof), such Transferred Guarantor or Excluded Subsidiary, as applicable, upon the consummation of such sale, transfer or designation or such Person becoming an Excluded Subsidiary, as applicable, shall be automatically released from its obligations under this Agreement (including under Section 13.03 hereof) and the other Credit Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor or any Unrestricted Subsidiary to Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, Collateral Agent shall take such actions as are necessary to effect and evidence each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement.

SECTION 6.09.                      ~~Keepwell~~ Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.09, or otherwise under the Guarantee, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the payment in full of the Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 6.09 constitute, and this Section 6.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 6.10.                      Right of Contribution.  Each Credit Party hereby agrees that to the extent that a Credit Party (a “Funding Credit Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder which has not paid its Fair Share of such payment.  Each Credit Party’s right of contribution shall be subject to the terms and conditions of Section 6.04.  The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Credit Party to the Secured Parties, and each Credit Party shall remain liable to the Secured Parties for the full amount guaranteed by such Credit Party hereunder.  “Fair Share” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Credit Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Credit Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Article VI in respect of the Guaranteed Obligations.  “Adjusted Maximum Amount” means, with respect to a Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Credit Party under this Article VI; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Credit Party for purposes of this Section 6.10, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Credit Party.  “Aggregate Payments”

means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Credit party in respect of this Article VI (including in respect of this Section 6.10) minus (ii) the aggregate amount of all payments received on or before such date by such Credit Party from the other Credit Parties as contributions under this Section 6.10.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.                      Conditions to Initial Extensions of Credit.~~.~~

The obligations of Lenders to make any initial extension of credit hereunder (whether by making a Loan or issuing a replacement and/or new Letter of Credit) are subject to the satisfaction of the following:

(a)                                 Corporate Documents.  Administrative Agent shall have received copies of the Organizational Documents of each Credit Party and evidence of all corporate or other applicable authority for each Credit Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or another Responsible Officer of each such Credit Party (or the member or manager or general partner of such Credit Party, as applicable).

(b)                                 Officer’s Certificate.  Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Closing Date, certifying that the conditions set forth in Sections 7.02(a)(i) and 7.02(a)(ii) (giving effect to the provisions contained therein) have been satisfied.

(c)                                  Opinions of Counsel.  Administrative Agent shall have received the following opinions, each of which shall be addressed to the Administrative Agent, the Collateral Agent and the Lenders, dated the Closing Date and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type:

(i)                  an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties; and

(ii)               opinions of local counsel to the Credit Parties in such jurisdictions as are set forth in Schedule 7.01(c)(ii).

(d)                                 Notes.  Administrative Agent shall have received copies of the Notes, duly completed and executed, for each Lender that requested a Note at least three (3) Business Days prior to the Closing Date.

(e)                                  Second Amendment.  Administrative Agent shall have received the Second Amendment executed and delivered by (a) a duly authorized officer of each Credit Party and (b) a duly authorized signatory of each Term A Facility Refinancing Lender, Term B Facility Refinancing Lender and each Lender holding a Refinancing Revolving Commitment on the Closing Date.

(f)                                   Filings and Lien Searches.  Administrative Agent shall have received (i) UCC financing statements in form appropriate for filing in the jurisdiction of organization of each Credit Party, (ii) results of lien searches conducted in the jurisdiction of organization or formation, as applicable, of Borrower and each other Credit Party, (iii) security agreements or other agreements in appropriate form for filing in the United States Patent and Trademark Office and United States Copyright Office with respect to intellectual property of each Credit Party to the extent required pursuant to the Security Agreement, and (iv) certificates of ownership with respect to each Mortgaged Vessel identified as owned by Borrower or a Restricted Subsidiary on Schedule 8.13(b), if any.

(g)                                  Security Agreement.  (i) Administrative Agent shall have received the Security Agreement and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Credit Parties, and (ii) Collateral Agent shall have received, to the extent required pursuant to the Security Agreement and not prohibited by applicable Requirements of Law (including, without limitation, any Gaming Laws): (1) original certificates representing the certificated Pledged Securities (as defined in the Security Agreement) required to be delivered to Collateral Agent pursuant to the Security Agreement, accompanied by original undated stock powers executed in blank (except as set forth on Schedule 9.14) and (2) the promissory notes, intercompany notes, instruments, and chattel paper identified under the name of such Credit Parties in Schedule 7 to the Initial Perfection Certificate (other than such certificates, promissory notes, intercompany notes, instruments and chattel paper that constitute “Excluded Property” (as such term is defined in the Security Agreement)), accompanied by undated notations or instruments of assignment executed in blank, and all of the foregoing shall be reasonably satisfactory to Administrative Agent in form and substance.

(h)                                 Existing Credit Agreement.  The Term A Facility Refinancing Loans and the Term B Facility Refinancing Loans shall have been made pursuant to the Second Amendment, and all accrued and unpaid interest and other amounts owing, if any, with respect to the Term B Facility Existing Loans shall have been paid.  The Refinancing Revolving Commitments shall have been provided pursuant to the Second Amendment and any Existing Revolving Loans shall be repaid or otherwise satisfied on the Closing Date (including pursuant to any assignments or transfers and purchases in accordance with the Second Amendment that result in such Existing Revolving Loans being deemed to be Refinancing Revolving Loans).  Any Term A Facility Existing Loans outstanding on the Closing Date after giving effect to the Second Amendment and the making of the loans thereunder, and all accrued and unpaid interest and other amounts owing thereon, if any, shall be repaid or otherwise satisfied on the Closing Date.

(i)                                     Financial Statements.  Administrative Agent shall have received (i) the audited consolidated balance sheets of Borrower and its Subsidiaries (before giving effect to the Transactions) as of December 31, 2013, 2014 and 2015, and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by Ernst & Young LLP, certified public accountants; provided, that the Administrative Agent acknowledges that it has received such balance sheets and related statements of earnings, changes in stockholders’ equity and cash flows and reports thereon, (ii) the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries (before giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for each fiscal quarter (other than the fourth fiscal quarter of a fiscal year) ending after December 31, 2015, and at least 45 days prior to the Closing Date and (iii) the unaudited pro forma consolidated balance sheet of Borrower and its Subsidiaries (giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2015 and for each fiscal quarter (other than the fourth fiscal quarter of a fiscal year) ended after December 31, 2015 and at least 45 days prior to the Closing Date, in each case which financial statements have been prepared in accordance with GAAP.

(j)                                    Environmental Assessments.  Administrative Agent shall have received the results of environmental database searches with respect to each of the Mortgaged Real Properties identified on Schedule 7.01(j), and such environmental database searches shall not indicate environmental conditions that would reasonably be expected to result in a material liability to Borrower or the Secured Parties.

(k)                                 Insurance; Flood Area.  Administrative Agent shall have received evidence of insurance complying with the requirements of Section 9.02 and certificates naming Collateral Agent as an additional insured and/or loss payee to the extent required pursuant to such Section 9.02.  Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Real Property that is an owned Real Property as of the Closing Date (together with, if applicable, a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Credit Party relating thereto and evidence of all insurance required with respect to such Real Properties by Flood Insurance Laws (if any)).

(l)                                     Credit Documents in Full Force and Effect; Engagement Letter.  The Credit Documents required to be executed and delivered on or prior to the Closing Date shall have been executed and delivered by each Person party thereto.  Borrower shall have complied, or shall comply substantially concurrently with the funding of the Loans hereunder, in all respects with its payment obligations under the Engagement Letter required to be performed on the Closing Date.

(m)                             Borrower 2021 Notes Redemption.  Administrative Agent shall have received evidence that the Borrower 2021 Notes Redemption shall have been consummated or, concurrently with the Closing Date, will be consummated, in either case, with respect to all of the Borrower 2021 Notes.

(n)                                 Consummation of Transactions.

(i)                  The Transactions and the consummation thereof shall be in compliance in all material respects with all applicable Laws (including Gaming Laws and Regulation T, Regulation U and Regulation X) and all applicable Gaming Approvals and other applicable regulatory approvals.  After giving effect to the Transactions, there shall be no conflict with, or default under, any material Contractual Obligation of Borrower and its Restricted Subsidiaries (including any such material Contractual Obligations (i) entered into pursuant to the Transactions and (ii) in respect of Senior Unsecured Notes) (except as Administrative Agent shall otherwise agree)).

(ii)               Administrative Agent shall have received evidence that Senior Unsecured Notes have been, or on the Closing Date will be, issued by Borrower having an aggregate principal amount of (x) $900.0 million minus (y) the sum of (i) the amount of Term B Facility Refinancing Loans made pursuant to the Second Amendment and (ii) the amount of Term B Facility Loans to be made hereunder on the Closing Date.

(o)                                 Approvals.  Other than as set forth in Section 8.06, Section 8.15 and on Schedule 9.14, all necessary Gaming Approvals and Governmental Authority and third party approvals and/or consents in connection with the Transactions, including without limitation, the transactions contemplated by the Credit Documents  (excluding consents from third parties pertaining to collateral and security for the Loans which are addressed elsewhere in this Article VII) shall have been obtained and shall remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, enjoins, prevents or imposes materially adverse conditions upon the consummation of the Transactions.  In addition, there shall not exist any judgment, order, injunction or other restraint, and there shall be no pending litigation or proceeding by any Governmental Authority, prohibiting, enjoining or imposing materially adverse conditions upon the Transactions, or on the consummation thereof.

(p)                                 Solvency.  Administrative Agent shall have received a certificate in the form of Exhibit G from a Responsible Officer of Borrower with respect to the Solvency of Borrower (on a consolidated basis with its Restricted Subsidiaries), immediately after giving effect to the consummation of the Transactions.

(q)                                 Payment of Fees and Expenses.  To the extent invoiced at least three (3) Business Days prior to the Closing Date, all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of Latham & Watkins LLP, and of local counsel in any applicable jurisdiction, if any) of Administrative Agent, Joint Lead Arrangers and (in the case of fees only) the Lenders required to be paid by this Agreement or by the Engagement Letter, in each case, payable to Administrative Agent, Joint Lead Arrangers and/or Lenders in respect of the Transactions, shall have been paid to the extent due.

(r)                                    Patriot Act.  On or prior to the Closing Date, Administrative Agent shall have received at least five (5) days prior to the Closing Date (or such later date as agreed to by Administrative Agent) all documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by Administrative Agent that Administrative Agent reasonably determines is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(s)                                   Material Adverse Changes. Since December 31, 2015, there has been no event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 7.02.                      Conditions to All Extensions of Credit.  Subject to the limitations set forth in Section 2.12 and the applicable Incremental Joinder Agreement and the penultimate sentence of this Section 7.02, the obligations of the Lenders to make any Loan or otherwise extend any credit to Borrower upon the occasion of each Borrowing or other extension of credit (whether by making a Loan or issuing a Letter of Credit) hereunder (including the initial borrowing) is subject to the further conditions precedent that:

(a)                                 No Default or Event of Default; Representations and Warranties True.  Both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

(i)                  no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply to any extensions of credit pursuant to an Incremental Term Loan to the extent provided in Section 2.12 and the applicable Incremental Joinder Agreement);

(ii)               each of the representations and warranties made by the Credit Parties in Article VIII and by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date) (provided that this clause (ii) shall not apply to any extensions of credit pursuant to an Incremental Term Loan to the extent provided in Section 2.12 and the applicable Incremental Joinder Agreement); and

(iii)            (A) the sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans plus the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments then in effect and (B) the Revolving Tranche Exposure of all Revolving Lenders in respect of each Tranche of Revolving Commitments does not exceed the aggregate Revolving Commitments of such Tranche then in effect.

(b)                                 Notice of Borrowing.  Administrative Agent shall have received a Notice of Borrowing and/or Letter of Credit Request, as applicable, duly completed and complying with Section 4.05.  Each Notice of Borrowing or Letter of Credit Request delivered by Borrower hereunder shall constitute a representation and warranty by Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the applicable conditions in Sections 7.01 or 7.02, as the case may be, have been satisfied.

Notwithstanding the foregoing, or anything to the contrary contained herein or otherwise, the obligations of the Revolving Lenders to make Revolving Loans to Borrower on the PNK Acquisition Date in an aggregate amount not to exceed $100.0 million shall be subject only to (1) the condition in Section 7.02(a)(iii) and (2) the condition that substantially concurrently with the borrowing of such Revolving Loans (x) the PNK Acquisition shall be consummated and (y) Borrower shall obtain the proceeds of Incremental Term Loans hereunder for the purposes of financing the PNK Acquisition.  For the avoidance of doubt, any Revolving Loans requested by Borrower to be borrowed on the PNK Acquisition Closing Date in excess of $100.0 million in the aggregate shall be subject to the conditions set forth in Section 7.02(a) and (b) above.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to Administrative Agent, the Collateral Agent and Lenders that, at and as of each Funding Date, in each case immediately before and immediately after giving effect to the transactions to occur on such date (provided, that such representations and warranties made on the Closing Date shall be made giving effect to the Transactions):

SECTION 8.01.                      Corporate Existence; Compliance with Law.~~.~~

(a)                                 Borrower and each Restricted Subsidiary (a) (i) is a corporation, partnership, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) is in good standing under the laws of the jurisdiction of its organization; (b)(i) has all requisite corporate or other power and authority, and (ii) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (a)(ii) (other than with respect to Borrower), (b)(ii) and (c) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.

SECTION 8.02.                      Financial Condition; Etc.

Borrower has delivered to the Administrative Agent or made publically available (a) the audited consolidated balance sheets of Borrower and its Subsidiaries (before giving effect to the Transactions) as of December 31, 2013, December 31, 2014 and December 31, 2015, and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by Ernst & Young LLP, certified public accountants, (b) the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries (before giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for the most recent fiscal quarter ending after December 31, 2015 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days prior to the Closing Date and (c) the unaudited pro forma consolidated balance sheet of Borrower and its Subsidiaries (giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2015 and for the most recent fiscal quarter ending after December 31, 2015 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days prior to the Closing Date.  All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries as of the respective dates of said balance sheets and the results of their operations for the respective periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

SECTION 8.03.                      ~~Litigation~~ Litigation.  Except as set forth on Schedule 8.03, there is no Proceeding (other than any (a) qui tam Proceeding, to which this Section 8.03 is limited to knowledge of any Responsible Officer of Borrower, and (b) normal overseeing reviews of the Gaming Authorities) pending against, or to the knowledge of  any Responsible Officer of Borrower, threatened in writing against, Borrower or any of its Restricted Subsidiaries or any of their respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.

SECTION 8.04.                      No Breach; No Default.~~.~~

(a)                                 None of the execution, delivery and performance by any Credit Party of any Credit Document or Transaction Agreement to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party, or result in a breach of, or require termination of, any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Default or Event of Default has occurred and is continuing.

SECTION 8.05.                      ~~Action~~ Action.  Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document or Transaction Agreement to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by Borrower and each Restricted Subsidiary of each Credit Document or Transaction Agreement to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Credit Documents or Transaction Agreements to which it is a party when executed and delivered by such Credit Party (and, in the case of any Transaction Agreement, for so long as such Transaction Agreement is in effect) will constitute, its legal, valid and binding obligation, enforceable against each Credit Party in accordance with its terms, except as may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 8.06.                      ~~Approvals~~ Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Borrower or any Restricted Subsidiary of the Credit Documents or Transaction Agreements to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) the filing of executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date with the Mississippi Gaming Commission within thirty (30) days after the Closing Date, (iv) the filing of executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date with the Pennsylvania Gaming Control Board within ten (10) days after the Closing Date and with the Pennsylvania Horse Racing Commission promptly after the Closing Date, (v) the filing of executed copies of this Agreement, the Security Agreement and any Notes executed and delivered on the Closing Date with the Massachusetts Gaming Commission promptly upon their availability, (vi) the delivery of executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date to the Indiana Gaming Commission, (vii) the filing of the executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date with the Illinois Gaming Board promptly upon their availability, (viii) the delivery to the Ohio Casino Control

Commission of (x) executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date within ten (10) days of the Closing Date and (y) a list of Persons who are Lenders and/or holders of the Senior Unsecured Notes as of the Closing Date within fifteen (15) days of the Closing Date, (ix) the filings referred to in Section 8.14, (x) waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify and are not banks or licensed lending institutions, (xi) prior approval of the Transactions by the Gaming Authorities, which approval has been obtained on or prior to the Closing Date, (xii) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, (xiii) any required approvals (including prior approvals) of the requisite Gaming Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13), (xiv) prior approval from the Nevada Gaming Commission of the Security Agreement and the pledge of any Pledged Nevada Gaming Interests (as defined in the Security Agreement), (xv) the delivery of executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date to the West Virginia Lottery Commission and (xvi) filings of Credit Documents with other Governmental Authorities, including Gaming Authorities.

SECTION 8.07.                      ERISA and Foreign Employee Benefit Matters.

~~.~~

(a)                                 Except as set forth on Schedule 8.07, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 8.07, as of the Closing Date, no member of the ERISA Group maintains or contributes to any Pension Plan.  Except as set forth on Schedule 8.07, each ERISA Entity is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect).  Except as disclosed on Schedule 8.07, using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan that precedes the Closing Date, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each Foreign Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect).  The aggregate of the liabilities to provide all of the accrued benefits under any funded Foreign Plan (based on reasonable assumptions used by such Foreign Plan) does not as of the most recent valuation report (or as of the end of the most recent plan year if there is no recent valuation report) exceed the current fair market value of the assets held in the trust or other funding vehicle for such Foreign Plan by an amount that would reasonably be expected to have a Material Adverse Effect.  Other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect, with respect to any unfunded Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained.  There are no actions, suits or claims (other than routine claims for benefits) pending or to the knowledge of any Responsible Officer of Borrower, threatened against Borrower or any of its Restricted Subsidiaries or any ERISA Entity with respect to any Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

SECTION 8.08.                      ~~Taxes~~ Taxes.  Except as set forth on Schedule 8.08 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, Borrower and each of its Restricted Subsidiaries have been timely filed in accordance with all applicable laws (taking into account all lawful extensions of due dates); (ii) Borrower and each of its Restricted Subsidiaries has timely paid or made provision for payment of all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and such proceedings operate to suspend collection of the contested Taxes and enforcement of a Lien in respect thereof) and each Tax Return is accurate and complete in all material respects; and (iii) Borrower and each of its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes payable by Borrower or such Restricted Subsidiary for which no Tax Return has yet been filed.  Neither Borrower nor any of its Restricted Subsidiaries has received written notice of any proposed or pending tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would in the aggregate reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, there are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving Borrower or any of its Restricted Subsidiaries other than between or among Borrower and its Restricted Subsidiaries.

SECTION 8.09.                      Investment Company Act; Other Restrictions.  Neither Borrower nor any of its Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.

SECTION 8.10.                      ~~Environmental Matters~~ Environmental Matters.  Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:  (i) each of Borrower and its Restricted Subsidiaries and each of their businesses, operations and Real Property is and in the last five years has been in material compliance with, and each has no liability under any Environmental Law; (ii) each of Borrower and its Restricted Subsidiaries has obtained all Permits material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of Borrower and its Restricted Subsidiaries, no material expenditures or operational adjustments would reasonably be expected to be required during the next five years in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, used for waste disposal by Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors in interest that would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, threatened, against Borrower or any of its Restricted Subsidiaries, relating to real property currently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, used for waste disposal, by Borrower or any of its Restricted Subsidiaries or relating to the operations of Borrower or its Restricted Subsidiaries; (v) none of Borrower or any of its Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower or any of its Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against Borrower or any of its Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law; (vii) no real property or facility presently or formerly owned, operated or leased by Borrower or any of its Restricted Subsidiaries and, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, no real property or facility presently or formerly used for waste disposal by Borrower or any of its Restricted Subsidiaries or owned, leased, operated or used for waste disposal by any of their respective predecessors in interests is (a) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (b) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum; (viii) no real property or facility presently or formerly owned, or presently leased or operated by Borrower or any of its Restricted Subsidiaries and, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, no real property or facility formerly leased or operated by Borrower or any of its Restricted Subsidiaries is listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated pursuant to CERCLA as potentially requiring future Response Action; (ix) no Lien has been recorded or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Borrower or any of its Restricted Subsidiaries; and (x) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Permit held by Borrower or any of its Restricted Subsidiaries under any Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements with respect to each of Borrower and its Restricted Subsidiaries or any of their respective predecessors in interest.

SECTION 8.11.                      Use of Proceeds.~~.~~

(a)                                 Borrower will use the proceeds of:

(i)                  Term A Facility Loans and Term B Facility Loans made on the Closing Date (which for this purpose shall include the proceeds of any Term A Facility Refinancing Loans and Term B Facility Refinancing Loans made pursuant to the Second Amendment) to finance the Transactions and for general corporate purposes,

(ii)               Revolving Loans made on the Closing Date to finance the Transactions, for working capital, capital expenditures, Permitted Acquisitions (and other Acquisitions not prohibited hereunder) and general corporate purposes and for any other purposes not prohibited by this Agreement; ~~and~~

(iii)            Revolving Loans and Term Loans made after the Closing Date for working capital, capital expenditures, Permitted Acquisitions (and other Acquisitions not prohibited hereunder) and general corporate purposes and for any other purposes not prohibited by this Agreement~~.~~; and

(iv)          2018 Incremental Term A Loans and Term B-1 Facility Loans made on the 2018 Incremental Joinder Agreement Effective Date (a) to acquire all of the issued and outstanding equity interests of PNK pursuant to the PNK Acquisition Agreement, (b) to repay in full the outstanding aggregate principal amount of and accrued interest and fees under that certain Credit Agreement, dated as of April 28, 2016, among PNK, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, (c) to redeem, repurchase, defease or satisfy and discharge in full the aggregate principal amount of and accrued interest and fees under the 5.625% Senior Notes due 2024 of PNK, (d) to repay in full the outstanding aggregate principal amount of and accrued interest and fees under the Term B Facility Loans on the 2018 Incremental Joinder Agreement Effective Date (e) to pay fees, costs and expenses in connection with the foregoing and (f) for general corporate purposes.

(b)                                 Neither Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.  No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.  The pledge of any Equity Interests by any Credit Party pursuant to the Security Agreement does not violate such regulations.

SECTION 8.12.                      Subsidiaries.~~.~~

(a)                                 Schedule 8.12(a) sets forth a true and complete list of the following:  (i) all the Subsidiaries of Borrower as of the Closing Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by Borrower and its Subsidiaries as of the Closing Date.

(b)                                 Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date.

(c)                                  Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date.

SECTION 8.13.                      Ownership of Property; Liens.~~.~~

(a)                                 Except as set forth on Schedule 8.13(a), (a) Borrower and each of its Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property and Vessels) leasehold interest in (or subleasehold interest in or other right to occupy), all material assets and Property (including Mortgaged Real Property and Mortgaged Vessels) (tangible and intangible) owned or occupied by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and (b) all such assets and Property are subject to no Liens other than Permitted Liens.  All of the assets and Property owned by, leased to or used by Borrower and each of its Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Schedule 8.13(b) sets forth a true, complete and correct list of each of the Vessels owned, leased, used or occupied by Borrower or a Restricted Subsidiary as of the Closing Date, including the owner of the Vessel, the name of the Vessel, the official number (if any) of the Vessel and the location where such Vessel is docked or stored.

SECTION 8.14.                      Security Interest; Absence of Financing Statements; Etc.~~.~~

(a)                                 The Security Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by Collateral Agent of the Pledged Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to Collateral Agent to the extent possession or control by Collateral Agent is required by the Security Agreement and (iii) delivery of the applicable documents to Collateral Agent in accordance with the provisions of the applicable Security Documents, for the benefit of the Secured Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein) superior to and prior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

(b)                                 Each Ship Mortgage, once executed and delivered, will create, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable preferred mortgage upon the applicable Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code, subject to no Liens other than Permitted Liens.

SECTION 8.15.                      Licenses and Permits.  Except as set forth on Schedule 8.15, Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.  None of the Permits has been modified in any way since the Closing Date that would reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.15, all Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.15, neither Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

SECTION 8.16.                      ~~Disclosure~~ Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Secured Party in connection with this Agreement and the other Credit Documents or included or delivered pursuant thereto, but in each case excluding all projections and general industry or economic data, whether prior to or after the date of this Agreement, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information furnished at any time by any Credit Party to any Secured Party pursuant to this Agreement have been prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.

SECTION 8.17.                      ~~Solvency~~ Solvency.  As of each Funding Date, immediately prior to and immediately following (i) with respect to representations made as of the Closing Date, the consummation of the Transactions and (ii) with respect to representations made following the Closing Date, the extensions of credit to occur on such Funding Date, Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).

SECTION 8.18.                      EEA Financial Institutions.  No Credit Party is an EEA Financial Institution.

SECTION 8.19.                      ~~Intellectual Property~~ Intellectual Property.  Except as set forth on Schedule 8.19, Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 9(a), 9(b) and 9(c) to the Initial Perfection Certificate) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 9(a), 9(b) and 9(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.20.                      [Reserved].~~.~~

SECTION 8.21.                      ~~Regulation H~~ Regulation H.  Except for the fee-owned Real Property listed on Schedule 8.21 attached hereto, as of the Closing Date, no Mortgage encumbers improved fee-owned real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 8.22.                      ~~Insurance~~ Insurance.  Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms.  Borrower and each of its Restricted Subsidiaries maintain all insurance required by Flood Insurance Laws (but shall not, for the avoidance of doubt, be required to obtain insurance with respect to wind and flood damage unless and to the extent required by such Flood Insurance Laws).

SECTION 8.23.                      Real Estate.~~.~~

(a)                                 Schedule 8.23(a) sets forth a true, complete and correct list of all material Real Property owned and all material Real Property leased by Borrower or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name.  Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases other than the Master Leases.

(b)                                 Except as set forth on Schedule 8.23(b), as of the Closing Date, to the best of knowledge of any Responsible Officer of Borrower no Taking has been commenced or is contemplated with respect to all or any portion of the Real Property of Borrower and its Restricted Subsidiaries or for the relocation of roadways providing access to such Real Property that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 8.24.                      Leases.~~.~~

(a)                                 Borrower has delivered to Administrative Agent a true, complete and correct copy of the Penn Master Lease, as in effect on the Closing Date and of the PNK Master Lease, as in effect on the First Amendment to A&R Credit Agreement Effective Date.

(b)                                 So long as a Master Lease is then in effect, Borrower and its Restricted Subsidiaries have paid all material payments required to be made by it under (i) such Master Lease and (ii) all other leases of Real Property where any of the Collateral is or may be located from time to time (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent), except where failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Each Master Lease and each of the other leases of Real Property listed on Schedule 8.23(a) (as amended, restated, replaced, supplemented or otherwise modified by Schedule 6(b) to the Perfection Certificates that have been delivered pursuant to Section 9.04(h)(ii)) is, in full force and effect and will be or is, as applicable, legal, valid, binding and enforceable against the Credit Party party thereto, in accordance with its terms, in each case, except as may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (y) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), except in the case of clause (ii) as would not reasonably be expected to have a Material Adverse Effect.

(d)                                 None of the leases of Real Property set forth on Schedule 8.23(a) (other than the Master Leases and as amended, restated, replaced, supplemented or otherwise modified by Schedule 6(b) to the Perfection Certificates that have been delivered pursuant to Section 9.04(h)(ii)) have been amended, modified or assigned in any manner that would reasonably be expected to result in a Material Adverse Effect.  Borrower has not received written notice from GLP Capital or Gold Merger Sub of any existing breach, default, event of default or, to the best of knowledge of any Responsible Officer of Borrower, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Credit Party party to any of the leases of Real Property set forth on Schedule 8.23(a) (other than the Master Leases and as amended, restated, replaced, supplemented or otherwise modified by Schedule 6(b) to each of the Perfection Certificates that have been delivered pursuant to Section 9.04(h)(ii)) that would reasonably be expected to have a Material Adverse Effect.

SECTION 8.25.                      Mortgaged Real Property.  Except as set forth on Schedule 8.25(a) or as would not reasonably be expected to have a Material Adverse Effect, with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no Responsible Officer of Borrower has actual knowledge of any state of facts existing which could give rise to any such claim other than those that would not reasonably be expected to have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to Borrower’s knowledge only.

SECTION 8.26.                      Material Adverse Effect.  Since December 31, 2015, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 8.27.                      Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.~~.~~

(a)                                 No Credit Party and, to the knowledge of any Responsible Officer of Borrower, none of its Affiliates, directors, officers, employees or agents is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b)                                 No Credit Party and, to the knowledge of any Responsible Officer of Borrower, no Affiliate, director, officer, employee, broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                  a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)               a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)            a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)              a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Credit Party and, to the knowledge of any Responsible Officer of Borrower, no Affiliate, director, officer, employee, broker or other agent of any Credit Party acting in any capacity in connection with the Loans (excluding any Secured Party or any Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person (to its knowledge, with respect to customers and patrons of, and visitors to, any Gaming Facility) described in Section 8.27(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)                                 Neither Borrower, nor any of its Subsidiaries, nor, to the knowledge of Borrower and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

(e)                                  Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in each case, acting in their capacities on behalf of Borrower and/or its Subsidiaries) with Anti-Corruption Laws, and Borrower, its Subsidiaries and, to the knowledge of Borrower, its Affiliates, officers, directors and employees, are in compliance with Anti-Corruption Laws in all material respects.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or any applicable Sanctions.

ARTICLE IX.

AFFIRMATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

SECTION 9.01.                      Existence; Business Properties.~~.~~

(a)                                 Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in a transaction permitted by Section 10.05 (provided, that in any event the Borrower shall maintain its legal existence as a Person incorporated, organized or formed in the United States or any state or territory thereof or the District of Columbia) or (ii) in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Borrower and each of its Restricted Subsidiaries shall (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; (ii) comply with all applicable Requirements of Law (including any and all Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (iii) at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful to its business.

SECTION 9.02.                      Insurance.~~.~~

(a)                                 Borrower and its Restricted Subsidiaries shall (i) maintain with insurers of recognized financial responsibility (determined at the time such insurance is obtained) not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where Borrower or the applicable Restricted Subsidiary operates; and (ii) furnish to Administrative Agent, upon written request, information as to the insurance carried; provided that Borrower and its Restricted Subsidiaries shall not be required to maintain insurance with respect to wind and flood damage on any property for any insurance coverage period unless, and to the extent, such insurance is required by an applicable Requirement of Law.  Subject to Section 9.14, Collateral Agent shall be named as an additional insured on all third-party liability insurance policies of Borrower and each of its Restricted Subsidiaries (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions), and Collateral Agent shall be named as mortgagee/loss payee on all property insurance policies of each such Person.

(b)                                 Borrower and each of its Restricted Subsidiaries shall deliver to Administrative Agent on behalf of the Secured Parties, (i) on or prior to the Closing Date, a certificate dated on or prior (but close) to the Closing Date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of any notice from any insurer of cancellation of a material policy or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (iii) promptly after such information has been received in written form by Borrower or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $25.0 million with respect to any property and casualty insurance policy maintained by Borrower or any of its Restricted Subsidiaries.

(c)                                  If any portion of any Mortgaged Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Borrower shall, or shall cause the applicable Credit Party to (i) to the extent required pursuant to Flood Insurance Laws, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws and (ii) deliver to Administrative Agent evidence of such compliance in form and substance reasonably acceptable to Administrative Agent.

(d)                                 In the event that the proceeds of any insurance claim are paid after Collateral Agent has exercised its right to foreclose after an Event of Default, such proceeds shall be paid to Collateral Agent to satisfy any deficiency remaining after such foreclosure.  Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

SECTION 9.03.                      ~~Taxes~~ Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Borrower and each of its Restricted Subsidiaries shall timely file all Tax Returns required to be filed by it and pay and discharge promptly when due all Taxes, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested Tax and, in the case of Liens on the Collateral, enforcement of such Lien.

SECTION 9.04.                      Financial Statements, Etc.

Borrower shall deliver to Administrative Agent for distribution by Administrative Agent to the Lenders (unless a Lender expressly declines in writing to accept):

(a)                                 Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year beginning with the fiscal quarter ending March 31, 2017, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of Consolidated Companies as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of operations, cash flows and stockholders’ equity for the corresponding period in the preceding fiscal year to the extent such financial statements are available, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and except for the absence of footnotes);

(b)                                 Annual Financials.  As soon as available and in any event within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2016, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such year and the related consolidated balance sheet of Consolidated Companies as at the end of such year, setting forth in each case in comparative form the corresponding information as of the end of and for the preceding fiscal year to the extent such financial statements are available, and, in the case of such consolidated financial statements, accompanied by an opinion, without a going concern or similar qualification or exception as to scope (other than any going concern or similar qualification or exception related to the maturity or refinancing of Indebtedness or prospective compliance with the financial maintenance covenants), thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies as at the end of, and for, such fiscal year in conformity with GAAP, consistently applied (except as noted therein);

(c)                                  Auditor’s Certificates; Compliance Certificate.  (i) Concurrently with the delivery of the financial statements referred to in Section 9.04(b), a certificate (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines or to the extent not available on commercially reasonable terms as determined in consultation with the Administrative Agent) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the Financial Maintenance Covenants, except as specified in such certificate; and (ii) at the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a certificate of a Responsible Officer of Borrower in substantially the form of Exhibit V hereto (each such certificate, a “Compliance Certificate”) (I) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto) and (II) setting forth in reasonable detail the computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with Section 10.08 as of the end of the respective fiscal quarter or fiscal year;

(d)                                 Notice of Default.  Promptly after any Responsible Officer of any Credit Party knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto, a copy of which shall be promptly provided to the West Virginia Lottery Commission;

(e)                                  Environmental Matters.  Written notice of any claim, release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)                                   Annual Budgets.  Unless a Lender declines to accept, beginning with the fiscal year of Borrower commencing on January 1, 2016, as soon as practicable and in any event within 10 days after the approval thereof by the board of directors of Borrower (but not later than 90 days after the beginning of each fiscal year of Borrower), a consolidated plan and financial forecast for such fiscal year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Consolidated Companies for such fiscal year and for each quarter of such fiscal year, together with an Officer’s Certificate containing an explanation of the assumptions on which such forecasts are based and stating that such plan and projections have been prepared using assumptions believed in good faith by management of Borrower to be reasonable at the time made (it being recognized by the Lenders that such plan and projections are not to be viewed as fact and that actual results during the period or periods covered by such plan and projections may differ from the forecasted results set forth therein by a material amount and no Company makes any representation as to the ability of any Company to achieve the results set forth in any such plan or projections);

(g)                                  Auditors’ Reports.  Promptly upon receipt thereof, copies of all annual, interim or special reports issued to Borrower or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of Borrower’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to Administrative Agent and to those Lenders who request such reports through Administrative Agent;

(h)                                 Lien Matters; Casualty and Damage to Collateral.

(i)                  Prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien (but excluding Liens incurred pursuant to Section 10.02(l))) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii) the occurrence of any other event that in Borrower’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(ii)               Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower setting forth the information required pursuant to Schedules 1(a), 1(b), 1(c), 2, 3(a), 3(b), 5, 6(a), 6(b), 6(c), 7, 8, 9(a), 9(b), 9(c) and 10 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(h)(ii);

(i)                                     Notice of Material Adverse Effect.  Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(j)                                    Notice of Amendment or Modification to, or Default under, Master Leases.  Written notice of (i) any amendment or modification of a Master Lease and (ii) receipt of a written notice from GLP Capital or Gold Merger Sub of a “Default” or “Event of Default” under and as defined in, the applicable Master Lease or notice of termination of such Master Lease;

(k)                                 ERISA Information.  Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; and

(l)            Miscellaneous.  Promptly, such financial information, reports, documents and other information with respect to Borrower or any of its Restricted Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request;

provided that, notwithstanding the foregoing, nothing in this Section 9.04 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.

Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by Administrative Agent); provided that: Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide the compliance certificate required by Section 9.04(c)(ii) to Administrative Agent in the form of an original paper copy or a .pdf or facsimile copy of the original paper copy.

Concurrently with the delivery of financial statements pursuant to Sections 9.04(a) and 9.04(b) above,  in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 7.5% of the Consolidated EBITDA of Borrower and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the last day of the period covered by such financial statements, Borrower shall provide revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness and cash and Cash Equivalents on hand of Borrower and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of Consolidated EBITDA were deemed to be references to the Unrestricted Subsidiaries).

Borrower hereby acknowledges that (a)  Administrative Agent will make available to the Lenders and the L/C Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the L/C Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Borrower Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 9.05.       Maintaining Records; Access to Properties and Inspections.  Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made.  Borrower and its Restricted Subsidiaries will, subject to applicable Gaming Laws, permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by such representatives (on behalf of Administrative Agent and/or any Lender) shall be permitted in any fiscal year (and such inspection shall be at Administrative Agent and/or such Lenders’ expense, as applicable).  Notwithstanding anything to the contrary in this Agreement, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 9.06.       ~~Use of Proceeds~~ Use of Proceeds.  Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11.

SECTION 9.07.       Compliance with Environmental Law.  Borrower and its Restricted Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens imposed under Environmental Law, unless, in each case, failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; and (c) at the written request of Administrative Agent, in its reasonable discretion, provide, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Real Property; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that reasonably could be expected to form the basis of an Environmental Action against Borrower or any Restricted Subsidiary or any Real Property of Borrower or any of its Restricted Subsidiaries which would reasonably be expected to have a Material Adverse Effect; if Borrower or any of its Restricted Subsidiaries fails to provide the same within sixty (60) days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and Borrower or its Restricted Subsidiary shall grant and hereby grants to Administrative Agent and its agents, advisors and consultants access at reasonable times, and upon reasonable notice to Borrower, to such Real Property and specifically grants Administrative Agent and its agents, advisors and consultants an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at no cost or expense to Administrative Agent, Collateral Agent or any Lender.  Administrative Agent will use its commercially reasonable efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.

SECTION 9.08.       Pledge or Mortgage of Real Property and Vessels.

(a)           Subject to compliance with applicable Gaming Laws, if, after the Closing Date any Credit Party shall acquire any Property (other than any Real Property, any Vessel or Replacement Vessel (other than leasehold interests in any Vessel or Replacement Vessel) or any Property that is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Property and to the extent such prohibition is not superseded by the applicable provisions of the UCC), including, without limitation, pursuant to any Permitted Acquisition, or as to which Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien and as to which the Security Documents are intended to cover, such Credit Party shall (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such assets or Pledged Collateral) promptly (i) execute and deliver to Collateral Agent such amendments to the Security Documents or such other documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming Laws)), subject to no Liens other than Permitted Liens, in each case, to the extent such actions are required by the Security Agreement; provided, that notwithstanding the foregoing, the Credit Parties shall not be required to take such actions with respect to (i) any leasehold interest in any Vessel or Replacement Vessel (other than any such Vessel or Replacement Vessel constituting Leased Property) entered into after the date hereof that has a fair market value (including the reasonably anticipated fair market value of the Gaming Facility or other improvements to be developed thereon) of less than $250.0 million or a remaining term (including options to extend) of less than 10 years or (ii) any leasehold interest in any Vessel or Replacement Vessel (other than any such Vessel or Replacement Vessel constituting Leased Property) acquired as part of a Permitted Acquisition or other Acquisition permitted hereunder, in either case, if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord under such lease has not consented to the granting of a such security interest.

(b)           If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee or leasehold interest in Real Property located in the United States which Real Property has a fair market value in excess of $25.0 million, (y) develops a Gaming Facility on any fee or leasehold interest in Real Property located in the United States which Real Property (including the reasonably anticipated fair market value of the Gaming Facility or other improvements to be developed thereon) has a fair market value in excess of $25.0 million, determined on an as-developed basis, or (z) acquires a leasehold interest in any Real Property that constitutes Leased Property, in each case, with respect to which a Mortgage was not previously entered into in favor of Collateral Agent (in each case (except with respect to Property described in clause (z) above), other than to the extent such Real Property is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Real Property), such Credit Party shall promptly (and, in any event, at least forty-five (45) days (or in the case of Leased Property, at least ten (10) days) prior to the date on which a Mortgage is entered into with respect to such Real Property (in each case, or such shorter period that is reasonably acceptable to Administrative Agent)) notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent (provided that no such request from Collateral Agent or Required Lenders shall be necessary in the case of any Leased Property), within ninety (90) days of such request (or in the case of Leased Property, within fifteen (15) Business Days following the addition of such Leased Property to the applicable Master Lease) (in each case, or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a valid, perfected, mortgage Lien, subject only to Permitted Liens, including the following:

(1)           a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to Collateral Agent and shall be effective to create in favor of Collateral Agent for the benefit of the Secured Parties a valid, perfected, Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Liens;

(2)           a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each additional fee-owned Mortgaged Real Property (or to the extent required by law, any other Mortgaged Real Property) for which a Mortgage is granted pursuant to this Section 9.08(b) on or before the date the related Mortgage is delivered to Administrative Agent (together with a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Credit Party relating thereto and evidence of all insurance required with respect to such Real Properties by Flood Insurance Laws (if any));

(3)           with respect to each Mortgage and each Mortgaged Real Property, (x) to the extent reasonably requested by the Required Lenders or Collateral Agent, each of the items set forth in Section 9.14(a)(i)(2) and (y) an environmental assessment questionnaire in form and substance satisfactory to Collateral Agent and, if reasonably requested by Collateral Agent based on Borrower’s responses to such questionnaire, a Phase I environmental assessment report from an environmental consulting firm of nationally recognized standing, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with such Mortgaged Real Properties; and

(~~3~~4)         with respect to each Mortgage and each Mortgaged Real Property, fixture filings, title insurance policies, surveys, consents, estoppels, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents delivered in connection with the Existing Credit Agreement substantially in the form delivered thereunder with such changes thereto as shall be necessary to reflect the Transactions and all of the foregoing shall be reasonably satisfactory to Administrative Agent in form and substance;

provided, that notwithstanding the foregoing, except for any Property constituting Leased Property, the Credit Parties shall not be required to grant a Mortgage on (i) any leasehold interest in any Real Property entered into after the date hereof that has a fair market value (including the reasonably anticipated fair market value of the Gaming Facility or other improvements to be developed thereon) of less than $250.0 million or a remaining term (including options to extend) of less than 10 years or (ii) any leasehold interest in any Real Property acquired as part of a Permitted Acquisition or other Acquisition permitted hereunder, in either case, if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord under such lease has not consented to the granting of a Mortgage;

provided, further, that, notwithstanding the foregoing, the delivery of the items required under this Section 9.08(b) shall not be required prior to the date that is one hundred twenty (120) days after the Closing Date.

(c)           If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any Vessel or a Replacement Vessel with a fair market value in excess of $25.0 million located or otherwise maintained in the United States and registered with the United States Coast Guard or (y) develops a Gaming Facility with a fair market value in excess of $25.0 million, determined on an as-developed basis, on any fee interest in a Vessel or a Replacement Vessel located or otherwise maintained in the United States and registered with the United States Coast Guard, in each case, with respect to which a Ship Mortgage was not previously entered into in favor of Collateral Agent (other than to the extent such other Vessel or Replacement Vessel is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Vessel or Replacement Vessel), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent, within ninety (90) days of such request (or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage, if applicable, or to create a new Ship Mortgage on such other Vessel or Replacement Vessel and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage under Chapter 313 of Title 46 of the United States Code subject to Permitted Liens, including the following:

(1)           a Ship Mortgage reasonably satisfactory to Collateral Agent, granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on each such other Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such other Vessel or Replacement Vessel; and

(2)           with respect to each Ship Mortgage and each such other Vessel or Replacement Vessel, in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, certificates of insurance as required by each Ship Mortgage, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage;

provided, further, that, notwithstanding the foregoing, the delivery of the items required under this Section 9.08(c) shall not be required prior to the date that is one hundred twenty (120) days after the Closing Date.

(d)           Notwithstanding anything contained in Sections 9.08(a), 9.08(b) and 9.08(c) to the contrary (except with respect to Property constituting Leased Property, as to which this Section 9.08(d) shall not apply), in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of Collateral Agent on any after acquired Property of the applicable Credit Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by (i) the applicable Gaming Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals or (ii) Contractual Obligation (except to the extent invalidated by the applicable provisions of the UCC), provided, that such Contractual Obligation (A) is in existence on the Closing Date or (B) except with respect to Mortgages, Ship Mortgages and liens on leaseholds of Vessels or Replacement Vessels, in each case, required pursuant to this Section 9.08, is not prohibited under Section 10.10.

(e)           With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired (or leased) by any Credit Party after the Closing Date or any Property of any Additional Credit Party or with respect to any Guarantee of any Additional Credit Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or to the second paragraph in Section 9.11, as the case may be, at such time as Borrower reasonably believes such prohibition no longer exists, Borrower shall (and with respect to any items requiring approval from Gaming Authorities, Borrower shall use commercially reasonable efforts to seek the approval from the applicable Gaming Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained), comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

(f)            If, at any time after the Closing Date, Borrower or any Restricted Subsidiary enters into a lease of real property as tenant which is required to be subject to a Mortgage or obtains knowledge of or receives written notice from a lessor under a lease with respect to which Borrower or any Restricted Subsidiary has granted a Mortgage on its interest thereunder that a fee mortgage is encumbering the fee interest underlying such lease, to the extent such lease is subordinate to such fee mortgage, Borrower will, and will cause each applicable Restricted Subsidiary to, use its commercially reasonable efforts (which shall not include the payment of consideration (other than attorneys’ fees and other expenses reasonably incidental thereto)) to obtain a duly executed and delivered subordination, non-disturbance and attornment agreements by the lessor and/or fee mortgagee, as applicable.

SECTION 9.09.       Security Interests; Further Assurances.~~.~~

(a)           Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and so long as such request (or compliance with such request) does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority (which Borrower hereby agrees to use commercially reasonable efforts to obtain), at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Collateral Agent reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered or purported to be covered thereby (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and any applicable Requirements of Law including, without limitation, any Gaming Laws) subject to no Liens other than Permitted Liens; provided that, notwithstanding anything to the contrary herein or in any other Credit Document, in no event shall any Company be required to enter into control agreements with respect to its deposit accounts, securities accounts or commodity accounts.  In the case of the exercise by Collateral Agent or the Lenders or any other Secured Party of any power, right, privilege or remedy pursuant to any Credit Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and each of its Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain.  If Collateral Agent reasonably determines that it is required by applicable Requirement of Law to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

(b)           Without limiting the generality of Section 9.09(a), it is the intent of the parties hereto that all Leased Property be subject to a valid, enforceable and perfected Lien in favor of Collateral Agent within the periods required hereunder (including Sections 9.08 and 9.14). Administrative Agent, Collateral Agent and Borrower agree to cooperate in causing the Leased Property to be subject to such Liens, and Borrower agrees to execute such Security Documents and amendments or supplements thereto, and take such other actions, as may be reasonably necessary, or reasonably requested by Collateral Agent, to subject the Leased Property to a valid, enforceable and perfected Lien in favor of Collateral Agent within such time periods.

SECTION 9.10.       Master Leases.~~.~~

(a)           Borrower will cause each sublease and each use agreement entered into between (i) Penn Tenant and any other Credit Party with respect to Real Property that is leased from GLP Capital pursuant to the Penn Master Lease or (ii) from and after the PNK Acquisition Closing Date, PNK Tenant and any other Credit Party with respect to Real Property that is leased from Gold Merger Sub pursuant to the PNK Master Lease, to at all times during the term of the applicable Master Lease to be subject and subordinate to such Master Lease (and to all matters to which such Master Lease is subject and subordinate).

(b)           Borrower will (i) use commercially reasonable efforts (including, in the event the acknowledgment referred to in this Section 9.10(b)(i) is not promptly received from GLP Capital, such commercially reasonable efforts as may be mutually and reasonably agreed upon in good faith by Borrower and Administrative Agent) to obtain from GLP Capital an executed and notarized acknowledgement pursuant to the Penn Master Lease in substantially the form of Exhibit U-1 hereto (or such other form as is agreed to by Administrative Agent in its sole discretion) in respect of each Mortgage and each Mortgage Amendment entered into on or after the Closing Date in respect of Real Property that is leased from GLP Capital pursuant to the Penn Master Lease and, if such acknowledgement is received by Borrower or Penn Tenant, promptly upon receipt (and, in any event, within one (1) Business Day of receipt thereof by Borrower or Penn Tenant), Borrower shall deliver a copy of the same to Administrative Agent (which delivery may be by electronic mail) and (ii) deliver written notice to GLP Capital that this Agreement is designated as a “Debt Agreement” pursuant to the definition of the term “Debt Agreement” under the Penn Master Lease.

(c)           Borrower will (i) use commercially reasonable efforts (including, in the event the acknowledgment referred to in this Section 9.10(c)(i) is not promptly received from Gold Merger Sub, such commercially reasonable efforts as may be mutually and reasonably agreed upon in good faith by Borrower and Administrative Agent) to obtain from Gold Merger Sub an executed and notarized acknowledgement pursuant to the PNK Master Lease in substantially the form of Exhibit U-2 hereto (or such other form as is agreed to by Administrative Agent in its sole discretion) in respect of each Mortgage and each Mortgage Amendment entered into on or after the PNK Acquisition Closing Date in respect of Real Property that is leased from Gold Merger Sub pursuant to the PNK Master Lease and, if such acknowledgement is received by Borrower or PNK Tenant, promptly upon receipt (and, in any event, within one (1) Business Day of receipt thereof by Borrower or PNK Tenant), Borrower shall deliver a copy of the same to Administrative Agent (which delivery may be by electronic mail) and (ii) deliver written notice to Gold Merger Sub that this Agreement is designated as a “Debt Agreement” pursuant to the definition of the term “Debt Agreement” under the PNK Master Lease.

SECTION 9.11.       Additional Credit Parties.  Upon (i) any Credit Party creating or acquiring any Subsidiary that is a Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date, (ii) any Wholly Owned Restricted Subsidiary of a Credit Party ceasing to be an Excluded Subsidiary (including, without limitation, an Immaterial Subsidiary being designated pursuant to Section 9.13 as an Excluded Immaterial Subsidiary) or (iii) any Revocation that results in an Unrestricted Subsidiary becoming a Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) of a Credit Party (such Wholly Owned Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Credit Party”), such Credit Party shall, assuming and to the extent that it does not violate any Gaming Law or assuming and to the extent it obtains the approval of the Gaming Authority to the extent such approval is required by applicable Gaming Laws (which Borrower hereby agrees to use commercially reasonable efforts to obtain), (A) cause each such Wholly Owned Restricted Subsidiary to promptly (but in any event within 45 days (or 95 days, in the event of any Discharge of any Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its sole discretion), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements, any amendments to the Credit Documents and a Perfection Certificate)) as Administrative Agent may reasonably request in order to have such Wholly Owned Restricted Subsidiary become a Guarantor and (B) promptly (I) execute and deliver to Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Wholly Owned Restricted Subsidiary which are owned by any Credit Party and required to be pledged pursuant to the Security Agreement, (II) deliver to Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, (III) cause such new Wholly Owned Restricted Subsidiary to take such actions necessary or advisable (including executing and delivering a Joinder Agreement) to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and excluding acts with respect to perfection of security interests and Liens not required under, or excluded from the requirements under, the Security Agreement) the Security Agreement and all other Property (limited, in the case of Foreign Subsidiaries, to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Foreign Subsidiaries) of such Wholly Owned Restricted Subsidiary in accordance with the provisions of Section 9.08 hereof with respect to such new Wholly Owned Restricted Subsidiary, or by law or as may be reasonably requested by Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor; provided, however, that Borrower shall use its commercially reasonable efforts to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Wholly Owned Restricted Subsidiary and for the Guarantee of such Wholly Owned Restricted Subsidiary as soon as reasonably practicable.  All of the foregoing actions shall be at the sole cost and expense of the Credit Parties.

Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that (except with respect to Property constituting Leased Property, as to which this paragraph shall not apply), no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Credit Party shall be required to be granted or delivered at such time as provided in the paragraph above in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited (i) by the applicable Gaming Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee or (ii) any Contractual Obligation (except to the extent superseded by the applicable provisions of the UCC), provided, that such Contractual Obligation (A) is in existence on the Closing Date or, in the case of a Person who will become an Additional Credit Party, is in existence on the date of such acquisition or (B) except with respect to Mortgages, Ship

Mortgages and liens on leaseholds of Vessels and Replacement Vessels, in each case, required pursuant to this Section 9.11, is not prohibited by Section 10.10.

SECTION 9.12.       Limitation on Designations of Unrestricted Subsidiaries.~~.~~

(a)           Subject to Section 9.12(d), Borrower may, on or after the Closing Date, designate any Subsidiary of Borrower (other than a Subsidiary of Borrower which owns one or more Principal Assets) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i)         no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(ii)        Borrower would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the fair market value of the Equity Interest of such Subsidiary owned by Borrower and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to Borrower and the Restricted Subsidiaries on such date;

(iii)       after giving effect to such Designation, Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date; and

(iv)       such Subsidiary is not Penn Tenant or PNK Tenant and does not own, operate or manage any Principal Asset.

Upon any such Designation after the Closing Date (other than pursuant to Section 9.12(d)), Borrower and its Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the Designation Amount.

(b)           Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(i)         no Default or Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Revocation;

(ii)        after giving effect to such Revocation, Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date; and

(iii)       all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement.

(c)           All Designations (other than pursuant to Section 9.12(d)) and Revocations occurring after the Closing Date must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d)           Notwithstanding the foregoing, on and as of the First Amendment A&R Credit Agreement Effective Date, the Persons set forth on Schedule 9.12(d) shall automatically be designated as Unrestricted Subsidiaries and none of the conditions set forth in Section 9.12(a) or the requirements set forth in Section 9.12(c) shall apply to such Designation.

(e)           If Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, the Obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent.  At Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by Administrative Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.13.       Limitation on Designation of Immaterial Subsidiaries.~~.~~

(a)           If for any reason the aggregate fair market value of the assets of all the Immaterial Subsidiaries exceeds the Immaterial Subsidiary Threshold Amount, then, promptly after the occurrence of such event that causes the aggregate fair market value of all Immaterial Subsidiaries to exceed the Immaterial Subsidiary Threshold Amount, Borrower shall designate (an “Excluded Designation”) one or more Immaterial Subsidiaries as no longer constituting Immaterial Subsidiaries for all purposes of this Agreement (an “Excluded Immaterial Subsidiary”) as may be necessary to ensure that the Immaterial Subsidiary Threshold is satisfied.  Borrower may redesignate (a “Redesignation”) an Excluded Immaterial Subsidiary as constituting an Immaterial Subsidiary for purposes of this Agreement so long as such redesignated Excluded Immaterial Subsidiary is in compliance with the requirements of the definition of Immaterial Subsidiary and such Redesignation does not cause or otherwise result in the aggregate fair market value of the assets of all Immaterial Subsidiaries (after giving effect to the Redesignation of the Excluded Immaterial Subsidiary as an Immaterial Subsidiary) to exceed the Immaterial Subsidiary Threshold Amount.  For purposes of this Section 9.13(a), fair market value shall be determined as of the most recent Calculation Date.

(b)           Any such Excluded Designation or Redesignation must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer executing such certificate certifying compliance with the foregoing provisions of Section 9.13(a).

(c)           If Borrower redesignates an Excluded Immaterial Subsidiary as an Immaterial Subsidiary in accordance with this Section 9.13, so long as no Default or Event of Default exists, the Obligations of such Excluded Immaterial Subsidiary (as a Guarantor) under the Credit Documents shall terminate and be of no further force and all Liens granted by such Excluded Immaterial Subsidiary (as a Guarantor) under the applicable Security Documents shall terminate and be released and be of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent.  At Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect the termination and release of such Lien and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by Administrative Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.14.       ~~Post-Closing Matters~~ Post-Closing Matters.  Borrower will cause to be delivered or performed, as applicable, each of the following:

(a)           Mortgage Matters.  On or before the date that is 120 days after the Closing Date (or such later date as is permitted by Administrative Agent in its sole discretion):

(i)         Mortgaged Real Property.  Administrative Agent shall have received with respect to each Mortgaged Real Property identified on Schedule 1.01(D): (1) either amendments to the existing Mortgages (the “Mortgage Amendments”), or new Mortgages, reasonably satisfactory to Administrative Agent and in proper form for recording in the recording office of each political subdivision where each such Mortgaged

Real Property is situated, (2) with respect to each of the Mortgage Amendments (or new Mortgages), legal opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the effective date of such Mortgage Amendment (or new Mortgage) and covering such matters as covered pursuant to the legal opinions issued in connection with the Mortgages granted under the Existing Credit Agreement and evidence that Borrower has taken all actions required by Section 9.10(b)(i) with respect to such Mortgage Amendment (or new Mortgage) and (3) with respect to each Mortgaged Real Property, a new ALTA mortgage title insurance policy or one or more endorsements to the existing ALTA mortgagee title insurance policies insuring the Administrative Agent with respect to each Mortgaged Real Property reasonably satisfactory to Administrative Agent in form and substance.

(ii)               Ship Mortgages.  Administrative Agent shall have received with respect to each Mortgaged Vessel, if any, identified on Schedule 8.13(b): (1) a Ship Mortgage granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on such Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Collateral Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, in each case, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Mortgaged Vessel, (2) with respect to each Ship Mortgage, legal opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the effective date of such Ship Mortgage and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type and (3)  certificates of insurance as required by each Ship Mortgage, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage, and all of the foregoing shall be reasonably satisfactory to Administrative Agent.

(b)                                 Additional Post-Closing Deliverables. Each of the documents and other agreements set forth on Schedule 9.14 shall be delivered or performed, as applicable, within the respective time frames specified therein.

ARTICLE X.

NEGATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

SECTION 10.01.               ~~Indebtedness~~Indebtedness.  Borrower and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a)                                 Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)                                 Indebtedness outstanding on the Closing Date and listed on Schedule 10.01, and any Permitted Refinancings thereof;

(c)                                  Indebtedness under any Swap Contracts (including, without limitation, any Interest Rate Protection Agreements); provided that such Swap Contracts are entered into for bona fide hedging activities and not for speculative purposes;

(d)                                 intercompany Indebtedness of Borrower and the Restricted Subsidiaries to Borrower or other Restricted Subsidiaries;

(e)                                  Indebtedness in respect of the Borrower 2021 Notes; provided that such Indebtedness has been Discharged;

(f)                                   Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds, completion guarantees and letters of credit provided by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming Licenses or for the purposes referenced in this clause (f));

(g)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(h)                                 Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, the greater of (i) $100.0 million and (ii) 1.75% of Consolidated Total Assets as of the date of such incurrence (calculated on a Pro Forma Basis);

(i)                                     Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)                                    guarantees by Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Borrower or any Restricted Subsidiary under this Section 10.01;

(k)                                 Indebtedness of a Person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided, however, that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l)                                     (i) Permitted Unsecured Indebtedness and Permitted Second Lien Indebtedness, so long as (x) Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date (provided that, for such purpose, to the extent such Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness is or is to be used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), such compliance may be, at the Borrower’s option, determined on a Pro Forma Basis as of the Calculation Date immediately preceding (1) in the case of the PNK Acquisition, the First Amendment to A&R Credit Agreement Approval Date giving effect to the modifications set forth in this Closing Amended Credit Agreement (as defined in the First Amendment to A&R Credit Agreement) and (2) in all other cases, the date on which a binding contract with respect to such Permitted Acquisition or other Acquisition is entered into between Borrower or a Restricted Subsidiary and the seller with respect thereto, and in each case giving effect to such Permitted Unsecured Indebtedness and Permitted Second Lien Indebtedness and such Permitted Acquisition or other Acquisition as if incurred and consummated on the first day of the applicable period) and (y) no Event of Default shall have occurred and be continuing after giving effect thereto (provided that, with respect to any Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness the proceeds of which are used primarily to fund a Permitted Acquisition or other Acquisition substantially concurrently upon the receipt thereof (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), the absence of an Event of Default shall not constitute a condition to the issuance or incurrence of such Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness) and (ii) Permitted Refinancings of any Indebtedness incurred pursuant to clause (i) so long as (x) in the case of Permitted Refinancings of Permitted Second Lien Indebtedness, such Permitted Refinancings qualify as either Permitted Second Lien Indebtedness or Permitted Unsecured Indebtedness or (y) in the case of Permitted Refinancings of Permitted Unsecured Indebtedness, such Permitted Refinancings qualify as Permitted Unsecured Indebtedness;

(m)                             (i) Permitted First Lien Indebtedness, so long as (w) the Consolidated Senior Secured Net Leverage Ratio shall not exceed 2.00 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, (x) Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date (provided that, for such purpose, to the extent such Permitted First Lien Indebtedness is or is to be used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), such compliance may be, at the Borrower’s option, determined on a Pro Forma

Basis as of the Calculation Date immediately preceding (1) in the case of the PNK Acquisition, the First Amendment to A&R Credit Agreement Approval Date giving effect to the modifications set forth in this Closing Amended Credit Agreement (as defined in the First Amendment to A&R Credit Agreement) and (2) in all other cases, the date on which a binding contract with respect to such Permitted Acquisition or other Acquisition is entered into between Borrower or a Restricted Subsidiary and the seller with respect thereto, and in each case giving effect to such Permitted First Lien Indebtedness and such Permitted Acquisition or other Acquisition as if incurred and consummated on the first day of the applicable period), (y) no Event of Default shall have occurred and be continuing after giving effect thereto (provided that, with respect to any Permitted First Lien Indebtedness the proceeds of which are used primarily to fund a Permitted Acquisition or other Acquisition substantially concurrently upon the receipt thereof (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), the absence of an Event of Default shall not constitute a condition to the issuance or incurrence of such Permitted First Lien Indebtedness), and (z) in the reasonable judgment of Borrower, the terms of such Indebtedness, when taken as a whole, are not materially more restrictive than the terms of this Agreement and (ii) Permitted Refinancings of any Indebtedness incurred pursuant to clause (i) so long as such Permitted Refinancings qualify as Permitted First Lien Indebtedness, Permitted Second Lien Indebtedness or Permitted Unsecured Indebtedness;

(n)                                 unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness” so long, in the case of any such Indebtedness other than earn-out obligations, at the time of incurrence thereof, (i) no Event of Default shall have occurred and be continuing after giving effect thereto and (ii) Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date;

(o)                                 Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(p)                                 Indebtedness of Borrower under the Senior Unsecured Notes, and Permitted Refinancings thereof;

(q)                                 unsecured Indebtedness of Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed at any time outstanding, the greater of (i) $150.0 million and (ii) 2.0% of Consolidated Total Assets as of the date of such incurrence (calculated on a Pro Forma Basis);

(r)                                    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(s)                                   Investments under Section 10.04(k), 10.04(l), 10.04(m), 10.04(s) and 10.04(t) consisting of guarantees in an aggregate amount not to exceed at any time, the greater of (i) $500.0 million and (ii) 7.0% of Consolidated Total Assets as of the date of such incurrence (calculated on a Pro Forma Basis);

(t)                                    (A)                               Indebtedness of Borrower in respect of one or more series of senior unsecured notes or loans, senior secured first lien or junior lien notes or loans or subordinated notes or loans that may be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of New Revolving Commitments and/or New Term Loan Commitments pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (any such Indebtedness, “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of all Incremental Equivalent Debt issued or incurred pursuant to this Section 10.01(t) shall not, together with any Incremental Revolving Commitments, New Term Loan Commitments (and, without duplication, New Term Loans), Incremental Term A Loan Commitments (and, without duplication, Incremental Term A Loans), ~~and/or~~ Incremental Term B Loan Commitments (and, without duplication, Incremental Term B Loans), and/or Incremental Term B-1 Loan Commitments (and, without duplication, Incremental Term B-1 Loans) issued or incurred (but excluding any such Incremental Term Loan Commitments that have been terminated prior to such date without being funded) on or prior to such date exceed the Incremental Loan Amount (with the Incremental Loan Amount to be determined as if any Incremental Equivalent Debt is senior secured indebtedness even if such Incremental Equivalent Debt is unsecured); (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence or issuance; provided that, with respect to any Incremental Equivalent Debt the proceeds of which are used primarily to fund a Permitted Acquisition or other Acquisition substantially concurrently upon the receipt thereof (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), the absence of an Event of Default shall not constitute a condition to the issuance or incurrence of such Incremental Equivalent Debt; (iii) Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date (provided that, for such purpose, (w) to the extent such Incremental Equivalent Debt is or is to be used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), such compliance may be, at the Borrower’s option, determined on a Pro Forma Basis as of the Calculation Date immediately preceding (1) in the case of the PNK Acquisition, the First Amendment to A&R Credit Agreement Approval Date giving effect to the modifications set forth in this Closing Amended Credit Agreement (as defined in the First Amendment to A&R Credit Agreement) and (2) in all other cases, the date on which a binding contract with respect to such Permitted Acquisition or other Acquisition is entered into between Borrower or a Restricted Subsidiary and the seller with respect thereto, and in each case giving effect to such Incremental Equivalent Debt and such Permitted Acquisition or other Acquisition as if incurred and consummated on the first day of the applicable period, (x) Consolidated Net Indebtedness shall not take into account any cash or cash equivalents constituting proceeds of any Incremental Commitments to be provided on such date or any cash or cash equivalents of any Incremental Equivalent Debt to be issued or incurred on such date that may otherwise reduce the amount of Consolidated Net Indebtedness and (y) in the case of any Incremental Revolving Commitments and Incremental Equivalent Debt consisting of revolving credit facilities, pro forma effect shall be given to any New Revolving Loans, Revolving Loans under Incremental Revolving Commitments and any loans under any Incremental Equivalent Debt consisting of a revolving credit facility, in each case, to the extent actually made on such date, but any proposed Incremental Revolving Commitments or Incremental Equivalent Debt to be incurred on such date consisting of a revolving credit facility shall not otherwise be treated as drawn); (iv) if such Incremental Equivalent Debt is (x) secured on a pari passu basis with the Obligations, such Incremental Equivalent Debt shall have a maturity date and Weighted Average Life to Maturity (without giving effect to prepayments that reduce scheduled amortization) no shorter than any then-existing Tranche of Term Loans or (y) secured on a second lien (or other junior basis) or is unsecured, such Incremental Equivalent Debt shall satisfy the definition of Permitted Junior Debt Conditions; (v) if such Incremental Equivalent Debt is secured (x) on pari passu basis with the Obligations, the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement or (y) or second lien (or other junior) basis to the Obligations, the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent; (vi) except as set forth in clauses (i) – (v) of this paragraph (t), the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Incremental Equivalent Debt are (as determined by Borrower in good faith), taken as a whole, not materially more restrictive than the terms set forth in this Agreement; and (B) any Permitted Refinancing in respect thereof that satisfies clause (A)(v) and (A)(vi) above;

(u)                                 Indebtedness used to finance, or incurred or issued for the purpose of financing, Expansion Capital Expenditures or Development Projects (including Permitted Refinancings thereof) in an aggregate principal amount not to exceed $600.0 million at any time outstanding so long as no Event of Default shall have occurred and be continuing after giving effect thereto;

(v)                                 Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate amount not to exceed at any time outstanding, the greater of (i) $100.0 million and (ii) 1.75% of Consolidated Total Assets as of the date of such incurrence (calculated on a Pro Form Basis), so long as such Indebtedness is not guaranteed by any Credit Party; and

(w)                               Indebtedness in an aggregate principal amount not to exceed at any time outstanding, the greater of (i) $100.0 million and (ii) 1.75% of Consolidated Total Assets as of the date of such incurrence (calculated on a Pro Forma Basis), consisting of loans advanced by a Landlord or one of its Affiliates for the purpose of funding capital expenditures with respect to gaming facilities and related assets, in each case, so long as (A) no Event of Default shall have occurred and be continuing after giving effect thereto and (B) immediately after giving effect to such Indebtedness Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date.

In the event that any item of Indebtedness meets more than one of the categories set forth above in this Section 10.01, Borrower may, in its sole discretion, divide, classify or reclassify, and/or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election; provided that Indebtedness incurred under this Agreement on the Closing Date shall be deemed incurred pursuant to Section 10.01(a) and may not be reclassified.

In addition, for purposes of determining compliance with Section 10.01. (A) with respect to any Indebtedness otherwise permitted pursuant to this Section 10.01, (x) any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the unionization of original issue discount. the payment of interest in the form of additional Indebtedness, the accretion of original issue discount or liquidation preference shall be permitted, and (y) increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall be permitted, and (B) if the proceeds of any incurrence. issuance or assumption of Indebtedness are to be used to fund the refinancing of any then-outstanding Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such refinancing occurs on the same Business Day as such incurrence. issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced. the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence. issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption. discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such refinancing pursuant to procedures reasonably agreed with Administrative Agent.

SECTION 10.02.               ~~Liens~~Liens.  Neither Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a)                                 Liens for Taxes not yet due and payable or delinquent and Liens for  Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)                                 Liens in respect of property of Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue for a period of sixty (60) days or (ii) for amounts that are overdue for a period in excess of sixty (60) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP;

(c)                                  Liens securing Indebtedness incurred pursuant to Section 10.01(b) and listed on Schedule 10.02; provided, however, that (i) such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than (x) any such Property subject thereto on the Closing Date, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof, and (ii) the amount of Indebtedness secured by such Liens does not increase, except as contemplated by Section 10.01(b);

(d)                                 easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(e)                                  Liens arising out of judgments or awards not resulting in an Event of Default;

(f)                                   Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for Taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure Borrower’s or any of its Subsidiaries’ Gaming License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g)                                  Leases with respect to the assets or properties of any Credit Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Credit Party’s or Subsidiary’s business so long as each of the Leases entered into after the date hereof with respect to Real Property constituting Collateral are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties and their respective Subsidiaries, taken as a whole; provided that upon the request of Borrower, the Collateral Agent shall enter into a customary subordination and non-disturbance and attornment agreement in connection with any such Lease;

(h)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or such Restricted Subsidiary in the ordinary course of business;

(i)                                     Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations (and refinancings or renewals thereof), in each case, incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, accrued interest on the Indebtedness refinanced and fees and expenses relating thereto) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation or Capital Lease Obligation, whether drawn at one time or from time to time and that all such Indebtedness of a single lender may be cross-collateralized);

(j)                                    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)                                 Liens on assets of a Person (or its Subsidiaries) existing at the time such Person is acquired or merged with or into or consolidated with Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l)                                     in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of Borrower or any of its Subsidiaries; provided, however, that (x) the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed at any time outstanding, the greater of

(i) $50.0 million and (ii) 1.0% of Consolidated Total Assets as of the date of such incurrence (calculated on a Pro Forma Basis), and (y) any such Liens on Collateral shall be junior or otherwise subordinated in all respects to any Liens in favor of Collateral Agent on any of the Collateral to the reasonable satisfaction of Administrative Agent;

(m)                             (i) licenses of Intellectual Property to GLPI or one of its Subsidiaries for use in connection with its ownership and operation of the TRS Properties, and (ii) licenses of Intellectual Property granted by Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(n)                                 Liens pursuant to the Credit Documents, including, without limitation, Liens related to Cash Collateralizations;

(o)                                 Permitted Vessel Liens;

(p)                                 Liens arising under applicable Gaming Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(q)                                 (i) Liens pursuant to a Master Lease, any Additional Lease and similar leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(r)                                    Liens to secure Indebtedness incurred pursuant to Section 10.01(v); provided that such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than any Foreign Subsidiary;

(s)                                   Prior Mortgage Liens with respect to the applicable Mortgaged Real Property;

(t)                                    Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness that was permitted to so be repaid;

(u)                                 Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(v)                                 Liens on the Collateral securing (i) Permitted First Lien Indebtedness permitted under Section 10.01(m) or Permitted First Priority Refinancing Debt and, in each case, subject to the Pari Passu Intercreditor Agreement or (ii) Permitted Second Lien Indebtedness permitted under Sections 10.01(l) or 10.01(m) or Permitted Second Priority Refinancing Debt and, in each case, subject to the Second Lien Intercreditor Agreement (as “Second Priority Liens”);

(w)                               Liens on the Collateral securing Incremental Equivalent Debt, and Permitted Refinancings thereof, in each case, permitted under 10.01(t) and subject to the Pari Passu Intercreditor Agreement or the Second Lien Intercreditor Agreement (in the case of Liens intended to be subordinated to the Liens securing the Obligations, as “Second Priority Liens”), as and to the extent applicable;

(x)                                 Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement;

(y)                                 in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z)                                  Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa)                          licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(bb)                          any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(cc)                            Liens created by the applicable Transfer Agreement;

(dd)                          Liens securing obligations of any Person in respect of employee deferred compensation and benefit plans in connection with “rabbi trusts” or other similar arrangements; and

(ee)                            Liens arising pursuant to Indebtedness incurred pursuant to Section 10.01(u).

In connection with the granting of Liens of the types described in clauses (c), (g), (k), (l), (r), (s), (t), (v) and (w) of this Section 10.02 by Borrower of any of its Restricted Subsidiaries, Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by entering into or amending appropriate lien subordination or intercreditor agreements).

SECTION 10.03.               Master Leases.~~.~~

(a)                                 Neither Borrower nor Penn Tenant will terminate or allow or consent to the termination of the Penn Master Lease or will enter into any amendment, waiver or modification to the Penn Master Lease if (i) such amendment, waiver or modification could reasonably be expected to have a Material Adverse Effect or (ii) after giving pro forma effect to such amendment, waiver or modification, Borrower will not be in compliance with the provisions of Section 10.08; provided that neither Borrower nor Penn Tenant will allow any amendment, waiver or modification of the Penn Master Lease that (i) shortens the term of the Penn Master Lease to less than twenty (20) years (including extension or renewal options) from the date of such amendment, waiver or modification, (ii) tightens the financial covenants applicable to Penn Tenant (other than technical amendments to the definitions of such financial terms so long as such amendments do not materially affect Penn Tenant’s ability to comply with such financial covenants), (iii) amends, waives or modifies Articles XIV (Insurance Proceeds), XV (Condemnation), XVII (Leasehold Mortgagees), XXII (Assignments) or XXXVI (Organized Sale Process) of the Penn Master Lease (including by amendment of the defined terms used therein) in a manner materially adverse to the interests of the Secured Parties or (iv) amends, waives or modifies Article XI (Liens) of the Penn Master Lease to the extent adversely impacting the ability of the Secured Parties to obtain or maintain a Lien on the Properties of Borrower or its Restricted Subsidiaries, in each case, without the consent of the Required Lenders.  Penn Tenant shall not transfer its rights or obligations under the Penn Master Lease to any Person other than to Borrower or a Guarantor (or a Person that becomes a Guarantor in connection with such transaction); provided, however, that no such transfer shall be permitted hereunder unless expressly permitted under the Penn Master Lease or consented to in writing by GLP Capital.

(b)                                 From and after the PNK Acquisition Closing Date, neither Borrower nor PNK Tenant will terminate or allow or consent to the termination of the PNK Master Lease or will enter into any amendment, waiver or modification to the PNK Master Lease if (i) such amendment, waiver or modification could reasonably be expected to have a Material Adverse Effect or (ii) after giving pro forma effect to such amendment, waiver or modification, Borrower will not be in compliance with the provisions of Section 10.08; provided that neither Borrower nor PNK Tenant will allow any amendment, waiver or modification of the PNK Master Lease that (i) shortens the term of the PNK Master Lease to less than twenty (20) years (including extension or renewal options) from the date of such amendment, waiver or modification, (ii) tightens the financial covenants applicable to PNK Tenant (other than technical amendments to the definitions of such financial terms so long as such amendments do not materially affect PNK Tenant’s ability to comply with such financial covenants), (iii) amends, waives or modifies Articles XIV (Insurance Proceeds), XV (Condemnation), XVII (Leasehold Mortgagees), XXII (Assignments) or XXXVI

(Organized Sale Process) of the PNK Master Lease (including by amendment of the defined terms used therein) in a manner materially adverse to the interests of the Secured Parties or (iv) amends, waives or modifies Article XI of the PNK Master Lease to the extent adversely impacting the ability of the Secured Parties to obtain or maintain a Lien on the Properties of Borrower or its Restricted Subsidiaries, in each case, without the consent of the Required Lenders.  From and after the PNK Closing Date, PNK Tenant shall not transfer its rights or obligations under the PNK Master Lease to any Person other than to Borrower or a Guarantor (or a Person that becomes a Guarantor in connection with such transaction); provided, however, that no such transfer shall be permitted hereunder unless expressly permitted under the PNK Master Lease or consented to in writing by Gold Merger Sub.

SECTION 10.04.               Investments, Loans and Advances.  Neither Borrower nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a)                                 Investments and commitments to make Investments outstanding on the Closing Date and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(b)                                 Investments in cash and Cash Equivalents (including any Investments that were Cash Equivalents at the time made);

(c)                                  Borrower may enter into Swap Contracts to the extent permitted by Section 10.01(c);

(d)                                 Investments (i) by Borrower in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in Borrower, (iii) by a Restricted Subsidiary in another Restricted Subsidiary and (iv) by Borrower or any Restricted Subsidiary in any other Company (provided that the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed at any time outstanding, the greater of (A) $100.0 million and (B) 1.75% of Consolidated Total Assets as of the date of such Investment (calculated on a Pro Forma Basis)); provided that, in each case, any intercompany loan (it being understood and agreed that intercompany receivables or advances made in the ordinary course of business do not constitute loans) in excess of $10.0 million individually shall be evidenced by a promissory note and, to the extent that the payee, holder or lender of such intercompany loan is a Credit Party, such promissory note shall be pledged (and delivered) by such Credit Party to Collateral Agent on behalf of the Secured Parties;

(e)                                  Borrower and its Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(f)                                   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

(g)                                  Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 10.05;

(h)                                 Investments consisting of moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors and employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding;

(i)                                     Permitted Acquisitions;

(j)                                    extensions of trade credit (including to gaming customers) in the ordinary course of business;

(k)                                 in addition to Investments otherwise permitted by this Section 10.04, other Investments by Borrower or any of its Restricted Subsidiaries; provided that the amount of such Investments to be made pursuant to this Section 10.04(k), plus the Outstanding Investment Amount (which, for the avoidance of duplication, shall be calculated for such purpose without including the amount of such Investment proposed to be made pursuant to this Section 10.04(k)) as of such date, do not exceed the sum of (i) the greater of (A) $500 million and (B) 7.0% of Consolidated Total Assets as of the date of such Investment (calculated on a Pro Forma Basis), plus (ii) the Aggregate Existing Investment

Returns as of such date and, provided further, that (x) at the time of making such Investment and after giving effect thereto, no Event of Default shall have occurred and be continuing, (y) immediately after giving effect to such Investment Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date and (z) Borrower shall designate each such Investment as having been made pursuant to this Section 10.04(k) in the Compliance Certificate for the fiscal quarter in which such Investment is made;

(l)                                     in addition to Investments otherwise permitted by this Section 10.04, Investments by Borrower or any of its Restricted Subsidiaries; provided that (i) the amount of such Investments to be made pursuant to this Section 10.04(l) do not exceed the Available Amount determined at the time such Investment is made, (ii) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing and (iii) immediately after giving effect thereto Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date;

(m)                             additional Investments so long as, at the time such Investment is made and after giving effect thereto, (x) no Event of Default has occurred and is continuing and (y) the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 1.75 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date;

(n)                                 payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;

(o)                                 (i) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into Borrower or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and (ii) Investments outstanding on the First Amendment to A&R Credit Agreement Effective Date in Unrestricted Subsidiaries set forth on Schedule 9.12(d) to the extent that such Investments were not made in contemplation of or in connection with the PNK Acquisition;

(p)                                 Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(q)                                 Investments in Unrestricted Subsidiaries in an amount not to exceed $75.0 million outstanding at any time; provided that, the amount of such Investments outstanding shall be deemed to equal the aggregate amount, in each case, valued at fair market value at the time each such Investment was made, of such Investments minus (x) Specified Unrestricted Subsidiaries Investment Returns received on or prior to such date, and (y) reductions in the amount of such Investments as provided in the definition of “Investment”.

(r)                                    the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement;

(s)                                   so long as immediately before and after giving effect thereto no Event of Default has occurred and is continuing and after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Investments in an amount not to exceed $150.0 million outstanding at any time minus the aggregate amount of Restricted Payments made pursuant to Section 10.06(i)(i) and the aggregate amount of Junior Prepayments made pursuant to Section 10.09(a)(i); provided that, the amount of such Investments outstanding shall be deemed to equal the aggregate amount, in each case, valued at fair market value at the time each such Investment was made, of such Investments minus (x) Specified General Investment Returns received on or prior to such date, and (y) reductions in the amount of such Investments as provided in the definition of “Investment”; and

(t)                                    Borrower and its Restricted Subsidiaries may make Investments in an amount not to exceed $150.0 million outstanding at any time minus the aggregate amount of Restricted Payments made pursuant to Section 10.06(j) and the aggregate amount of Junior Prepayments made pursuant to Section 10.09(b); provided that, the amount of such Investments outstanding shall be deemed to equal the aggregate amount, in each case, valued at fair market value at the time each such Investment was made, of such Investments minus (x) Specified Additional General Investment

Returns received on or prior to such date, and (y) reductions in the amount of such Investments as provided in the definition of “Investment”.

In the event that any Investment meets more than one of the categories set forth above in this Section 10.04, Borrower may, in its sole discretion, divide, classify or reclassify, and/or later divide, classify or reclassify, such Investment (or any portion thereof) and only be required to include the amount and type of such Investment in one or more of such clauses, at its election.

SECTION 10.05.               Mergers, Consolidations and Sales of Assets.  Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the Security Agreement)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any substantial part of its business, property or assets, except for:

(a)                                 Capital Expenditures by Borrower and the Restricted Subsidiaries;

(b)                                 Sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer useful in the business of Borrower by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations (other than a Master Lease) to the extent such termination or assignment does not have a Material Adverse Effect;

(c)                                  Asset Sales by Borrower or any Restricted Subsidiary; provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom, (ii) Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (c)(ii)(x), the following shall be deemed to be cash:  (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of (1) $100.0 million and (2) 1.75% of Consolidated Total Assets as of the date of such receipt (calculated on a Pro Forma Basis), with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d)                                 Liens permitted by Section 10.02, Investments may be made to the extent permitted by Sections 10.04 and Restricted Payments may be made to the extent permitted by Section 10.06;

(e)                                  Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f)                                   Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 10.02;

(g)                                  (i) licenses of Intellectual Property to GLPI or any of its Subsidiaries for use in connection with the ownership and operation of the TRS Properties and (ii) licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business shall be permitted;

(h)                                 (A) Borrower or any Restricted Subsidiary may transfer or lease property to or acquire or lease property from Borrower or any Restricted Subsidiary; provided that the sum of (x) the aggregate fair market value of all Property transferred by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower under this clause (A) plus (y) all lease payments made by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower in respect of leasing of property by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries from Foreign Subsidiaries shall not exceed $100.0 million in any fiscal year of Borrower; (B) any Restricted Subsidiary may merge or consolidate with or into Borrower (as long as Borrower is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); (C) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary (so long as, if either Restricted Subsidiary is a Guarantor, the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to Borrower or any other Restricted Subsidiary or any other owner of equity interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to clauses (A), (B) and (C) of this Section 10.05(h) (other than in the case of a transfer to a Foreign Subsidiary permitted under clause (A) above), the Lien on such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;

(i)                                     voluntary terminations of Swap Contracts and other assets or contracts in the ordinary course of business;

(j)                                    conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;

(k)                                 any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;

(l)                                     Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;

(m)                             Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)                                 Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions (including, without limitation, sales, transfers or other dispositions of Equity Interests and other Property) in connection with a Spin-Off permitted under Section 10.06(k);

(o)                                 any transfer of Equity Interests of any Restricted Subsidiary or any Gaming Facility in connection with the occurrence of a Trigger Event; and

(p)                                 transfers, sales or dispositions of Real Property and related assets to a Landlord or one of its Affiliates (including, without limitation, in connection with any Specified Sale Leaseback Transaction), to the extent Borrower or its Restricted Subsidiaries will lease such real property and related assets; provided that (i) at the time of such transfer, sale or disposition, no Event of Default then exists or would arise therefrom, (ii) Borrower or any of its Restricted Subsidiaries shall receive not less than 50% of such consideration in the form of cash or Cash Equivalents (free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (p)(ii), the following shall be deemed to be cash:  (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable transfer, sale or disposition and for which all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty

(180) days following the closing of the applicable disposition) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii).

Notwithstanding anything contained in this Agreement to the contrary, in no event may any transfer, sale, conveyance or other disposition to any Person other than a Credit Party constitute all or substantially all of Borrower’s property or assets, on a consolidated basis.

To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05 or in connection with a transaction approved by the Required Lenders, in each case, to a Person other than a Credit Party, so long as no Event of Default exists, such Collateral (unless sold to Borrower or a Guarantor) shall, except as set forth in the proviso to Section 10.05(h), be sold, transferred or otherwise disposed of free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions appropriate or reasonably requested by Borrower in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  To the extent any such sale, transfer or other disposition results in a Guarantor no longer constituting a Subsidiary of Borrower, so long as no Event of Default exists, the Obligations of such Guarantor and all obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are appropriate or requested by Borrower in connection with such termination.

SECTION 10.06.               ~~Restricted Payments~~Restricted Payments.  Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication, (a) Borrower or any Restricted Subsidiary may make Restricted Payments to the extent permitted pursuant to Section 2.09(b)(ii), (b) any Restricted Subsidiary of Borrower may declare and make Restricted Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary, (c) any Restricted Subsidiary of Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof), (d) Borrower and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.04 and Section 10.05, (e) Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof, (f) Borrower may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement; provided, however, that the aggregate amount of payments under this clause (f) shall not exceed $10.0 million in any fiscal year of Borrower, (g) Borrower and its Restricted Subsidiaries may (i) repurchase Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests, (h) Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law, (i) so long as immediately before and after giving effect thereto no Event of Default has occurred and is continuing and after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed (i) $150.0 million, minus the aggregate amount of Junior Prepayments made pursuant to Section 10.09(a)(i) and the aggregate amount of Investments made pursuant to Section 10.04(s), plus (ii) the Available Amount, plus (iii) such additional amount so long as the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 1.75 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, (j) Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed

$150.0 million, minus the aggregate amount of Junior Prepayments made pursuant to Section 10.09(b) and the aggregate amount of Investments made pursuant to Section 10.04(t), (k) so long as immediately before and after giving effect thereto no Event of Default has occurred and is continuing and after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may consummate a Spin-Off and (l) to the extent constituting Restricted Payments, Borrower may make payments to counterparties under Swap Contracts entered into in connection with the issuance of convertible or exchangeable debt.

In the event that any Restricted Payment meets more than one of the categories set forth above in this Section 10.06, Borrower may, in its sole discretion, divide, classify or reclassify, and/or later divide, classify or reclassify, such Restricted Payment (or any portion thereof) and only be required to include the amount and type of such Restricted Payment in one or more of such clauses, at its election.

SECTION 10.07.               Transactions with Affiliates.  Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Restricted Subsidiary) involving aggregate consideration in excess of $5.0 million unless such transaction is upon fair and reasonable terms, taken as a whole, no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (as determined by Borrower or such Restricted Subsidiary in good faith); provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries (i) may enter into indemnification and employment agreements and arrangements with directors, officers and employees, (ii) may enter into the transactions described in Borrower’s SEC filings prior to the Closing Date, (iii) may make Investments and Restricted Payments permitted hereunder, (iv) may enter into the Transaction Agreements (in each case, including any amendment, restatement, replacement or other modification thereof, so long as such amendment, restatement, replacement or other modification is not materially adverse to the Lenders) and the transactions contemplated thereby, (v) may enter into the transactions contemplated by each applicable Transfer Agreement, (vi) may enter into transactions related to any Spin-Off and any related agreements, (vii) may enter into transactions with Unaffiliated Joint Ventures and Wholly Owned Subsidiaries of Unaffiliated Joint Ventures, in each case, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs, (viii) may enter to transactions with persons who have entered into an agreement, contract or arrangement with Borrower or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because Borrower and its Restricted Subsidiaries have not received the requisite Gaming Approvals or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the disinterested members of Borrower’s board of directors (or by the audit committee or any committee of the board of directors consisting of disinterested members of the board of directors) and determined by them to be in the best interests of Borrower; (ix) may enter into transactions with any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director or directors of Borrower; provided, however, that such director or directors abstains from voting as a director of Borrower on any matter involving such other Person and (x) transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction.

SECTION 10.08.               Financial Covenants.~~.~~

(a)                                 Maximum Consolidated Total Net Leverage Ratio.  Borrower shall not permit the Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter of Borrower, commencing with the first complete fiscal quarter ending after the Closing Date, to exceed the applicable ratio set forth below that corresponds to such fiscal quarter:

Fiscal Quarters Ending:	Maximum Consolidated Total Net Leverage Ratio:
June 30, 2017 through the end of the first full Fiscal Quarter ending after the PNK Acquisition Closing Date	5.25 to 1.00
The end of the second full Fiscal Quarter ending after the PNK Acquisition Closing Date through the end of the fourth full Fiscal Quarter ending after the PNK Acquisition Closing Date	5.00 to 1.00
The end of the fifth full Fiscal Quarter ending after the PNK Acquisition Closing Date through the end of the seventh full Fiscal Quarter ending after the PNK Acquisition Closing Date	4.50 to 1.00
The end of the eighth full Fiscal Quarter ending after the PNK Acquisition Closing Date and for all Fiscal Quarters ending thereafter	4.25 to 1.00

(b)                                 Maximum Consolidated Senior Secured Net Leverage Ratio.  Borrower shall not permit the Consolidated Senior Secured Net Leverage Ratio as of the last day of any fiscal quarter of Borrower, commencing with the first complete fiscal quarter ending after the Closing Date, to exceed the applicable ratio set forth below that corresponds to such fiscal quarter:

Fiscal Quarters Ending:	Maximum Consolidated Senior Secured Net Leverage Ratio:
June 30, 2017 through the end of the first full Fiscal Quarter ending after the PNK Acquisition Closing Date	4.25 to 1.00
The end of the second full Fiscal Quarter ending after the PNK Acquisition Closing Date through the end of the fourth full Fiscal Quarter ending after the PNK Acquisition Closing Date	3.75 to 1.00
The end of the fifth full Fiscal Quarter ending after the PNK Acquisition Closing Date through the end of the seventh full Fiscal Quarter ending after the PNK Acquisition Closing Date	3.25 to 1.00
The end of the eighth full Fiscal Quarter ending after the PNK Acquisition Closing Date and for all Fiscal Quarters ending thereafter	3.00 to 1.00

(c)                                  Minimum Interest Coverage Ratio.  Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of Borrower commencing with the first complete fiscal quarter ending after the Closing Date to be less than 2.50 to 1.00.

SECTION 10.09.               Certain Payments of Indebtedness. None of Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Disqualified Capital Stock or Other Junior Indebtedness or

make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except (a) so long as no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, Borrower and the Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed (i) $150.0 million, minus the aggregate amount of Restricted Payments made pursuant to Section 10.06(i)(i) and the aggregate amount of Investments made pursuant to Section 10.04(s), plus (ii) the Available Amount, plus (iii) any additional or other amount (regardless of whether the amounts referenced in clause (i) or (ii) have been utilized) so long as the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 1.75 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, (b) Borrower and the Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed (i) $150.0 million, minus the aggregate amount of Restricted Payments made pursuant to Section 10.06(j) and the aggregate amount of Investments made pursuant to Section 10.04(t), (c) a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions), (c) the conversion of any such Indebtedness to Equity Interests (or exchange of any such Indebtedness for Equity Interests) of Borrower or any direct or indirect parent of Borrower (other than Disqualified Capital Stock), (d) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof, (e) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers, (f) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement, (g) Junior Prepayments made pursuant to Section 2.09(b)(ii), (h) Junior Prepayments in respect of intercompany Indebtedness owing to Borrower or its Restricted Subsidiaries will be permitted, (i) prepayments, redemptions, purchases, defeasance or satisfaction of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Equity Interests permitted to be issued hereunder and (j) the Borrower 2021 Notes Redemption, including the purchase or redemption of any Borrower 2021 Notes that were Discharged in such Borrower 2021 Notes Redemption following the Closing Date.

SECTION 10.10.               Limitation on Certain Restrictions Affecting Subsidiaries.  None of Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than any Foreign Subsidiary or Immaterial Subsidiary) of Borrower to (a) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to Borrower or any of its Restricted Subsidiaries, (b) make Investments in or to Borrower or any of its Restricted Subsidiaries, (c) transfer any of its Property to Borrower or any of its Restricted Subsidiaries or (d) in the case of any Guarantor, guarantee the Obligations hereunder or, in the case of any Credit Party, subject its portion of the Collateral to the Liens securing the Obligations in favor of the Secured Parties, except that each of the following shall be permitted: (i) any such encumbrances or restrictions existing under or by reason of (x) applicable Law (including any Gaming Law and any regulations, order or decrees of any Gaming Authority or other applicable Governmental Authority) or (y) the Credit Documents, (ii) restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Permitted Liens, (iii) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company, (iv) restrictions on the transfer of any Property, or the granting of Liens on Property, subject to a contract with respect to an Asset Sale or other transfer, sale, conveyance or disposition permitted under this Agreement, (v) restrictions contained in the existing Indebtedness listed on Schedule 10.01 and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced, (vi) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other Acquisitions not prohibited hereunder after the Closing Date and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced and such restrictions are limited to the Persons or assets being acquired and of the Subsidiaries of such Persons and their assets, (vii) with respect to clauses (a), (b) and (c) above, restrictions contained in any Permitted Unsecured Indebtedness and Permitted Refinancings thereof, or any Permitted Second Lien Indebtedness and Permitted Refinancings thereof, or any other Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement, (viii) with respect to clauses (a), (b) and (c) above, restrictions contained in any Incremental Equivalent Debt and Permitted Refinancings thereof, or any other

Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement, (ix) customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements or the assignment of such management contract, as applicable, (x) customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Equity Interests of the Persons party to such licenses and contracts, (xi) restrictions contained in Indebtedness of Foreign Subsidiaries incurred pursuant to Section 10.01 and Permitted Refinancings thereof; provided that such restrictions apply only to the Foreign Subsidiaries incurring such Indebtedness and their Subsidiaries (and the assets thereof), (xii) restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancings thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness, (xiii) restrictions contained in subordination provisions applicable to intercompany debt owed by the Credit Parties; provided, that such intercompany debt is subordinated to the Obligations on terms at least as favorable to the Lenders as the subordination of such intercompany debt to any other obligations, (xiv) restrictions contained in the documentation governing the Senior Unsecured Notes on the Closing Date and Permitted Refinancings thereof (so long as the restrictions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than those in the Senior Unsecured Notes on the Closing Date), (xv) limitations contained in any Transaction Agreement on the assignment of such Transaction Agreement and (xvi) encumbrances or restrictions set forth in any agreements with respect to a Spin-Off with respect to the Subsidiaries, assets or operations subject thereto.

SECTION 10.11.               Limitation on Lines of Business.  Neither Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.

SECTION 10.12.               Limitation on Changes to Fiscal Year.  Neither Borrower nor any Restricted Subsidiary shall change its fiscal year end to a date other than December 31 of each year (provided that any Restricted Subsidiary acquired or formed, or Person designated as an Unrestricted Subsidiary, in each case, after the Closing Date may change its fiscal year to match the fiscal year of Borrower).

SECTION 10.13.               Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws.  No Credit Party and, Borrower shall use commercially reasonable efforts to ensure that no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (excluding any Secured Party or any Affiliate thereof), (i) shall conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person (to its knowledge, with respect to customers and patrons of, and visitors to, any Gaming Facility) described in Section 8.27(b), (ii) shall deal in, or otherwise engage in, any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) shall engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Corruption Law.

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.               Events of Default.  If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)                                 any representation or warranty made or deemed made by or on behalf of Borrower or any other Credit Party pursuant to any Credit Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty or statement of fact made or deemed made by or on behalf of Borrower or any other Credit Party in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished;

(b)                                 default shall be made in the payment of (i) any principal of any Loan or the reimbursement with respect to any Reimbursement Obligation when and as the same shall become due and payable (whether at the stated maturity, upon prepayment or repayment or by acceleration thereof or otherwise) or (ii) any interest on any Loans when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of three (3) Business Days;

(c)                                  default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)                                 default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 9.01(a) (with respect to Borrower only), 9.04(d), 9.06 or in Article X;

(e)                                  default shall be made in the due observance or performance by Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days after written notice thereof from Administrative Agent to Borrower;

(f)                                   Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (x) clauses (i) and (ii) shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of Borrower, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this paragraph (f) and (z) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $150.0 million at any one time;

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); or (iii) the winding-up or liquidation of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i)                                     one or more judgments for the payment of money in an aggregate amount in excess of $150.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(j)                                    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k)                                 with respect to any material Collateral, any security interest and Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted by any Credit Party or any Affiliate thereof not to be a valid, perfected (except as otherwise provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, in each case, other than as a result of an act of the Administrative Agent, the Collateral Agent or any other Secured Party;

(l)                                     any Guarantee shall cease to be in full force and effect or any of the Guarantors or Affiliates thereof repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Sections 9.12 or 10.05);

(m)                             any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Credit Document;

(n)                                 there shall have occurred a Change of Control;

(o)                                 there shall have occurred a License Revocation by any Gaming Authority in one or more jurisdictions in which Borrower or any of its Restricted Subsidiaries owns or operates Gaming Facilities, which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of Borrower and/or the Restricted Subsidiaries that in the most recent Test Period accounted for ten percent (10%) or more of the gross revenues of Borrower and its Restricted Subsidiaries on a consolidated basis; provided, however, that such License Revocation continues for at least thirty (30) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of Borrower, nor any of its Restricted Subsidiaries nor the Lenders receive the net cash flows generated by any such operations;

(p)                                 (i) the Penn Master Lease shall terminate or otherwise cease to be effective, other than upon the expiration or termination thereof with respect to any particular property or properties pursuant to Sections 1.4, 8.2, 14.5, 15.5 or 33.4 of the Penn Master Lease or pursuant to an amendment, waiver or modification of the Penn Master Lease not prohibited by Section 10.03(a) of this Agreement, or an “Event of Default” (as defined in the Penn Master Lease) shall have occurred and be continuing under Section 16.1(a), 16.1(g), 16.1(i), 16.1(j) or 16.1(p) of the Penn Master Lease, or GLP Capital shall have given Penn Tenant notice of termination of the Penn Master Lease following an “Event of Default” as defined in the Penn Master Lease or GLP Capital has issued a “Termination Notice” pursuant to Section 17.1(d) of the Penn Master Lease or (ii) from and after the PNK Acquisition Closing Date, the PNK Master Lease shall terminate or otherwise cease to be effective, other than upon the expiration or termination thereof with respect to any particular property or properties pursuant to Sections 1.4, 8.2, 14.5 or 15.5 of the PNK Master Lease or pursuant to an amendment, waiver or modification of the PNK Master Lease not prohibited by Section 10.03(b) of this Agreement, or an “Event of Default” (as defined in the PNK Master Lease) shall have occurred and be continuing under Section 16.1(a), 16.1(g), 16.1(i), 16.1(j) or 16.1(p) of the PNK Master Lease, or Gold Merger Sub shall have given PNK Tenant notice of termination of the PNK Master Lease following an “Event of Default” as defined in the PNK Master Lease or Gold Merger Sub has issued a “Termination Notice” pursuant to Section 17.1(d) of the PNK Master Lease; or

(q)                                 the provisions of any Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement shall, in whole or in part, following such Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement being entered into, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms;

then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to Borrower), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document (other than Swap Contracts and Cash Management Agreements), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document (other than Swap Contracts and Cash Management Agreements) to the contrary notwithstanding; (iii) exercise any other right or remedy provided under the Credit Documents or at law or in equity and (iv) direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower, to pay) to Collateral Agent at the Principal Office such additional amounts of cash, to be held as security by Collateral Agent for L/C Liabilities then outstanding, equal to the aggregate L/C Liabilities then outstanding; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

Notwithstanding the foregoing, (i) (x) Administrative Agent shall provide GLP Capital with copies of notices issued by Administrative Agent or the Lenders of any event or occurrence under the Credit Documents that enables or permits the Lenders (or Administrative Agent) to accelerate the maturity of the Indebtedness outstanding under the Credit Documents and (y) in the event of a default by Borrower or any of its Restricted Subsidiaries in the performance of any of their respective obligations under any of the Credit Documents, including, without limitation, any default in the payment of any sums payable under any such agreement, then, in each and every such case, subject to applicable Gaming Regulations (as defined in the Penn Master Lease) and the terms of the Penn Master Lease, GLP Capital shall have the right, but not the obligation, to cure or remedy the default or defaults or cause the default or defaults to be cured or remedied (to the extent susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in such Credit Documents, and any such tender of payment or performance by GLP Capital shall be accepted by Administrative Agent, Collateral Agent and Lenders and shall constitute payment and/or performance by the applicable Company for purposes of the Credit Documents and (ii) from and after the PNK Acquisition Closing Date, (x) Administrative Agent shall provide Gold Merger Sub with copies of notices issued by Administrative Agent or the Lenders of any event or occurrence under the Credit Documents that enables or permits the Lenders (or Administrative Agent) to accelerate the maturity of the Indebtedness outstanding under the Credit Documents and (y) in the event of a default by Borrower or any of its Restricted Subsidiaries in the performance of any of their respective obligations under any of the Credit Documents, including, without limitation, any default in the payment of any sums payable under any such agreement, then, in each and every such case, subject to applicable Gaming Regulations (as defined in the PNK Master Lease) and the terms of the PNK Master Lease, Gold Merger Sub shall have the right, but not the obligation, to cure or remedy the default or defaults or cause the default or defaults to be cured or remedied (to the extent susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in such Credit Documents, and any such tender of payment or performance by Gold Merger Sub shall be accepted by Administrative Agent, Collateral Agent and Lenders and shall constitute payment and/or performance by the applicable Company for purposes of the Credit Documents.

SECTION 11.02.               Application of Proceeds.  The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies, or otherwise received after acceleration of the Loans, shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

(a)                                 First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Administrative Agent and Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent or Collateral Agent in connection therewith and all amounts for which Administrative Agent or Collateral Agent, as applicable is entitled to indemnification pursuant to the provisions of any Credit Document;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of the Obligations;

(d)                                 Fourth, to the Administrative Agent for the account of the L/C Lenders, to Cash Collateralize that portion of L/C Liabilities comprised of the aggregate undrawn amount of Letters of Credit; and

(e)                                  Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be.  Each Cash Management Bank or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent and the Collateral Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 11.03.               Clean-up Period for PNK Acquisition.

~~.~~

(a)                                 Notwithstanding anything to the contrary in any Credit Document, for the period from the PNK Acquisition Closing Date until the date falling 90 days after the PNK Acquisition Closing Date (the “PNK Acquisition Clean-Up Period”), if circumstances exist that would have resulted in the breach of a representation or warranty, the breach of covenant, or the occurrence of another Default or an Event of Default (as the case may be) but for the provisions of this Section 11.03, and such circumstances relate exclusively to PNK or any of its Subsidiaries as of the PNK Acquisition Closing Date, then for all purposes of this Agreement such circumstances shall not be deemed to be a breach of such representation or warranty, a breach of such covenant, or such Default or an Event of Default, provided that (in each case) such circumstances:

(i)                  are capable of being remedied within the PNK Acquisition Clean-Up Period and Borrower is taking appropriate steps to remedy such circumstances so as to eliminate any such breach, Default or Event of Default;

(ii)               do not and are not reasonably likely to have a Material Adverse Effect;

(iii)            were not procured or approved by a Credit Party; and

(iv)           do not arise from a breach of any of the  PNK Acquisition Specified Representations.

Notwithstanding the above, if the relevant circumstances are continuing after the expiry of the PNK Acquisition Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be (and without prejudice to any rights and remedies of the Secured Parties).

(b)                                 Borrower shall promptly notify Administrative Agent upon becoming aware of the occurrence or existence of any event or circumstance which, but for this Section 11.03, would constitute a Default or an Event of Default and the steps, if any, being taken to remedy it.

ARTICLE XII.

AGENTS

SECTION 12.01.               ~~Appointment~~Appointment.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents (including as “trustee” or “mortgage trustee” under the Ship Mortgages), and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, the execution and filing of a “Corporate Securities and Finance Compliance Affidavit” with the Missouri Gaming Commission pursuant to 11 CSR 45-10.040 and other regulatory requirements of any Gaming Authority consistent with the intents and purposes of this Agreement and the other Credit Documents.  Bank of America is hereby appointed Auction Manager hereunder, and each Lender hereby authorizes the Auction Manager to act as its agent in accordance with the terms hereof and of the other Credit Documents; provided, that Borrower shall have the right to select and appoint a replacement Auction Manager from time to time by written notice to Administrative Agent, and any such replacement shall also be so authorized to act in such capacity.  Each Lender agrees that the Auction Manager shall have solely the obligations in its capacity as the Auction Manager as are specifically described in this Agreement and shall be entitled to the benefits of Article XII, as applicable.  Each of the Lenders hereby irrevocably authorize each of the Agents (other than the Administrative Agent, Collateral Agent and the Auction Manager) to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in this Section 12.01, Section 12.06 and Section 12.07(b).  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  Each references in this Article XII to the Collateral Agent shall include the Collateral Agent in its capacity as “trustee” or “mortgage trustee” under the Ship Mortgages.

SECTION 12.02.               Rights as a Lender.  Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.03.               ~~Exculpatory Provisions~~Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent:

(a)                                 shall be subject to any fiduciary or other implied duties with respect to any Credit Party, any Lender or any other Person, regardless of whether a Default has occurred and is continuing;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 13.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

SECTION 12.04.               Reliance by Agents.   Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.05.               Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by such Agent.  Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that an Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 12.06.               Resignation of Administrative Agent and Collateral Agent.~~.~~

(a)                                 The Administrative Agent and Collateral Agent may at any time give notice of their resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent gives notice of their resignation (or such earlier day as shall be agreed by the Required Lenders and Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent and Collateral Agent is a Defaulting Lender pursuant to clause (iii) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and Collateral Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Secured Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective

Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent.

(d)                                 Any resignation by Bank of America as Administrative Agent and Collateral Agent pursuant to this Section shall also constitute its resignation as L/C Lender and Swingline Lender.  If an L/C Lender resigns as an L/C Lender, it shall retain all the rights, powers, privileges and duties of an L/C Lender hereunder with respect to all of its Letters of Credit outstanding as of the effective date of its resignation as L/C Lender and all L/C Liability with respect thereto, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Sections 2.03(e) and (f).  If any Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.01(~~e~~f)(iv).  Upon the appointment by Borrower of a successor L/C Lender or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Lender or Swingline Lender, as applicable, (b) the retiring L/C Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Lender shall issue letters of credit in substitution for the Letters of Credit of the retiring L/C Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Lender to effectively assume the obligations of the retiring L/C Lender with respect to such Letters of Credit.

SECTION 12.07.               Nonreliance on Agents and Other Lenders.~~.~~

(a)                                 Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)                                 Each Lender acknowledges that in connection with Borrower Loan Purchases, (i) Borrower may purchase or acquire Term Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 13.05(d), (ii) Borrower currently may have, and later may come into possession of, information regarding such Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) Borrower shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Borrower, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Borrower in the Standard Terms and Conditions set forth in the applicable assignment agreement.  Each Lender further acknowledges that the Excluded Information may not be available to Administrative Agent, Auction Manager or the other Lenders hereunder.

SECTION 12.08.               ~~Indemnification~~Indemnification.  The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting primarily from the gross negligence, or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 12.08 shall survive the payment of all Obligations.

SECTION 12.09.               No Other Duties.  Anything herein to the contrary notwithstanding, none of the Administrative Agent, Collateral Agent, Syndication Agents, Joint Lead Arrangers or Joint Physical Bookrunners shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, an L/C Lender, the Swingline Lender, the Auction Manager or a Lender hereunder.

SECTION 12.10.               ~~Holders~~Holders.  Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.11.               Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.03, 2.05 and 13.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and each Secured Party by accepting the benefits of the Collateral) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03, 2.05 and 13.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

SECTION 12.12.               Collateral Matters.~~.~~

(a)                                 Each Lender (and each other Secured Party by accepting the benefits of the Collateral) authorizes and directs Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties and to hold and enforce the Liens on the Collateral on behalf of the Secured Parties.  Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  The Lenders hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g).  Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12.

(b)                                 Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 12.13.               Secured Cash Management Agreements and Swap Contracts.  Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Swap Provider that obtains the benefits of Section 11.02, Article VI or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be.

SECTION 12.14.               ERISA Representations and Warranties~~.~~.  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)                  such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE

95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that:

(i)                  none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii)               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)              no fee or other compensation is being paid directly to the Agents or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                                  Each Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.               ~~Waiver~~ Waiver.  No failure on the part of Administrative Agent, Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 13.02.               Notices.~~.~~

(a)                                 General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                  if to any Credit Party, any Agent, L/C Lender, and the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii)               if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each Credit Party, each Agent, each L/C Lender and the Swingline Lender may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, each L/C Lender and the Swingline Lender.

(d)                                 Reliance by Agents and Lenders.  Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct or material breach of any Credit Document as determined by a court of competent jurisdiction by final and nonappealable judgment) and believed by such Indemnitee in good faith to be genuine.  All telephonic notices to and other communications with Administrative Agent or Collateral Agent may be recorded by Administrative Agent or Collateral Agent, as the case may be, and each of the parties hereto hereby consents to such recording.

(e)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent or any of their respective Affiliates and their and their Affiliates’ respective directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Lender, any L/C Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Agent Party; provided however, that in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Lender, any L/C Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 13.03.               Expenses, Indemnification, Etc.~~.~~

(a)                                 The Credit Parties, jointly and severally, agree to pay or reimburse:

(i)                  Agents for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of one primary counsel and one local counsel in each applicable jurisdiction reasonably deemed necessary by Agents and any “ClearPar” costs and expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;

(ii)               each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses of such Agent or Lender (provided that any legal expenses shall be limited to the reasonable fees, expenses and disbursements of one primary legal counsel for Lenders and Agents selected by Administrative Agent and of one local counsel in each applicable jurisdiction reasonably deemed necessary by Agents (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties)) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, (3) the enforcement of this Section 13.03 and (4) any documentary taxes; and

(iii)            Administrative Agent or Collateral Agent, as applicable but without duplication, for all reasonable and documented costs, expenses, assessments and other charges (including reasonable fees and disbursements of one counsel in each applicable jurisdiction) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Agent under this Section 13.03(a), each Agent, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be incurred by such Agent and reimbursed by Borrower under this Section 13.03(a).

(b)                                 The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, each Lender and their respective Affiliates and their and their Affiliates’ respective directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Credit Party of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or Letters of Credit, the issuance of or performance under any Letter of Credit or, the use of any collateral security for the Obligations (including the exercise by any Agent or Lender of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.08, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding (i) any such Losses relating to matters referred to in Sections 5.01 or 5.06 (which shall be the sole remedy in respect of matters referred to therein), (ii) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Documents by such Indemnitee or its Related Indemnified Persons (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision) and (iii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company (other than any claims against Administrative Agent, Collateral Agent, any other agent or bookrunner named on the cover page hereto, Swingline Lender or any L/C Lender, in each case, acting in such capacities or fulfilling such roles). For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, such controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.

Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Agent, each Lender and each other Indemnitee from, and hold each Agent, each Lender and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Agent or Lender shall be in possession of any such site or facility following the exercise by such Agent or Lender, as the case may be, of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

To the fullest extent permitted by applicable law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Credit Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder).  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

SECTION 13.04.               Amendments and Waiver.~~.~~

(a)                                 Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by the respective Credit Parties party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (vi) of this Section 13.04(a)

shall only require the approval of the Agents and/or Lenders whose consent is required therefor pursuant to such clauses):

(i)                  extend the date for any scheduled payment of principal on any Loan or Note or extend the stated maturity of any Letter of Credit beyond any R/C Maturity Date (unless such Letter of Credit is required to be Cash Collateralized or otherwise backstopped (with a letter of credit on customary terms) to the Administrative Agent’s and applicable L/C Lender’s reasonable satisfaction or the participations therein are required to be assumed by Lenders that have Revolving Commitments which extend beyond such R/C Maturity Date) or extend the termination date of any of the Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly affected thereby (it being understood that (x) any amendment or modification to the financial definitions in this Agreement or with respect to the time for delivery of financials and/or any compliance certificate under Section 9.04 shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification may actually result in such a reduction and (y) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or Total Revolving Commitments (other than on the applicable maturity date) or a waiver of a mandatory prepayment shall not constitute an extension of the termination date of any of the Commitments);

(ii)               release (x) all or substantially all of the Collateral (except as provided in the Security Documents) under all the Security Documents or (y) all or substantially all of the Guarantors from the Guarantees, without the consent of each Lender;

(iii)            amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Lender, (y) any other provision of any Credit Document or any other provision of this Agreement that expressly provides that the consent of all Lenders or the consent of all affected Lenders is required, without the consent of each Lender or (z) any provision of any Credit Document that expressly provides that the consent of the Required Tranche Lenders of a particular Tranche or Required Revolving Lenders is required, without the consent of the Required Tranche Lenders of each Tranche or the Required Revolving Lenders, as the case may be (in each case, except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the benefits or protections to such additional extensions of credit of the type provided to the Term Loans and/or the Revolving Commitments and Revolving Loans, as applicable);

(iv)           (x) reduce the percentage specified in the definition of Required Lenders or Required Tranche Lenders or otherwise amend the definition of Required Lenders or Required Tranche Lenders without the consent of each Lender or (y) reduce the percentage specified in the definition of Required Revolving Lenders or otherwise amend the definition of Required Revolving Lenders without the consent of each Revolving Lender (provided that, (x) no such consent shall be required for technical amendments with respect to additional extensions of credit (including Extended Term Loans and Extended Revolving Loans) pursuant to this Agreement, and (y) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, Required Tranche Lenders and/or Required Revolving Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date);

(v)              amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender directly affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and/or the Revolving Commitments and Revolving Loans, as applicable); or

(vi)           impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Required Tranche Lenders for such Tranche;

provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or Total Revolving Commitments (other than on the applicable maturity date) or a waiver of a mandatory prepayment shall not constitute an increase of the Commitment of any Lender), (B) without the consent of each L/C Lender, amend, modify, change or waive any provision of Section 2.03 or alter such L/C Lender’s rights or obligations with respect to Letters of Credit, (C) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (D) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent, (E) amend, modify, change or waive Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Extended Term Loans or Extended Revolving Loans) so that such additional extensions may share in the application of prepayments (or commitment reductions) with any Tranche of Term Loans or Revolving Loans, as applicable); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered or (F) amend or modify the definition of “Alternate Currency” or Section 1.05 without the prior written consent of all the Revolving Lenders (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that (1) any amendment or modification to the financial definitions in this Agreement or with respect to the time for delivery of financials and/or any compliance certificate under Section 9.04 shall not constitute a reduction in any rate of interest or fees for purposes of this clause (x), notwithstanding the fact that such amendment or modification may actually result in such a reduction and (2) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or Total Revolving Commitments (other than on the applicable maturity date) or a waiver of a mandatory prepayment shall not constitute an extension for the date of any scheduled payment) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender (other than in the case of a consent by the Administrative Agent to permit Borrower and its Subsidiaries to purchase Revolving Commitments (and Revolving Loans made pursuant thereto) of Defaulting Lenders in excess of the amount permitted pursuant to Section 13.04(h)).

(b)                                 If, in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Lenders (or in the case of a proposed amendment, modification, change or waiver affecting a particular Class or Tranche, the Lenders holding a majority of the Loans and Commitments with respect to such Class or Tranche) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either:

(A)                                                                               ~~(A)~~ replace each such non-consenting Lender or Lenders (or, at the option of Borrower, if such non-consenting Lender’s consent is required with respect to a particular Class or Tranche of Loans (or related Commitments), to replace only the Classes or Tranches of Commitments and/or Loans of such non-consenting Lender with respect to which such Lender’s individual consent is required (such Classes or Tranches, the “Affected Classes”)) with one or more Replacement Lenders, so long as, at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver;  provided, further, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or, at the option of Borrower if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), the Commitments, outstanding Loans and L/C Interests of the Affected Classes), (ii) at the time of any replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by the Replacement Lender), (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being acquired and (C) all accrued, but theretofore unpaid, fees and other amounts owing to the Lender with respect to the Loans being so assigned and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (ii) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement.  Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans, Commitments and L/C Interests of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within one (1) Business Day after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment; or

(B)                               ~~(B)~~ terminate such non-consenting Lender’s Commitment and/or repay Loans held by such Lender (or, if such non-consenting Lender’s consent is required with respect to a particular Class or Tranche of Loans, the Commitment and Loans of the Affected Class) and, if applicable, Cash Collateralize its applicable R/C Percentage of the L/C Liability, in either case, upon one (1) Business Day’s prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders).  Any such prepayment of the Loans or termination of the Commitments of such Lender shall be made together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) (or if the applicable consent requires approval of all Lenders of a particular Tranche but not all Lenders, then Borrower shall terminate all Commitments and/or repay all Loans, in each case together with payment of all accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) under such Tranche), so long as (i) in the case of the repayment of Revolving Loans of any Lender pursuant to this Section 13.04(b)(B), (A) the Revolving Commitment of such Lender is terminated concurrently with such repayment and (B) such Lender’s R/C Percentage of all outstanding Letters of Credit is Cash Collateralized or otherwise backstopped by Borrower in a manner reasonably satisfactory to Administrative Agent and the L/C Lenders.  Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(b)(B), such Loans repaid or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided, that such purchases and cancellations shall not constitute prepayments or repayments of the Loans for any purpose hereunder (except for purposes of Section 2.09(c))), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this

Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document; provided, however, that, unless the Commitments which are terminated and Loans which are repaid pursuant to this clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must consent thereto), then, in the case of any action pursuant to this clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.

(c)                                  Administrative Agent and Borrower may (without the consent of Lenders) amend any Credit Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Revolving Commitments (and the related Incremental Revolving Loans), Incremental Term Loans, Other Term Loans, Other Revolving Commitments (and the related Other Revolving Loans), Extended Term Loans and Extended Revolving Commitments (and the related Extended Revolving Loans).  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document.  In addition, upon the effectiveness of any Refinancing Amendment, Administrative Agent, Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Loan Commitments).  Administrative Agent and Borrower may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the terms of any Refinancing Amendment.  Administrative Agent and Collateral Agent may enter into amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.13 or incurred pursuant to Sections 2.12 or 2.15 and such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.12 or Section 2.15.

(d)                                 Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans (or any Tranche thereof in the case of additional Term Loans) and the Revolving Commitments (and related Revolving Loans) (or any Tranche of Revolving Commitments (and related Revolving Loans) in the case of additional Revolving Commitments (and related Revolving Loans)) and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Tranche Lenders and/or Required Revolving Lenders.

(e)                                  Notwithstanding anything to the contrary herein, (i) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Mortgaged Real Property based on surveys), or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming Authorities or Gaming Laws and (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies).  Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), (B) Collateral Agent shall enter into the Pari Passu Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted First Lien Indebtedness) or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(v) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted First Lien Indebtedness)  or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(v) and 10.01(t)(A)(vi))), and (C) Collateral Agent shall enter into the Second Lien Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted Second Priority Refinancing Debt, Permitted Second Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted Second Lien Indebtedness) or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(v) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt, Permitted Second Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted Second Lien Indebtedness) or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(v) and 10.01(t)(A)(vi))).

(f)                                   Notwithstanding anything to the contrary herein, the applicable Credit Party or Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, without the consent of any other Person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.

(g)                                  Notwithstanding anything to the contrary herein, Administrative Agent and Collateral Agent shall (A) release any Lien granted to or held by Administrative Agent or Collateral Agent upon any Collateral (i) upon Payment in Full of the Obligations (other than (x) obligations under any Swap Contracts as to which acceptable arrangements have been made to the satisfaction of the relevant counterparties and (y) obligations under Cash Management Agreements not yet due and payable), (ii) upon the sale, transfer or other disposition of Collateral to the extent required pursuant to the last paragraph in Section 10.05 (and Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry) to any Person other than a Credit Party, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders to the extent required by Section 13.04(a)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 6.08, (v) constituting Equity Interests in or property of an Unrestricted Subsidiary, (vi) subject to Liens permitted under Sections 10.02(i) or 10.02(k), in each case, to the extent the documents governing such Liens do not permit such Collateral to secure the Obligations, or (vii) as otherwise may be provided herein or in the relevant Security Documents, and (B) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by Borrower with respect to leases entered into by Borrower and its Restricted Subsidiaries, to the extent requested by Borrower and not materially adverse to the interests of the Lenders and, with respect to a Master Lease or any Additional Lease, to the extent requested by  GLP Capital or Gold Merger Sub, as applicable, under a Master Lease in substantially the form attached thereto or to the extent reasonably requested by the Landlord under any Additional Lease.

(h)                                 If any Lender is a Defaulting Lender, Borrower shall have the right to terminate such Defaulting  Lender’s Revolving Commitment and repay the Loans related thereto as provided below so long as Borrower Cash Collateralizes or otherwise backstops such Defaulting Lender’s applicable R/C Percentage of the L/C Liability to the reasonable satisfaction of the L/C Lender and the Administrative Agent; provided that such terminations of Revolving Commitments shall not exceed 20.0% of the sum of (x) the initial aggregate principal amount of the Revolving Commitments on the Closing Date plus (y) the initial aggregate principal amount of all Incremental Revolving Commitments incurred after the Closing Date and prior to such date of determination; provided, further, that Borrower and its Subsidiaries may terminate additional Revolving Commitments and repay the Loans related thereto pursuant to this Section 13.04(h) with the consent of the Administrative Agent.  At the time of any such termination and/or repayment, and as a condition thereto, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender provided pursuant to such Revolving Commitments, (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being repaid and terminated or acquired, as the case may be, and (C) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being so repaid, as the case may be and all other obligations of Borrower owing to such Replaced Lender (other than those relating to Loans or Commitments not being terminated or repaid) shall be paid in full to such Defaulting Lender concurrently with such termination.  At such time, unless the respective Lender continues to have outstanding Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 4.02, 5.01, 5.03, 5.05, 5.06 and 13.03), which shall survive as to such repaid Lender.  Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(h), such Loans repaid pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided, that such purchases and cancellations shall not constitute prepayments or repayments of the Loans (including, without limitation, pursuant to Section 2.09, Section 2.10 or Article IV) for any purpose hereunder), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

SECTION 13.05.               Benefit of Agreement; Assignments; Participations.~~.~~

(a)                                 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder; and provided, further, that no Lender shall transfer, assign or grant any participation (x) to a natural person, (y) to a Person that is a Disqualified Lender as of the applicable Trade Date (unless consented to by Borrower in writing) or (z) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the date for any scheduled payment on, or the final scheduled maturity of, any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond any applicable R/C Maturity Date (unless such Letter of Credit is required to be Cash Collateralized or otherwise backstopped (with a letter of credit on customary terms) to the applicable L/C Lender’s and the Administrative Agent’s reasonable satisfaction or the participations therein are required to be assumed by Lenders that have commitments which extend beyond such R/C Maturity Date)) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the total Commitments or Total Revolving Commitments or of a mandatory prepayment shall not constitute a change in the terms of such participation, that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or other Credit Document to which it is a party or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit

Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto).  Borrower agrees that each participant shall be entitled to the benefits of Sections 5.01 and 5.06 (subject to the obligations and limitations of such Sections, including the requirements under Section 5.06(c) (it being understood that the documentation required under Section 5.06(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.05; provided that such participant (i) agrees to be subject to the provisions of Sections 2.11 and 5.06(g) as if it were an assignee under paragraph (b) of this Section 13.05 and (ii) shall not be entitled to receive any greater payment under Section 5.01 or 5.06, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07(a) as though it were a Lender; provided that such participant agrees to be subject to Section 4.07(b).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated  interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b)                                 No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of (x) Administrative Agent, (y)  so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, Borrower and (z) in the case of an assignment of Revolving Loans or Revolving Commitments, the consent of the Swingline Lender and each L/C Lender (each such consent not to be unreasonably withheld or delayed); provided that (x) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans under the applicable Tranche at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than $1.0 million; (y) no such consent shall be necessary in the case of (i) an assignment of Revolving Loans or Revolving Commitments by a Revolving Lender to another Revolving Lender and (ii) an assignment of Term A Facility Loans ~~or~~, Term B Facility Loans or Term B-1 Facility Loans by a Lender to (A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate that is at least 50% owned by such other Lender or its parent company for the purposes of this sub-clause (x)(ii)(B)), or (C) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, and (z) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that so long as Goldman Sachs Lending Partners LLC is not a Defaulting Lender or a Disqualified Lender, Goldman Sachs Bank USA shall be permitted to assign any Commitments and/or Loans held by it to Goldman Sachs Lending Partners LLC without the consent of any other Person. Notwithstanding the foregoing, so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, no assignment will be permitted to any Lender that will result in such Lender holding, collectively with its Affiliates (including any Person deemed to be an Affiliate for purposes of sub-clause (x)(ii)(B) above), Loans and Commitments having an aggregate principal amount of $100.0 million, or greater, without the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after a Responsible Officer has received notice thereof.   Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that (I) Administrative Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations).  To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans (provided that such assignment shall not release such Lender of any claims or liabilities that may exist against such Lender at the time of such assignment).  At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Borrower and Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Foreign Lender Certificate) as described in Section 5.06(c).  To the extent that an assignment of all or any portion of a Lender’s Commitments, Loans and related outstanding Obligations pursuant to Section 2.11, Section 13.04(b)(B) or this Section 13.05(b) would, under the laws in effect at the time of such assignment, result in increased costs under Section 5.01, 5.03 or (subject to clause (c) in the definition of Excluded Taxes as it relates to assignments pursuant to Section 2.11(a)) 5.06 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority.  No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).

(d)                                 Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, Borrower and its Subsidiaries may, but shall not be required to, purchase outstanding Term Loans pursuant to (x) the Auction Procedures established for each such purchase in an auction managed by Auction Manager and (y) through open market purchases, subject solely to the following conditions:

(i)                  (x) with respect to any Borrower Loan Purchase pursuant to the Auction Procedures, at the time of the applicable Purchase Notice (as defined in Exhibit O), no Event of Default has occurred and is continuing or would result therefrom, and (y) with respect to any Borrower Loan Purchase consummated through an open market purchase, at the time of the applicable assignment, no Event of Default has occurred and is continuing or would result therefrom;

(ii)               immediately upon any Borrower Loan Purchase, the Term Loans purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided; that such purchases and cancellations shall not constitute prepayments or repayments of the Loans (including, without limitation, pursuant to Section 2.09, Section 2.10 or Article IV) for any purpose hereunder), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document;

(iii)            with respect to each Borrower Loan Purchase, Administrative Agent shall receive (x) if such Borrower Loan Purchase is consummated pursuant to the Auction Procedures, a fully executed and completed Borrower Assignment Agreement effecting the assignment thereof, and (y) if such Borrower Loan Purchase is consummated pursuant to an open market purchase, a fully executed and completed Open Market Assignment and Assumption Agreement effecting the assignment thereof;

(iv)           open market purchases of Term Loans by Borrower and its Subsidiaries shall not in the aggregate exceed 15% of the sum of (A) the initial aggregate principal amount of the Term Loans on the Closing Date plus (B) the initial aggregate principal amount of all Incremental Term Loans incurred after the Closing Date and prior to such date of determination; and

(v)              Borrower may not use the proceeds of any Revolving Loan to fund the purchase of outstanding Loans pursuant to this Section 13.05(d).

The assignment fee set forth in Section 13.05(b) shall not be applicable to any Borrower Loan Purchase consummated pursuant to this Section 13.05(d).

(e)                                  Within forty-five (45) days after the effectiveness of any assignment with respect to which Borrower has consented to pursuant to this Section 13.05, Borrower shall provide notice of such assignment to the West Virginia Lottery Commission.

(f)                                   ~~(i)~~  (i)  No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless Borrower has consented to such assignment as otherwise contemplated by this Section 13.05 and in the definition of “Eligible Assignee”, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation, as applicable).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii)               ~~(ii)~~                                If any assignment or participation is made to any Disqualified Lender without Borrower’s prior consent in violation of clause (f)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of Borrower owing to such Disqualified Lender in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Credit Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.05), all of its interest, rights and obligations under this Agreement and related Credit Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Credit Documents; provided that, in the case of this clause (C), (i) unless waived by Administrative Agent in its discretion, Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in 13.05(b) and (ii) such assignment does not conflict with applicable Laws.

(iii)            ~~(iii)~~                            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code

(or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)           ~~(iv)~~                             Administrative Agent shall have the right, and Borrower hereby expressly authorizes and directs Administrative Agent, to (A) post the list of Disqualified Lenders provided by Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

SECTION 13.06.               ~~Survival~~ Survival.  The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06, 13.03 and 13.20, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.08, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or L/C Interest (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.  In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

SECTION 13.07.               ~~Captions~~ Captions.  The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 13.08.               Counterparts; Interpretation; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment Agreements, amendments or other Notice of Borrowing, Notices of Continuation/Conversion, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it (it being understood and agreed that documents signed manually but delivered in “.pdf” or “.tif” format (or other similar formats specified by Administrative Agent) shall not constitute electronic signatures).

SECTION 13.09.               Governing Law; Submission to Jurisdiction; Waivers; Etc.~~.~~

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (EXCEPT AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

(b)                                 SUBMISSION TO JURISDICTION.  EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.10.               ~~Confidentiality~~ Confidentiality.  Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents or in connection with the Transactions confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not publish, disclose or otherwise divulge any of such information other than (a) to such Agent’s or such Lender’s respective Affiliates and their and their Affiliates’ respective employees, representatives, directors, officers, attorneys, auditors, agents, professional advisors or trustees who are advised of the confidential nature thereof and instructed to keep such information confidential (it being understood and agreed that such Agent or such Lender, as applicable, shall be responsible for any breach of confidentiality by any Person described in this clause (a) to which such Agent or Lender discloses such information to), (b) to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor or contractual counterparty, or professional advisor to such creditor or contractual counterparty, as applicable, agrees in writing to be bound by the provision of this Section 13.10), (c) to the extent such information presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a Person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (d) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower prior to such disclosure to the extent practicable and legally permitted) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including any self-regulatory body (including, without limitation, the Securities Valuation Office of the NAIC)) to whose jurisdiction such Agent or such Lender is subject (provided that, other than in connection with an audit or examination by bank accountants or any regulatory authority exercising examination or regulatory authority, notice of such requirement or order shall be promptly furnished to Borrower prior to such disclosure to the extent practicable and legally permitted), (e) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that prior notice thereof is furnished to Borrower, (f) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case, that are not Disqualified Lenders, in each case who agree in writing to be bound by the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (f) in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system) shall satisfy the requirements of this clause (f)), (g) in connection with the exercise of remedies hereunder or under any Credit Document or to the extent required in connection with any litigation with respect to the Loans or any Credit Document (provided, that notice of such disclosure shall be promptly furnished to Borrower prior to disclosure to the extent practicable and legally permitted) or (h) with Borrower’s prior written consent.

SECTION 13.11.               Independence of Representations, Warranties and Covenants.  The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

SECTION 13.12.               ~~Severability~~ Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 13.13.               Gaming Laws.~~.~~

(a)                                 Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”).  Without limiting the foregoing, Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is the subject of being called forward by any Gaming Authority or any Governmental Authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b)                                 Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over Borrower and the other Credit Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Administrative Agent, any other Agent, any of the Lenders or participants, Borrower and its Subsidiaries or to the Credit Documents.

(c)                                  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent any provision of this Agreement or any other Credit Document excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to make effective or perfect any security interest in favor of Collateral Agent or any other Secured Party in the Pledged Collateral, the representations, warranties and covenants made by Borrower or any Restricted Subsidiary in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent  or any other Secured Party (including, without limitation, Article VIII of this Agreement) shall be deemed not to apply to such assets.

SECTION 13.14.               USA Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) to the extent required hereby, notifies Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes the name and address of Borrower and the Guarantors and other information that will allow such Lender to identify Borrower and the Guarantors in accordance with the Act, and Borrower and the Guarantors agree to provide such information from time to time to any Lender.

SECTION 13.15.               Judgment Currency.~~.~~

(a)                                 Borrower’s obligations hereunder and under the other Credit Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by Administrative Agent, Collateral Agent, the respective L/C Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to Administrative Agent, Collateral Agent, such L/C Lender or such Lender under this Agreement or the other Credit Documents.  If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent thereof and, in the case of other currencies the rate of exchange (as quoted by Administrative Agent or if Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due by Borrower, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 13.15, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 13.16.               Waiver of Claims.  Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that Borrower shall not acquire any rights as a Lender under this Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant assignor in a Borrower Loan Purchase, including in the standard terms and conditions set forth in the assignment agreement applicable to a Borrower Loan Purchase.

SECTION 13.17.               No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Syndication Agents, the Joint Physical Bookrunners, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Syndication Agents, the Joint Physical Bookrunners, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent, the Syndication Agents, the Joint Physical Bookrunners, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person (except as expressly set forth in an any engagement letters between the Administrative Agent, the Collateral Agent, the Syndication Agents, such Joint Physical Bookrunner, such Joint Lead Arranger or such Lender and Borrower or such Credit Party or Affiliate thereof) and (B) neither the Administrative Agent, the Collateral Agent, the Syndication Agents, the Joint Physical Bookrunners, the Joint Lead Arrangers nor any Lender has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or in other written agreements between the Administrative Agent, the Collateral Agent, the Syndication Agents, the Joint Physical Bookrunners, the Joint Lead Arrangers or any Lender on one hand and Borrower, any other Credit Party or any of their respective Affiliates on the other hand; and (iii) the Administrative Agent, the Collateral Agent, the Joint Physical Bookrunners, the Syndication Agents, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent, the Syndication Agents, the Joint Physical Bookrunners, the Joint Lead Arrangers, nor any Lender has any obligation to disclose any of such interests to Borrower, any other Credit Party or any of their respective Affiliates.  Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Collateral Agent, the Syndication Agents, the Joint Physical Bookrunners, the Joint Lead Arrangers and the Lenders, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  To the fullest extent permitted by law, each of Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Syndication Agents, the Joint Physical Bookrunners, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in an any engagement letter referenced in clause (ii)(A)).

SECTION 13.18.               ~~Lender Action~~ Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents or the Swap Contracts or (with respect to the exercise of rights against the collateral) Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of Administrative Agent.  The provisions of this Section 13.18 are for the sole benefit of the Agents and Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

SECTION 13.19.               Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.19 shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate.  If the Maximum Rate is calculated pursuant to this Section 13.19, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 13.19, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 13.20.               Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to any Agent, any L/C Lender or any Lender, or any Agent, any L/C Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’, the L/C Lender’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent or L/C Lender, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  In such event, each Credit Document shall be automatically reinstated (to the extent that any Credit Document was terminated) and Borrower shall take (and shall cause each other Credit Party to take) such action as may be requested by Administrative Agent, the L/C Lenders and the Lenders to effect such reinstatement.

SECTION 13.21.               Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 13.22.               Effect of this Agreement. This Agreement amends and restates in its entirety the Existing Credit Agreement as amended by the Second Amendment.  It is the intention of each of the parties hereto that this Agreement not constitute a novation or termination of the Indebtedness and Obligations existing under the Existing Credit Agreement as amended by the Second Amendment after giving effect to the loans made and commitments provided under the Second Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

PENN NATIONAL GAMING, INC.

By:
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer

Address for Notices for Credit Parties:

Penn National Gaming, Inc.
825 Berkshire Boulevard
Suite 200
Wyomissing, Pennsylvania 19610

Contact Person:
Facsimile No.:
Telephone No.:
Email:

GUARANTORS:

PENN SANFORD, LLC
PENN TENANT, LLC
SOKC, LLC

	By:	Penn National Gaming, Inc.,
as sole member or sole manager of each of the foregoing entities

By:
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer

[Signature Page to PNGI Credit Agreement]

ALTON CASINO, LLC
BSLO, LLC
BTN, LLC
CENTRAL OHIO GAMING VENTURES, LLC
CRC HOLDINGS, INC.
DAYTON REAL ESTATE VENTURES, LLC
DELVEST, LLC
EBETUSA.COM, INC.
HC AURORA, LLC
HC BANGOR, LLC
HC JOLIET, LLC
HWCC-TUNICA, LLC
ILLINOIS GAMING INVESTORS LLC
INDIANA GAMING COMPANY, LLC
LVGV, LLC
MARYLAND GAMING VENTURES, INC.
MASSACHUSETTS GAMING VENTURES LLC
MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION, LLC
PENN NATIONAL HOLDINGS, LLC
PENN NATIONAL TURF CLUB, LLC
PRAIRIE STATE AMUSEMENTS LLC
SAN DIEGO GAMING VENTURES, LLC
SDGV STAFFING, LLC
ST. LOUIS GAMING VENTURES, LLC
THE MISSOURI GAMING COMPANY, LLC
THE SHOPS AT TROPICANA LAS VEGAS, LLC
TOLEDO GAMING VENTURES, LLC
TROPICANA LAS VEGAS HOTEL AND CASINO, INC.
TROPICANA LAS VEGAS INTERMEDIATE HOLDINGS, INC.
TROPICANA LAS VEGAS, INC.
YOUNGSTOWN REAL ESTATE VENTURES, LLC
ZIA PARK LLC

By:
Name:	Timothy J. Wilmott
Title:	President

[Signature Page to PNGI Credit Agreement]

PLAINVILLE GAMING AND REDEVELOPMENT, LLC
By:	Massachusetts Gaming Ventures, LLC,
its managing member

By:
Name:	Timothy J. Wilmott
Title:	President

HOLLYWOOD CASINOS, LLC

By:	CRC Holdings, Inc.,
as its sole member

By:
Name:	Timothy J. Wilmott
Title:	President

PNGI CHARLES TOWN GAMING, LLC

By:
Name:	John V. Finamore
Title:	Senior Vice President

PENN NJ OTW, LLC

By:
Name:	John V. Finamore
Title:	Vice President

PENN ADW, LLC
PENN INTERACTIVE VENTURES, LLC

By:
Name:	Christopher Rogers
Title:	Secretary

[Signature Page to PNGI Credit Agreement]

DEVELOPMENT VENTURES, LLC
ROCKET SPEED, INC.

By:
Name:	Christopher Rogers
Title:	Vice President

PENN ADW, LLC
PENN INTERACTIVE VENTURES, LLC

By:
Name:	Christopher Rogers
Title:	Secretary and Treasurer

DEVELOPMENT VENTURES, LLC
ROCKET SPEED, INC.

By:
Name:	Christopher Rogers
Title:	Vice President

[Signature Page to PNGI Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, L/C Lender and a Lender

By:
Name:
Title:

Address for Notices:

Contact Person:
Facsimile No.:
Telephone No.:
Email:

[Signature Page to PNGI Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

Address for Notices:

Contact Person:
Facsimile No.:
Telephone No.:
Email:

[Signature Page to PNGI Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

Address for Notices:

Contact Person:
Facsimile No.:
Telephone No.:
Email:

[Signature Page to PNGI Credit Agreement]

[•], as Lender

By:
Name:
Title:

Address for Notices:

Contact Person:
Facsimile No.:
Telephone No.:
Email:

[Signature Page to PNGI Credit Agreement]

ANNEX A-1

(a)           REVOLVING COMMITMENTS AS OF
CLOSING DATE

Lender	Revolving Commitment
Bank of America, N.A.	$94,500,000
JPMorgan Chase Bank, N.A.	$80,500,000
Fifth Third Bank	$80,500,000
Citizens Bank, N.A.	$80,500,000
U.S. Bank National Association	$80,500,000
Wells Fargo Bank, National Association	$80,500,000
Manufacturers & Traders Trust Company	$57,750,000
SunTrust Bank	$57,750,000
Goldman Sachs Bank USA	$42,000,000
TD Bank, N.A.	$28,000,000
UBS AG, Stamford Branch	$8,750,000
United Bank, Inc.	$8,750,000
Total Revolving Commitments:	$700,000,000.00

(b)           REVOLVING COMMITMENTS AS OF
2018 INCREMENTAL JOINDER AGREEMENT EFFECTIVE DATE

Lender	First Amendment Extended Revolving Commitment
Bank of America, N.A.	$87,639,580.09
JPMorgan Chase Bank, N.A.	$80,500,000.00
Fifth Third Bank	$88,359,580.57
Citizens Bank of Pennsylvania	$74,875,580.38
U.S. Bank National Association	$74,593,421.43
Wells Fargo Bank, National Association	$74,593,421.43
Manufacturers & Traders Trust Company	$57,750,000.00
SunTrust Bank	$49,696,029.08
Goldman Sachs Bank USA	$75,242,387.02
TD Bank, N.A.	$28,000,000.00
United Bank, Inc.	$8,750,000.00
Total Revolving Commitments:	$700,000,000.00

ANNEX A-2

(a)           TERM A FACILITY REFINANCING LOANS

Lender	Term A Facility Refinancing Loans
Bank of America, N.A.	$40,500,000
JPMorgan Chase Bank, N.A.	$34,500,000
Fifth Third Bank	$34,500,000
Citizens Bank, N.A.	$34,500,000
U.S. Bank National Association	$34,500,000
Wells Fargo Bank, National Association	$34,500,000
Manufacturers & Traders Trust Company	$24,750,000
SunTrust Bank	$24,750,000
Goldman Sachs Bank USA	$18,000,000
TD Bank, N.A.	$12,000,000
UBS AG, Stamford Branch	$3,750,000
United Bank, Inc.	$3,750,000
Total Term A Facility Refinancing Loans:	$300,000,000.00

(b)           TERM A FACILITY LOANS AS OF
2018 INCREMENTAL JOINDER AGREEMENT EFFECTIVE DATE

Lender	Term A Facility Loans
Bank of America, N.A.	$87,074,933.03
Fifth Third Bank	$79,096,669.43
Goldman Sachs Bank USA	$74,757,612.98
U.S. Bank National Association	$74,112,828.57
Wells Fargo Bank, National Association	$79,132,803.57
Citizens Bank of Pennsylvania	$74,393,169.62
SunTrust Bank	$49,375,845.92
TD Bank, N.A.	$71,100,000.00
Manufacturers and Traders Trust Company	$55,893,750.00
CIT Bank National Association	$18,037,500.00
Lord Abbett and Company LLC	$17,575,000.00
United Bank, Inc.	$3,468,750.00
Franklin Templeton Investments	$4,782,621.13
Apex Credit Partners LLC	$2,775,000.00
Aegon USA Investment Management LLC	$2,312,500.00
Aegon USA Investment Management LLC	$2,312,500.00
AFLAC Life Insurance Japan	$2,054,140.03
Octagon Credit Investors LLC	$1,431,702.51
Shenkman Capital Management Inc	$1,202,500.00
Shenkman Capital Management Inc	$971,250.00
Aegon USA Investment Management LLC	$925,000.00
Aegon USA Investment Management LLC	$925,000.00
Aristotle Credit Partners LLC	$822,763.17
Octagon Credit Investors LLC	$528,693.86
Octagon Credit Investors LLC	$486,842.11
Aegon USA Investment Management LLC	$462,500.00
Aegon USA Investment Management LLC	$462,500.00
Octagon Credit Investors LLC	$410,828.01
Aristotle Credit Partners LLC	$288,311.70
Shenkman Capital Management Inc	$197,025.00
Aristotle Credit Partners LLC	$135,240.94
Shenkman Capital Management Inc	$71,225.00
Aristotle Credit Partners LLC	$48,684.22
Aristotle Credit Partners LLC	$29,210.52
Aristotle Credit Partners LLC	$19,473.68
Total Term A Facility Loans:	$707,674,375.00

ANNEX A-3

TERM B FACILITY COMMITMENTS

Lender	Term B Facility Commitment
Bank of America, N.A.	$257,059,458.33
Total Term B Facility Commitments:	$257,059,458.33

TERM B FACILITY REFINANCING LOANS

Lender	Term B Facility Refinancing Loans
Bank of America, N.A.	$242,940,541.67
Total Term B Facility Refinancing Loans:	$242,940,541.67

ANNEX A-4

TERM B-1 FACILITY COMMITMENTS

Lender	Term B-1 Facility Commitment
Bank of America, N.A.	$1,128,750,000.00
Total Term B-1 Facility Commitments:	$1,128,750,000.00

ANNEX B

APPLICABLE FEE PERCENTAGE AND

APPLICABLE MARGIN FOR REVOLVING LOANS AND SWINGLINE LOANS
(IN EACH CASE, UNDER THE CLOSING DATE REVOLVING FACILITY AND
THE FIRST AMENDMENT EXTENDED REVOLVING FACILITY)
AND TERM A FACILITY LOANS

		Applicable Margin				Applicable Fee Percentage (under
Pricing	Consolidated Total Net	Revolving Loans and Swingline Loans (in each case, under Closing Date Revolving Facility and First Amendment Extended Revolving Facility)		Term A Facility Loans		Closing Date Revolving Facility and First Amendment Extended Revolving
Level	Leverage Ratio	LIBOR	ABR	LIBOR	ABR	Facility)
Level I	Greater than 3.50 to 1.00	3.00%	2.00%	3.00%	2.00%	0.50%
Level II	Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	2.50%	1.50%	2.50%	1.50%	0.40%
Level III	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	2.25%	1.25%	2.25%	1.25%	0.35%
Level IV	Less than or equal to 2.50 to 1.00 but greater than 2.25 to 1.00	2.00%	1.00%	2.00%	1.00%	0.30%
Level V	Less than or equal to 2.25 to 1.00 but greater than 2.00 to 1.00	1.75%	0.75%	1.75%	0.75%	0.25%
Level VI	Less than or equal to 2.00 to 1.00 but greater than 1.75 to 1.00	1.50%	0.50%	1.50%	0.50%	0.20%
Level VII	Less than or equal to 1.75 to 1.00	1.25%	0.25%	1.25%	0.25%	0.20%

ANNEX C

AMORTIZATION PAYMENTS
TERM A FACILITY LOANS

DATE(1)	PRINCIPAL AMOUNT

The last day of each fiscal quarter, beginning with the first full fiscal quarter ending on or after the PNK Acquisition Closing Date and ending with the eighth full fiscal quarter ending on or after the PNK Acquisition Closing Date

1.25% of the principal amount of Term A Facility Loans outstanding on the PNK Acquisition Closing Date (after giving effect to any 2018 Incremental Term A Loans funded on the PNK Acquisition Closing Date)

The last day of each fiscal quarter beginning with the ninth full fiscal quarter ending on or after the PNK Acquisition Closing Date and ending with the twelfth full fiscal quarter ending on or after the PNK Acquisition Closing Date

1.875% of the principal amount of Term A Facility Loans outstanding on the PNK Acquisition Closing Date (after giving effect to any 2018 Incremental Term A Loans funded on the PNK Acquisition Closing Date)

The last day of each fiscal quarter beginning with the thirteenth full fiscal quarter ending on or after the PNK Acquisition Closing Date

2.50% of the principal amount of Term A Facility Loans outstanding on the PNK Acquisition Closing Date (after giving effect to any 2018 Incremental Term A Loans funded on the PNK Acquisition Closing Date)

October 19, 2023	Entire remaining outstanding principal amount

(1)  If such date is not a Business Day, then the date shall be the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such date shall be the next preceding Business Day.

Schedule 1.01(E)

PNK Letters of Credit

Letter of Credit Beneficiary:	Start Date	Expiration Date	Amount	LC ID	Issued By:

Zurich American Insurance Company	September 18, 2013	Initially, September 18, 2014, with annual automatic renewals	$6,900,000.00	TFTS-753459	JPMorgan Chase Bank, N.A.

Hartford Fire Insurance Company	January 23, 2014	Initially, January 15, 2015, with annual automatic renewals	$1,400,000.00	TFTS-832201	JPMorgan Chase Bank, N.A.

The State Horse Racing Commission, Bureau of Standardbred Horse Racing, Pennsylvania Department of Revenue	March 22, 2017	Initially, March 15, 2018, with annual automatic renewals	$447,000.00	TFTS-953010	JPMorgan Chase Bank, N.A.

State of Nevada, Department of Business and Industry, Division of Insurance	October 7, 2013	Initially, December 10, 2014, with annual automatic renewals	$283,000.00	TFTS-763019	JPMorgan Chase Bank, N.A.

Energy Mississippi, Inc., Credit and Collection Department	October 10, 2013	Initially, November 20, 2014, with annual automatic renewals	$170,000.00	TFTS-759370	JPMorgan Chase Bank, N.A.

EXHIBIT A-5

FORM OF TERM B-1 FACILITY NOTE

THIS TERM B-1 FACILITY NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS TERM B-1 FACILITY NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

TERM B-1 FACILITY NOTE

$[ ]	[Date]
New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Term B-1 Facility Loans made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Term B-1 Facility Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Term B-1 Facility Loan until, but excluding, the date on which such Term B-1 Facility Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Term B-1 Facility Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books, loan accounts or other records.  The Lender may also attach schedules to this Term B-1 Facility Note and endorse thereon the date, amount and maturity of its Term B-1 Facility Loans and payments with respect thereto.

This Term B-1 Facility Note is one of the Term B-1 Facility Notes referred to in the Amended and Restated Credit Agreement, dated as of January 19, 2017 (as amended by that certain First Amendment, dated as of February 23, 2018, that certain Incremental Joinder Agreement No. 1, dated as of October 15, 2018 and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto, and evidences Term B-1 Facility Loans made by Lender thereunder.  Terms used but not defined in this Term B-1 Facility Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Term B-1 Facility Note upon the occurrence of certain events, for prepayments of the Term B-1 Facility Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Exhibit A-5 - 1

Except as permitted by Section 13.05 of the Credit Agreement, this Term B-1 Facility Note may not be assigned by Lender to any other Person.

This Term B-1 Facility Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Term B-1 Facility Loans evidenced hereby were made and are to be repaid and a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Term B-1 Facility Note in respect thereof.

THIS TERM B-1 FACILITY NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS TERM B-1 FACILITY NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit A-5 - 2

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit A-5 - 3

SCHEDULE OF TERM B-1 FACILITY LOANS

This Term B-1 Facility Note evidences the Term B-1 Facility Loans made by Lender, continued or converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

EXHIBIT I-2

[LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

[LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS, dated as of [•] (this “Security Instrument”), by [Pinnacle MLS, LLC, a Delaware limited liability company, having an address at 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610], as grantor (“Tenant”)][TO BE UPDATED FOR OTHER MORTGAGORS AS APPLICABLE], in favor of [(a) (i) [Colorado Trustee and Address] (“Colorado Trustee”) as to the Colorado Property (as defined in Section 1 below), (ii) [Mississippi Trustee and Address] (“Mississippi Trustee”) as to the Mississippi Property (as defined in Section 1 below), (iii) [Missouri  Trustee and Address] (“Missouri Trustee”) as to the Missouri Property (as defined in Section 1 below), and (iv) [Nevada Trustee and Address] (“Nevada Trustee” and, together with Colorado Trustee, Mississippi Trustee and Missouri Trustee, the “Trustees”, or individually, with respect to the applicable real property, each a “Trustee”) as to the Nevada Property (as defined in Section 1 below and, together with the Colorado Property, the Mississippi Property and the Missouri Property, collectively, the “DOT Properties”), and, in the case of each of clauses (i) through (iv) above, for the benefit of Bank of America, N.A., a national banking association,  having an address at 101 North Tryon Street, 5th Floor, Charlotte, NC 28255-0001 (in each case in its capacity as collateral agent for the benefit of the Secured Parties, and together with its successors and assigns in such capacity, “Collateral Agent”), and (b) Collateral Agent, for the benefit of the Secured Parties, as to the Indiana Property, the Iowa Property, the Louisiana Property, the Massachusetts Property and the Pennsylvania Property (each as defined in Section 1 below and, collectively, the “Mortgage Properties” and together with the DOT Properties, the “Properties”).]  [TO BE SPLIT INTO SEPARATE DEED OF TRUSTS AND MORTGAGES.]  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Credit Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Amended and Restated Credit Agreement, dated as of January 19, 2017 (as amended by that certain First Amendment (the “First Amendment to A&R Credit Agreement”), dated as of February 23, 2018 among Borrower (as defined below), the Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”), the Collateral Agent, and the other parties thereto  and as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among Penn National Gaming, Inc., a Pennsylvania corporation, as borrower (“Borrower”), Tenant and the other subsidiaries of Borrower which are party thereto as guarantors, Administrative Agent, Collateral Agent, the lenders from time to time party thereto (the “Lenders”) and the other agents and arrangers party thereto and pursuant to which the Lenders have agreed to make certain loans and issue letters of credit (collectively, the “Existing Loan”) in the maximum principal amount of $[1,500,000,000] (the “Existing Principal Amount”) as may be evidenced by certain Notes (together with all

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amendments, replacements and supplements, the “Existing Note”), made by Borrower, as maker or as provided in the Amended Credit Agreement (as defined below);

WHEREAS, reference is hereby made to that certain Incremental Joinder Agreement No. 1 (the “Incremental Joinder Agreement No. 1” and the Existing Credit Agreement, as amended by the Incremental Joinder Agreement No. 1 and as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”), dated as of [ • ], 2018, by and among the Borrower, the Guarantors party thereto, each Incremental Term A Facility Lender party thereto, each Incremental Term B Facility Lender party thereto and the Administrative Agent; and pursuant to which the Lenders have agreed to make certain additional loans (collectively, the “Incremental Loan” and, together with the Existing Loan, the “Loan”) in the maximum principal amount of $[ • ] (the “Incremental Principal Amount” and, together with the Existing Principal Amount, the “Principal Amount”) as may be evidenced by certain Notes (together with all amendments, replacements and supplements, the “Incremental Note” and, together with the Existing Note, the “Note”), made by Borrower, as maker or as provided in the Amended Credit Agreement;

WHEREAS, Tenant is the tenant under the Master Lease, dated April 28, 2016, by and between Gold Merger Sub, LLC (as successor in interest to Pinnacle Entertainment, Inc.) (“Landlord”) and Tenant, as lessee, as amended by (a) the First Amendment to Master Lease, dated August 29, 2016, (b) the Second Amendment to Master Lease, dated October 25, 2016, and (c) the Third Amendment to Master Lease, dated March 24, 2017 (collectively, and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Master Lease”), and the holder of the leasehold estates created thereby in and to the Properties (the “Leasehold Estate”), which Leasehold Estate forms a portion of the Collateral described below;[TO BE REVISED IF MORTGAGE IS BEING ENTERED INTO IN RESPECT OF A DIFFERENT LEASEHOLD]

WHEREAS, Tenant is a wholly owned subsidiary of Borrower, is a direct or indirect beneficiary of the Loan and will derive substantial benefits from the making of the Loan and other accommodations of Lenders and the other Secured Parties as set forth in the Amended Credit Agreement and the other Credit Documents and may receive advances therefrom, whether or not Tenant is a party to the Amended Credit Agreement or the other Credit Documents;

WHEREAS, the Loan shall constitute a single indebtedness payable in accordance with the terms of the Amended Credit Agreement and the other Credit Documents; and

WHEREAS, Tenant and Collateral Agent intend these Recitals to be a material part of this Security Instrument.

SECURED INDEBTEDNESS

NOW, THEREFORE, in consideration of the Loan and the other financial accommodations under the Financing Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant hereby agrees as follows:

TO SECURE, the full and timely:

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(i)                                     payment and performance of the Guaranteed Obligations; and

(ii)                                  without limiting the foregoing, payment of all indebtedness, liabilities, costs, expenses, and amounts from time to time incurred by Collateral Agent or the Secured Parties pursuant to the Notes, this Security Instrument, the Amended Credit Agreement or such other Financing Documents in accordance with the terms of such agreement or document, even if the aggregate amount of the monetary obligation outstanding at any one time exceeds the face amount of the Loan (all of the foregoing indebtedness, monetary liabilities and obligations set forth in clause (i) above and this clause (ii), collectively, the “Indebtedness”).

GRANTING CLAUSES

THIS SECURITY INSTRUMENT WITNESSETH:  that Tenant, to secure the full and timely payment and performance of the Indebtedness pursuant to and as provided in the Amended Credit Agreement, this Security Instrument and the other Financing Documents MORTGAGES, WARRANTS, GRANTS, BARGAINS, SELLS, ALIENATES, RELEASES, CONFIRMS, CONVEYS, PLEDGES, ASSIGNS, TRANSFERS A SECURITY INTEREST IN AND SETS OVER (x) IN TRUST WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION, the DOT Properties to each applicable Trustee and its successors or assigns, for the benefit and use of Collateral Agent and its successors and assigns, for the benefit of the Secured Parties, forever, and (y) the Mortgage Properties  to Collateral Agent, TO HAVE AND TO HOLD for the benefit of the Secured Parties, directly, all its estate, right, title and interest now owned or hereafter acquired in, to and under any and all of the property (collectively, the “Collateral”) described in the following Granting Clauses:

(i)                                     the Master Lease and the Leasehold Estate; [NOTE — TO THE EXTENT MORTGAGE IS ENTERED INTO IN RESPECT OF FEE OWNED PROPERTY, DESCRIPTION OF SUCH PROPERTY TO BE INSERTED AND APPROPRIATE CHANGES TO BE MADE THROUGHOUT]

(ii)                                  all additional lands, estates and development rights hereafter acquired by Tenant for use in connection with the Properties and/or the Leasehold Estate and the development of the Properties and/or the Leasehold Estate and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise, be expressly made subject to the lien of this Security Instrument;

(iii)                               all of Tenant’s right, title and interest in and to the buildings, foundations, structures, improvements and fixtures now or hereafter located or erected on the Properties and/or the Leasehold Estate (the “Improvements”);

(iv)                              all of Tenant’s right, title and interest in and to (A) all streets, avenues, roads, alleys, passages, places, sidewalks, strips and gores of land and ways, existing or proposed, public or private, adjacent to the Properties, and all

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reversionary rights with respect to the vacation of said streets, avenues, roads, alleys, passages, places, sidewalks and ways in the land lying thereunder; (B) all air, light, lateral support, development, drainage, oil, gas and mineral rights, options to purchase or lease, waters, water courses and riparian rights now or hereafter pertaining to or used in connection with the Leasehold Estate, the Properties and/or the Improvements; (C) all and singular, the tenements, hereditaments, rights of way, easements, appendages and appurtenances and property now or hereafter belonging or in any way appertaining to the Leasehold Estate, the Properties and/or the Improvements; and (D) all estate, right, title, claim or demand whatsoever, either at law or in equity, in possession or expectancy, of, in and to the Leasehold Estate, the Properties and/or the Improvements (collectively, the “Appurtenances”);(2)

(v)                                 all of Tenant’s right, title and interest in and to the machinery, appliances, apparatus, equipment, fittings, fixtures, furniture, materials, articles of personal property and goods of every kind and nature whatsoever used in connection with the Leasehold Estate, the Properties and/or the Improvements and all additions to and renewals and replacements thereof, and all substitutions therefor, now or hereafter affixed to, attached to, placed upon or located upon or in the Leasehold Estate, the Properties and/or the Improvements, or any part thereof, and used in connection with the use, ownership, management, maintenance, enjoyment or operation of the Leasehold Estate, the Properties and/or the Improvements in any present or future occupancy or use thereof and now owned or leased (to the extent permitted by the applicable Lease) or hereafter owned or leased by Tenant, including, but without limiting the generality of the foregoing, all heating, lighting, laundry, cooking, incinerating, loading, unloading and power equipment, boilers, dynamos, engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, air cooling and air conditioning apparatus, building materials and equipment, elevators, escalators, carpeting, shades, draperies, awnings, screens, doors and windows, blinds, furnishings (other than equipment and personal property of tenants or guests of, the Leasehold Estate, the Properties and/or the Improvements, or any part thereof) (collectively, “Building Equipment”);

(vi)                              all of Tenant’s right, title and interest as lessor, sublandlord or licensor, as the case may be, in, to and under all leases, subleases, underlettings, concession agreements and licenses of the Properties or any parts thereof now existing or hereafter entered into by Tenant, including, without limitation, any cash and securities deposited (individually, each a “Lease” and collectively, the “Leases”), the grant of such cash and securities

(2)  NTD:  For Nevada mortgages, if the property has certificated water rights, Collateral Agent should provide a notice of lien to the state engineer’s office.

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hereunder being expressly subject to the provisions of the applicable Leases and all of Tenant’s right, title and interest, subject to the provisions of Section 4, in the right to receive and collect the revenues, income, rents, issues, profits, royalties and other benefits payable under any of the Leases (collectively, “Rents”), and all revenues, income, rents, issues and profits otherwise arising from the use or enjoyment of all or any portion of the Properties;

(vii)                           all right, title and interest of Tenant in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and Appurtenances to, the Properties, hereafter acquired by or released to Tenant or constructed, assembled or placed by Tenant on the Properties, and all conversions of the security constituted thereby; immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, to the extent permitted by law, without any further mortgage, conveyance, assignment or other act by Tenant, all such extensions, improvements, betterments, renewals, substitutes and replacements shall become subject to the Lien of this Security Instrument as fully and completely, and with the same effect, as though now owned by Tenant and specifically described herein;

(viii)                        all of Tenant’s right, title and interest in, to and under, to the extent the same may be encumbered or assigned by Tenant pursuant to the terms thereof without occurrence of a breach or default thereunder and to the extent permitted by applicable law, and without impairment of the validity or enforceability thereof, (A) all plans and specifications for the construction of the Improvements, including, without limitation, installations of curbs, sidewalks, gutters, landscaping, utility connections and all fixtures and equipment necessary for the construction, operation and occupancy of the Improvements; and (B) all such other contracts and agreements (other than the Leases) from time to time executed by Tenant relating to the ownership, leasing, construction, maintenance, operation, occupancy or sale of the Properties, together with all rights of Tenant to compel performance of the terms of such contracts and agreements;

(ix)                              all right, title and interest of Tenant in and to all other contracts and agreements in any way relating to, executed in connection with, or used in, the development, construction, use, occupancy, operation, maintenance, enjoyment, acquisition, management or ownership of the Properties and/or Improvements or the sale of goods or services produced in or relating to the Properties and/or Improvements (together with any and all modifications, renewals, extensions and substitutions of the foregoing, the “Property Agreements”), including all right, title and interest of Tenant in, to and under (a) to the extent assignable, all construction contracts, architects’ agreements, engineers’ contracts, utility contracts, letters of credit, escrow agreements, maintenance agreements, management, leasing and related agreements, parking agreements, equipment leases, service contracts,

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operating leases, catering and restaurant leases and agreements, agreements for the sale, lease or exchange of goods or other property, agreements for the performance of services, permits, variances, licenses, certificates and entitlements, (b) to the extent assignable, applicable business licenses, variances, entitlements, certificates, state health department licenses, liquor licenses, food service licenses, licenses to conduct business, certificates of need and all other permits, licenses and rights obtained from any Governmental Authority or private Person, (c) all rights of Tenant to receive monies due and to become due under or pursuant to the Property Agreements, (d) all claims of Tenant for damages arising out of or for breach of or default under the Property Agreements, (f) all rights of Tenant to terminate, amend, supplement, modify or waive performance under the Property Agreements, to compel performance and otherwise to exercise all remedies thereunder, and, with respect to Property Agreements that are letters of credit, to make any draws thereon, and (g) to the extent not included in the foregoing, all cash and non-cash proceeds, products, offspring, rents, revenues, issues, profits, royalties, income, benefits, additions, renewals, extensions, substitutions, replacements and accessions of and to any and all of the foregoing;

(x)                                 subject to the rights of Tenant hereunder or under the Financing Documents, all insurance policies, unearned premiums therefor and proceeds from such policies, including the right to receive and apply the proceeds of any insurance, judgments or settlements made in lieu thereof, covering any of the above property now or hereafter acquired by Tenant;

(xi)                              all right, title and interest of Tenant in and to all goods, accounts, general intangibles, instruments, documents, accounts receivable, chattel paper, investment property, securities accounts and all other personal property of any kind or character, including such items of personal property as defined in the UCC, now owned or hereafter acquired by Tenant and including all such property now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Properties and/or the Improvements or that may be used in or relating to the planning, development, financing or operation of the Properties and/or the Improvements, including furniture, furnishings, equipment, machinery, money, insurance proceeds, condemnation awards, accounts, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of Tenant under leases of Building Equipment or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Tenant with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs and all refunds, rebates or credits in connection with a reduction in real estate taxes and assessments against

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the Land and/or Improvements as a result of tax certiorari or any applications or proceedings for reduction (the “Personalty”);

(xii)                           all of Tenant’s right, title and interest in and to any awards, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any Governmental Authority pertaining to the Leasehold Estate, the Properties, Improvements, Building Equipment or Personalty;

(xiii)                        all of Tenant’s rights to assume, reject and/or terminate the Master Lease under or pursuant to Section 365 of the Bankruptcy Code; and

(xiv)                       all of Tenant’s right, title and interest in all proceeds, both cash and noncash, of the foregoing.

Notwithstanding the foregoing or anything to the contrary contained herein, to the extent and so long as prohibited by applicable law, any Gaming License held by or to which Tenant or one of its Subsidiaries is a party and any interest of Tenant and its Subsidiaries in any Gaming License shall not constitute Collateral; provided, that the proceeds of any such Gaming License shall constitute part of the Collateral unless such proceeds independently constitute Excluded Property (as defined in the Security Agreement).

UPON CONDITION that, until the occurrence of an Event of Default (as hereinafter defined), Tenant shall be permitted to possess and use the Collateral in accordance with and pursuant to the Master Lease, and to use the rents, issues, profits, revenues and other income of the Collateral as provided in this Security Instrument, the Master Lease, the Amended Credit Agreement and the other Financing Documents and, accordingly, from and after the occurrence of and during the continuance of an Event of Default the license herein granted is terminated.

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ASSIGNMENT OF LEASES AND RENTS

NOW, THEREFORE, THIS SECURITY INSTRUMENT WITNESSETH:  that Tenant, as additional security for the payment and performance in full of all the Indebtedness and subject to the provisions of Section 4 hereof, absolutely, presently, unconditionally and irrevocably pledges, grants, sells, conveys, delivers, hypothecates, assigns, transfers and sets over to the applicable Trustee, for the benefit of the Collateral Agent, with respect to the DOT Properties and to the Collateral Agent with respect to the Mortgage Properties, in each case for the benefit of the Secured Parties, all of the Tenant’s estate, right, title, interest, claim and demand, as landlord, under any and all Leases including, without limitation, the following (such assigned rights, other than any Excluded Property (as defined in the Security Agreement), the “Assignment of Leases”):

(i)                                     the immediate and continuing right to receive and collect Rents payable  pursuant to the Leases by the subtenants thereunder;

(ii)                                  all claims, rights, powers, privileges and remedies of the Tenant, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the subtenants under the Leases to perform or comply with any term of the Leases, including damages or other amounts payable to the Tenant as a result of such failure;

(iii)                               all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(iv)                              the full power and authority, in the name of the Tenant or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Tenant, as landlord, is or may be entitled to take under the Leases.

1.                                      DEFINITIONS.  Wherever used in this Security Instrument, the following terms, and the singular and plural thereof, shall have the following meanings.  All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement.

Amended Credit Agreement:  Shall have the meaning provided in the Recitals.

Appurtenances:  Shall have the meaning provided in the provision entitled Granting Clause (iv).

Assignment of Leases:  Shall have the meaning provided in the provision entitled Assignment of Leases and Rents.

Closing Date:  Shall mean the date of this Security Instrument.

Collateral:  Shall have the meaning provided in the recitals to the provision entitled Granting Clause.

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Collateral Agent:  Shall have the meaning provided in the Recitals.

Colorado Property:  Shall mean the land described in Exhibit A-I attached hereto and made a part hereof, including the Improvements situated thereon.

Colorado Trustee:  Shall have the meaning provided in the Introductory Paragraph.

DOT Properties:  Shall have the meaning provided in the Introductory Paragraph.

Financing Documents:  Shall mean the Credit Documents, together with any Swap Contract or Cash Management Agreement, to the extent that the obligations under such Swap Contract or Cash Management Agreements constitute Guaranteed Obligations.

Improvements:  Shall have the meaning provided in Granting Clause (iii).

Indebtedness:  Shall have the meaning provided in the Recitals.

Indiana Property:  Shall mean the land described in Exhibit A-II attached hereto and made a part hereof, including the Improvements situated thereon.

Individual Property:  Shall mean, individually, the Colorado Property, the Indiana Property, the Iowa Property, the Louisiana Property, the Massachusetts Property, the Mississippi Property, the Missouri Property, the Nevada Property and the Pennsylvania Property as applicable.

Iowa Property:  Shall mean the land described in Exhibit A-III attached hereto and made a part hereof, including the Improvements situated thereon.

Landlord:  Shall have the meaning provided in the Recitals.

Leasehold Estate:  Shall have the meaning provided in the Recitals.

Leases:  Shall have the meaning provided in Granting Clause (vi).

Licenses:  Shall mean all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Tenant for the legal use, occupancy and operation of the Leasehold Estate for retail and ancillary purposes.

Loan:  Shall have the meaning provided in the Recitals.

Louisiana Property:  Shall mean the land described in Exhibit A-IV attached hereto and made a part hereof, including the Improvements situated thereon.

Massachusetts Property: Shall mean the land described in Exhibit A-V attached hereto and made a part hereof, including the Improvements situated thereon.

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Massachusetts Trustee: Shall have the meaning provided in the Introductory Paragraph.

Master Lease:  Shall have the meaning provided in the Recitals.

Maturity Date:  Shall mean   , 20

Mississippi Property:  Shall mean the land described in Exhibit A-VI attached hereto and made a part hereof, including the Improvements situated thereon.

Mississippi Trustee:  Shall have the meaning provided in the Introductory Paragraph.

Missouri Property:  Shall mean the land described in Exhibit A-VII attached hereto and made a part hereof, including the Improvements situated thereon.

Missouri Trustee:  Shall have the meaning provided in the Introductory Paragraph.

Mortgage Properties:  Shall have the meaning provided in the Introductory Paragraph.

Nevada Property:  Shall mean the land described in Exhibit A-VIII attached hereto and made a part hereof, including the Improvements situated thereon.

Nevada Trustee:  Shall have the meaning provided in the Introductory Paragraph.

Pennsylvania Property:  Shall mean the land described in Exhibit A-IX attached hereto and made a part hereof, including the Improvements situated thereon.

Principal Amount:  Shall have the meaning provided in the Recitals.

Properties:  Shall have the meaning provided in the Introductory Paragraph.

Rents:  Shall have the meaning provided in Granting Clause (vi).

Tenant:  Shall have the meaning provided in the Introductory Paragraph.

Trustee:  Shall have the meaning provided in the Introductory Paragraph.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Security Instrument shall refer to this Security Instrument as a whole and not to any particular provision of this Security Instrument, and section, schedule and exhibit references are to this Security Instrument unless otherwise specified.  The words “includes” and “including” are not limiting and mean “including without limitation.”  The word “or” is inclusive.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

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The word “Trustee” when used in this Security Instrument shall mean “the applicable Trustee, for the benefit of the Collateral Agent, with respect to the DOT Properties, for the benefit of the Secured Parties”.  The words “Trustee and/or Collateral Agent” and words of similar import when used in this Security Instrument shall refer to Trustee and/or Collateral Agent, as applicable.

References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto executed in writing by all of the parties thereto and, if Collateral Agent’s consent was required for the original of any such document, consented to by Collateral Agent.  All references in this Security Instrument to the plural of any document described herein shall mean all of such documents collectively.

References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation.

The captions and headings of this Security Instrument are for convenience of reference only and shall not affect the construction of this Security Instrument.

2.                                      WARRANTY.  Tenant represents and warrants to, and covenants and agrees with, Trustee and/or Collateral Agent as follows:

(a)                                 Title.  Tenant owns good, marketable and insurable leasehold title to the Properties and owns the Collateral free and clear of any liens, claims or interest, except for the Permitted Liens (including, without limitation, any lien arising from Landlord’s fee interest in the Properties in existence on the date hereof).  This Security Instrument, upon its due execution and proper recordation, is and will remain a valid and enforceable (and, with respect to all personalty as to which security interests are governed by the UCC, upon proper recordation and the filing of a financing statement) perfected first Lien on and security interest on Tenant’s right, title and interest in and to the Collateral subject to Permitted Liens (including, without limitation, any lien on Landlord’s fee interest in the Properties).

(b)                                 All Property.  The Collateral constitutes all of the material real property, personal property, equipment and fixtures currently (i) owned or leased by Tenant or (ii) used and required in and for the full operation of the business located on the Properties, other than any Gaming License or any items owned or leased by any landlord, any tenants or any third party service providers or any Excluded Property (as defined in the Security Agreement).

(c)                                  Enforceability of Security Instrument.  This Security Instrument is the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

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3.                                      COVENANTS.

(a)                                 Payment of Indebtedness.  Tenant shall promptly pay when due the Indebtedness, all in lawful money of the United States of America in accordance with the Financing Documents, and shall further perform fully and in a timely manner all Indebtedness in accordance with the Financing Documents.  All sums payable by Tenant hereunder shall be paid without demand, counterclaim (other than mandatory counterclaims), offset, deduction (except as required by law) or defense.  Tenant waives all rights now or hereafter conferred by statute or otherwise to any such demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense.

(b)                                 Performance and Observance of Covenants.  Tenant will duly perform, observe and comply with all of its affirmative and negative covenants, agreements and obligations to be performed, observed and complied with by Tenant, and all of the other terms and conditions applicable to Tenant, under the terms of the Amended Credit Agreement, as if each such covenant, agreement, obligation, term and condition were expressly set forth herein in full.  Without limiting the generality of the foregoing, Tenant will maintain the Collateral, pay Taxes and Other Taxes, obtain, pay and maintain insurance, keep the Collateral free of Liens (other than Permitted Liens), pay the utility charges for the Properties, perform alterations and repairs in respect of the Properties, cause the Properties to comply with all Requirements of Law, restore the Properties upon any casualty or Taking, and lease the Properties, as permitted by the Amended Credit Agreement, all in accordance with and subject to all of the applicable terms and conditions of the Master Lease, this Security Instrument, the Amended Credit Agreement and the other Financing Documents.

(c)                                  Maintenance of Validity and Recording.

(i)                                     Tenant covenants that it will forthwith after the execution and delivery of this Security Instrument and thereafter as necessary from time to time cause this Security Instrument and the other Financing Documents and any continuation statement or similar instrument relating to any property subject thereto or to any property intended to be encumbered, granted, conveyed, transferred and assigned by this Security Instrument to be filed, registered and recorded in such manner and in such places as may be required by law in order to publish notice of and fully to protect the validity thereof or the grant thereby of the property subject thereto and the interest and rights of Trustee and/or Collateral Agent therein.  Tenant covenants that it has paid or will pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all federal or state stamp taxes or other charges arising out of or in connection with the execution and delivery of such instruments.

(ii)                                  Tenant shall maintain the validity, perfection, priority and effectiveness of this Security Instrument and the other Financing Documents.  Unless otherwise permitted in this Security Instrument or the other Financing

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Documents, Tenant will not take any action, will not permit action to be taken by others and will not omit to take any action, nor will Tenant give any notice, approval or consent or exercise, waive or modify any rights under or in respect of Permitted Liens, which action, omission, notice, approval, consent or exercise, waiver or modification of rights would release Tenant from, or reduce any of Tenant’s obligations or liabilities under, or would result in the termination, surrender or assignment of, or the amendment or modification of, any of the Financing Documents, or would impair the validity of this Security Instrument or any of the other Financing Documents, or would have a Material Adverse Effect, without Collateral Agent’s consent, and any attempt to do any of the foregoing without such consent shall be of no force and effect.

(iii)                               Tenant, at its expense, will execute, acknowledge and deliver all such instruments and take all such actions as Collateral Agent from time to time reasonably may request or as may be reasonably necessary or proper for the better assuring to Collateral Agent of the Properties and rights now or hereafter subject to the Lien hereof or intended so to be.

(d)                                 Transfers.  Tenant covenants and agrees that, without Collateral Agent’s prior written consent, Tenant shall not Transfer or lease all or any part of the Property or any interest therein, except as permitted in the other Credit Documents.

4.                                      LICENSE TO COLLECT RENTS.  To the fullest extent permitted under applicable law, Trustee and/or Collateral Agent and Tenant hereby confirm that for so long as no Event of Default shall have occurred and is continuing, Trustee and/or Collateral Agent has granted to Tenant a revocable license to (a) collect, receive, use and enjoy the Rents as they become due and payable in accordance with the provisions of the Amended Credit Agreement and the provision hereof entitled Assignment of Leases, and (b) otherwise deal with and enjoy the rights of lessor under the Leases; provided that the existence of such right shall not operate to subordinate the provision hereof entitled Assignment of Leases to any subsequent assignment, in whole or in part by Tenant, and any such subsequent assignment shall be subject to Trustee’s and/or Collateral Agent’s rights under this Security Instrument.  Tenant further agrees to execute and deliver such assignments of Leases and Rents as Collateral Agent may from time to time reasonably request in order to better assure, transfer and confirm to Collateral Agent and/or Trustee the rights intended to be granted hereunder to Trustee and/or Collateral Agent with respect thereto.  In accordance with the provisions of the provision hereof entitled Assignment of Leases, upon the occurrence and during the continuance of an Event of Default (1) Tenant agrees that Collateral Agent may, but shall not be obligated to, assume the management of the Property, and collect the Rents, applying the same upon the Indebtedness, and (2) Tenant hereby authorizes and directs all tenants, purchasers or other Persons occupying, utilizing or acquiring any interest in any part of the Property to pay all Rents to Collateral Agent upon Trustee’s and/or Collateral Agent’s request.  Upon the occurrence and during the continuance of an Event of Default, Trustee and/or Collateral Agent shall have and hereby expressly reserves the right and privilege (but assumes no obligation), to demand, collect, sue for, receive and recover the Rents, or any part thereof, now existing or hereafter made, and apply the same in accordance with this Security Instrument, the provision hereof entitled Assignment of Leases, and applicable law.

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5.                                      SECURITY AGREEMENT.  This Security Instrument constitutes a security agreement on that portion of the Personalty constituting personal property within the UCC and, to the extent required under the UCC because portions of the Collateral may constitute fixtures, this Security Instrument also constitutes a fixture filing under the Uniform Commercial Code as in effect in each state in which a Property is located and is to be filed in the office where a mortgage or deed of trust, as applicable, for the Properties would be recorded.  In addition, Tenant hereby authorizes Collateral Agent to file one or more financing statements to evidence more effectively the security interest of Trustee and/or Collateral Agent in the Personalty.  Collateral Agent also shall be entitled to proceed against all or portions of the Property in accordance with the rights and remedies available under the UCC.  Tenant is, for the purposes of this Security Instrument, deemed to be the “Debtor”, and Collateral Agent is deemed to be the “Secured Party”, as those terms are defined and used in the UCC.  Tenant agrees that the Indebtedness of Tenant  secured by this Security Instrument are further secured by security interests in all of Tenant’s right, title and interest in and to the Personalty.  In furtherance of the foregoing, in order to secure the Indebtedness Tenant hereby grants to Collateral Agent a valid and effective first priority security interest in all of Tenant’s right, title and interest in and to the Personalty except for the Excluded Property (as defined in the Security Agreement), together with all replacements, additions, and proceeds.  In each case, such security interest shall be first priority, subject to Permitted Liens.  Except for Permitted Liens, Tenant agrees that, without the written consent of Collateral Agent, no other security interest will be created under the provisions of the UCC and no lease will be entered into with respect to any Personalty now attached to or used or to be attached to or used in connection with the Properties except as otherwise permitted hereunder or under the Credit Documents.  Tenant agrees that all property of every nature and description covered by the Lien and charge of this Security Instrument together with all such property and interests covered by this Security Instrument are encumbered as a unit, and upon the occurrence and during the continuance of an Event of Default by Tenant, all of the Personalty, at Collateral Agent’s option, may be foreclosed upon or sold in the same or different proceedings or at the same or different time, subject to the provisions of applicable law.  The filing of any financing statement relating to any such property or rights or interests shall not be construed to diminish or alter any of Trustee’s and/or Collateral Agent’s rights or priorities under this Security Instrument.  For purposes of filing this Security Instrument as a fixture filing, the real estate to which the fixtures are or are to become attached is the Tenant’s interest in the Properties.  The record owner of such real estate or interest herein is Landlord.  To the extent there are any inconsistencies between this Section 5 and the Security Agreement, the Security Agreement shall control.

6.                                      PROTECTION OF SECURITY.  If an Event of Default occurs and is continuing, then Trustee and/or Collateral Agent, upon reasonable notice to Tenant, may, but without obligation to do so and without releasing Tenant from any obligation hereunder, make such appearances, disburse such reasonable sums and take such action as Trustee and/or Collateral Agent reasonably deems necessary or appropriate to protect Trustee’s and/or Collateral Agent’s interest in the Collateral, including, but not limited to, disbursement of reasonable attorneys’ fees, entry upon the Properties to make repairs or take other action to protect the security hereof, and payment, purchase, contest or compromise of any encumbrance, charge or lien which in the reasonable judgment of Trustee and/or Collateral Agent appears to be prior or superior hereto.

7.                                      REMEDIES.  Subject to applicable law, upon the occurrence and during the continuation of an Event of Default, Trustee and/or Collateral Agent may take such actions against Tenant,

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subject to Section 10 hereof, and/or against the Collateral or any portion thereof as Trustee and/or Collateral Agent determines is necessary to protect and enforce its rights hereunder, without notice or demand except as set forth below or as required under applicable law.  Any such actions taken by Trustee and/or Collateral Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Trustee and/or Collateral Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Trustee and/or Collateral Agent permitted by law, equity or contract or as set forth herein or in the other Financing Documents.  Trustee’s and/or Collateral Agent’s determination of appropriate action may be based on an appropriate real estate or other consultant and/or counsel, and Trustee and/or Collateral Agent may rely conclusively on such advice.  Solely upon the occurrence and during the continuance of an Event of Default, such actions shall include all rights and remedies available at law or in equity and shall also include, without limitation, the following:

(a)                                 Acceleration.  Subject to any applicable provisions of the Amended Credit Agreement and the other Credit Documents, Collateral Agent may declare all or any portion of the unpaid principal balance of the Loan, together with all accrued and unpaid interest thereon, and all other unpaid Indebtedness, to be immediately due and payable.

(b)                                 Entry.  Subject to the provisions and restrictions of applicable law (including any Gaming Laws) and the Master Lease, Trustee and/or Collateral Agent, personally, or by its agents or attorneys, at Trustee’s and/or Collateral Agent’s election, may enter into and upon all or any part of the Collateral  (including, but not limited to, the Properties or the Improvements and any part thereof), and may exclude Tenant, its agents and servants therefrom (but such entry shall be subject to any non-disturbance agreements then in effect); and Trustee and/or Collateral Agent, having and holding the same, may use, operate, manage and control the Collateral or any part thereof and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receiver.  Upon every such entry, Trustee and/or  Collateral Agent may, at the reasonable expense of the Collateral and/or Tenant and subject to the provisions and restrictions of applicable law (including any Gaming Laws) and the Master Lease, from time to time, either by purchase, repair or construction, maintain and restore the Collateral or any part thereof, and may insure and reinsure the same in such amount and in such manner as may seem to them to be advisable.  Similarly, from time to time, Trustee and/or Collateral Agent may, at the reasonable expense of Tenant (which amounts may be disbursed by Collateral Agent from the Collateral on behalf of Tenant), make all necessary or proper repairs, renewals, replacements, alterations, additions, betterments and improvements to and on the Collateral or any part thereof as it may deem reasonably advisable.  Subject to the provisions and restrictions of applicable law (including any Gaming Laws) and the Master Lease, Trustee and/or Collateral Agent or its designee shall also have the right to manage and operate the Collateral or any part thereof and to carry on the business thereof and exercise all rights and powers of Tenant with respect thereto, either in the name of Tenant or otherwise, as may seem to them to be advisable.  In confirmation of the grant made in Granting Clause (vi) hereof, but subject to applicable laws (including any Gaming Laws) and

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the Master Lease, in the case of the occurrence and continuation of an Event of Default, Collateral Agent shall be entitled to collect and receive all Rents to be applied in the order of priorities and amounts as shall be provided for in Section 8 hereof.  Collateral Agent shall be liable to account only for Rents and other proceeds actually received by Collateral Agent.  Collateral Agent, shall be liable to account only for rents, issues and profits and other proceeds actually received by Collateral Agent.

(c)                                  Foreclosure.  Subject to the Master Lease:

(i)                                     Trustee and/or Collateral Agent, with or without entry, personally or by its agents or attorneys, insofar as applicable, and in addition to any and every other remedy, may (i) sell to the extent permitted by law and pursuant to the power of sale granted herein, all and singular, the Collateral, and all estate, right, title and interest, claim and demand of Tenant therein, and any applicable right of redemption thereof, at one or more sales, as an entirety or in parcels, and at such times and places as required or permitted by law and as are customary in the county in which the Collateral is located and upon such terms as Collateral Agent may fix and specify in the notice of sale to be given to Tenant (and on such other notice published or otherwise given as provided by law), or as may be required by law; (ii) institute proceedings for the complete or partial foreclosure of this Security Instrument under the provisions of the laws of the jurisdiction or jurisdictions in which the Collateral or any part thereof is located, or under any other applicable provision of law; or (iii) take all steps to protect and enforce the rights of Trustee and/or Collateral Agent, whether by action, suit or proceeding in equity or at law (for the specific performance of any covenant, condition or agreement contained in this Security Instrument, or in aid of the execution of any power herein granted, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy), or otherwise, as Trustee and/or Collateral Agent being advised by counsel and its financial advisor, shall deem most advisable to protect and enforce any of their rights or duties hereunder.

(ii)                                  Trustee and/or Collateral Agent may conduct any number of sales from time to time.  The power of sale, if any, shall not be exhausted by any one or more such sales as to any part of the Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold.

(iii)                               Upon taking title to the Collateral (whether by foreclosure, deed in lieu or otherwise) by Collateral Agent or any other purchaser or assignee of the Collateral after an Event of Default, Tenant shall assign and transfer all of its right, title and interest in and to the Collateral to Collateral Agent.  Tenant hereby irrevocably appoints Collateral Agent (or Trustee, if required by law) as its attorney-in-fact to execute all documents and take all actions necessary to effectuate such assignment and transfer, provided that such

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power may only be exercised by Collateral Agent while an Event of Default exists and is continuing.

[(c)                              Foreclosure

(i)                                     Collateral Agent may foreclose this Deed of Trust, insofar as it encumbers the Property, by way of a trustee’s sale pursuant to the provisions of Title 38, Article 38, Colorado Revised Statues, as currently in effect, as amended, or in any other manner then permitted by law.  If this Deed of Trust encumbers more than one parcel of real estate, foreclosure may be by separate parcel or en masse, as Collateral Agent may elect in its sole discretion.  Foreclosure through Trustee will be initiated by Collateral Agent’s filing of its notice of election and demand for sale with Trustee.  Upon the filing of such notice of election and demand for sale, Trustee shall promptly comply with all notice and other requirements of the laws of Colorado then in force with respect to such sales, and shall give four weeks’ public notice of the time and place of such sale by advertisement weekly in some newspaper of general circulation then published in the County or City and County in which the Property is located.

(ii)                                  The right to foreclose this Deed of Trust as a mortgage by appropriate proceedings in any court of competent jurisdiction is also hereby given.

(iii)                               All fees, costs and expenses of any kind incurred by Collateral Agent in connection with foreclosure of this Deed of Trust, including, without limitation, insurance, repairs, appraisals, maintenance, inspection and testing fees, receivers’ and management fees, leasing and sales commissions, advertising costs and expenses, taxes, impositions, charges and assessments, environmental audits, environmental studies and reports, environmental tests and remediation costs, surveys, engineering studies and reports, engineering fees and expenses, soils tests, space planning costs and expenses, contractors’ fees, expert witness fees and expenses, copying charges, costs for title searches, commitments and examinations, title insurance premiums and expenses, filing and recording fees, all costs, fees, or expenses incurred by Collateral Agent to maintain, preserve, and protect the Property, and any other costs or fees authorized in any Credit Document, and all costs of any receivership for the Property as advanced by Collateral Agent, and all reasonable attorneys’ and consultants’ fees incurred by Collateral Agent, costs and expenses related to documentary and expert evidence, stenographers’ charges, all costs related to any bankruptcy proceeding initiated by or against Grantor, or which otherwise affects the Property or any interests or rights related thereto, reasonable legal fees related to any maker responsible herein, all with interest thereon at the interest rate after the occurrence of an event of default as described in the Note, Collateral Agent may deem necessary either to prosecute such suit or to evidence to bidders at the sales that may be had pursuant to such proceedings the true conditions of the title to or the value of the Property,

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together with and including a reasonable compensation to Trustee, shall constitute a part of the Secured Indebtedness and may be included as part of the amount owing from Grantor to Beneficiary at any foreclosure sale.

(iv)                              Nothing in this section dealing with foreclosure procedures or specifying particular actions to be taken by Collateral Agent or by Trustee or any similar officer shall be deemed to contradict or add to the requirements and procedures now or hereafter specified by Colorado law, and any such inconsistency shall be resolved in favor of Colorado law applicable at the time of foreclosure.](3)

(d)                                 Specific Performance.  Trustee and/or Collateral Agent, may institute an action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement contained herein, or in aid of the execution of any power granted hereunder or for the enforcement of any other appropriate legal or equitable remedy.

(e)                                  Sale of Property.

(i)                                     Trustee and/or Collateral Agent may postpone any sale of all or any part of the Collateral to be made under or by virtue of this Section 7 by public announcement at the time and place of such sale, or by publication, if required by law, and, from time to time, thereafter, may further postpone such sale by public announcement made at the time of sale fixed by the preceding postponement to the extent not prohibited by applicable law.

(ii)                                  Upon the completion of any sale made by Trustee and/or Collateral Agent under or by virtue of this Section 7, Trustee and/or Collateral Agent shall execute and deliver to the accepted purchaser or purchasers a good and sufficient deed or deeds or other appropriate instruments, conveying, assigning and transferring all its estate, right, title and interest in and to the property and rights so sold.  Trustee and/or Collateral Agent is hereby appointed the true and lawful irrevocable attorney-in-fact of Tenant in its name and stead or in the name of Trustee and/or Collateral Agent to make all necessary conveyances, assignments, transfers and deliveries of the property and rights so sold, and, for that purpose, Trustee and/or Collateral Agent may execute all necessary deeds and other instruments of assignment and transfer, and may substitute one or more persons with like power, Tenant hereby ratifying and confirming all that such attorney or attorneys or such substitute or substitutes shall lawfully do by virtue hereof; provided, however, that such power of attorney shall be effective only for so long as an Event of Default shall exist and be continuing.  Tenant shall, nevertheless, if so requested in writing by Trustee and/or Collateral Agent, ratify and confirm any such sale or sales by executing and delivering to Trustee and/or Collateral Agent or to such purchaser or purchasers all such

(3)  NTD:  This section 7(c) to be included for Colorado mortgages.

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instruments as may be advisable, in the judgment of Trustee and/or Collateral Agent, for such purposes and as may be designated in such request.  Any such sale or sales made under or by virtue of this Section 7 shall operate to divest all the estate, right, title, interest, claim and demand, whether at law or in equity, of Tenant in and to the Collateral and rights so sold, and shall be a perpetual bar, at law and in equity, against Tenant, its successors and assigns and any Person claiming through or under Tenant and its successors and assigns.

(iii)                               The receipt of Trustee and/or Collateral Agent for the purchase money paid as a result of any such sale shall be a sufficient discharge therefor to any purchaser of the property or rights, or any part thereof, so sold.  No such purchaser, after paying such purchase money and receiving such receipt, shall be bound to see to the application of such purchase money upon or for any trust or purpose of this Security Instrument, or shall be answerable, in any manner, for any loss, misapplication or non-application of any such purchase money or any part thereof, nor shall any such purchaser be bound to inquire as to the authorization, necessity, expediency or regularity of such sale.

(iv)                              Upon any sale made under or by virtue of this Section 7, to the extent not prohibited by applicable law, Trustee and/or Collateral Agent may bid for and acquire the Collateral or any part thereof and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting upon the Indebtedness secured by this Security Instrument the net proceeds of sale, after deducting therefrom the expense of the sale and the costs of the action and any other sums which Trustee and/or Collateral Agent is authorized to deduct under this Security Instrument.  The person making such sale shall accept such settlement without requiring the production of this Security Instrument, and there shall be deemed credited to the Indebtedness under this Security Instrument the net proceeds of such sale.  Trustee and/or Collateral Agent, upon acquiring the Collateral or any part thereof, shall be entitled to own, hold, lease, rent, operate, manage or sell the same in any manner permitted by applicable laws.

(f)                                   Voluntary Appearance; Receivers.  Upon the occurrence, and during the continuance of, any Event of Default, and immediately upon commencement of (i) any action, suit or other legal proceeding by Trustee and/or Collateral Agent to obtain judgment for the Indebtedness and any other sums required to be paid pursuant to this Security Instrument, or (ii) any action, suit or other legal proceeding by Trustee and/or Collateral Agent of any other nature in aid of the enforcement of the Financing Documents or any of them, Tenant will (a) enter its voluntary appearance in such action, suit or proceeding, and (b) if required by Collateral Agent, consent to the appointment, of one or more receivers of the Collateral and all of the Rents.  After the occurrence of any Event of Default, or upon the filing of a bill in equity or similar document to foreclose this Security Instrument or to enforce the specific performance hereof or in aid thereof, or upon the

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commencement of any other judicial proceeding to enforce any right of Trustee and/or Collateral Agent, Trustee and/or Collateral Agent shall be entitled, as a matter of right, if it shall so elect, without notice to any other party and without regard to the adequacy of the security of the Collateral, forthwith, either before or after declaring the principal of, and interest on, the Loan and all other Indebtedness to be due and payable, to the appointment of such a receiver or receivers.  Any receiver or receivers so appointed shall have such powers as a court or courts shall confer, which may include, without limitation, any or all of the powers which Trustee and/or Collateral Agent is authorized to exercise by the provisions of this Section 7, and shall have the right to incur such obligations and to issue such certificates therefor as the court shall authorize.  Notwithstanding the foregoing, Trustee and/or Collateral Agent as a matter of right may appoint or secure the appointment of a receiver, trustee, liquidator or similar official of the Collateral or any portion thereof, and Tenant hereby irrevocably consents and agrees to such appointment, without notice to Tenant and without regard to the value of the Collateral or adequacy of the security for the Indebtedness and without regard to the solvency of the Tenant or any other Person liable for the payment of the Indebtedness, and such receiver or other official shall have all rights and powers permitted by applicable law and such other rights and powers as the court making such appointment may confer, but the appointment of such receiver or other official shall not impair or in any manner prejudice the rights of Trustee and/or Collateral Agent to receive the Rents pursuant to this Security Instrument or the provisions hereof entitled Assignment of Leases.

(g)                                  UCC Remedies.  Trustee and/or Collateral Agent may exercise any or all of the remedies available to a secured party under the UCC, specifically including, without limitation, the right to recover the reasonable attorneys’ fees and disbursements and other expenses incurred by Trustee and/or Collateral Agent in the enforcement of this Security Instrument or in connection with Tenant’s redemption of the Improvements or Building Equipment.  Trustee and/or Collateral Agent may exercise its rights under this Security Instrument independently of any other collateral or guaranty that Tenant may have granted or provided to the applicable Trustee and/or Collateral Agent in order to secure payment and performance of the Indebtedness, and the applicable Trustee and/or Collateral Agent shall be under no obligation or duty to foreclose or levy upon any other collateral given by Tenant to secure any Indebtedness or to proceed against any guarantor before enforcing its rights under this Security Instrument.

(h)                                 Leases.  The applicable Trustee and/or Collateral Agent may, at its option, before any proceeding for the foreclosure (or partial foreclosure) or enforcement of this Security Instrument, treat any Lease which is subordinate by its terms to the Lien of this Security Instrument (and with respect to which a non-disturbance agreement exists and is in full force and effect without any default on the part of the Tenant thereunder or under the Lease relating thereto beyond the expiration of applicable notice and cure periods), as either subordinate or superior to the Lien of this Security Instrument; provided that each such Lease shall be subject and

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subordinated to the Master Lease at least to the extent of this Security Instrument as set forth in Section 14.

(i)                                     Other Rights.  Trustee and/or Collateral Agent may pursue against Tenant any other rights and remedies of Trustee and/or Collateral Agent permitted by law, equity or contract or as set forth herein or in the other Financing Documents.

(j)                                    Retention of Possession.  Notwithstanding the appointment of any receiver, liquidator or trustee of Tenant, or any of its property, or of the Collateral or any part thereof, Trustee and/or Collateral Agent, to the extent permitted by law, shall be entitled to retain possession and control of all property now or hereafter granted to or held by Trustee and/or Collateral Agent under this Security Instrument.

(k)                                 Suits by Trustee or Collateral Agent.  All rights of action under this Security Instrument may be enforced by Trustee and/or Collateral Agent without the production of this Security Instrument at any trial or other proceeding relative thereto.  Any such suit or proceeding instituted by Trustee and/or Collateral Agent shall be brought in the name of Trustee, for the benefit of Collateral Agent, and/or Collateral Agent, in each case for the benefit of the Secured Parties and any recovery of judgment shall be subject to the rights of Collateral Agent for the benefit of the Secured Parties.

(l)                                     Remedies Cumulative.  No remedy herein conferred upon or reserved to Trustee and/or Collateral Agent shall exclude any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission of Trustee and/or Collateral Agent to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or an acquiescence therein.  Every power and remedy given to Trustee and/or Collateral Agent by this Security Instrument or any other Financing Document may be exercised from time to time and as often as Trustee and/or Collateral Agent as each may deem expedient.  Nothing in this Security Instrument shall affect Tenant’s obligations to pay the principal of, and interest on, the Loan in the manner and at the time and place expressed in the Amended Credit Agreement.

(m)                             WAIVER OF RIGHTS.  TENANT AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, IT WILL NOT AT ANY TIME, (1) INSIST UPON, PLEAD OR CLAIM OR TAKE ANY BENEFIT OR ADVANTAGE OF ANY STAY, EXTENSION OR MORATORIUM LAW, WHEREVER ENACTED, NOW OR AT ANY TIME HEREAFTER IN FORCE, WHICH MAY AFFECT THE COVENANTS AND TERMS OF PERFORMANCE OF THIS SECURITY INSTRUMENT, (2) CLAIM, TAKE OR INSIST UPON ANY BENEFIT OR ADVANTAGE OF ANY LAW, NOW OR AT ANY TIME HEREAFTER IN FORCE, PROVIDING FOR VALUATION OR APPRAISAL OF THE PROPERTY, OR ANY PART THEREOF, PRIOR TO ANY SALE OR SALES THEREOF WHICH MAY BE MADE PURSUANT TO ANY

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PROVISION HEREIN CONTAINED, OR PURSUANT TO THE DECREE, JUDGMENT OR ORDER OF ANY COURT OF COMPETENT JURISDICTION OR (3) AFTER ANY SUCH SALE OR SALES, CLAIM OR EXERCISE ANY RIGHT UNDER ANY STATUTE HERETOFORE OR HEREAFTER ENACTED BY THE UNITED STATES OR ANY STATE OR OTHERWISE TO REDEEM THE PROPERTY AND RIGHTS SOLD PURSUANT TO SUCH SALE OR SALES OR ANY PART THEREOF.  TENANT HEREBY EXPRESSLY WAIVES ALL BENEFITS AND ADVANTAGES OF SUCH LAWS, AND COVENANTS, TO THE FULLEST EXTENT PERMITTED BY LAW, NOT TO HINDER, DELAY OR IMPEDE THE EXECUTION OF ANY POWER HEREIN GRANTED OR DELEGATED TO TRUSTEE AND/OR COLLATERAL AGENT, BUT WILL SUFFER AND PERMIT THE EXECUTION OF EVERY POWER AS THOUGH NO SUCH LAWS HAD BEEN MADE OR ENACTED.  TENANT FOR ITSELF AND ALL WHO MAY CLAIM THROUGH OR UNDER IT, WAIVES, TO THE EXTENT IT LAWFULLY MAY DO SO, ANY AND ALL HOMESTEAD RIGHTS AND, ANY AND ALL RIGHTS TO REINSTATEMENT, ANY AND ALL RIGHT TO HAVE THE PROPERTY COMPRISING THE PROPERTY MARSHALED UPON ANY FORECLOSURE OF THE LIEN HEREOF.

(n)                                 Joint and Several Grants of Property.  It is intended that the grants of the security interests in the Leasehold Estate with respect to each Individual  Property contained herein shall each be construed and treated as a separate, distinct grant for the purpose of securing the entire Indebtedness secured hereunder in the same manner as though each of the Individual Property was mortgaged and transferred to (i) the applicable Trustee with respect to each of the DOT Properties, for the benefit of the Collateral Agent, or  (ii) Collateral Agent, with respect to the Mortgage Properties, in each case for the benefit of the Secured Parties and in each case by a separate and distinct mortgage or deed of trust (as applicable) and security agreement, so that if it should at any time appear or be held that this Security Instrument fails to transfer to Trustee and/or Collateral Agent the leasehold interest to any of the Individual Property, or any part thereof, as against creditors of Tenant, other than Trustee and/or Collateral Agent or otherwise, such failure shall not operate to affect in any way the transfer of leasehold interest to any other Individual Property or any part thereof; but nothing herein contained shall be construed as requiring Trustee and/or Collateral Agent to resort to any leasehold interest in any Individual Property for the satisfaction of the Indebtedness hereby secured in preference or priority to any leasehold interest in any other Individual Property or the remainder of the Collateral hereby conveyed, but Trustee and/or Collateral Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion.

8.                                      APPLICATION OF PROCEEDS.

(a)                                 Sale Proceeds.  The proceeds of any sale or foreclosure of the Collateral or any portion thereof shall be applied in accordance with Section 11.02 of the Amended Credit Agreement unless otherwise required by applicable law.

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(b)                                 Other Proceeds.  All other proceeds or other amounts collected by Trustee and/or Collateral Agent following an Event of Default shall be applied in accordance with Section 11.02 of the Amended Credit Agreement unless otherwise required by applicable law.

9.                                      MISCELLANEOUS.

(a)                                 CERTAIN WAIVERS.  TO INDUCE THE SECURED PARTIES TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS SECURITY INSTRUMENT AND THE OTHER FINANCING DOCUMENTS, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, EACH OF COLLATERAL AGENT AND TENANT EXPRESSLY AND IRREVOCABLY HEREBY, IN ADDITION TO AND NOT IN DEROGATION OF ALL OTHER WAIVERS CONTAINED IN THE OTHER FINANCING DOCUMENTS, THIS SECURITY INSTRUMENT AND THE OTHER FINANCING DOCUMENTS, WAIVE AND SHALL WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY, OR COUNTERCLAIM ASSERTED BY ANY SECURED PARTY WHICH ACTION, PROCEEDING OR COUNTERCLAIM ARISES OUT OF OR IS CONNECTED WITH THIS SECURITY INSTRUMENT OR ANY OTHER CREDIT DOCUMENT.

(b)                                 Notices.  Any notice, election, request, demand, report or statement which by any provision of this Security Instrument is required or permitted to be given or served hereunder shall be in writing and shall be given or served in the manner and to the Persons required by Section 13.02 of the Amended Credit Agreement.

(c)                                  No Oral Modification.  This Security Instrument may not be waived, altered, amended, modified, changed, discharged or terminated orally but only by a written agreement signed by the party against which enforcement is sought.

(d)                                 Partial Invalidity.  In the event any one or more of the provisions contained in this Security Instrument shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included hereunder.

(e)                                  Successors and Assigns.  All covenants of Tenant contained in this Security Instrument are imposed solely and exclusively for the benefit of Trustee, for the benefit of Collateral Agent, and/or Collateral Agent, in each case including its successors and assigns and in each case for the benefit of the Secured Parties, and no other Person shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Trustee and/or Collateral Agent at any time if in its sole discretion it deems it advisable to do so.  All such covenants of Tenant shall run with the land and bind Tenant, the successors and

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assigns of Tenant (and each of them) and all subsequent owners, encumbrances and Tenants of the Property, and shall inure to the benefit of Trustee, for the benefit of Collateral Agent, and/or Collateral Agent, in each case including its successors and assigns and in each case for the benefit of the Secured Parties.

(f)                                   GOVERNING LAW.

(i)                                     THE PROVISIONS OF THIS SECURITY INSTRUMENT REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED.  ALL OTHER PROVISIONS OF THIS SECURITY INSTRUMENT, ANY CLAIM OR CONTROVERSY ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, AND THE RIGHTS AND OBLIGATIONS OF TENANT, TRUSTEE AND COLLATERAL AGENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), TO THE EXTENT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, AND FURTHER, NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY PERSONAL PROPERTY INCLUDED IN THE “PROPERTY”, THE CREATION OF THE SECURITY INTEREST THEREIN SHALL BE GOVERNED BY THE UNIFORM COMMERCIAL CODE IN EFFECT IN THE STATE OF NEW YORK FROM TIME TO TIME AND THE PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION AND PRIORITY OF SUCH SECURITY INTEREST SHALL BE GOVERNED IN ACCORDANCE WITH THE MANDATORY CHOICE OF LAW RULES SET FORTH IN THE UNIFORM COMMERCIAL CODE IN EFFECT IN THE STATE OF NEW YORK FROM TIME TO TIME.

(ii)                                  EACH OF TENANT AND COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:  (I) SUBMITS FOR ITSELF AND THE PROPERTIES IN ANY PROCEEDING RELATING TO THIS SECURITY INSTRUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS THEREOF; (II) CONSENTS THAT ANY SUCH PROCEEDING MAY BE BROUGHT IN ANY SUCH COURT; (III) AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE EFFECTED BY

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MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN THE AMENDED CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH COLLATERAL AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND (IV) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(g)                                  No Waiver.  No failure by Trustee and/or Collateral Agent to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof shall constitute a waiver of any such term or right, power or remedy or of any such breach.  No waiver of any breach shall affect or alter this Security Instrument, which shall continue in full force and effect, or shall affect or alter the rights of Trustee and/or Collateral Agent with respect to any other then existing or subsequent breach.

(h)                                 Further Assurances.  Tenant, at its own expense, will execute, acknowledge and deliver all such reasonable further documents or instruments including, without limitation, (i) security agreements on any Building Equipment included or to be included in the Collateral, and (ii) such other documents as Collateral Agent from time to time may reasonably request to better assure, transfer and confirm unto Collateral Agent the rights now or hereafter intended to be granted to Trustee and/or Collateral Agent under this Security Instrument or the other Financing Documents.  Tenant shall notify Collateral Agent in writing no less than thirty (30) days prior to a change of address.

(i)                                     Counterparts.  This Security Instrument may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

(j)                                    Merger, Conversion, Consolidation or Succession to Business of Collateral Agent.  Any Person who becomes the Collateral Agent pursuant to Section 12.06 of the Amended Credit Agreement, shall be the successor of Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto except as otherwise required by applicable law.

(k)                                 Multistate Real Estate Transaction.  Tenant acknowledges that this Security Instrument is one of the Security Documents (for purposes of this article, collectively the “Other Security Documents”) that collectively secure the Indebtedness.  Tenant agrees that the lien of this Security Instrument shall be absolute and unconditional and shall not  in any manner be affected or impaired by any acts or omissions whatsoever of Trustee and/or Collateral Agent and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by Trustee and/or Collateral Agent of any security for or guarantee upon any of the Indebtedness or by any failure, neglect or omission on the part of Trustee

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and/or Collateral Agent to realize upon or protect any of the Indebtedness or any collateral security therefor including the Other Security Documents, except to the extent otherwise provided by law.  The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or any disposition of any of the Indebtedness or any of the collateral security therefor, including the Other Security Documents or of any guarantee therefor.  To the extent not prohibited by applicable law, Trustee and/or Collateral Agent may, at its discretion, foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Security Documents without first exercising or enforcing any of its rights and remedies hereunder, or may foreclose, exercise any power of sale, or exercise any other right available under this Security Instrument without first exercising or enforcing any of its rights or remedies under any or all of the Other Security Documents.  To the extent not prohibited by applicable law, such exercise of Trustee’s and/or Collateral Agent’s rights and remedies under any or all of the Other Security Documents shall not in any manner impair the Indebtedness or the lien of this Security Instrument, and any exercise of the rights or remedies of Trustee and/or Collateral Agent hereunder shall not impair the lien of any of the Other Security Documents or any of Trustee’s and/or Collateral Agent’s rights and remedies thereunder.  Tenant specifically consents and agrees that Trustee and/or Collateral Agent may exercise its rights and remedies hereunder and under the Other Security Documents separately or concurrently and in any order that it may deem appropriate, except to the extent otherwise provided by law.

[(l)                               No Tenancy Relationship.  Grantor and Collateral Agent intend that the relationship created under this Security Instrument be solely that of mortgagor and mortgagee.  Nothing herein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Grantor and Collateral Agent.](4)

10.                               SUBSTITUTE OR SUCCESSOR TRUSTEE.  Trustee may resign by an instrument in writing addressed to Collateral Agent, or Trustee may be removed at any time with or without cause by Collateral Agent.  In case of death, resignation, removal or disqualification of Trustee or if for any reason Collateral Agent shall deem it desirable to appoint a substitute or successor trustee to act instead of the herein named trustee or any substitute or successor trustee, then Collateral Agent shall have the right and is hereby authorized and empowered to appoint a successor trustee, or a substitute trustee, without other formality than appointment and designation in writing executed and acknowledged by Collateral Agent and, if required by applicable law to provide constructive notice, recorded in the county or counties where the applicable Properties are located, and the authority hereby conferred shall extend to the appointment of other successor and substitute trustees successively until the indebtedness secured hereby has been paid in full or until the Properties are sold hereunder.  Such appointment and designation by Collateral Agent shall be full evidence of the right and authority to make the same and of all facts therein recited.  If Collateral Agent is a corporation or a nationally chartered bank and such appointment is executed

(4)  NTD: To be included in Colorado mortgages.

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in its behalf by an officer of such corporation or nationally chartered bank, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation.  Upon the making of any such appointment and designation, all of the estate and title of Trustee in the Collateral shall vest in the named successor or substitute trustee and he shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon a Trustee hereunder; but nevertheless, upon the written request of Collateral Agent or of the successor or substitute trustee, Trustee ceasing to act shall execute and deliver an instrument transferring to such successor or substitute trustee all of the estate and title in the Property of Trustee so ceasing to act, together with all rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver any of the properties and monies held by said Trustee hereunder to said successor or substitute trustee.  All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.  Tenant hereby ratifies and confirms any and all acts which the herein named Trustee or its successor or successors, substitute or substitutes, in this trust, shall do lawfully by virtue hereof.

11.                               LIABILITY OF TRUSTEE.  Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee’s unlawful acts, gross negligence, bad faith or willful misconduct or material breach of this Security Instrument.  Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.  All monies received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, and shall be segregated from all other monies, and Trustee shall be under no liability for interest on any monies received by him hereunder.  Tenant will reimburse Trustee for, and indemnify and save Trustee harmless against, any and all liability and expenses which may be incurred by Trustee in the performance of its duties hereunder, except to the extent of any liabilities or expenses incurred as a result of the Trustee’s unlawful acts gross negligence, bad faith or willful misconduct or material breach of this Security Instrument.  The Trustee shall not be required to join in the execution of any amendment or modification of this Security Instrument.

12.                               COLLATERAL AGENT AND TRUSTEE.  Trustee accepts the trusts hereby created and agrees to perform the duties herein required of them upon the terms and conditions hereof.  The duties and obligations of Trustee in respect of this Security Instrument shall be as set forth in this Section 12.

(a)                                 Except upon the occurrence and during the continuance of an Event of Default actually known to Collateral Agent:

(i)                                   Trustee shall undertake to perform such duties and obligations and only such duties and obligations as are specifically set forth in this Security Instrument or as otherwise directed by a letter of direction from Collateral Agent, and no implied covenants or obligations shall be read into this Security Instrument or the other Financing Documents against such Trustee; and

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(ii)                                In the absence of unlawful acts, gross negligence, bad faith or willful misconduct or material breach of this agreement, Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to such Trustee and conforming to the requirements of this Security Instrument and the other Financing Documents; but in the case of any such certificates or opinions which by any provision hereof or thereof are specifically required to be furnished to Collateral Agent, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Security Instrument.

(iii)                             In case an Event of Default known to Collateral Agent has occurred and is continuing, Trustee shall exercise the rights and powers vested in such Trustee by this Security Instrument, with reasonable care.

(iv)                            No provision of this Security Instrument shall be construed to relieve Trustee from liability for its own unlawful acts, gross negligence, bad faith or willful misconduct or material breach of this agreement, except that:

(1)                                 This Section 12(a) hereof shall not be construed to limit the effect of Section 12(b) hereof;

(2)                                 Such Trustee shall not be liable for any error of judgment made in good faith by an officer of such Trustee, unless it shall be proved that such Trustee or such officer were negligent in ascertaining the pertinent facts; and

(3)                                 Such Trustee shall not be liable with respect to any action taken or omitted to be taken in good faith in accordance with the direction of Collateral Agent relating to the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred upon such Trustee under this Security Instrument.

(v)                                 Whether or not therein expressly so provided, every provision of this Security Instrument relating to the conduct or affecting the liability of or affording protection to Trustee shall be subject to the provisions of this Section 12(a).

(vi)                              No provision of this Security Instrument shall require Trustee to expend or risk their own funds or otherwise incur any personal financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if such Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to them.

(b)                                 At any time or times for the purpose of meeting the Requirements of Law of any jurisdiction in which any part of a Property may at the time be located, Collateral

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Agent shall have the power to appoint and, upon the written request of Collateral Agent, Tenant shall for such purpose join with Collateral Agent in the execution, delivery and performance of all instruments and agreements reasonably necessary or proper to appoint, one or more Persons reasonably approved by Collateral Agent to act as trustee pursuant to this Security Instrument in such jurisdiction for such portion of the Property located in such jurisdiction with such powers as are provided in the instrument of appointment which shall expressly designate the Collateral affected and the capacity of the appointee as a “Trustee” hereunder, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 12; provided, however, that no instrument or document shall be signed on Tenant’s behalf or required of Tenant that expressly creates personal liability on the part of Tenant or requires Tenant to expend any funds.  If Tenant does not join in such appointment within fifteen (15) days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, Collateral Agent alone shall make such appointment; provided, however, that no instrument or document shall be signed on Tenant’s behalf or required of Tenant that expressly creates personal liability on the part of Tenant or requires Tenant to expend any funds.  Should any written instrument from Tenant be reasonably required by Trustee so appointed for more fully confirming to such Trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by Tenant; provided, however, that no instrument or document shall be signed on Tenant’s behalf or required of Tenant that expressly creates personal liability on the part of Tenant or requires Tenant to expend any funds.

(i)                                   Every Trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the terms set forth in Section 12(b)(ii) hereof.

(ii)                                To the extent permitted by law, but to such extent only, Trustee is appointed herein subject to the following terms, namely:

(1)                                 Subject to the terms hereof and to the extent permitted by law, all rights, powers, duties and obligations under this Security Instrument granted to or imposed upon Collateral Agent and such Trustee shall be exercised solely by Collateral Agent.

(2)                                 The rights, powers, duties and obligations hereby conferred or imposed upon Collateral Agent and such Trustee in respect of any Property covered by such appointment shall be exercised or performed by Collateral Agent separately, or at the election of Collateral Agent by Collateral Agent and such Trustee jointly, except to the extent that (i) under any law of any jurisdiction in which any particular act is to be performed by Collateral Agent and/or such Trustee, Collateral Agent shall be incompetent or unqualified to perform such act or (ii) Collateral Agent shall deem it inconvenient or undesirable to perform such act, then in any such event such rights, powers, duties and obligations shall be exercised

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and performed by such Trustee at the written direction of Collateral Agent.

(3)                                 Collateral Agent at any time, by an instrument in writing executed by it, may accept the resignation of or remove Trustee.  Upon the written request of Collateral Agent, Tenant shall join with Collateral Agent in the execution, delivery and performance of all instruments and agreements reasonably necessary or proper to effectuate such resignation or removal; provided that Tenant shall not be required to incur personal liability or to expend any funds as a direct result thereof.  A successor to the Trustee so resigned or removed may be appointed in the manner provided in this Section 12.

(4)                                 Upon the resignation or removal of Trustee, Collateral Agent shall have the power to appoint and, upon the written request of Collateral Agent, Tenant shall, for such purpose, join with Collateral Agent in the execution, delivery and performance of all instruments and agreements reasonably necessary or proper to appoint one or more Persons reasonably approved by Collateral Agent to act as successor Trustee together with Collateral Agent of all or any part of the Property so designated, with such power as provided for in this Section 12, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 12; provided, that Tenant shall not be required to enter into any instrument or agreement that increases Tenant’s liabilities under this Security Instrument.  Tenant shall pay all reasonable and customary costs and expenses associated with the appointment of such successor Trustee.  If Tenant does not join in such appointment, within fifteen (15) days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, Collateral Agent acting alone shall make such appointment.  Should any written instrument from Tenant be required by any successor Trustee so appointed for more fully confirming to such trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by Tenant; provided, that Tenant shall not be required to enter into any instrument that increases Tenant’s liabilities under this Security Instrument.

(5)                                 No Trustee hereunder shall be personally liable by reason of any act or omission of Collateral Agent or any other trustee hereunder and Collateral Agent shall not be personally liable by reason of any act or omission of the Trustee; neither shall knowledge of Collateral Agent be imputed to the Trustee nor shall knowledge of the Trustee be imputed to Collateral Agent.

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(6)                                 Any notice delivered to Collateral Agent shall be deemed to have been sufficiently delivered without any delivery to the Trustee.

(7)                                 Any obligation of Tenant to file or give notices, reports or information to Collateral Agent hereunder shall be satisfied by the delivery thereof to Collateral Agent.

(8)                                 Any successor to Trustee (herein, called a “Successor Trustee”) shall execute, acknowledge and deliver to its predecessor (herein called a “Predecessor Trustee”), Collateral Agent and Tenant, an instrument accepting such appointment.  Thereupon, the Successor Trustee shall, without any further act, deed or conveyance, become vested with the estates, properties, rights, powers, duties and trusts of the Predecessor Trustee in the trusts created by this Security Instrument, with the same effect as if originally named as Trustee.  At the written request of Tenant, Collateral Agent or the Successor Trustee, the Predecessor Trustee shall execute and deliver an instrument, in recordable form, transferring to the Successor Trustee, upon the trusts herein expressed, the Property and shall duly assign transfer, deliver and pay over to the Successor Trustee, any property and money subject to the Lien hereof held by it.  If any written instrument from Tenant or Collateral Agent be required by the Successor Trustee for more fully and certainly vesting in and confirming to the Successor Trustee such estates, properties, rights, powers and trusts, then, at the request of the Successor Trustee, all such instruments shall be made, executed, acknowledged and delivered by Tenant or Collateral Agent to the Successor Trustee; provided, that Tenant shall not be required to enter into any instrument that increases Tenant’s liabilities under this Security Instrument.

At any time or times, (i) for the purpose of meeting the Requirements of Law of any jurisdiction in which any part of the Collateral may at the time be located or (ii) if Collateral Agent deems it to be necessary or desirable for the protection of its interests, Collateral Agent shall have the power to appoint, and upon written request of Collateral Agent, Tenant shall for such purpose join with Collateral Agent in the execution, delivery and performance of all instruments and agreements reasonably necessary or proper to appoint (provided, however, that no such instruments or agreements shall be required of Tenant that expressly creates personal liability on the part of Tenant), one or more Persons approved by Collateral Agent either to act as co-trustee, jointly with Collateral Agent, of all or any part of the Collateral, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment which shall expressly designate the property affected and the capacity of the appointee as either a co-trustee or separate trustee, and to vest in such person or persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 12.  If Tenant does not join in such appointment within fifteen (15)

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days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, Collateral Agent alone shall make such appointment.

(c)                                Should any written instrument from Tenant be required by any co-trustee or separate trustee so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, by request, be executed, acknowledged and delivered by Tenant; provided, that Tenant shall not be required to enter into any instrument that increases Tenant’s liabilities under this Security Instrument.

(d)                               Every co-trustee or separate trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the same terms as hereinabove set forth for such Trustee.

(e)                                Tenant and Collateral Agent intend that the relationship created under this Security Instrument be solely that of mortgagor and mortgagee.  Nothing herein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Tenant and Collateral Agent.

13.                               APPLICATION OF GAMING LAWS.  Notwithstanding anything to the contrary contained herein, the terms and provisions of this Security Instrument, including, but not limited to all rights and remedies of the Collateral Agent and the other Secured Parties and powers of attorney and appointment, are expressly subject to all Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”), which may include, but not be limited to, the necessity for the Collateral Agent and the other Secured Parties to obtain the prior approval of the applicable Gaming Authority before taking any action hereunder and to be licensed by such Gaming Authority before exercising any rights and remedies hereunder.

14.                               MASTER LEASE.  Notwithstanding anything to the contrary contained herein, the lien of this Security Instrument is subject and subordinate to the Master Lease (and to all matters to which the Master Lease is subject and subordinate) and the exercise of remedies hereunder that would affect the Leasehold Estate shall be subject to the terms of the Master Lease.

15.                               LEASE COVENANTS

(a)                               Tenant shall (i) pay or cause to be paid all rents, additional rents and other sums required to be paid by Tenant as tenant under and pursuant to the provisions of the Master Lease on or before the date on which such rent or other charge is payable, (ii) diligently perform and observe all of the terms, covenants and conditions of the Master Lease, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace period therein provided, (iii) promptly notify Collateral Agent of the giving of any notice by Landlord under the Master Lease to Tenant of any default by Tenant as tenant thereunder, and promptly deliver to Collateral Agent a true copy of each such notice.

(b)                               Tenant shall keep the Master Lease in full force and effect and not allow the Master Lease to lapse or be terminated or any rights to renew the Master Lease to be forfeited or cancelled, and reasonably cooperate with Administrative Agent in all

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respects to cure any such default in accordance with the terms of the Amended Credit Agreement.  Tenant hereby assigns to Trustee and/or Collateral Agent, as further security for the payment and performance of the Indebtedness and observance of the terms, covenants and conditions of this Security Instrument, all of the rights, privileges and prerogatives of Tenant, as tenant under the Master Lease including, without limitation, the exercise of any renewal options thereunder, following the occurrence and during the continuance of an Event of Default, to surrender the Leasehold Estate or to terminate, cancel, modify, change, supplement, alter or amend any of the Master Lease, and any such surrender of the Leasehold Estate or termination, cancellation, modification, change, supplement, alteration or amendment of the Master Lease not permitted pursuant to the terms of the Amended Credit Agreement shall be void and of no force or effect.

(c)                                  If at any time after the occurrence and during the continuance of an Event of Default, Tenant shall default in the performance or observance of any term, covenant or condition of the Master Lease to be performed or observed by Tenant, as tenant thereunder, then, without limiting the generality of the other provisions of this Security Instrument, and without waiving or releasing Tenant from any of its Indebtedness, Trustee and/or Collateral Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Master Lease on the part of Tenant, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Tenant, to the end that the rights of Tenant in, to and under the Master Lease shall be kept unimpaired and free from default.  If Trustee and/or Collateral Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Trustee and/or Collateral Agent will notify Tenant thereof.  In any such event, upon the occurrence and during the continuance of an Event of Default and subject to the rights of other tenants, subtenants and other occupants under the Leases, Trustee and/or Collateral Agent and any Person designated by Trustee and/or Collateral Agent shall have, and are hereby granted, the right to enter upon the applicable Properties at any time and from time to time for the purpose of taking any such action.  If Landlord shall deliver to Trustee and/or Collateral Agent a copy of any notice of default sent by Landlord to Tenant, as tenant under the Master Lease, such notice shall constitute full protection to Trustee and/or Collateral Agent for any action taken or omitted to be taken by Trustee and/or Collateral Agent, in good faith, and in reliance thereon.

(d)                                 In the event that Tenant shall be the owner and holder of the fee title to any portion of the Properties while any portion of the Indebtedness remains unpaid or unsatisfied, the lien of this Security Instrument shall be spread to cover such Person’s fee title to such portion of the Properties and such fee title shall be deemed to be included in the Collateral.  Tenant agrees, at its sole cost and expense, including any reasonable attorneys’ fees and disbursements incurred by Trustee and/or Collateral Agent, to (i) execute or cause to be executed any and all documents or instruments necessary to subject Tenant’s fee title to the Properties to the lien of this Security Instrument; and (ii) provide, at Tenant’s expense, a title insurance policy in form and substance satisfactory to Trustee and/or Collateral

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Agent that shall insure that the lien of this Security Instrument is a first lien on Tenant’s or such Person’s fee title to applicable portion of the Properties.

(e)                                  In the event of the bankruptcy, reorganization or insolvency of Tenant, any attempt by Tenant to surrender the Leasehold Estate, or any portion thereof, under the Master Lease, or any attempt under such circumstances by Tenant to terminate, cancel or acquiesce in the rejection of the Master Lease without the consent of Collateral Agent shall be null and void.  Tenant hereby expressly releases, assigns, relinquishes and surrenders unto Trustee and/or Collateral Agent all of its right, power and authority to terminate, cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend the Master Lease in any respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of Tenant, and any attempt on the part of Tenant to exercise any such right without the consent of Collateral Agent shall be null and void.  Tenant hereby irrevocably appoints Trustee and/or Collateral Agent as its true and lawful attorney-in-fact which power of attorney shall be coupled with an interest, for the purpose of exercising its rights pursuant to Section 365(h) of the Bankruptcy Code or any successor to such Section (i) to obtain for the benefit of Tenant or Trustee and/or Collateral Agent a right to possession or statutory term of years derived from or incident to the Master Lease, or (ii) to treat the Master Lease as terminated.

(f)                                   Notwithstanding the rejection of the Master Lease by Landlord, as debtor in possession, or by a trustee for Landlord, pursuant to Section 365 of the Bankruptcy Code, neither the lien of this Security Instrument nor Trustee’s and/or Collateral Agent’s rights with respect to the Master Lease shall be affected or impaired by reason thereof and this Security Instrument shall extend automatically to all of Tenant’s rights and remedies with respect to the Master Lease arising at any time under or pursuant to Section 365 of the Bankruptcy Code.  In the event that Tenant shall remain in possession of the Properties following a rejection of the Master Lease by Landlord, as debtor in possession, or by a trustee for Landlord, Tenant agrees that it shall not exercise any right of offset against the rent payable under the Master Lease, pursuant to Section 365(h)(2) of the Bankruptcy Code, or otherwise, without the prior consent of Collateral Agent thereto.

17.                               INDIANA STATE SPECIFIC PROVISIONS(5)

(a)                                 State Specific Provisions.  In the event of any inconsistencies between the terms and provisions of this Section 19 and the terms and provision of the other Sections and Articles of this Security Instrument, the terms and provisions of this Section 19 shall govern and control.

(b)                                 Definitions (State-Specific).  Terms used in this Section 19 that are not otherwise defined are given the same meaning as set forth in this Security Instrument.  The

(5)                                 State specific provisions to be reviewed by applicable local counsel at the time of preparation for execution and delivery.

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following terms and references (for purposes of this Section 19 only) shall mean the following:

(i)                                   “Applicable State Law” means statutory and case law in the State (as defined below), including, but not by way of limitation, Mortgages, Ind. Code 32-29, Mortgage Foreclosure Actions, Ind. Code 32-30-10, Receiverships, Ind. Code 32-30-5, as each of such statutes may be amended, modified and/or recodified from time to time.

(ii)                                “County” means the County in the State in which the Indiana Property is located.

(iii)                             “State” means the state in which the Indiana Property is located.

(iv)                            “UCC” means the Uniform Commercial Code - Secured Transactions, Ind. Code § 26-1-9.1 as amended, modified and/or recodified from time to time; provided, however, if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, and the priority of a security interests in any UCC collateral are governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection, and the priority of the security interests in any such UCC collateral.

(c)                                  Document Construed as a Mortgage.  This Security Instrument shall be construed as a mortgage and therefore, Tenant should be considered a “mortgagor” and Collateral Agent should be considered a “mortgagee” and each such party shall have all the rights and benefits of a mortgagor and mortgagee as conferred herein and by Applicable State Law.

(d)                                 Granting Clause.  The portion of the Granting Clauses that reads:

THIS SECURITY INSTRUMENT WITNESSETH:  that Tenant, to secure the full and timely payment and performance of the Indebtedness pursuant to and as provided in the Amended Credit Agreement, the Security Instrument and the other Financing Documents MORTGAGES, WARRANTS, GRANTS, BARGAINS, SELLS, ALIENATES, RELEASES, CONFIRMS, CONVEYS, PLEDGES, ASSIGNS, TRANSFERS A SECURITY INTEREST IN AND SETS OVER (x) IN TRUST WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION, the DOT Properties to each applicable Trustee and its successors or assigns, for the benefit and use of Collateral Agent and its successors and assigns, for the benefit of the Secured Parties, forever, and (y) the Mortgaged Properties  to Collateral Agent, TO HAVE AND TO HOLD for the benefit of the Secured Parties, directly, all its estate, right, title and interest now owned or hereafter acquired in, to and under any and

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all of the property (collectively, the “Collateral”) described in the following Granting Clauses:

is hereby deleted and replaced with the following:

THIS SECURITY INSTRUMENT WITNESSETH:  that to secure the full and timely payment and performance of the Indebtedness pursuant to and as provided in the Amended Credit Agreement, this Security Instrument and the other Financing Documents and for and in consideration of the sum of Ten and no/100 dollars ($10), and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and provisions hereof, Tenant, as mortgagor, hereby MORTGAGES, WARRANTS, GRANTS, PLEDGES AND ASSIGNS, AND GRANTS A SECURITY INTEREST, to Collateral Agent, as mortgagee, its successors and assigns, TO HAVE AND TO HOLD for the benefit of the Secured Parties, directly, all of Tenant’s estate, right, title and interest now owned or hereafter acquired in, to and under any and all of the property (collectively, the “Collateral”) described in the following Granting Clauses:

(e)                                  Maturity Date.  The Indebtedness hereby secured, if not earlier accelerated, have a final maturity date of           , as the same may be extended pursuant to the Amended Credit Agreement.

(f)                                   Recitals.  The recitals set forth in this Security Instrument are incorporated herein by reference and made a part of this Security Instrument as if fully set forth herein and therein.

(g)                                Future Advances.  Notwithstanding anything contained in this Security Instrument or the Indebtedness to the contrary, this Security Instrument shall secure:  (a) Indebtedness in the maximum principal amount of [$                   ], exclusive of any items described in (b) below, including any additional advances made from time to time after the date hereof pursuant to the Indebtedness whether made as part of the obligations secured hereby, made at the option of the Collateral Agent, made after a reduction to a zero (0) or other balance, or made otherwise, (b) all other amounts payable by Borrower or advanced by the Collateral Agent or other Secured Parties for the account, or on behalf, of Borrower pursuant to the Amended Credit Agreement or the other Financing Documents, including amounts advanced with respect to the Indiana Property for the payment of taxes, assessments, insurance premiums and other costs and impositions incurred for the protection of the Indiana Property to the same extent as if the future advances were made on the date of execution of this Security Instrument; and (c) future modifications, extensions, and renewals of any Indebtedness secured by this Security Instrument.  Pursuant to Ind. Code § 32-29-1-10, the lien of this Security Instrument with respect to any future advances, modifications, extensions, and renewals referred to herein and made from time to time shall have the same priority to which this Security Instrument otherwise would be entitled as of the date this Security Instrument is executed and recorded without regard to the fact that any such future advance,

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modification, extension, or renewal may occur after this Security Instrument is executed.  Notwithstanding anything to the contrary contained herein or in the Amended Credit Agreement, or the other Financing Documents, Tenant acknowledges and agrees that the Collateral Agent and other Secured Parties are under no obligation to make any additional advances following the initial advance evidenced by the Notes or as otherwise provided for under the Amended Credit Agreement or the other Financing Documents.

(h)                               Guaranteed Obligations.  The term “Guaranteed Obligations”, as defined in the Amended Credit Agreement, shall include, without limitation, any judgment(s) or final decree(s) rendered to collect any money obligations of Borrower and/or to enforce the performance or collection of all covenants, agreements, other obligations and liabilities of the Tenant under this Security Instrument or any or all of the other Financing Documents to which Tenant is a party; provided, however, such Guaranteed Obligations shall not include any judgment(s) or final decree(s) rendered in another jurisdiction, which judgment(s) or final decree(s) would be unenforceable by a State Court pursuant to Ind. Code § 34-54-3-4.  The obtaining of any judgment by Collateral Agent (other than a judgment foreclosing this Security Instrument) and any levy of any execution under any such judgment upon the Indiana Property shall not affect in any manner or to any extent the lien of this Security Instrument upon the Indiana Property or any part thereof, or any liens, powers, rights and remedies of Collateral Agent, but such liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.

(i)                                   Rights and Remedies Under Applicable State Law.  Notwithstanding anything in this Security Instrument, the Amended Credit Agreement and the other Financing Documents to the contrary, this Security Instruments shall be entitled to all rights and remedies that a mortgagee would have under Applicable State Law.  In the event of any inconsistency between the provisions of this Security Instrument and the provisions of Applicable State Law, the provisions of Applicable State Law shall take precedence over the provisions of this Security Instrument, but shall not invalidate or render unenforceable any other provisions of this Security Instrument that can be construed in a manner consistent with Applicable State Law.  Conversely, if any provision of this Security Instrument shall grant to Collateral Agent any rights or remedies upon the occurrence of an Event of Default under this Security Instrument which are more limited than the rights or remedies that would otherwise be vested in the Collateral Agent under Applicable State Law in the absence of said provision, Collateral Agent shall be vested with the rights and remedies granted under Applicable State Law.  Notwithstanding any provision in this Security Instrument relating to a power of sale or other provision for sale of the Indiana Property upon an Event of Default other than under a judicial proceeding, any sale of the Indiana Property pursuant to this Security Instrument will be made through a judicial proceeding, except as otherwise may be permitted under the UCC.

(j)                                  Unenforceable Remedies.  To the extent Applicable State Law limits:  (a) the availability of the exercise of any of the remedies set forth in this Security

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Instrument, including without limitation the remedies involving a power of sale on the part of Collateral Agent and the right of Collateral Agent to exercise self-help in connection with the enforcement of the terms of this Security Instrument, or (b) the enforcement of waivers and indemnities made by Tenant, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Security Instrument to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to whether such remedies, waivers or indemnities were enforceable at the time of the execution and delivery of this Security Instrument.

(k)                               Incorporation By Reference.  To the extent necessary to interpret this Security Instrument, the provisions of the Amended Credit Agreement and the other Financing Documents are hereby incorporated by reference into this Security Instrument with the same effect as if set forth herein.  In the event that any such incorporated provisions of the Amended Credit Agreement and the other Financing Documents are inconsistent with the provisions hereof, the provisions of the Amended Credit Agreement and the other Credit Documents shall govern and control to the extent of the inconsistency; provided, however, the provisions of this Section 19 shall govern and control in all circumstances, anything in this Security Instrument, the Amended Credit Agreement and the other Financing Documents to the contrary notwithstanding.  Notwithstanding anything contained in Amended Credit Agreement and the other Financing Documents to the contrary, the creation, validity, perfection, priority and enforceability of the lien and security interests created by this Security Instrument, all warranties of title contained herein with respect to the Indiana Property and all provisions hereof relating to the realization of the security covered hereby with respect to the Indiana Property shall be governed by this Security Instrument and Applicable State Law.

(l)                                   Fixture Filing.  Part of the Indiana Property is or may become fixtures as such term is defined in Ind. Code § 26-1-9.1-102(a)(41).  It is intended that as to such fixtures, this Security Instrument shall be effective as a continuously perfected financing statement filed pursuant to Ind. Code § 26-1-9.1-515 as a fixture filing from the date of the filing of this Security Instrument for record with the Recorder of the County.  In order to satisfy Ind. Code § 26-1-9.1-502(a) and Ind. Code § 26-19.1-502(b), the information required to be set forth in a UCC financing statement is set forth as follows:

Name of Debtor:
Mailing Address of Debtor:
Type of Organization:
Jurisdiction of Organization:
Organizational ID#:
Name of Secured Party:

Mailing Address of Secured Party:

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Description of the type (or items) of collateral covered:  That portion of the Indiana Property that is or is to become “fixtures” as defined in Ind. Code § 26-1-9.1-102(a)(41).

Description of real estate to which the collateral is attached or upon which it is or will be located:  See Exhibit A attached to this Security Instrument.

Record owner of the Indiana Property:

(m)                           Tenant’s Receipt of Fixture Filing.  Tenant hereby acknowledges receipt of a copy of this Security Instrument in compliance with Collateral Agent’s obligation to deliver a copy of the fixture filing to Tenant pursuant to Section 9.1-502(f) of the UCC.

(n)                               UCC Remedies.  Notwithstanding anything in this Security Instrument to the contrary, if an Event of Default shall occur and be continuing, Tenant further agrees, at Collateral Agent’s request, to assemble the Collateral and make it available to Collateral Agent at a place designated by Collateral Agent which is reasonably convenient to both Collateral Agent and Tenant.  Any notice of sale, disposition or other intended action by Collateral Agent with respect to the Collateral sent to Tenant in accordance with the provisions of this Security Instrument at least ten (10) days prior to such action, shall, except as otherwise provided by Applicable State Law, constitute reasonable notice to Tenant.

(o)                               No Waiver of Right to Seek Deficiency.  Anything contained in Ind. Code § 32-29-7-5 to the contrary notwithstanding, no waiver made by Tenant in this Security Instrument or in any of the other terms and provisions of the Amended Credit Agreement and the other Financing Documents shall constitute the consideration for or be deemed to be a waiver or release by Collateral Agent or any judgment holder of the Indebtedness of the right to seek a deficiency judgment against the Tenant or any other person or entity who may be personally liable for the Indebtedness, which right to seek a deficiency judgment is hereby reserved, preserved and retained by Collateral Agent for its own behalf and its successors and assigns.

(p)                               Application of Proceeds of Foreclosure Sale.  The proceeds of any foreclosure sale of the Indiana Property shall be distributed and applied pursuant to this Security Instrument, the Amended Credit Agreement and the other Credit Documents, to the extent permitted by Applicable State Law.

(q)                               Consolidation of Actions Which Tenant is A Party.  If Collateral Agent brings an action in the State to recover judgment under the Amended Credit Agreement or the other Financing Documents and during the pendancy of such action brings a separate action in the State under this Security Instrument, such actions shall be consolidated if and to the extent required pursuant to Ind. Code § 32-30-10-10.

(r)                                  Business Purpose.  Tenant hereby represents and agrees that the Indebtedness secured by this Security Instrument is being obtained for business or commercial

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purposes, and the proceeds thereof will not be used for personal, family, residential, household or agricultural purposes.

(s)                                   Satisfaction or Release.  The lien and security interest of this Security Instrument shall be released from the Indiana Property as set forth in the Amended Credit Agreement and the other Credit Documents, and Collateral Agent, on the written request and at the expense of Tenant, will execute and deliver such proper instruments of release and satisfaction in recordable form as may reasonably be requested to evidence such release.  Any such instrument, when duly executed by Collateral Agent and duly recorded by Tenant in the place where this Security Instrument is recorded, shall conclusively evidence the release of this Security Instrument; provided, however, any of the terms and provisions of this Security Instrument that are intended to survive, shall nevertheless survive, to the extent permitted by Applicable State Law, the release or satisfaction of this Security Instrument whether voluntarily granted by Collateral Agent, as a result of a judgment upon judicial foreclosure of this Security Instrument or in the event a deed in lieu of foreclosure is granted by Tenant to Collateral Agent.

(t)                                    UCC Remedies.  It is the intention of the parties hereto that this Security Instrument shall constitute a security agreement within the meaning of the UCC.  If an Event of Default shall occur under this Security Instrument, then in addition to having any other right or remedy available at law or in equity, Collateral Agent shall have the option pursuant to the UCC of either (a) proceeding under the UCC and exercising such rights and remedies as may be provided to a secured party by the UCC with respect to all or any portion of the Indiana Property that is not real property (including, without limitation, taking possession of and selling such Indiana Property) or (b) treating such Indiana Property as real property and proceeding with respect to both the real and personal property constituting the Indiana Property in accordance with Collateral Agent’s rights, powers and remedies under Applicable State Law with respect to the real property (in which event the default provisions of the UCC shall not apply).

(u)                                 Security Interest — Rents.  Without limiting the scope of this Security Instrument, the assignment of Leases and Rents set forth in this Security Instrument is made pursuant to, and includes, but is not limited to, all rights conferred by Ind. Code 32-21-4-2 and 32-29-1-11, and this Security Instrument hereby creates, and Tenant hereby grants, a security interest and lien to Collateral Agent in the Leases and Rents that will be perfected upon the recording of this Security Instrument.

(v)                                 Receivers.  Tenant agrees that Collateral Agent shall be entitled to the appointment of a receiver, without notice or consent, as a matter of right in accordance with Ind. Code § 32-30-5-1(4)(C) in any action by Collateral Agent seeking to enforce this Security Instrument, including without limitation, by foreclosure and subject to the terms and provisions of this Security Instrument, any such receiver, when duly appointed, shall have all of the powers and duties of receivers pursuant to Applicable State Law.

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(w)                             After-Acquired Property.  If, after the date of this Security Instrument, Tenant acquires any property located on and used in connection with the Indiana Property and that by the terms of this Security Instrument is required or intended to be encumbered by this Security Instrument, such property shall become subject to the lien and security interest of this Security Instrument immediately upon its acquisition by Tenant and without any further mortgage, conveyance, assignment or transfer.  Nevertheless, upon Collateral Agent’s request at any time, Tenant will execute, acknowledge and deliver any additional instruments and assurances of title and will do or cause to be done anything further that is reasonably necessary for carrying out the intent of this Security Instrument.

(x)                               No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Security Instrument.  In the event an ambiguity or question of intent or interpretation arises, this Security Instrument shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any advisors of the Collateral Agent.

(y)                               Purchase by Collateral Agent.  Upon any foreclosure sale or sales of all or any portion of the Indiana Property under this Security Instrument and Applicable State Law, Collateral Agent may bid for and purchase the Indiana Property and shall be entitled to apply all or any part of the Indebtedness secured hereby as a credit to the purchase price.

(z)                                Refunds and Rebates.  The definition of Indiana Property shall include all refunds and rebates with respect to any tax or utility payments, regardless of the time period to which they relate.

(aa)                        Fraudulent Transfer Laws.  Anything contained in this Security Instrument to the contrary notwithstanding, the obligations of Tenant hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render Tenant’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Title 11 of the United States Code or any provisions of applicable Indiana law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Tenant, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws.

(bb)                        No Use of Any Tradenames.  Tenant warrants that Tenant does business under no other names with respect to the Indiana Property.  Tenant shall immediately notify Collateral Agent in writing of any change in the name of and the use of any tradenames by, Tenant and, upon request of Collateral Agent, shall execute any additional financing statements and other certificates required to reflect any change in name or tradenames and shall execute and file any assumed name certificate required by applicable laws including, without limitation, Ind. Code § 23-15-1-1.

(cc)                          Authorization Granted Collateral Agent.  Pursuant to its signature hereunder, and in connection with Collateral Agent’s filing initial financing statements, filings,

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amendments, continuations and terminations in all such jurisdictions and with all such governmental authorities as Collateral Agent deems desirable (in order to evidence the lien and security interests granted Collateral Agent hereunder), Tenant hereby acknowledges, agrees and confirms that Collateral Agent is a person entitled to file a record, and that Tenant has authorized all such filings, within the meaning of Section 9.1-509 of the UCC.

(dd)                        Hazard Insurance.  Anything contained in this Security Instrument, the Amended Credit Agreement or the other Financing Documents to the contrary notwithstanding, Collateral Agent or its assignee or representative may not require Tenant, as a condition of receiving or maintaining this Security Instrument, to obtain hazard insurance coverage against risks to Improvements on the Land in an amount exceeding the replacement value of the Improvements in violation of Applicable State Law.

18.                               IOWA STATE SPECIFIC PROVISIONS

(a)                               This instrument is to be filed and indexed in the real property records and also to be indexed in the Index of Financing Statements. The names of the debtor and the secured party, the mailing address of the secured party from which information concerning the security interest may be obtained, the mailing address of the debtor and a statement indicating the types, or describing the items, of collateral are as described herein. This instrument conveys a security interest in goods and other items of property which are or are to become fixtures on the real property described in Exhibit A-III attached hereto. The Tenant holds leasehold title to the aforesaid real property.  The record titleholder of the aforesaid real property is the Landlord.

(b)                                 The following shall apply.

NOTICE: This Mortgage secures credit in the amount of $              .  Loans and advances up to this amount, together with interest, are senior to indebtedness to other creditors under subsequently recorded or filed mortgages and liens.

(c)                                In the event of foreclosure of this Security Instrument, the Tenant hereby agrees that the court may, and requests the court to, enter a special order directing the clerk to enter and record the judgment contained in the foreclosure decree on the promissory note/credit agreement secured by this Security Instrument without requiring that the promissory note/credit agreement be first filed with the clerk of court for cancellation. The Tenant further agrees, because the promissory note/credit agreement secured by this Security Instrument is also secured by other mortgages and will be necessary to a foreclosure of those mortgages, that notwithstanding Iowa Rule of Civil Procedure 1.961, as presently enacted or as hereinafter amended or replaced, the clerk of court may, in the event of foreclosure of this Mortgage, enter and record the judgment contained in the foreclosure decree on the promissory note/credit agreement secured by this Mortgage without

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requiring that the promissory note/credit agreement be first filed with the clerk of court for cancellation.

(d)                               The Tenant further represents and warrants to Collateral Agent that no loan broker as defined in Iowa Code Chapter 535C was involved either directly or indirectly in connection with the transactions contemplated by the Security Instrument.

(e)                                The Tenant acknowledges receipt of a copy of the Security Instrument and a copy of all of the other documents executed by Tenant.

(f)                                 Notwithstanding any provision in this Security Instrument relating to a power of sale or other provisions for sale of the Iowa Property upon an Event of Default other than a judicial proceeding, any sale of the Iowa Property pursuant to this Security Instrument will be made through a judicial proceedings, except as otherwise may be permitted under the UCC.

(g)                                The Tenant agrees that notwithstanding the fact that the Security Instrument contains matters which may not be appropriate, available or enforceable in Iowa, the inclusion of such matters does not affect the validity or enforceability of the Security Instrument as appropriate and available under Iowa law. To the extent the laws of the State of Iowa limit (i) the availability of the exercise of any of the remedies set forth herein, including, without limitation, remedies such as a power of sale and taking possession of the property, or (ii) the enforcement of waivers and indemnities made by Tenant, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this mortgage to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to the enforceability of such remedies, waiver or indemnities at the time of the execution and delivery of this Security Instrument.

(h)                               In the event of a foreclosure of the Mortgage and sale of the Mortgage Property by sheriff’s sale in said foreclosure proceeding, the period of redemption after such sale shall be reduced to six (6) months provided the Mortgage Property comprises less than ten (10) acres and Collateral Agent waives in the foreclosure action any right to a deficiency judgment against Tenant which might arise out of the foreclosure proceedings.  Furthermore, if the court in a decree of foreclosure finds affirmatively that the Mortgage Property has been abandoned by the owners and those persons personally liable under this Security Instrument at the time of such foreclosure, and Collateral Agent waives any rights to a deficiency judgment against Tenant or its successor in interest in the foreclosure action, then the period of redemption after foreclosure shall be reduced to sixty (60) days.

(i)                                   No waiver made by Tenant in this Security Instrument or in any of the other terms and provisions of the Financing Documents shall constitute the consideration for or be deemed to be a waiver or release by Collateral Agent or any judgment holder of the Indebtednesss of the right to seek a deficiency judgment against the Tenant or any other person or entity who may be generally liable for the Indebtedness, which

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right to seek a deficiency judgment is hereby reserved, preserved and retained by Collateral Agent for its own behalf and its successors and assigns.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

19.          LOUISIANA STATE SPECIFIC PROVISIONS

(a)                                 PRINCIPLES OF CONSTRUCTION.  In the event of any inconsistencies between the terms and conditions of this Section 16 and the terms and conditions of this Security Instrument, the terms and conditions of this Section 16 shall control and be binding.

(b)                                 For purposes of Louisiana law only, the text of the first sentence of the section of this Security Instrument entitled “GRANTING CLAUSES” is hereby deleted and the following is substituted therefore:

THIS SECURITY INSTRUMENT WITNESSETH:  that Tenant, to secure the full and timely payment and performance of the Indebtedness up to the Maximum Secured Amount (as defined below) pursuant to and as provided in the Amended Credit Agreement, this Security Instrument and the other Financing Documents, hereby MORTGAGES, WARRANTS, GRANTS, BARGAINS, SELLS, ALIENATES, RELEASES, CONFIRMS, CONVEYS, PLEDGES, ASSIGNS, TRANSFERS A SECURITY INTEREST IN AND SETS OVER (x) IN TRUST WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION, in favor of the Collateral Agent, as mortgagee, its successors and assigns, TO HAVE AND TO HOLD for the benefit of the Secured Parties, directly, all its estate, right, title and interest now owned or hereafter acquired in, to and under any and all of the property (collectively, the “Collateral”) described in the following Granting Clauses:

(c)                                  In paragraph (iii) of the Granting Clauses of this Security Instrument, the words “other constructions,” are hereby added immediately after the word “buildings,”

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and the words “and all component parts of any of the foregoing” are hereby added immediately following the word “Leasehold Estate.”

(d)                                 The words “privileges, prescriptions, advantages,” are hereby added immediately following the word “easements,” in paragraph (iv) of the Granting Clauses of this Security Instrument.

(e)                                  The text of the first sentence of the section of this Security Instrument entitled “ASSIGNMENT OF LEASES AND RENTS” is hereby deleted and the following is substituted therefore:

“NOW, THEREFORE, THIS SECURITY INSTRUMENT WITNESSETH:  that Tenant, as additional security for the payment and performance in full of all the Indebtedness, up to the Maximum Secured Amount, and subject to the provisions of Section 4 hereof, absolutely, presently, unconditionally and irrevocably pledges, grants, sells, conveys, delivers, hypothecates, assigns, transfers and sets over to the Collateral Agent, its successors and assigns, TO HAVE AND TO HOLD for the benefit of the Secured Parties, directly with respect to the Louisiana Property all of the Tenant’s estate, right, title, interest, claim and demand, as landlord, under any and all Leases and Rents, including, without limitation, the following (such assigned rights, other than any Excluded Property (as defined in the Security Agreement), the “Assignment of Leases”):

(f)                                   This is a multiple indebtedness mortgage pursuant to Louisiana Civil Code Article 3298.  The maximum amount of the Indebtedness that may be outstanding at any time and from time to time that this Security Instrument secures, including without limitation as a mortgage and as an assignment of leases and rents, including all principal, interest and any expenses or sums incurred by Lender pursuant to this Security Instrument and all other amounts included within the Indebtedness, is [1,500,000,000.00]  (the “Maximum Secured Amount”).

(g)                                  Tenant acknowledges that this Security Instrument secures all loans and advances made or incurred by Lenders under or pursuant to this Security Instrument, the Note, the Amended Credit Agreement or otherwise, whether optional or obligatory by Lenders, included within the Indebtedness.

(h)                                 In addition to and not in lieu or limitation of its other remedies set out in this Security Instrument, the Collateral Agent, upon and during the continuance of an Event of Default, at its option, may exercise any one or more of the following rights and remedies, in addition to any other rights and remedies provided by law:

a.              Seizure and Sale of Property.  In the event that the Collateral Agent elects to commence appropriate Louisiana foreclosure proceedings under this Security Instrument, the Collateral Agent may cause the Collateral, or any part or parts thereof, to be immediately seized and sold, whether in term of court or in vacation, under ordinary or executory process, in accordance with

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applicable Louisiana law, to the highest bidder for cash, with or without appraisement, and without the necessity of making additional demand upon or notifying Tenant or placing Tenant in default, all of which are expressly waived.

b.              Specific Performance.  The Collateral Agent may, in addition to the foregoing remedies, or in lieu thereof, in its sole discretion, pursuant to Louisiana Civil Code Article 1986, commence an appropriate action against Tenant seeking specific performance of any covenant contained herein, or in aid of the execution or enforcement of any power herein granted.

(i)                                     Upon payment of all sums secured by this Security Instrument, the Collateral Agent shall release this Security Instrument.  Tennant shall pay the Collateral Agent’s reasonable costs incurred in releasing this Security Instrument.

(j)                                    To the extent that the laws of the State of Louisiana govern any provision of the this Security Instrument or any of the other loan document (the “Applicable Documents”), or there is a provision of an Applicable Document related to an asset located in the State of Louisiana or in which a mortgage or other security interest is perfected under the laws of the State of Louisiana (and nothing in this section is intended to derogate from any choice of law provision contained in any Applicable Document), then the following definitions shall apply, as each of those terms is used under Louisiana law, unless the context requires otherwise: the terms “land”, “real property” and “real estate” shall be deemed to include immovable property; the term “fee estate” shall be deemed to include full ownership; the term “personal property” shall be deemed to include movable property; the term “tangible property” shall be deemed to include corporeal property; the term “intangible property” shall be deemed to include incorporeal property; the term “easements” shall be deemed to include servitudes; the term “buildings” shall be deemed to include other constructions; the term “lien” shall be deemed to include a privilege, mortgage, security instrument, assignment, or other encumbrance; the phrase “covenant running with the land” and other words of similar import shall be deemed to include a real right or a recorded lease of immovable property; the term “county” shall be deemed to mean parish; the term “Environmental Law” shall include the Louisiana Environmental Quality Act, La. R.S. 30:2001 et seq. as amended and the rules and regulations promulgated thereunder; the term “joint and several liability” shall be deemed to include solidary liability; the terms “deed in lieu of foreclosure”, “conveyance in lieu of foreclosure” and words of similar import shall include a dation en paiement or giving in payment; references to the Uniform Commercial Code shall include the Louisiana Uniform Commercial Code, La. R.S. 10:9-101 et seq.; references to a “receiver” or words of similar import shall include a keeper appointed pursuant to La. R.S. 9:§ § 5136 et seq.; the term “condemnation” shall

46

be deemed to include an “expropriation”; and the term “statute of limitations” shall be deemed to include prescriptive period or preemptive period.

(k)                                 The production of mortgage, conveyance, tax research or other certificates is waived by consent, and the Borrower and Lender agree to hold me, Notary, harmless for failure to procure and attach same.

(l)                                     Borrower acknowledges that none of the Indebtedness evidences indebtedness or instruments paraphed for identification with this Security Instrument.

20.          MASSACHUSETTS STATE SPECIFIC PROVISIONS

(a)                                 Rights and Remedies; Statutory Provisions.  This Security Instrument is upon the STATUTORY CONDITION, and upon the further condition that all covenants of Tenant contained in this Security Instrument, and/or in any of the other Financing Documents shall be kept and fully performed, and for any breach of said STATUTORY CONDITION or further condition, upon the occurrence of an Event of Default, the Collateral Agent shall have the STATUTORY POWER OF SALE.  For purposes of this Security Instrument, the term “default” as used in the Statutory Power of Sale shall mean an Event of Default as defined in this Security Instrument.  Said STATUTORY CONDITION and STATUTORY POWER OF SALE, as well as the MORTGAGE COVENANTS contained in the granting clause of this Security Instrument, are those contained in Massachusetts General Laws, Chapter 183.

(b)                                 Collateral Agent’s Right to Withhold Funding.  Collateral Agent has the right to withhold any and all sums for funding, financing, or payment for labor or labor and materials based upon the filing or recording of documents claiming a lien under Massachusetts General Laws, Chapter 254, Section 4.

21.          MISSISSIPPI STATE SPECIFIC PROVISIONS

(a)                                 Maturity Date.  The Indebtednesss hereby secured, if not earlier accelerated, have a final maturity date of                 , as the same may  be extended pursuant to the Amended Credit Agreement.

(b)                                 Power of Sale.      Sale of the Mississippi Property shall be advertised for three (3) consecutive weeks preceding the sale in a newspaper published in the county where the Mississippi Property is situated, or if none is so published, then in some newspaper having a general circulation therein, and by posting a notice for the same time at the courthouse of the same county.  The notice and advertisement shall disclose the name of Tenant as the original debtor in this Security Instrument.  Tenant waives the provisions of Section 89-1-55 of the Mississippi Code of 1972, as amended, if any, as far as this section restricts the right of Trustee to offer at sale more than 160 acres at a time, and Trustee may offer the Mississippi Property as a whole, regardless of how it is described.  If the Mississippi Property is situated in two (2) or more counties, or in two (2) judicial districts of the same county, the Trustee shall have full power to select in which county, or judicial district, the sale

47

of the Mississippi Property is to be made, and the Trustee’s selection shall be binding upon Tenant and Collateral Agent.  Should the Collateral Agent be a corporation, limited liability company, partnership, unincorporated association, or other entity, then any officer or representative thereof may declare Tenant to be in default and request Trustee to sell the Mississippi Property.  Trustee may sell all or any portion of the Mississippi Property, together or in lots or parcels, and shall execute and deliver to the purchaser or purchasers of such Mississippi Property good and sufficient deeds of conveyance of fee simple title with covenants of general warranty made on behalf of Tenant.  In no event shall Trustee be required to exhibit, present or display at any such sale any of the personalty described herein to be sold at such sale.  Payment of the purchase price to Trustee shall satisfy the obligation of the purchaser at such sale therefor, and such purchaser shall not be responsible for the application thereof.  The sale or sales by Trustee of less than the whole of the Mississippi Property shall not exhaust the power of sale herein granted, and Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Mississippi Property shall be sold, and if the proceeds of such sale or sales of less than the whole of the Mississippi Property shall be less than the aggregate of all amounts owed pursuant to the Notes, Amended Credit Agreement and all other Financing Documents, and the expenses thereof, this Security Instrument and the lien, security interest and assignment hereof shall remain in full force and effect as to the unsold portion of the Mississippi Property just as though no sale or sales had been made; provided, however, that Tenant shall never have any right to require the sale or sales of less than the whole of the Mississippi Property, but Collateral Agent shall have the right, at its sole election, to request Trustee to sell less than the whole of the Mississippi Property.  If default is made hereunder, the holder of the Indebtedness secured hereby or any part thereof on which the payment is delinquent shall have the option to proceed with foreclosure in satisfaction of such items either through judicial proceedings or by directing Trustee to proceed under power of sale, conducting the sale as herein provided without declaring the entire amount of the Indebtedness due, and if sale is made because of default of an installment, or a part of an installment, such sale may be made subject to the unmatured part of the Indebtedness; and it is agreed that such sale, if so made, shall not in any manner affect the unmatured part of the Indebtedness, but as to such unmatured part this Security Instrument shall remain in full force and effect as though no sale had been made under the provisions of this paragraph.  Several sales may be made hereunder without exhausting the right of any sale for any unmatured part of the Indebtedness.  At any such sale (i) Tenant hereby agrees, on its behalf and on behalf of its heirs, executors, administrators, successors, personal representatives and assigns, that any and all recitals made in any deed of conveyance given by Trustee with respect to the identity of Collateral Agent, the occurrence or existence of any default, the acceleration of the maturity of any of the Indebtedness, the request to sell, the notice of sale, the giving of notice to all debtors legally entitled thereto, the time, place, terms, and manners of sale, and receipt, distribution and application of the money realized therefrom, or the due and proper appointment of a substitute Trustee, and, without being limited by the foregoing, with respect to any other act or thing having been duly done by Collateral

48

Agent or by Trustee hereunder, shall be taken by all courts of law and equity as prime facie evidence that the statements or recitals state facts and are without further question to be so accepted, and Tenant hereby ratifies and confirms every act that Trustee or any substitute Trustee hereunder may lawfully do in the premises by virtue hereof, and (ii) the purchase may disaffirm any easement granted, or rental, lease or other contract made, in violation of any provision of this Security Instrument, and take immediate possession of the Mississippi Property   free from, and despite the terms of, such grant of easement and rental or lease contract, to the extent allowed by Mississippi law.  Collateral Agent may bid and become the purchaser of all or any part of the Mississippi Property   at any Trustee’s or foreclosure sale hereunder, and the amount of Collateral Agent’s successful bid may be credited against the Indebtedness owed by Tenant.

22.          MISSOURI STATE SPECIFIC PROVISIONS

(a)                                 No Oral Agreements.  This notice is provided pursuant to Section 432.045, R.S.Mo. as amended.  As used herein, “creditor” means Secured Parties or any party extending credit to the Credit Parties in connection with this transaction and “this writing” means this Security Instrument, the Notes, the Amended Credit Agreement and all other Financing Documents executed and delivered in connection with the Notes and the Amended Credit Agreement and transactions contemplated hereunder and thereunder.  ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.  TO PROTECT YOU (TENANT) AND US (SECURED PARTIES) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

(b)                                 Force-Place Insurance.  The following notice is given pursuant to Section 427.120 R.S.Mo., as amended.  Nothing contained in such notice shall be deemed to limit or modify the terms of this Security Instrument, the Notes, the Amended Credit Agreement or any other Financing Documents.  As used herein “you” or “your” shall mean Tenant and “we” or “us” means Collateral Agent, the Secured Parties or any party extending credit to the Credit Parties in connection with the transactions contemplated by the Amended Credit Agreement.  UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AND BORROWER’S AGREEMENTS WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS.  THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL.  YOU MAY LATER CANCEL ANY INSURANCE

49

PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE WHICH SATISFIES THE REQUIREMENTS SET FORTH IN YOUR AND BORROWER’S AGREEMENTS WITH US.  IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COST OF THE INSURANCE MAY BE ADDED TO THE TOTAL OUTSTANDING BALANCE OF THE LOAN AND CONSTITUTE INDEBTEDNESS.  THE COSTS OF THE INSURANCE OBTAINED BY US MAY BE MORE THAN THE COSTS OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

(c)                                  Future Advances.  The parties intend for this Security Instrument to be governed by the provisions of Section 443.055 of the Revised Statutes of Missouri with respect to future advances and the maximum aggregate principal amount of all indebtedness that is, or under any contingency may be secured as of the date of this Security Instrument or at any time thereafter by this Security Instrument is [$                   ], plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the Collateral or the lien hereof, expenses incurred by Collateral Agent by reason of any default by the Tenant under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.  In the event any person legally entitled thereto shall at any time deliver or cause to be delivered to Collateral Agent a notice pursuant to subsections 6 or 8 of Section 443.055 of the Revised Statutes of Missouri electing to terminate the operation of this Security Instrument as security for future advances or future obligations made or incurred after the date of such notice, then upon receipt of such notice Collateral Agent shall have no further obligation under this Security Instrument or any other Credit Document or otherwise to advance monies to or for the account of any of the Tenant.  Moreover, any request by Tenant for an advance under any Credit Document or otherwise shall constitute a certification that no such notice of termination has been given.

23.          NEVADA STATE LAW PROVISIONS.  Notwithstanding anything herein or in any of the Financing Documents to the contrary:

(a)                                 THIS INSTRUMENT IS TO BE RECORDED AND INDEXED IN THE REAL ESTATE RECORDS OF CLARK COUNTY, NEVADA, AND IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS IN THE REAL ESTATE RECORDS OF CLARK COUNTY, NEVADA UNDER THE NAMES OF                  , A                                 , AS “DEBTOR” AND BANK OF AMERICA, N.A., AS “SECURED PARTY”.  INFORMATION CONCERNING THE SECURITY INTEREST MAY BE

50

OBTAINED FROM BANK OF AMERICA, N.A. AT THE ADDRESS SET FORTH ABOVE.

(b)                                 THIS SECURITY INSTRUMENT SECURES FUTURE ADVANCES.  THE MAXIMUM AMOUNT OF PRINCIPAL TO BE SECURED HEREBY IS [$                 ].  THIS INSTRUMENT IS TO BE GOVERNED BY THE PROVISIONS OF NEVADA REVISED STATUTES (“NRS”) 106.300 THROUGH 106.400, INCLUSIVE.

(c)                                  This Security Instrument shall also constitute a “fixture filing” for the purposes of the UCC against all of the Property which is or is to become fixtures.  For such purposes, (i) the “debtor” is Tenant and its address is the address given for it in the initial paragraph of this Security Instrument; (ii) the “Secured Party” is Collateral Agent, and its address for the purpose of obtaining information is the address given for it in the initial paragraph of this Security Instrument; (iii) the real estate to which the fixtures are or are to become attached is Tenant’s interest in the Properties and all easements and other beneficial interests described in herein; and (d) the record owner of such real estate or interests therein is Landlord.

(d)                                 To the extent not inconsistent with the other provisions of this Security Instrument or the other Financing Documents, the following covenants, Nos. 1; 2 (as set forth in the Amended Credit Agreement); 3; 4 (the default rate, as defined in the Amended Credit Agreement); 5; 6; 7 (as set forth in the Amended Credit Agreement); 8 and 9 of NRS § 107.030 are hereby adopted and made a part of this Security Instrument.

(e)                                  This Security Instrument is subject to the provisions of the Uniform Assignment of Rents Act, NRS Chapter 107A, and the Uniform Power of Attorney Act, NRS 162A.200, et. seq.

24.          PENNSYLVANIA STATE SPECIFIC PROVISIONS.

(a)                                 In the event of any inconsistencies between the terms and conditions of this Section 24 and any other terms of this Security Instrument, the terms and conditions of this Section 24 shall control and be binding.

(b)                                 This Security Instrument is an Open-End Mortgage as defined in Section 8143(f) of Title 42 of the Pennsylvania Consolidated Statutes Annotated (“Pa.C.S.A.”), and as such, is entitled to the benefits of 42 Pa.C.S.A. §8143 et seq., shall secure future advances, including, without limitation, future advances made pursuant to the Amended Credit Agreement, and shall have lien priority in accordance with the provisions of 42 Pa.C.S.A. §§8143 and 8144.  Without limiting the generality of the foregoing, this Security Instrument secures all advances made by Collateral Agent or Lenders of any kind or nature described in 42 Pa. C.S.A. § 8144.  The maximum amount of indebtedness outstanding at any time that is secured hereby is $[                       ].

51

(c)                                  If Collateral Agent sends a written notice to Tenant or any bank which purports to limit the indebtedness secured by this Security Instrument and to release the obligation of Tenant or banks to make any additional advances to or for the benefit of Tenant, such a notice shall be ineffective as to any future advances made:  (i) to enable completion of the improvements on the Property for which the loan secured hereby was originally made; (ii) to pay taxes, assessments, maintenance charges and insurance premiums; (iii) for costs incurred for the protection of the Property or the lien of this Security Instrument; (iv) on account of expenses incurred by Collateral Agent by reason of a default of Tenant hereunder or under the Financing Documents; and (v) on account of any other costs incurred by Collateral Agent to protect and preserve the Property or the lien of this Security Instrument.  It is the intention of the parties hereto that any such advance made by Collateral Agent or any bank after any such notice by Tenant shall be secured by the lien of this Security Instrument on the Property.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

52

IN WITNESS WHEREOF, this Security Instrument has been duly executed by Tenant on the date first hereinabove written.

TENANT:

[	],
a [	]

By:
Name:	[	]
Title:	[	]

53

IN WITNESS WHEREOF, this Security Instrument has been duly executed by Tenant on the date first hereinabove written.(6)

TENANT:

[	],
a [	]

By:
Name:	[	]
Title:	[	]

State of

County of

This instrument was acknowledged before me on      , 20    by         as         of         .

(Signature of Notarial Officer)

(Seal, if any)

(6)  NTD: If this document is signed in Nevada, please use this signature page with the included form of notary block.

54

IN WITNESS WHEREOF, the parties hereto have executed this Security Instrument on the dates of the respective acknowledgments set forth below, to be effective as of the day and year first above written.(7)

TENANT:

[	],
a [	]

By:
Name:	[	]
Title:	[	]

(7)  NTD:  If this document is signed in Mississippi, please use this signature page.

55

COLLATERAL AGENT:

[	],
a [	]

By:
Name:
Title:

TRUSTEE:

[	], a [	]

By:
Name:
Title:

56

Multi-State LLC (by Individual) Execution and Acknowledgment:

County of

State of             :

On [               ]   , 2018, before me, the undersigned officer, personally appeared                        , who acknowledged himself / herself to me (or proved to me on the basis of satisfactory evidence) to be the                     of the limited liability company (hereinafter, the “LLC”); and that as such                    , being duly authorized to do so pursuant to its bylaws or operating agreement, executed, subscribed and acknowledged the foregoing instrument for the purposes therein contained, by signing the name of the LLC by himself / herself in his / her authorized capacity as such                     as his / her free and voluntary act and deed and the free and voluntary act and deed of said LLC.  Witness my hand and official seal.

If this instrument was executed in NY or CA and affects real property outside NY or CA, the following is the prescribed NY and CA statutory form of acknowledgment and is supplemental to the foregoing acknowledgment, OR if this instrument was executed in NY or CA and affects real property in NY or CA, the following is the prescribed NY and CA statutory form of acknowledgment and supersedes the foregoing acknowledgment, OR if this instrument was executed outside NY or CA and affects real property inside NY or CA, the following is the prescribed NY and CA statutory form of acknowledgment and is supplemental to the foregoing acknowledgment:

On [            ]    , 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared                                       , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he / she / they executed the same in his / her / their capacity(ies), and that by his / her / their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.  Witness my hand and official seal.

Notary Public

[This instrument was prepared by Lindsay Gochnour, Esq.

I affirm, under penalties for perjury, that I have exercised reasonable care to redact all social security numbers from this document unless otherwise required by law.  Lindsay Gochnour, Esq.

Upon recording return to:

Latham & Watkins LLP
12670 High Bluff Drive

San Diego, CA 92130

Attn:  James Mann, Esq.](8)

(8)  NTD:  This preparation and redaction statement required for IN mortgages.

57

REQUIRED MISSISSIPPI FORM OF ACKNOWLEDGMENT:

STATE OF

COUNTY OF

Personally appeared before me, the undersigned authority in and for the said county and state, on this              day of               , 2018, within my jurisdiction, the within named                                       , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) (is) (are) subscribed in the above and foregoing instrument and acknowledged that (he) (she) (they) executed the same in (his) (her) (their) representative capacity(ies), and that by (his) (her) (their) signature(s) on the instrument, and as the act and deed of the person(s) or entity(ies) upon behalf of which (he) (she) (they) acted, executed the above and foregoing instrument, after first having been duly authorized so to do.

NOTARY PUBLIC

My commission expires:

58

Pennsylvania Execution and Acknowledgment:

County of

State of             :

On           , 2018, before me, the undersigned officer, personally appeared                 , who acknowledged himself to me (or proved to me on the basis of satisfactory evidence) to be the                      of [                        ], a [                        ] limited liability company (hereinafter, the “LLC”); and that as such                       , being duly authorized to do so, executed, subscribed and acknowledged the foregoing instrument for the purposes therein contained, on behalf of the LLC by signing his/her name in an authorized capacity as such                   as his/her free and voluntary act and deed and the free and voluntary act and deed of said LLC.

Witness my hand and official seal.

Signature	(Seal)

My commission expires:

Notary Public

59

[ADD STATE SPECIFIC COVER PAGES](9)

After recording return to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130-2071

Attention:  James Mann

[LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

from

[PENN TENANT LLC, as Tenant,]

having an address
825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610

to

BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of [              ], 2018

[PROPERTY ADDRESS]

(9)  NOTE TO LOCAL COUNSEL: Please advise whether the applicable state will require a state specific cover page.

60

Space Above Line Reserved For Recorder’s Use

Title of Document:	LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

Date of Document:	[ • ], 2018

Grantor:	PINNACLE MLS, LLC, a Delaware limited liability company
Grantor’s Address:	825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610

Grantee:	BANK OF AMERICA, N.A., as Collateral Agent
Grantee’s Address:	901 Main Street, 14th Floor, Dallas, TX 75202-3714

Legal Description:	See attached Exhibit A.

This cover page is attached solely for the purpose of complying with the requirements stated in §§ 59.310.2; 59.313.2 RSMo.

THIS INSTRUMENT WAS PREPARED BY AND

AFTER RECORDING SHOULD BE RETURNED TO:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attn:  Lindsay Gochnour, Esq.

(St. Louis, St. Louis City, MO Cover Page)

61

Space Above Line Reserved For Recorder’s Use

Title of Document:	THIRD MODIFICATION OF LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

Date of Document:	[ • ], 2018

Grantor:	PENN TENANT, LLC, a Pennsylvania limited liability company
Grantor’s Address:	825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610

Grantee:	BANK OF AMERICA, N.A., as Collateral Agent
Grantee’s Address:	901 Main Street, 14th Floor, Dallas, TX 75202-3714

Legal Description:	See attached Exhibit A.

Reference(s) to
Book(s) and Page(s):	Book 20908, Page 2030; Book 21944, Page 944; Book , Page (10)

This cover page is attached solely for the purpose of complying with the requirements stated in §§ 59.310.2; 59.313.2 RSMo.

THIS INSTRUMENT WAS PREPARED BY AND

AFTER RECORDING SHOULD BE RETURNED TO:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attn:  Lindsay Gochnour, Esq.

(Maryland Heights, St. Louis County, MO Cover Page)

(10)  NTD:  Include recording information for Second Modification.

62

Space Above Line Reserved For Recorder’s Use

Title of Document:	THIRD MODIFICATION OF LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

Date of Document:	[ • ], 2018

Grantor:	PENN TENANT, LLC, a Pennsylvania limited liability company
Grantor’s Address:	825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610
Grantee:	BANK OF AMERICA, N.A., as Collateral Agent
Grantee’s Address:	901 Main Street, 14th Floor, Dallas, TX 75202-3714

Legal Description:	See attached Exhibit A.

Reference(s) to
Book(s) and Page(s):	Book 1225, Page 315; Book 1258, Page 333; Book , Page (11)

This cover page is attached solely for the purpose of complying with the requirements stated in §§ 59.310.2; 59.313.2 RSMo.

THIS INSTRUMENT WAS PREPARED BY AND

AFTER RECORDING SHOULD BE RETURNED TO:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attn:  Lindsay Gochnour, Esq.

(Riverside, Platte County, MO Cover Page)

(11)  NTD: Include recording information for Second Modification.

63

Recorder’s Cover Sheet

To

_LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

Preparer Information:

James Mann, Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130-2071; (858) 523-5400

Taxpayer Information:

N/A

Return Document To:

James Mann, Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130-2071;

Grantor:

Pinnacle MLS, LLC

Grantee:

Bank of America, N.A.

Legal Description on Exhibit A-III at Page     .

Document or instrument number of previously recorded documents: N/A

(IA Cover Page)

64

(12)Prepared by and Return to:	Reviewed for Compliance with MS Law:
Latham & Watkins LLP	Baker Donelson
12670 High Bluff Drive	Attn: Virginia Todd Weaver
San Diego, California 92130-2071	One Eastover Drive
Attention: James Mann	100 Vision Drive, Suite 400
(858) 523-5400	Jackson, Mississippi 39211
MS Bar No. 10361

INDEXING INSTRUCTIONS:                                                                                                                       ,                      County, Mississippi.

[LEASEHOLD] MORTGAGE, DEED OF TRUST,
SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING,
AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

Grantor (Tenant)	Mississippi Trustee
[Penn Tenant, LLC]
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
Phone:	Phone:

Secured Party (Collateral Agent) Bank of America, N.A. MAC Legal Dept., NC1-001-05-45 101 North Tryon Street, 5th Floor
Phone:

This instrument secures a line of credit for commercial purposes.

(MS Cover Page)

(12)  NTD:  Three inch top margin required on first page for recorder’s use.

65

APN(s): [  ]

Recording Requested by and

When Recorded, Return to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130-2071

Attention:  James Mann

(858) 523-5400

Mail Tax Statements to:

[    ]

[    ]

[    ]

LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS(13)

This page added to provide additional information required by NRS 111.312 Sections 1-2.

(NV Cover Page)

(13) NTD: Left hand corner needs to have a 3inch by 3 inch space of blank space for the recorder’s stamp.  Also, all page numbers and footers must be at least size 10 font and in excess of 1 inch from the bottom of the page.  All other margins must be at least 1 inch.  These are statutory recording requirements.]

OPEN-END LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

BY

[                        ], as Mortgagor,

TO

BANK OF AMERICA, N.A.,
as Collateral Agent, and as
Mortgagee

Dated effective as of [                 ], 2018,
but executed on the date set forth on the signature page attached hereto

Relating to Premises in:

[                  ], [            ] County, Pennsylvania Tax Parcel Number [            ]

This instrument was prepared in consultation with counsel in the state in which the mortgaged property is located by the attorney named below and after recording, please return to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130-2071

Attention:  James Mann

THIS IS AN OPEN END MORTGAGE SECURING FUTURE ADVANCES UP TO A MAXIMUM PRINCIPAL AMOUNT OF $[                      ] PLUS ACCRUED INTEREST AND OTHER INDEBTEDNESS DESCRIBED IN 42 Pa. C.S.A. §8143 and §8144

THIS INSTRUMENT IS ALSO A FINANCING STATEMENT FILED AS A FIXTURE FILING PURSUANT TO §§ 9334 AND 9502 OF THE PENNSYLVANIA UNIFORM COMMERCIAL CODE COVERING GOODS THAT ARE OR WILL BECOME FIXTURES ON THE DESCRIBED REAL PROPERTY.  THE MAILING ADDRESSES OF THE SECURED PARTY AND THE DEBTOR ARE SET FORTH IN THE WITHIN INSTRUMENT

(PA Cover Page)

TABLE OF CONTENTS(14)

RECITALS		1
SECURED INDEBTEDNESS		2
GRANTING CLAUSES		3
ASSIGNMENT OF LEASES AND RENTS		8
1.	DEFINITIONS	8
2.	WARRANTY	11
3.	COVENANTS	12
4.	LICENSE TO COLLECT RENTS	13
5.	SECURITY AGREEMENT	14
6.	PROTECTION OF SECURITY	14
7.	REMEDIES	15
8.	APPLICATION OF PROCEEDS	22
9.	MISCELLANEOUS	22
10.	SUBSTITUTE OR SUCCESSOR TRUSTEE	25
11.	LIABILITY OF TRUSTEE	26
12.	COLLATERAL AGENT AND TRUSTEE	26
13.	APPLICATION OF GAMING LAWS	31
14.	MASTER LEASE	31
15.	LEASE COVENANTS	31
16.	COLORADO STATE SPECIFIC PROVISIONS	33
17.	INDIANA STATE SPECIFIC PROVISIONS	[ • ]
18.	IOWA STATE SPECIFIC PROVISIONS	[ • ]
19.	LOUISIANA STATE SPECIFIC PROVISIONS	[ • ]
20.	MASSACHUSETTS STATE SPECIFIC PROVISIONS	[ • ]
21.	MISSISSIPPI STATE LAW PROVISIONS	[ • ]
22.	MISSOURI STATE SPECIFIC PROVISIONS	[ • ]
23.	NEVADA STATE SPECIFIC PROVISIONS	[ • ]
24.	PENNSYLVANIA STATE SPECIFIC PROVISIONS	[ • ]

Schedule I	Real Property Addresses
Exhibit A	Real Property
Exhibit A-I	Colorado Property
Exhibit A-II	Indiana Property
Exhibit A-III	Iowa Property
Exhibit A-IV	Louisiana Property
Exhibit A-V	Massachusetts Property
Exhibit A-VI	Mississippi Property
Exhibit A-VII	Missouri Property
Exhibit A-VIII	Nevada Property(15)
Exhibit A-IX	Pennsylvania Property

(14) NTD:  Page numbers to be updated in final draft.

(15) NTD:  For the Nevada mortgage, if the legal description is a metes and bounds description, the recorded document that such description comes from or the surveyor’s name and contact information must be set forth at the end of the description.  This is a recording requirement.